                                               Filed Pursuant to Rule 424(b)(3)
                                                     Registration No. 333-68964
                                                                   333-68964-01

                                  PROSPECTUS

                       NEXSTAR FINANCE HOLDINGS, L.L.C.
                        NEXSTAR FINANCE HOLDINGS, INC.

   Offer for all outstanding 16% Senior Discount Notes due 2009 in aggregate principal amount at maturity of $36,988,000 in exchange for up to $36,988,000 aggregate principal amount at maturity of 16% Series B Senior Discount Notes due 2009.

Terms of the Exchange Offer

 .  Expires 5:00 p.m., New York City time,              .We will not receive any proceeds from the
February20, 2002, unless extended.                      exchange offer.

 .  Not subject to any condition other than that the    .The exchange of notes will not be a taxable
   exchange offer not violate applicable law or any     exchange for U.S. federal income tax purposes.
   interpretation of the staff of the Securities and
   Exchange Commission.                                .You may withdraw tendered outstanding 16%
                                                        Senior Discount Notes due 2009 any time before
 .  Nexstar can amend or terminate the exchange offer.   the expiration of the exchange offer.

 . Nexstar will exchange all 16% Senior Discount Notes due 2009 that are validly tendered and not validly withdrawn.

Terms of the Exchange Notes

 .  The exchange notes and the guarantees are senior    .Nexstar may redeem the exchange notes at any
   unsecured debt. The exchange notes rank equally      time on or after May 15, 2005.
   with all of Nexstar's and the guarantors' existing
   and future senior debt and ahead of all of          .Prior to May 15, 2004, Nexstar may redeem up to
   Nexstar's and the guarantors' existing and future    35% of the exchange notes with the proceeds of
   unsecured senior subordinated obligations.           the offering of equity interests of Nexstar's
                                                        indirect parent company.
 .  The exchange notes mature on May 15, 2009. We will
   not pay any cash interest on the exchange notes     .If we sell all or substantially all of our assets or
   prior to May 15, 2005. From and after May 15, 2005,  experience specific kinds of changes of control,
   the Exchange Notes will bear interest, which will    we may be required to offer to repurchase the
   be payable semi- annually in cash, at a rate of 16%  exchange notes.
   per annum on each May 15 and November 15,
   commencing November 15, 2005.                       .The terms of the exchange notes are identical to
                                                        our outstanding 16% Senior Discount Notes due
                                                        2009 except for transfer restrictions and
                                                        registration rights.

   For a discussion of specific risks that you should consider before tendering your outstanding 16% Senior Discount Notes due 2009 in the exchange offer, see "Risk Factors" beginning on page 13.
   There is no public market for our outstanding 16% Senior Discount Notes due 2009 or the exchange notes. However, you may trade our outstanding 16% Senior Discount Notes due 2009 in the Private Offerings Resale and Trading through Automatic Linkages, or PORTAL(TM), market.

 Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the exchange notes or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

                               TABLE OF CONTENTS

Certain Definitions and Market and Industry Data................................................ iii
Prospectus Summary..............................................................................   1
Risk Factors....................................................................................  13
The Exchange Offer..............................................................................  22
Use of Proceeds.................................................................................  29
Description of the Reorganization...............................................................  29
Capitalization..................................................................................  30
Nexstar Finance Holdings, L.L.C. Unaudited Pro Forma Condensed Consolidated Financial Statements  31
Selected Historical Consolidated Financial Data.................................................  39
Management's Discussion and Analysis of Financial Condition and Results of Operations...........  41
Business........................................................................................  54
Management......................................................................................  80
Principal Equityholders.........................................................................  83
Certain Relationships and Related Transactions..................................................  84
Description of Other Indebtedness...............................................................  87
Description of the Notes........................................................................  90
United States Federal Income Tax Considerations................................................. 129
Plan of Distribution............................................................................ 130
Legal Matters................................................................................... 131
Experts......................................................................................... 131
Available Information........................................................................... 132
Index to the Financial Statements............................................................... F-1


                               -----------------

   As used in this prospectus and unless the context indicated otherwise, "Notes" refers, collectively, to (a) Nexstar's 16% Senior Discount Notes due 2009, also referred to as the "old notes," and (b) Nexstar's Series B 16% Senior Discount Notes due 2009, also referred to as the "exchange notes."

   As used in this prospectus other than in the section entitled "Description of the Notes" and unless the context indicates otherwise, (1) "Nexstar" refers to Nexstar Finance Holdings, L.L.C. and its consolidated subsidiaries including Nexstar Finance Holdings, Inc.; (2) "Nexstar Finance" refers to Nexstar Finance, L.L.C. and its consolidated subsidiaries including Nexstar Finance, Inc.; (3) "Nexstar Broadcasting Group" refers to Nexstar Broadcasting Group, L.L.C. but not its direct or indirect subsidiaries; (4) "Nexstar Broadcasting" refers to Nexstar Broadcasting Group, L.L.C., and all of Nexstar Broadcasting Group, L.L.C.'s direct and indirect subsidiaries, including Nexstar; (5) "Bastet Group" refers to Bastet Broadcasting, Inc., Mission Broadcasting of Joplin, Inc., Mission Broadcasting of Wichita Falls, Inc. and all of their respective subsidiaries; (6) all references to "we," "our," "ours," and "us" refer, collectively, to Nexstar and the Bastet Group and (7) all references to "old notes" are to our 16% Senior Discount Notes due 2009, all references to "exchange notes" are to our 16% Series B Senior Discount Notes due 2009 and all references to "Notes" are to the old notes and the exchange notes collectively. Nexstar has time brokerage, shared services and joint sales agreements relating to the television stations owned by the Bastet Group, but does not own any of the equity interests in the Bastet Group. For a description of the relationship between Nexstar and the Bastet Group, see "Certain Relationships and Related Transactions."

             Cautionary Note Regarding Forward-Looking Statements

   This prospectus contains "forward-looking statements" within the meaning of
Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements other than statements of historical fact are "forward-looking statements" for purposes of federal and state securities laws, including: any projections of earnings, revenues or other financial items; any statements of our plans, strategies and objectives for our future operations; any statements concerning proposed new products, services or developments; any statements regarding future economic conditions or performance; any statements of belief; and any statements of assumptions underlying any of the foregoing. Forward-looking statements may include the words "may," "will," "estimate," "intend," "continue," "believe," "expect" or "anticipate" and other similar words. Such forward-looking statements may be contained in "Prospectus Summary," "Risk Factors," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business," among other places in this prospectus. Although we believe that the expectations reflected in any of our forward-looking statements are reasonable, actual results could differ materially from those projected or assumed in any of our forward-looking statements. Our future financial condition and results of operations, as well as any forward-looking statements, are subject to change and to inherent risks and uncertainties, such as those disclosed in this prospectus. We do not intend, and undertake no obligation, to update any forward-looking statement, whether as a result of new information, future events or otherwise.

               CERTAIN DEFINITIONS AND MARKET AND INDUSTRY DATA

   In the context of describing ownership of television stations in a particular market, the term "duopoly" refers to owning or deriving the economic benefit, through joint sales agreements, time brokerage agreements and shared services agreements, from two or more stations in a particular market. For more information on how we derive economic benefit from a duopoly, see "Business" and "Certain Relationships and Related Transactions."

   There are 210 generally recognized television markets, known as Designated Market Areas, or DMAs, in the United States. DMAs are ranked in size according to various factors based upon actual or potential audience. DMA rankings contained in this prospectus are from the Nielsen Station Index dated November 2000 as estimated by the A.C. Nielsen Company as published in BIA Financial Network--Media Access Pro Television Analysis Database.

   Unless the context indicates otherwise: (1) data relating to market rank, market revenue, estimated advertising revenue growth and audience share are from BIA Financial Network--Media Access Pro Television Analysis Database; (2) television household data are from the Nielsen Station Index for November of the corresponding year; (3) audience rankings have been derived from Nielsen estimates for November of the corresponding year; (4) general market economic data is from BIA Financial Network--Media Access Pro Television Analysis Database and the chambers of commerce in each station's market; (5) the term "station" or "commercial station" means a television broadcast station and does not include non-commercial television stations, cable program services or networks (for example, CNN, MTV and ESPN) or stations that do not meet the minimum Nielsen reporting standards (for example, weekly cumulative audience share of at least 2.5% for Sunday to Saturday, 7:00 a.m. to 1:00 a.m.); and (6) the term "independent" describes a commercial television station that is not affiliated with the ABC, CBS, NBC, Fox, WB, PAX or UPN television networks.

   Reference is made in this prospectus to the following trademarks/tradenames which are owned by the third parties referenced in parentheses: Dharma & Greg, King of the Hill, The Simpsons (20th Century Fox Film Corporation); Seinfeld (Columbia Tristar Television Distribution, a unit of Sony Pictures); Judge Judy, Entertainment Tonight, Spin City, Montel, Frasier (Paramount Distribution); The Rosie O'Donnell Show, Extra, Friends (Warner Brothers Domestic Television Distribution, a division of Time Warner Entertainment Co.
LP); The Maury Povich Show, Sally (Studios USA Television Distribution LLC); That 70's Show, Third Rock From The Sun (Carsey Werner Distribution LLC); Home Improvement (Buena Vista Television, Inc.); Everybody Loves Raymond (Eyemark Entertainment); and The Oprah Winfrey Show, Wheel of Fortune, Jeopardy, Hollywood Squares (King World Productions, Inc.).

                              PROSPECTUS SUMMARY

   This summary highlights information contained elsewhere in this prospectus. It does not contain all the information you may consider important in making your investment decision. Therefore, you should read the entire prospectus carefully including in particular "Risk Factors" and the financial data and related notes. Unless specified, all financial information in this prospectus is information regarding Nexstar Finance Holdings, L.L.C. and its consolidated subsidiaries (including Nexstar Finance Holdings, Inc.) and the Bastet Group. Unless the context indicates otherwise, "on a pro forma basis" or "pro forma" means on the basis set forth under "Nexstar Finance Holdings, L.L.C. Unaudited Pro Forma Condensed Consolidated Financial Statements." This data has been derived from, and should be read in connection with, our consolidated financial statements and related notes.

                               Company Overview

   We are a leading operator of television stations in small to medium-sized television markets in the United States. We currently own and operate 17 stations in 13 markets. Our stations are clustered in three regions: the Northeast, consisting of five stations in Pennsylvania and New York; the Midwest, consisting of five stations in Illinois, Indiana and Missouri; and the Southwest, consisting of seven stations in Texas and Louisiana. In three of the markets in which we operate, we have duopolies. Our television station portfolio is diverse in network affiliations with six stations affiliated with NBC, five with CBS, three with ABC, two with Fox and one with UPN. In addition, in December 2001, Mission Broadcasting of Joplin, Inc. entered into a time brokerage agreement with a subsidiary of GOCOM Holdings, LLC with regard to KODE, the ABC affiliate in Joplin, MO, pending the acquisition of the assets, which acquisition is scheduled to close on September 30, 2002. Effective December 1, 2001, Nexstar entered into an outsourcing agreement with a subsidiary of Sinclair Broadcast Group, Inc. to provide certain engineering, production, sales and administrative services for WYZZ, the Fox affiliate in the Peoria-Bloomingon, IL market. On a pro forma basis for the year ended December 31, 2000, no single station contributed more than 16.0% of broadcast cash flow, with the majority of the stations contributing no more than 6.0% of broadcast cash flow. On a pro forma basis for the nine months ended September 30, 2001, no single station contributed more than 14.5% of broadcast cash flow, with the majority of stations contributing no more than 7.1% of broadcast cash flow.

   We believe there are significant advantages in focusing on small to medium-sized markets, most of which result from a lower level of local competition compared to larger markets. First, many of the broadcast television competitors in our markets are generally less professionally managed and less well capitalized than we are, and are often family owned and operated. Second, by providing equity incentives to our station general managers, we are able to attract management with experience in larger markets who employ marketing and sales techniques that are not typically utilized in our markets. Lastly, in negotiating with programming vendors, we are able to exercise leverage because there are typically more programs available than outlets. In most of our markets, there are only two or three other competing commercial local television stations.

   We seek to maximize revenue and broadcast cash flow growth through our operating strategies, which include developing leading local franchises, emphasizing local sales, maintaining strict cost controls and pursuing additional duopoly opportunities. By executing these strategies, we have been able to generate significant growth in revenue and broadcast cash flow while increasing our margins. The eight stations operated by us from January 1998 to December 2000 achieved a compound annual growth rate in net revenues of 8.2% and a compound annual growth rate in broadcast cash flow of 17.0%. We increased the broadcast cash flow margin at these stations from 40.3% to 46.4% during this period. On a pro forma basis for the year ended December 31, 2000, our total net revenue was $133.0 million, our broadcast cash flow was $51.8 million and our Adjusted EBITDA was $50.8 million. On a pro forma basis for the nine months ended September 30, 2001, our total net revenue was $82.3 million, our broadcast cash flow was $26.3 million and our Adjusted EBITDA was $25.2 million.

   Nexstar's predecessor was formed in 1996 by Perry A. Sook, Nexstar Broadcasting's President and Chief Executive Officer, and ABRY Partners, LLC. Mr. Sook has over 23 years of experience in the broadcasting industry including ownership, management, sales and on-air experience. ABRY is one of the largest private equity firms specializing in media and broadcasting investments.

   The following chart sets forth general information about our stations:

                                                                            Commercial
                                               Market             Station   Stations in
Station                   Market                Rank  Affiliation Rank/(1)/ Market/(2)/
------------ --------------------------------- ------ ----------- --------  -----------
WBRE         Wilkes Barre-Scranton, PA           52       NBC        2           4
WYOU/(3)/    Wilkes Barre-Scranton, PA           52       CBS        3           4
WROC         Rochester, NY                       74       CBS        1           4
KTAL         Shreveport, LA                      76       NBC        3           5
WCIA/WCFN    Champaign-Springfield-Decatur, IL   83       CBS        1           5
WMBD         Peoria-Bloomington, IL             112       CBS        2           4
WYZZ/(4)/    Peoria-Bloomington, IL             112       Fox        4           4
KBTV         Beaumont-Port Arthur, TX           137       NBC        3           3
WTWO         Terre Haute, IN                    139       NBC        2           3
WJET         Erie, PA                           142       ABC        3           4
WFXP/(5)/    Erie, PA                           142       Fox        4           4
KSNF         Joplin, MO-Pittsburg, KS           145       NBC     2 (tied)       3
KODE/(6/)    Joplin, MO-Pittsburg, KS           145       ABC     2 (tied)       3
KFDX         Wichita Falls, TX-Lawton, OK       146       NBC     1 (tied)       4
KJTL/(7)/    Wichita Falls, TX-Lawton, OK       146       Fox        4           4
KJBO-LP/(7)/ Wichita Falls, TX-Lawton, OK       146       UPN        NA          4
KMID         Midland-Odessa, TX                 151       ABC        3           4
KTAB         Abilene-Sweetwater, TX             160       CBS        1           4
KQTV         St. Joseph, MO                     192       ABC        1           1

--------
(1) Station ranking in market is determined by audience shares from November
    2000.
(2) The term "commercial station" means a television broadcast station and does not include non-commercial television stations, cable program services or networks, or stations that do not meet the minimum Nielson reporting standards.
(3) Owned by Bastet Broadcasting, Inc. and operated under a shared services agreement.
(4)  Owned by a subsidiary of Sinclair Broadcast Group, Inc. and operated under an outsourcing agreement with Nexstar.
(5) Owned by Bastet Broadcasting, Inc. and operated under a time brokerage agreement.
(6) Owned by a subsidiary of GOCOM Holdings LLC and operated under a time brokerage agreement by Mission Broadcasting of Joplin, Inc.
(7) Owned by Mission Broadcasting of Wichita Falls, Inc. and operated under a shared services agreement and joint sales agreement.

                              Operating Strategy

   We operate stations in markets with limited competition from other broadcasters. Our markets have stable employment and population, a diverse base of employers (government, education and business) and communities receptive to local programming. Within these markets, we seek to maximize revenue and broadcast cash flow growth through the following strategies:

   Develop Leading Local Franchises. Each of our stations seeks to create a distinct identity, primarily through the quality of its local news programming. In 10 of our 13 markets, we rank number one or number two in news viewership. Strong local news generates high ratings among attractive demographic profiles and enhances audience loyalty, which results in higher ratings for programs both preceding and following the news. We continually invest in our stations' news product and have increased the local news programming of our stations in the aggregate by 26.7%, to 280 hours per week. Extensive local sports coverage further differentiates us from our competitors and adds to our local advertising appeal. In addition, each station actively sponsors community events, which has led to stronger community relations and increased local advertising.

   Emphasize Local Sales. We employ a high-quality local sales force in each of our markets to capitalize on our investment in local programming. We seek to maximize local advertising revenues, which are generally more stable than national advertising revenues and which we directly manage through our own local sales forces. For the year ended December 31, 2000, the percentage of our total spot revenues, excluding political, from local advertising was 61.9%, while for the nine months ended September 30, 2001, our total spot revenues, excluding political, from local advertising was 62.3%, each of which we believe is higher than other station groups. While we maintain strict cost controls, in most of our markets we have increased the size and quality of our local sales force. Since acquiring our stations, we have added a net total of 26 account executives, a 30% increase in our overall sales force. We also invest in our sales personnel by implementing comprehensive training programs and by employing a sophisticated inventory tracking system to help maximize advertising rates and the amount of inventory sold in each time period.

   Maintain Strict Cost Controls. We emphasize strict controls on operating and programming costs in order to increase broadcast cash flow. We continually seek to identify and implement cost savings opportunities at each of our stations, and our overall size benefits each station with respect to negotiating favorable terms with programming suppliers and other vendors. By leveraging our size and corporate management expertise, we are able to achieve economies of scale by providing programming, financial, sales and marketing support to our entire station portfolio. Due to the significant negotiating leverage afforded by our scale and limited competition in our markets, we reduced our cash programming expense to 7.2% of total net revenue for the year ended December 31, 2000 and to 7.7% of total net revenue for the nine months ended September 30, 2001, which expense we believe is lower than other station groups.

   Attract and Retain High Quality Management. We are able to attract and retain station general managers with proven track records in larger television markets by offering equity incentives, which typically are not offered by other station operators in our markets. All of our station general managers have an equity interest in Nexstar Broadcasting. Since Nexstar's inception, there has been no turnover at our general manager level, with the exception of that which occurred as a result of retirement or actions initiated by us.

   Pursue Duopoly Opportunities. We seek to eliminate redundant management and achieve significant economies of scale in marketing, programming and capital expenditures by combining the operations of two or three stations in one market, typically into a single physical facility. For example, in our Wichita Falls, Texas facility, we simultaneously operate three separate stations, KFDX
(NBC), KJTL (Fox) and KJBO-LP (UPN), with a single general sales manager, engineering department, production crew and administrative staff. We selectively evaluate acquisitions and asset exchanges with the objective of obtaining additional duopolies.

                           Management and Ownership

   Nexstar's predecessor was formed by Perry A. Sook and ABRY. Mr. Sook's television broadcasting industry experience includes prior positions at Cox Communications, Inc., Gaylord Broadcasting Company and Superior Communications Group, Inc. Mr. Sook is supported by Nexstar's corporate officers and the station general managers, who have an average of over 20 years of experience in the television broadcasting industry.

   ABRY, a Boston-based private equity firm, is one of the largest firms specializing in media and broadcasting investments. ABRY currently has approximately $1.6 billion under management including its most recent fund, ABRY Partners IV, L.P., which closed in October 2000 at $775.0 million of commitments. Since its formation in 1989, ABRY has completed over $7.0 billion of leveraged acquisitions and other private equity transactions in the media sector. ABRY's investments have included interests in Citadel Communications, Sullivan Broadcasting, Avalon Cable, Muzak Holdings LLC and Pinnacle Holdings. ABRY has extensive experience in television broadcasting. ABRY's first fund was comprised solely of investments in television stations, and approximately half of ABRY's investments since its inception have been in the television broadcasting industry.

                              Recent Developments

   WCIA/WCFN and WMBD Acquisitions. In January 2001, Nexstar acquired the assets of WCIA/WCFN and WMBD for approximately $108.0 million. WCIA is the CBS affiliate in Champaign-Springfield-Decatur, Illinois, the 83rd-largest DMA in the United States, and WMBD is the CBS affiliate in the Peoria-Bloomington, Illinois market, the 112th-largest DMA in the United States. Nexstar has had effective operational control of WCIA/WCFN and WMBD since July 1999, when Nexstar entered into a time brokerage agreement to program and sell advertising for the stations. Since then, we have been able to eliminate approximately $3.4 million of expenses at these stations. As part of the WCIA purchase, we acquired WCFN, another full-power station in the Champaign-Springfield-Decatur market, which is currently used to simulcast the WCIA signal in the Springfield area. Nexstar is entering into an affiliate agreement with UPN to create an additional broadcasting outlet in this market. Launching WCFN as a stand-alone station will allow us to benefit from additional inventory to sell in the market and provide substantial operational efficiencies. The initial broadcast of WCFN as a UPN station is scheduled for the second quarter of 2002.

   We financed the purchase of WCIA/WCFN and WMBD and refinanced our existing credit facilities with the proceeds of (1) our $275.0 million senior credit facilities, (2) Nexstar's $40.0 million unsecured interim loan, the proceeds of which were contributed to Nexstar Finance, and (3) $65.0 million of equity from ABRY and Mr. Sook.

   KODE and WMBD Agreements. In December 2001, Mission Broadcasting of Joplin, Inc. entered into a time brokerage agreement with a subsidiary of GOCOM Holdings, LLC with regard to KODE, the ABC affiliate in Joplin, MO, pending the acquisition of the assets, which is scheduled to close on September 30, 2002. The purchase price for the assets is $14.0 million and will be financed under the Bastet Group's senior credit facility. Pursuant to the terms of the agreement, Mission Broadcasting of Joplin, Inc. has deposited $6.0 million of the purchase price into an escrow account.

   Effective December 1, 2001, Nexstar entered into an outsourcing agreement with a subsidiary of Sinclair Broadcast Group, Inc. to provide certain engineering, production, sales and administrative services for WYZZ, the Fox affiliate in the Peoria-Bloomington, IL market. The parties will share in the combined broadcast cash flow generated by WYZZ, and Nexstar-owned, WMBD.

   Debt Offering. On March 16, 2001, Nexstar Finance completed the sale of $160.0 million aggregate principal amount of senior subordinated notes due 2008. The senior subordinated notes are unconditionally guaranteed by each of Nexstar Finance's existing and future domestic subsidiaries and by the Bastet Group. The proceeds from the sale of the senior subordinated notes were used to
(1) repay $30.0 million of the unsecured interim loan, (2) repay $116.2 million of amounts outstanding under Nexstar's reducing revolving credit facility and
(3) pay fees and expenses of the offering.

   Reorganization. As required by the terms of the indenture governing the Notes, on August 6, 2001, pursuant to an assignment and assumption agreement, the entity formerly known as Nexstar Finance Holdings, L.L.C. contributed all of the equity interests of Nexstar Finance, L.L.C. (a 100% wholly owned subsidiary of the entity formerly known as Nexstar Finance Holdings, L.L.C.) and all shares of common stock of Nexstar Finance, Inc. (also a 100% wholly owned subsidiary of the entity formerly known as Nexstar Finance Holdings, L.L.C.) to a newly created wholly owned subsidiary of the entity formerly known as Nexstar Finance Holdings, L.L.C., NBG, L.L.C. As a result of this transaction, all of the net assets of the entity formerly known as Nexstar Finance Holdings, L.L.C. were transferred to NBG, L.L.C. with the exception of an intercompany note payable to Nexstar Broadcasting Group, L.L.C. (the ultimate parent company of the entity formerly known as Nexstar Finance Holdings, L.L.C.) of $31.6 million plus accrued interest. Simultaneous with this reorganization, the entity formerly known as Nexstar Finance Holdings, L.L.C. was renamed Nexstar Finance Holdings II, L.L.C. and NBG, L.L.C. was renamed Nexstar Finance Holdings, L.L.C. In addition, upon completion of this reorganization,

Nexstar Broadcasting's guaranty of the Notes was released and all obligations of Nexstar Broadcasting under the indenture governing the Notes ceased to be effective. The reorganization has been accounted for in a manner similar to a pooling of interests and, accordingly, the financial information for Nexstar Finance Holdings, L.L.C. (formerly NBG, L.L.C.) for all periods has been revised to reflect the reorganization.

   Capital Contributions. On August 7, 2001 and November 14, 2001, Nexstar received $20.0 million and $15.0 million, respectively, in capital contributions from Nexstar Finance Holdings II, L.L.C., the proceeds of which were used to reduce bank debt.

                         Address and Telephone Number

   Nexstar's principal executive offices are located at 200 Abington Executive Park, Suite 201, Clarks Summit, Pennsylvania 18411, and its telephone number is
(570) 586-5400.

                              PROSPECTUS SUMMARY

   The following summary highlights selected information from this prospectus and may not contain all of the information that is important to you. This prospectus contains specific terms of this exchange offer and of the notes we are offering, as well as information regarding our business and detailed financial data. We encourage you to read this entire prospectus and the documents we have referred you to.

                             The Old Note Offering

Old Notes...................  We sold our 16% Senior Discount Notes due 2009 to
                              Banc of America Securities LLC and Barclays
                              Capital Inc. on May 17, 2001 in accordance with the terms of a purchase agreement. The old notes were sold as part of a unit, each consisting of one old note and one share of Class B common stock of Nexstar Equity Corp. The initial purchasers subsequently resold the old notes to qualified institutional buyers in accordance with Rule 144A under the Securities Act of 1933.

Registration Rights Agreement We and the initial purchasers entered into a registration rights agreement on May 17, 2001, which granted the initial purchasers and any subsequent holders of the old notes certain exchange and registration rights. This exchange offer is intended to satisfy those exchange and registration rights with respect to the old notes. After the exchange offer is complete, you will no longer be entitled to any exchange or registration rights with respect to your old notes.

                              The Exchange Offer

Securities Offered..........  Up to $36,988,000 aggregate principal amount at maturity of 16% Series B Senior Discount Notes due 2009. The terms of the exchange notes and the old notes are identical in all material respects, except for certain transfer restrictions and registration rights relating to the old notes.

The Exchange Offer..........  We are offering to exchange the old notes for a like principal amount at maturity of exchange notes. Old notes may be exchanged only in integral principal at maturity multiples of $1000.

Expiration Date; Withdrawal
  of Tender.................  Our exchange offer will expire 5:00 p.m. New York
                              City time, on February 20, 2002, or a later time if we choose to extend this exchange offer. You may withdraw your tender of old notes at any time prior to the expiration date. All outstanding old notes that are validly tendered and not validly withdrawn will be exchanged. Any old notes not accepted by us for exchange for any reason will be returned to you at our expense as promptly as possible after the expiration or termination of the exchange offer.

Resales.....................  We believe that you can offer for resale, resell and otherwise transfer the exchange notes without complying with the registration and prospectus delivery requirements of the Securities Act if:

                               . you acquire the exchange notes in the ordinary
                                 course of business;

                               . you are not participating, do not intend to
                                 participate, and have no arrangement or
                                 understanding with any person to participate, in the distribution of the exchange notes; and

                               . you are not an "affiliate" of ours, as defined
                                 in Rule 405 of the Securities Act.

                               If any of these conditions is not satisfied and you transfer any exchange notes without delivering a proper prospectus or without qualifying for a registration exemption, you may incur liability under the Securities Act. We do not assume or indemnify you against this liability.

                               Each broker-dealer acquiring exchange notes issued for its own account in exchange for old notes, which it acquired through market-making activities or other trading activities, must acknowledge that it will deliver a proper prospectus when any exchange notes issued in the exchange offer are transferred. A broker-dealer may use this prospectus for an offer to resell, a resale or other retransfer of the exchange notes issued in the exchange offer.

Conditions to the Exchange
  Offer.....................  Our obligation to accept for exchange, or to issue the exchange notes in exchange for, any old notes is subject to certain customary conditions relating to compliance with any applicable law, or any applicable interpretation by any staff of the Securities and Exchange Commission, or any order of any governmental agency or court of law. We currently expect that each of the conditions will be satisfied and that no waivers will be necessary. See "The Exchange Offer--Conditions to the Exchange Offer."

Procedures for Tendering
  Notes Held in the Form of
  Book-Entry Interests......  Most of the old notes were issued as global securities and were deposited upon issuance with The United States Trust Company of
                              New York. The United States Trust Company of New York issued certificateless depositary interests in those outstanding old notes, which represent a 100% interest in those old notes, to The Depository Trust Company. Beneficial interests in the outstanding old notes, which are held by direct or indirect participants in the Depository Trust Company, are shown on, and transfers of the old notes can only be made through, records maintained in book-entry form by The Depository Trust Company.

                              You may tender your outstanding old notes:

                               . through a computer-generated message
                                 transmitted by The Depository Trust Company's Automated Tender Offer Program system and received by the exchange agent and forming a part of a confirmation of book-entry transfer in which you acknowledge and agree to be bound by the terms of the letter of transmittal; or

                               . by sending a properly completed and signed
                                 letter of transmittal, which accompanies this prospectus, and other documents required by the letter of transmittal, or a facsimile of the letter of transmittal and other required documents, to the exchange agent at the address on the cover page of the letter of transmittal;

                              And either:

                               . a timely confirmation of book-entry transfer
                                 of your outstanding old notes into the
                                 exchange agent's account at The Depository
                                 Trust Company, under the procedure for
                                 book-entry transfers described in this
                                 prospectus under the heading "The Exchange
                                 Offer--Book Entry Transfers" must be received by the exchange agent on or before the expiration date; or

                               . the documents necessary for compliance with
                                 the guaranteed delivery described in "The
                                 Exchange Offer--Guaranteed Delivery
                                 Procedures" must be received by the exchange agent.

Procedures for Tendering
  Notes held in the Form of
  Registered Notes..........  If you hold registered old notes, you must tender your registered old notes by sending a properly completed and signed letter of transmittal, together with other documents required by it, and your certificates, to the exchange agent, in accordance with the procedures described in this prospectus under the heading "The Exchange Offer--Procedures for Tendering Old Notes."

United Series Federal Income
  Tax Considerations........  The exchange offer should not result in any income, gain or loss to the holders of old notes or to us for United States Federal Income Tax Purposes. See "United States Federal Income Tax Considerations."

Use of Proceeds.............  We will not receive any proceeds from the issuance of the exchange notes in the exchange offer.

                              The proceeds from the offering of the old notes were used to refinance Nexstar's existing indebtedness and to pay a dividend to Nexstar's parent company to repay its indebtedness.

Exchange Agent..............  The Bank of New York is serving as the exchange agent for the exchange offer.

Shelf Registration Statement  In limited circumstances, holders of old notes may require us to register their old notes under a shelf registration statement.

                              The Exchange Notes

Co-Issuers..................  Nexstar Finance Holdings, L.L.C.
                               Nexstar Finance Holdings, Inc.

The Exchange Notes

Aggregate Amount............  $36,988,000 in aggregate principal amount at maturity of 16% Senior Discount Notes due 2009.

Yield and Interest..........  The old notes were sold at a substantial discount from their principal amount at maturity and we will not pay any cash interest on the Notes prior to May 15, 2005. From and after May 15, 2005, the Notes will bear interest, which will be payable semi-annually in cash, at a rate of 16% per annum on each May 15 and November 15, commencing November 15, 2005.

Maturity....................  May 15, 2009

Ranking.....................  The Notes are senior unsecured obligations.
                              Accordingly, they will rank:

                              . behind all of Nexstar's existing and future
                                senior secured debt;

                              . equally with all of Nexstar's existing and
                                future unsecured senior debt; and

                              . ahead of any of Nexstar's future debt that
                                expressly provides that it is subordinated to the Notes.

                              At September 30, 2001 the Notes were effectively subordinated to approximately $137.1 million of senior secured debt, excluding Nexstar Finance's guarantee of a $3.0 million loan for a related party. See "Certain Relationships and Related Transactions." At September 30, 2001 there were $75.0 million of unused commitments under our senior credit facilities. No debt of Nexstar's having an equal ranking with the Notes would have been outstanding on September 30, 2001.

Optional Redemption.........  On or after May 15, 2005, Nexstar may redeem some or all of the Notes at any time at the redemption prices listed under "Description of the Notes--Optional Redemption."

                              Prior to May 15, 2004, Nexstar may redeem all, but not less than all, of the Notes with the proceeds from a qualified equity offering, at the redemption price listed under "Description of the Notes--Optional Redemption."

Mandatory Redemption........  On November 15, 2006, Nexstar is required to redeem a principal amount at maturity of Notes outstanding on that date sufficient to ensure that the Notes will not be "applicable high yield discount obligations" within the meaning of
                              Section 163(i)(1) of the Internal Revenue Code of 1986.

Mandatory Offer to Repurchase If Nexstar sells certain assets or experiences specific kinds of changes of control, Nexstar must offer to repurchase the Notes at the prices listed under "Description of the Notes--Repurchase at the Option of Holders."

Certain Covenants...........  The Indenture governing the Notes will, among other things, restrict Nexstar's ability and the ability of Nexstar's restricted subsidiaries and the Bastet Group to:

                              . incur or guarantee additional indebtedness;

                              . pay dividends or distributions on, or redeem or
                                repurchase, capital stock;

                              . make investments;

                              . engage in transactions with affiliates;

                              . transfer or sell assets;

                              . incur liens or enter into any sale/leaseback
                                transactions; and

                              . consolidate, merge or transfer all or
                                substantially all of our assets.

                              For more details, see "Description of the Notes."


   You should refer to the section "Risk Factors" for an explanation of certain risks associated with the Notes.

                  SUMMARY HISTORICAL AND PRO FORMA CONDENSED
                          CONSOLIDATED FINANCIAL DATA

   The summary consolidated financial data set forth below is only a summary. You should read it together with "Unaudited Pro Forma Condensed Consolidated Financial Statements," "Selected Historical Consolidated Financial Data," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our financial statements and the related notes appearing elsewhere in this prospectus.

   The unaudited pro forma statement of operations data (a) give effect to Nexstar's recent acquisitions, Mission Broadcasting of Joplin, Inc.'s time brokerage agreement with KODE and financing transactions as described under "Prospectus Summary--Recent Developments," as if each had occurred on January 1, 2000 and (b) do not purport to represent what our results of operations or financial position actually would have been if the acquisitions and financing transactions had occurred as of the date indicated or what our results of operations or financial position will be for future periods. See "Use of Proceeds."

                                                         Historical                                 Pro forma
                                     --------------------------------------------------  -------------------------------
                                                                        Nine Months       Year Ended      Nine Months
                                        Year Ended December 31,     Ended September 30,  December 31, Ended September 30,
                                     -----------------------------  -------------------  ------------ -------------------
                                       1998       1999      2000      2000      2001         2000            2001
                                     ---------  --------  --------  --------  ---------  ------------ -------------------
                                                                    (dollars in thousands)
Statement of Operations Data:
Net broadcast revenue/(1)/.......... $  56,005  $ 78,490  $107,085  $ 74,368  $  70,957    $121,149        $ 74,401
Trade and barter revenue............     6,606     8,470    10,382     6,639      7,556      11,860           7,933

                                     ---------  --------  --------  --------  ---------    --------        --------
Total net revenue...................    62,611    86,960   117,467    81,007     78,513     133,009          82,334
Operating costs and expenses:
 Station operating expenses.........    16,960    23,760    29,269    21,301     23,077      33,039          24,258
 Selling, general and
 administrative.....................    15,514    23,645    28,790    20,878     20,619      32,326          21,937
 Depreciation and amortization/(2)/.    30,226    34,047    40,838    29,299     37,091      52,866          37,734

                                     ---------  --------  --------  --------  ---------    --------        --------
Income (loss) from operations.......       (89)    5,508    18,570     9,529     (2,274)     14,778          (1,595)
Interest expense, net...............    11,452    16,020    19,736    16,947     28,729      38,680          29,513
Other expense, net..................       125       249       259       236        426         313             486

                                     ---------  --------  --------  --------  ---------    --------        --------
Loss before provision for income
 taxes and extraordinary item.......   (11,666)  (10,761)   (1,425)   (7,654)   (31,429)    (24,215)        (31,594)
(Provision) benefit for income
 taxes..............................       (98)     (658)   (1,098)     (373)       628      (1,220)            642

                                     ---------  --------  --------  --------  ---------    --------        --------
Loss before extraordinary item/(3)/. $ (11,764) $(11,419) $ (2,523) $ (8,027) $ (30,801)   $(25,435)       $(30,952)

                                     =========  ========  ========  ========  =========    ========        ========
Balance Sheet Data (end of
period):
Cash, cash equivalents and
 restricted cash.................... $   1,964  $  2,989  $  2,750  $  9,338  $  12,607
Total assets........................   209,610   287,229   318,275   295,210    435,376
Total debt/(4)/.....................   140,545   203,531   253,556   228,949    311,066
Total member's interest.............    45,470    34,187    31,524    31,838     78,333

Other Financial Data:
Net cash provided by (used in):
 Operating activities............... $   6,188  $  9,707  $ 16,555  $ 10,933  $   6,818
 Investing activities...............  (167,565)  (88,999)  (52,088)  (14,478)  (112,891)
 Financing activities...............   161,112    80,318    35,294     9,894    105,430
Broadcast cash flow/(5)/............    23,285    30,244    47,592    30,867     25,248      51,832          26,278
Broadcast cash flow margin/(6)/.....      41.6%     38.5%     44.4%     41.5%      35.6%       42.8%           35.3%
EBITDA/(7)/......................... $  21,334  $ 27,583  $ 44,501  $ 28,629  $  23,297    $ 48,741        $ 24,327
Adjusted EBITDA/(7)/....................................................................     50,772          25,182
Adjusted EBITDA margin/(8)/.............................................................       41.9%           33.8%

--------
(1)Net broadcast revenue is defined as revenues net of agency commissions and excluding trade and barter revenue.
(2)Depreciation and amortization includes amortization of program contract costs and net realizable value adjustments, depreciation and amortization of property and equipment, and amortization of acquired intangible broadcasting assets.
(3)For the year ended December 31, 1999, the extraordinary item, net of income tax benefit, was a charge of $2.8 million, as a result of the write-off of certain debt financing costs. For the nine month period ended September 30, 2001, the extraordinary item, net of income tax benefit, was a charge of $0.3 million as a result of the write-off of certain debt financing costs.
(4)Total debt excludes Nexstar Finance's guarantee of a $3.0 million loan for a related party.
(5)Broadcast cash flow is defined as net income before interest expense, income taxes, depreciation and amortization, other income/(expense), corporate overhead, non-cash trade and barter expenses and non-recurring expenses (including time brokerage agreement fees), less payments on program obligations and non-cash trade and barter revenue. Broadcast cash flow is not a measure of performance calculated in accordance with United States generally accepted accounting principles, or GAAP, should not be considered in isolation or as a substitute for net income, operating income or cash flow as reflected in our consolidated financial statements and is not intended to represent a measure of funds available for debt service, dividends, reinvestment or other discretionary uses. In addition, this definition of broadcast cash flow may not be comparable to similarly titled measures reported by other companies. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" for the calculation of broadcast cash flow.
(6)Broadcast cash flow margin is defined as broadcast cash flow divided by net broadcast revenue.
(7)EBITDA is defined as broadcast cash flow less corporate expenses. Adjusted EBITDA is defined as EBITDA adjusted to eliminate the impact of certain non-recurring charges and to reflect the estimated impact of operational and organizational changes to the businesses we have acquired based on estimates and assumptions made and we believe to be reasonable. We consider both EBITDA and Adjusted EBITDA to be important indicators of the operational strength and performance of our business. The Indenture refers to Adjusted EBITDA as "Consolidated Cash Flow" and specifically excludes these expenses in determining compliance with the debt incurrence covenant in the Indenture. See "Description of the Notes--Certain Definitions." EBITDA and Adjusted EBITDA should not be considered alternatives to operating or net income as indicators of Nexstar's performance, or as alternatives to cash flows from operating activities as measures of liquidity, in each case determined in accordance with GAAP. In addition, these definitions of EBITDA and Adjusted EBITDA may not be comparable to similarly titled measures reported by other companies.

                                                                                       Pro Forma
                                                                          ------------------------------------
                                                                             Year Ended     Nine Months Ended
                                                                          December 31, 2000 September 30, 2001
                                                                          ----------------- ------------------
                                                                                     (in thousands)
       Adjusted EBITDA is determined as follows:
          EBITDA.........................................................      $48,741            $24,327
                                                                               -------           --------
          Adjustments:
          Buy-outs of certain program contracts..........................          425                467
          Reductions of corporate overhead...............................          122                 --
          Net reduction in operating headcount and compensation
            adjustments, including severance.............................          964                296
          Stay bonus incurred prior to acquisition.......................          100                 --
          Defined pension plan termination curtailment costs.............          308                 --
          Reductions related to consolidation of physical plant..........          112                 92
                                                                               -------           --------
             Total adjustments...........................................        2,031                855
                                                                               -------           --------
          Adjusted EBITDA................................................      $50,772            $25,182
                                                                               =======           ========

(8)Adjusted EBITDA margin is defined as Adjusted EBITDA divided by net broadcast revenue.

                                 RISK FACTORS

   You should consider carefully all of the information in this prospectus, including the following risk factors and warnings, before deciding whether to exchange your old notes for the exchange notes to be issued in this exchange offer. Except for the first three risk factors described below, these risk factors apply to both the old notes and the exchange notes.

                         Risks Related To The Offering

You may have difficulty selling the old notes which you do not exchange, since outstanding old notes will continue to have restrictions on transfer and cannot be sold without registration under securities laws or exemptions from registration.

   If a large number of outstanding old notes are exchanged for exchange notes issued in the exchange offer, it may be difficult for holders of outstanding old notes that are not exchanged in the exchange offer to sell their old notes, since those old notes may not be offered or sold unless they are registered or there are exemptions from registration requirements under the Securities Act or state laws that apply to them. In addition, if there are only a small number of old notes outstanding, there may not be a very liquid market in those old notes. There may be few investors that will purchase unregistered securities in which there is not a liquid market. See "The Exchange Offer--You May Suffer Adverse Consequences if You Fail to Exchange Outstanding Notes."

   In addition, if you do not tender your outstanding old notes or if we do not accept some outstanding old notes, those old notes will continue to be subject to the transfer and exchange provisions of the indenture and the existing transfer restrictions of the old notes that are described in the legend on the old notes and in the prospectus relating to the old notes.

Resale Restrictions--If you exchange your old notes, you may not be able to resell the exchange notes you receive in the exchange offer without registering them and delivering a prospectus.

   You may not be able to resell exchange notes you receive in the exchange offer without registering those exchange notes or delivering a prospectus. Based on interpretations by the Commission in no-action letters, we believe, with respect to exchange notes issued in the exchange offer, that:

    1. holders who are not "affiliates" of Nexstar within the meaning of Rule 405 of the Securities Act;

    2. holders who acquire their exchange notes in the ordinary course of business; and

    3. holders who do not engage in, intend to engage in, or have arrangements to participate in a distribution (within the meaning of the Securities
       Act) of the exchange notes;

do not have to comply with the registration and prospectus delivery requirements of the Securities Act.

   Holders described in the preceding sentence must tell us in writing at our request that they meet these criteria. Holders that do not meet these criteria could not rely on interpretations of the Commission in no-action letters, and would have to register the exchange notes they receive in the exchange offer and deliver a prospectus for them. In addition, holders that are broker-dealers may be deemed "underwriters" within the meaning of the Securities Act in connection with any resale of exchange notes acquired in the exchange offer. Holders that are broker-dealers must acknowledge that they acquired their outstanding exchange notes in market-making activities or other trading activities and must deliver a prospectus when they resell the exchange notes they acquire in the exchange offer in order not to be deemed an underwriter.

   You should review the more detailed discussion in "The Exchange Offer--Procedures for Tendering Old Notes and Consequences of Exchanging Outstanding Old Notes.

                         Risks Related To The Offering

Substantial Leverage--Our substantial indebtedness could adversely affect our financial position and prevent us from fulfilling our obligations under the exchange notes.

   We have a significant amount of indebtedness.

                                                As of         As of
                                            September 30, September 30,
                                                2001          2001
                                            ------------- -------------
                                               Actual       Pro forma
                                            ------------- -------------
                                              (dollars in thousands)
         Total indebtedness(1).............   $311,097      $317,097
         Member's interest.................     78,333        78,333
                                              --------      --------
         Total capitalization..............   $389,430      $395,430
                                              ========      ========
         Debt to total capitalization ratio       79.9%         80.2%

--------
(1) Excludes Nexstar Finance's guarantee of a $3.0 million loan for a related party. At September 30, 2001, there were $75.0 million of unused commitments under our senior credit facilities.

   Our substantial indebtedness could have important consequences to you. For example, it could:

 . limit our ability to borrow additional amounts for working capital, capital expenditures, acquisitions, debt service requirements, execution of our growth strategy or other purposes;

 . require us to dedicate a substantial portion of our cash flow to pay principal and interest on our debt, which will reduce the funds available for working capital, capital expenditures, acquisitions and other general corporate purposes;

 . limit our flexibility in planning for and reacting to changes in our business and in the industry in which we operate that could make us more vulnerable to adverse changes in general economic, industry and competitive conditions and adverse changes in government regulation; and

 . place us at a disadvantage compared to our competitors that have less debt.

   Any of the above listed factors could materially adversely affect us. See "Description of the Notes--Repurchase at Option of Holders--Change of Control" and "Description of Other Indebtedness."

Ability to Service Debt--To service our indebtedness, we will require a significant amount of cash. Our ability to generate cash depends on many factors beyond our control.

   Our ability to pay the principal of and interest on the Notes, to service our other debt and to finance indebtedness when necessary depends on our financial and operating performance, each of which is subject to prevailing economic conditions and to financial, business, legislative and regulatory factors as well as other factors beyond our control.

   We cannot assure you that we will generate sufficient cash flow from operations or that we will be able to obtain sufficient funding to satisfy all of our obligations, including the Notes. If we are unable to pay our debts, we will be required to pursue one or more alternative strategies, such as selling assets, refinancing or restructuring our indebtedness or selling additional debt or equity securities. In addition, the ability to borrow funds under our senior credit facilities in the future will depend on our meeting the financial covenants in the agreements governing these facilities, including a minimum interest coverage test and a maximum leverage ratio test. We cannot assure you that our business will generate cash flow from operations or that future borrowings will be available to us under our senior credit facilities, in an amount sufficient to enable us to pay our debt or to fund other liquidity needs. As a result, we may need to refinance all or a portion of our debt on or before maturity. However, we cannot assure you that any alternative strategies will be feasible at the time or prove adequate. Also, some alternative strategies will require the consent of our lenders before we engage in those strategies. See "Description of the Notes" and "Description of Other Indebtedness."

We may not receive all available cash generated by, or be able to obtain the assets of, stations owned by the Bastet Group.

   The Bastet Group consists of entities 100% owned by an independent third party. Collectively, these entities own, operate and program the following television stations: WYOU-TV, WFXP-TV, KJTL-TV, and KJBO-TV. A member of the Bastet Group entered into a time brokerage agreement with a subsidiary of GOCOM Holdings, LLC in December 2001 with regard to KODE, the ABC affiliate in Joplin, Missouri, pending the acquisition of the station's assets, which acquisition is scheduled to close on September 30, 2002. Nexstar does not own or control the television stations owned and/or operated by the Bastet Group, but it has entered into various management and service arrangements with them. Nexstar also guarantees the Bastet Group's combined debt. In addition, the Bastet Group has granted Nexstar options to purchase the stations owned by the Bastet Group. The Bastet Group is considered a special purpose entity in accordance with financial accounting standards. Therefore, the financial results of operations of these entities have been consolidated with those of Nexstar in its consolidated financial statements.

   The management and service arrangements that Nexstar has entered into with the Bastet Group do not entitle Nexstar to all monies generated by the stations owned and/or operated by the Bastet Group. In addition, in the event that a bankruptcy claim were filed by or against us under the U.S. Bankruptcy Code, Nexstar cannot assure you that it will be able to exercise the options that the Bastet Group has granted to Nexstar to obtain the assets of the stations owned by the Bastet Group for the benefit of Nexstar's creditors.

Structural Subordination--The Notes are obligations of a holding company which has no operations and depends on its subsidiaries for cash.

   As a holding company, Nexstar will not hold any assets other than our investments in and advances to our operating subsidiaries. Consequently, our subsidiaries conduct all of our consolidated operations and own substantially all of our consolidated assets. The cash that our subsidiaries generate from their operations and their borrowings is the only source of the cash from which we can pay current interest on the Notes and our other obligations and repay the principal amount of these obligations, including the Notes.

   Our subsidiaries' ability to pay dividends or make other payments or advances to us will depend upon their operating results and will be subject to applicable laws and contractual restrictions. Our senior credit facilities will permit our subsidiaries to distribute cash to us to pay interest on the Notes, but only so long as they are not in default under our senior credit facilities.

Original Issue Discount--You will be required to include original issue discount in your gross income for federal income tax purposes.

   The old notes were sold at a substantial discount from their principal amount at maturity as part of a unit that included shares of common stock of Nexstar Equity Corp. As a result, the exchange notes will be considered issued with original issue discount for federal income tax purposes. Consequently, a holder of exchange notes will have income for tax purposes arising from such original issue discount prior to the receipt of cash in respect of such income. See "Certain U.S. Federal Income Tax Considerations."

   If a bankruptcy case is commenced by or against Nexstar under the United States Bankruptcy Code, the claim of a holder of any of the Notes with respect to the principal amount thereof may be limited to an amount equal to the sum of:

   . The initial offering price of the units allocable to the Notes;

   . That portion of the original issue discount which is not deemed to constitute "unmatured interest" for purposes of the Bankruptcy Code; and

   . Any original issue discount that was not amortized as of any such bankruptcy filing would constitute "unmatured interest."

Lack of Security--Your right to receive payment on the Notes are subject to all of Nexstar's and Nexstar Broadcasting Group's senior secured debt.

   The Notes are general unsecured obligations, equal in right of payment to all existing and future secured senior debt of Nexstar and of Nexstar Broadcasting Group, including obligations under our senior credit facilities. The Notes are not secured by any of Nexstar's or Nexstar Broadcasting Group's assets, and as such will be effectively subordinated to any secured debt that Nexstar or Nexstar Broadcasting Group may have now or may incur in the future to the extent of the value of the assets securing that debt.

   At September 30, 2001, the Notes ranked junior to $137.1 million of outstanding senior secured debt (excluding Nexstar Finance's guarantee of a $3.0 million loan for a related party) and there are $75.0 million of unused commitments under our senior credit facilities. In addition, the indenture governing the Notes, the indenture governing Nexstar Finance's senior subordinated notes and the credit agreements governing our senior credit facilities permit, subject to specified limitations, the incurrence of additional debt, some or all of which may be secured. See "Description of the Notes--Certain Covenants" and "Description of Other Indebtedness."

Possible Additional Borrowings--Despite current indebtedness levels, we may still be able to incur more debt. This could further exacerbate the risks described above.

   We may be able to incur additional indebtedness in the future. The terms of the indenture governing the Notes, the indenture governing Nexstar Finance's senior subordinated notes and the terms of the credit agreements governing our senior credit facilities do not fully prohibit us from doing so. At September 30, 2001 there were $75.0 million of unused commitments under our senior credit facilities. All of the borrowings under our credit facilities are secured by substantially all of our existing assets and will, therefore, be effectively senior to the Notes to the extent of these assets. The addition of new debt to our current debt levels could increase the leverage-related risks described above. See "Description of the Notes" and "Description of Other Indebtedness."

Restrictive Covenants--The indenture governing the Notes, the indenture governing Nexstar Finance's senior subordinated notes and the credit agreements governing our senior credit facilities contain various covenants that limit our management's discretion in the operation of Nexstar's business.

   The indenture governing the Notes, the indenture governing Nexstar Finance's senior subordinated notes and the credit agreements governing our senior credit facilities contain various provisions that limit our management's discretion by restricting our ability to:

   . incur additional debt and issue preferred stock;

   . pay dividends and make other distributions;

   . make investments and other restricted payments;

   . enter into sale and leaseback transactions;

   . create liens;

   . sell assets; and

   . enter into certain transactions with affiliates.

   These restrictions on our management's ability to operate our business in accordance with its discretion could have a material adverse effect on our business.

   In addition, our senior credit facilities require us to meet certain financial ratios in order to draw funds.

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

   If we default under any financing agreements, our lenders could:

   . elect to declare all amounts borrowed to be immediately due and payable, together with accrued and unpaid interest; and/or

   . terminate their commitments, if any, to make further extensions of credit.

   If we are unable to pay our obligations to our senior secured lenders, they could proceed against any or all of the collateral securing our indebtedness to them. The collateral under our senior credit facilities consists of substantially all of our existing assets. In addition, a breach of certain of these restrictions or covenants, or an acceleration by our senior secured lenders of our obligations to them, would cause a default under the Notes and Nexstar Finance's senior subordinated notes. We may not have, or be able to obtain, sufficient funds to make accelerated payments, including payments on the Notes, or to repay the Notes in full after we pay our senior secured lenders to the extent of their collateral. See "Description of Other Indebtedness" and "Description of the Notes."

No Prior Market for Exchange Notes--You cannot be sure that an active trading market will develop for the Notes.

   There is no established trading market for the Notes. Although the initial purchasers of the old notes have informed us that they currently intend to make a market in the exchange notes, the initial purchasers have no obligation to do so and may discontinue making a market at any time without notice.

   We do not intend to apply for listing of the Notes on any securities exchange.

   The liquidity of any market for the Notes will depend upon the number of holders of the Notes, our performance, the market for similar securities, the interest of securities dealers in making a market in the Notes and other factors. A liquid trading market may not develop for the Notes.

Price Volatility--The trading price of the Notes notes may be volatile.

   The trading price of the Notes could be subject to significant fluctuation in response to, among other factors, variations in operating results, developments in industries in which we do business, general economic conditions, changes in securities analysts' recommendations regarding our securities and changes in the market for noninvestment grade securities generally. This volatility may adversely affect the market price of the Notes.

Financing Change of Control Offer--We may not have the ability to raise the funds necessary to finance the change of control offer required by the indenture governing the Notes.

   If a change of control occurs, you will have the right to require Nexstar to repurchase any or all of your Notes at a price equal to 101% of the principal amount thereof, together with any interest Nexstar owes you. Upon a change of control, Nexstar also may be required immediately to repay the outstanding principal, any accrued interest on and any other amounts owed by us under our senior credit facilities and any other indebtedness or preferred stock then outstanding. We cannot assure you that we would be able to repay amounts outstanding under our senior credit facilities or obtain necessary consents under our senior credit facilities to purchase the Notes. Any requirement to offer to purchase any outstanding Notes may result in our having to refinance our outstanding indebtedness, which we may not be able to do. In addition, even if we were able to refinance this indebtedness, the financing may be on terms unfavorable to us. If Nexstar fails to repurchase the Notes tendered for purchase upon the occurrence of a change of control, the failure will be an event of default under the indenture governing the Notes. In addition, the change of control covenant contained in the indenture governing the Notes does not cover all corporate reorganizations, mergers or similar transactions and may not provide you with protection in a highly leveraged transaction.

              Risks Related to Our Broadcast Television Business

Our broadcast operations could be adversely affected if we fail to renew on favorable terms, if at all, our network affiliation agreements.

   We have six primary affiliation agreements with NBC, five with CBS, three with ABC, two with Fox and one with UPN. Each of NBC, CBS and ABC generally provides our stations affiliated with these networks with up to 22 hours of prime time programming per week, while Fox and UPN each provides up to 15 hours of prime time programming per week. With respect to our affiliation agreements with NBC, CBS and ABC, our affiliated stations broadcast network-inserted commercials during the programming and receive cash network compensation. Although network affiliates generally have achieved higher ratings than unaffiliated independent stations in the same market, we cannot assure you of the future success of each network's programming or the continuation of that programming. Our network affiliation agreements are subject to termination by the networks under certain circumstances. We believe that we enjoy a good relationship with each of NBC, CBS, ABC, Fox and UPN. However, we cannot assure you that our affiliation agreements will be renewed or that each network will continue to provide programming or compensation to affiliates on the same basis as it currently provides programming or compensation. The non-renewal or termination of a network affiliation agreement could adversely affect our business. For information about when we must review our network affiliation agreements, see "Business--Industry Background."

The planned industry conversion to digital television could adversely affect our broadcast business.

   Under current FCC guidelines, all commercial television stations in the United States must start broadcasting in digital format by May 2002 and must abandon the present analog format by December 31, 2006, provided that 85% of households within the relevant DMA have the capability to receive a digital signal. The implementation of these regulations will expose our business to the following additional risks:

   . It will be expensive to convert from the current analog format to digital format. We estimate that this conversion will require an average initial capital expenditure of approximately $250,000 per station for low-power transmission of digital signal programming and an average additional capital expenditure of approximately $750,000 per station to complete the roll-out to full-power transmission of digital signal programming. In addition, for some of our stations we may have to undertake capital expenditures to purchase studio and production equipment that can support digital format.

   . The digital technology may allow us and our competitors to broadcast multiple channels, compared to only one today. We do not know now what impact this will have on the competitive landscape or on our results of operations.

   . The FCC sought to replicate the coverage area of existing stations' analog signals when it assigned stations' digital channels. Because existing stations operating on very high frequency, or VHF, channels generally have larger geographic service areas than stations operating on ultra high frequency, or UHF, channels, the FCC generally made available to VHF stations digital channel allocations that allow higher power operation in order to replicate those stations' current analog coverage areas. In addition, to achieve a certain level of comparable geographic signal coverage, a station operating on a UHF channel must operate with considerably higher power than a station operating on a VHF channel. Nine of our stations including one low-power station (which may not be eligible for a digital channel assignment) presently operate on UHF channels. Eight of our stations now operate on VHF channels. Some of our stations which currently operate on UHF were allocated VHF digital channels and vice versa. The geographic coverage and power disparities could put us at a disadvantage to at least some of our competitors in certain markets. Furthermore, the higher power required to operate those of our analog VHF channels that were assigned UHF digital channels with comparable geographic signal coverage may translate into higher operating costs for these stations. These higher operating costs could have a negative effect on our results of operations.

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

   . In some cases, when we convert a station to digital television, the signal may not be received in as large a coverage area, or it may suffer from additional interference. Also, the digital signal may be subject to reception problems to a greater degree than current analog transmissions. As a result, viewers using antennas located inside their homes, as opposed to outdoor, roof-top antennas, may not receive reliable signals. If viewers do not receive high-quality, reliable signals from our stations, our audience viewership may suffer, and in turn, our ability to sell time to advertisers could be impaired.

   . The FCC is considering whether to require cable companies to carry both the analog and the digital signals of their local broadcasters during the transition period when television stations will be broadcasting both. The FCC stated its preliminary conclusion not to require cable carriage of both signals during this transition period. If the FCC does not require such dual carriage, cable systems in our broadcast markets may not carry our digital signal or our analog signal, which could affect us adversely.

The new federal satellite legislation could adversely affect our broadcast business.

   The Satellite Home Viewer Improvement Act of 1999 could have an adverse effect on our stations' audience shares and advertising revenues. This legislation allows satellite carriers to provide, under certain circumstances, the signals of distant stations with the same network affiliations as our stations to more television viewers in our markets than would have been permitted under previous law. In addition, the legislation allows satellite carriers to provide local television signals by satellite within a station's market, but did not require satellite carriers to carry all local stations in a market until January 2002. To date, satellite carriers are not offering the carriage of local stations in any of Nexstar's markets.

                          Other Risks of Our Business

We face certain other regulatory risks.

   The television broadcast industry is subject to regulation by the FCC under the Communications Act of 1934 and, to a certain extent, by other federal laws and state and local authorities. Proceedings to implement the Communications Act are on-going, and we cannot predict the outcomes of these proceedings or their effect on our business. Approval by the FCC is required for the issuance, renewal and assignment of station operating licenses and the transfer of control of station licensees. In particular, our business is dependent upon our continuing to hold television broadcast licenses from the FCC, which since January 1997 are issued for maximum terms of eight years. Although in the vast majority of cases the FCC renews these licenses, we cannot assure you that our licenses will be renewed at their expiration dates. If the FCC cancels, revokes, suspends, or fails to renew any of these licenses, it could have a harmful effect on our business.

   Apart from the FCC, federal agencies that administer the antitrust laws also monitor market concentrations in television, including through local marketing agreements that are permitted by the FCC. While the stations that we currently own and operate have already passed through necessary approvals, unfavorable rulings in the future by these federal agencies could limit partially or altogether our ability to create new agreements with other stations in our markets through shared services, joint sales and/or local marketing agreements.

We face significant competition and rapidly changing technology; the competitive landscape changes constantly.

   Generally, we compete for our audience against all the other leisure activities in which one could choose to engage rather than watch television. Specifically, our stations compete for audience share, programming and advertising revenue with other television stations in their respective markets and with other advertising media, including cable operators, new television networks such as Paxson Communications Corporation (in which NBC has an equity investment) and the Internet. Due to rapid technological change, the nature of our competition, both general and specific, is continually shifting. Competition could adversely affect our stations' future revenues and performance.

   The markets in which we operate are in a constant state of change arising from, among other things, technological improvements, economic and regulatory developments as well as industry consolidation. One or more of these factors may vary unpredictably, which could materially adversely affect our business. We may not be able to compete effectively or adjust our contemplated plan of development to meet changing market conditions. We are unable to predict what forms of competition will develop in the future, the extent of that competition or its possible effects on our businesses.

Our programming costs may increase.

   One of our most significant operating costs is syndicated programming. There can be no assurance that we will not be exposed in the future to increased syndicated programming costs, which may adversely affect our operating results. Acquisition of program rights is often made two or three years in advance, making it difficult to predict accurately how a program will perform. In some instances, programs must be replaced before their costs have been fully amortized, resulting in write-offs that increase station operating costs.

We are dependent upon key personnel.

   Nexstar Broadcasting believes that its success depends upon its ability to retain the services of Perry A. Sook, its President and Chief Executive Officer. The loss of Mr. Sook's services could adversely affect our ability to effectively manage our overall operations or successfully execute current or future business strategies.

   In addition, we believe that our success depends on our ability to identify, hire and retain skilled managers and other personnel, including our present officers and general managers. We may be unsuccessful in attracting and retaining our personnel and this failure could materially adversely affect our business.

We are dependent on advertising revenues which are affected by local and national economic conditions.

   Our revenues are primarily derived from the sale of advertising time on our stations. Our reliance on advertising revenue makes our operating results particularly susceptible to prevailing economic conditions because the demand for advertising time may decrease during an economic recession or downturn. Our revenues could be adversely affected by a future national recessionary environment and, due to the substantial portion of revenues derived from local advertisers, our operating results in individual markets could be adversely affected by local or regional economic downturns.

Our revenues are subject to the biennial cycle that affects the television broadcasting industry.

   The television industry operates in a biennial cycle in which even-numbered years tend to have higher advertising revenues than odd numbered years. Even numbered years benefit from higher revenues associated with political advertising, as there are congressional elections every even year, and from Olympic Games advertising, as there is the Summer or Winter Olympic Games every even year. Our financial results for the year ended December 31, 2000 were affected by political advertising and the Sydney Summer Olympic Games, which were carried by our six NBC affiliates. Our results in the future may continue to be affected by this biennial cycle and we have no control over the extent to which our stations may benefit from increased political advertising or whether our stations will be affiliated with the networks that carry the Olympic Games programming. To a lesser extent, our revenues may also fluctuate based on our ability to telecast high profile sporting and entertainment events such as the Super Bowl.

Control by Principal Equityholders--The interests of Nexstar's equityholders may not be aligned with the interests of the holders of the Notes.

   ABRY Broadcast Partners II, L.P. and ABRY Broadcast Partners III, L.P. collectively own securities representing approximately 80.9% of the voting power of Nexstar Broadcasting and therefore indirectly controls the affairs and policies of Nexstar. Additionally, ABRY Broadcast Partners II, L.P. is the manager of Nexstar Broadcasting Group, L.L.C., Nexstar's ultimate parent company and therefore indirectly controls the affairs and policies of Nexstar. Circumstances may occur in which the interests of ABRY could be in conflict with the interests of the holders of the exchange notes. In addition, ABRY may have an interest in pursuing acquisitions, divestitures or other transactions that, in their judgment, could enhance their equity investment, even though these transactions might involve risks to the holders of the exchange notes. See "Management," "Principal Equityholders" and "Certain Relationships and Related Transactions."

                              THE EXCHANGE OFFER

Terms of the Exchange Offer; Period for Tendering Outstanding Exchange Notes

   On May 17, 2001, Nexstar sold the old notes to Banc of America Securities LLC and Barclays Capital Inc. When we sold the old notes, we entered into a registration rights agreement with Banc of America Securities LLC and Barclays Capital. The registration rights agreement requires that we register the old notes sold on May 17, 2001 with the Commission and offer to exchange the new registered exchange notes for the outstanding old notes sold on May 17, 2001.

   We will accept any validly tendered old notes that you do not withdraw before 5:00 p.m., New York City time, on the expiration date. We will issue $1,000 of principal amount at maturity of exchange notes in exchange for each $1,000 principal amount at maturity of your outstanding old notes. You may tender some or all of your old notes in the exchange offer.

   The form and terms of the exchange notes are the same as the form and terms of the outstanding old notes except that:

    (1)the exchange notes being issued in the exchange offer will be registered under the Securities Act and will not have legends restricting their transfer;

    (2)the exchange notes being issued in the exchange offer will not contain the registration rights and liquidated damages provisions contained in the outstanding old notes; and

    (3)interest on the exchange notes will accrue from the last interest date on which interest was paid on your old notes.

   Outstanding old notes that we accept for exchange will not accrue interest after we complete the exchange offer.

   The exchange offer will expire at 5:00 p.m., New York City time, on February 20, 2002, unless we extend it. If we extend the exchange offer, we will issue a notice by press release or other public announcement before 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration date.

   We reserve the right, in our sole discretion:

    (1)to extend the exchange offer;

    (2)to delay accepting your old notes;

    (3)to terminate the exchange offer and not accept any old notes for exchange if any of the conditions have not been satisfied; or

    (4)to amend the exchange offer in any manner.

   We will promptly give oral or written notice of any extension, delay, non-acceptance, termination or amendment. We will also file a post-effective amendment with the Commission if we amend the terms of the exchange offer.

   If we extend the exchange offer, old notes that you have previously tendered will still be subject to the exchange offer and we may accept them. We will promptly return your old notes if we do not accept them for exchange for any reason without expense to you after the exchange offer expires or terminates.

Procedures for Tendering Old Notes

   Only you may tender your old notes in the exchange offer.

   To tender your old notes in the exchange offer, you must:

    (1)complete, sign and date the letter of transmittal which accompanied this prospectus, or a copy of it;

    (2)have the signature on the letter of transmittal guaranteed if required by the letter of transmittal; and

    (3)mail, fax or otherwise deliver the letter of transmittal or copy to the exchange agent;

   OR

if you tender your notes under The Depository Trust Company's book-entry transfer procedures, transmit an agent's message to the exchange agent on or before the expiration date.

   In addition, either:

    (1)the exchange agent must receive certificates for outstanding old notes and the letter of transmittal; or

    (2)the exchange agent must receive a timely confirmation of a book-entry transfer of your old notes into the exchange agent's account at The Depository Trust Company, along with the agent's message; or

    (3)you must comply with the guaranteed delivery procedures described below.

   An agent's message is a computer-generated message transmitted by The Depository Trust Company through its Automated Tender Offer Program to the exchange agent.

   To tender your old notes effectively, you must make sure that the exchange agent receives a letter of transmittal and other required documents before the expiration date.

   When you tender your outstanding old notes and we accept them, the tender will be a binding agreement between you and us in accordance with the terms and conditions in this prospectus and in the letter of transmittal.

   The method of delivery of outstanding old notes, letters of transmittal and all other required documents to the exchange agent is at your election and risk. We recommend that you use an overnight or hand delivery service instead of mail. If you do deliver by mail, we recommend that you use registered mail, properly insured, with return receipt requested. In all cases, you should allow enough time to make sure your documents reach the exchange agent before the expiration date. Do not send a letter of transmittal or notes directly to us. You may request your brokers, dealers, commercial banks, trust companies, or nominees to make the exchange on your behalf.

   Unless you are a registered holder who requests that the exchange notes to be mailed to you and issued in your name, or unless you are an eligible institution, you must have your signature guaranteed on a letter of transmittal or a notice of withdrawal by an eligible institution. An eligible institution is a firm which is a financial institution that is a member of a registered national securities exchange or a participant in the Securities Transfer Agents Medallion Program, the New York Stock Exchange Medallion Signature Program or the Stock Exchanges Medallion Program.

   If the person who signs the letter of transmittal and tenders the old notes is not the registered holder of the old notes, the registered holders must endorse the old notes or sign a written instrument of transfer or exchange that is included with the old notes, with the registered holder's signature guaranteed by an eligible institution. We will decide whether the endorsement or transfer instrument is satisfactory.

   We will decide all questions about the validity, form, eligibility, acceptance and withdrawal of tendered old notes, and our determination will be final and binding on you. We reserve the absolute right to:

    (1)reject any and all tenders of any particular note not properly tendered;

    (2)refuse to accept any old note if, in our judgment or the judgment of our counsel, the acceptance would be unlawful; and

    (3)waive any defects or irregularities or conditions of the exchange offer as to any particular old note either before or after the expiration date. This includes the right to waive the ineligibility of any holder who seeks to tender old notes in the exchange offer.

   Our interpretation of the terms and conditions of the exchange offer, including the instructions in the letter of transmittal, will be final and binding on all parties. You must cure any defects or irregularities in connection with tenders of old notes as we will determine. Neither we, the exchange agent nor any other person will incur any liability for failure to notify you of any defect or irregularity with respect to your tender of old notes.

   If the letter of transmittal is signed by a person or persons other than the registered holder or holders of outstanding old notes, the outstanding old notes must be endorsed or accompanied by powers of attorney, in either case signed exactly as the name or names of the registered holder or holders that appear on the outstanding old notes.

   If trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity sign the letter of transmittal or any notes or power of attorney on your behalf, those persons must indicate their capacity when signing, and submit satisfactory evidence to us with the letter of transmittal demonstrating their authority to act on your behalf.

   To participate in the exchange offer, we require that you represent to us that:

    (1)you or any other person acquiring exchange notes for your outstanding old notes in the exchange offer is acquiring them in the ordinary course of business;

    (2)neither you nor any other person acquiring exchange notes in exchange for your outstanding old notes is engaging in or intends to engage in a distribution of the exchange notes issued in the exchange offer;

    (3)neither you nor any other person acquiring exchange notes in exchange for your outstanding old notes has an arrangement or understanding with any person to participate in the distribution of exchange notes issued in the exchange offer;

    (4)neither you nor any other person acquiring exchange notes in exchange for your outstanding old notes is our "affiliate" as defined under Rule 405 of the Securities Act; and

    (5)if you or another person acquiring exchange notes for your outstanding old notes is a broker-dealer, you will receive exchange notes for your own account, you acquired exchange notes as a result of market-making activities or other trading activities, and you acknowledge that you will deliver a prospectus in connection with any resale of your exchange notes.

   Broker-dealers who cannot make the representations in item (5) of the paragraph above cannot use this exchange offer prospectus in connection with resales of the exchange notes issued in the exchange offer.

   If you are our "affiliate," as defined under Rule 405 of the Securities Act, you are a broker-dealer who acquired your outstanding old notes in the initial offering and not as a result of market-making or trading activities, or if you are engaged in or intend to engage in or have an arrangement or understanding with any person to participate in a distribution of exchange notes acquired in the exchange offer, you or that person:

    (1)may not rely on the applicable interpretations of the staff of the Commission; and

    (2)must comply with the registration and prospectus delivery requirements of the Securities Act when reselling the exchange notes.

Acceptance of Outstanding Old Notes for Exchange; Delivery of Exchange Notes Issued in the Exchange Offer

   We will accept validly tendered old notes when the conditions to the exchange offer have been satisfied or we have waived them. We will have accepted your validly tendered old notes when we have given oral or written notice to the exchange agent. The exchange agent will act as agent for the tendering holders for the purpose of receiving the exchange notes from us. If we do not accept any tendered old notes for exchange because of an invalid tender or other valid reason, the exchange agent will return the certificates, without expense, to the tendering holder. If a holder has tendered old notes by book-entry transfer, we will credit the notes to an account maintained with The Depository Trust Company. We will return certificates or credit the account at The Depository Trust Company as promptly as practicable after the exchange offer terminates or expires.

Book-Entry Transfers

   The exchange agent will make a request to establish an account at The Depository Trust Company for purposes of the exchange offer within two business days after the date of this prospectus. Any financial institution that is a participant in The Depository Trust Company's systems must make book-entry delivery of outstanding old notes by causing The Depository Trust Company to transfer those outstanding old notes into the exchange agent's account at The Depository Trust Company in accordance with The Depository Trust Company's Automated Tender Offer Procedures. The participant should transmit its acceptance to The Depository Trust Company on or before the expiration date or comply with the guaranteed delivery procedures described below. The Depository Trust Company will verify acceptance, execute a book-entry transfer of the tendered outstanding old notes into the exchange agent's account at The Depository Trust Company and then send to the exchange agent confirmation of the book-entry transfer. The confirmation of the book-entry transfer will include an agent's message confirming that The Depository Trust Company has received an express acknowledgment from the participant that the participant has received and agrees to be bound by the letter of transmittal and that we may enforce the letter of transmittal against the participant. Delivery of exchange notes issued in the exchange offer may be effected through book-entry transfer at The Depository Trust Company. However, the letter of transmittal or facsimile of it or an agent's message, with any required signature guarantees and any other required documents, must:

    (1)be transmitted to and received by the exchange agent at the address listed below under "Exchange Agent" on or before the expiration date; or

    (2)the guaranteed delivery procedures described below must be complied with.

Guaranteed Delivery Procedures

   If you are a registered holder of outstanding old notes who desires to tender old notes but your old notes are not immediately available, or time will not permit your old notes or other required documents to reach the exchange agent before the expiration date, or the procedure for book-entry transfer cannot be completed on a timely basis, you may effect a tender if:

    (1)you tender the old notes through an eligible institution;

    (2)before the expiration date, the exchange agent received from the eligible institution a notice of guaranteed delivery in the form we have provided. The notice of guaranteed delivery will state the name and address of the holder of the old notes being tendered and the amount of old notes being tendered, that the tender is being made and guarantee that within three New York Stock Exchange trading days after the notice of guaranteed delivery is signed, the certificates for all physically tendered old notes, in proper form for transfer, or a book-entry confirmation, together with a properly completed and signed letter of transmittal with any required signature guarantees and any other documents required by the letter of transmittal will be deposited by the eligible institution with the exchange agent; and

    (3)the certificates for all physically tendered outstanding old notes, in proper form for transfer, or a book-entry confirmation, together with a properly completed and signed letter of transmittal with any required signature guarantees and all other documents required by the letter of transmittal, are received by the exchange agent within five New York Stock Exchange trading days after the date of execution of the notice of guaranteed delivery.

Withdrawal Rights

   You may withdraw your tender of outstanding notes at any time before 5:00 p.m., New York City time, on the expiration date.

   For a withdrawal to be effective, you must make sure that, before 5:00 p.m., New York City time, on the expiration date, the exchange agent receives a written notice of withdrawal at one of the addresses below or, if you are a participant of The Depository Trust Company, an electronic message using The Depository Trust Company's Automated Tender Offer Program.

   A notice of withdrawal must:

    (1)specify the name of the person that tendered the old notes to be withdrawn;

    (2)identify the old notes to be withdrawn, including the principal amount at maturity of the old notes;

    (3)be signed by the holder in the same manner as the original signature on the letter of transmittal by which the old notes were tendered or be accompanied by documents of transfer; and

    (4)if you have transmitted certificates for outstanding old notes, specify the name in which the old notes are registered, if different from that of the withdrawing holder, and identify the serial numbers of the certificates.

   If you have tendered old notes under the book-entry transfer procedure, your notice of withdrawal must also specify the name and number of an account at The Depository Trust Company to which your withdrawn old notes can be credited.

   We will decide all questions as to the validity, form and eligibility of the notices and our determination will be final and binding on all parties. Any tendered old notes that you withdraw will be not be considered to have been validly tendered. We will return any outstanding old notes that have been tendered but not exchanged, or credit them to The Depository Trust Company account, as soon as practicable after withdrawal, rejection of tender, or termination of the exchange offer. You may retender properly withdrawn old notes by following one of the procedures described above before the expiration date.

Conditions to the Exchange Offer

   We are not required to accept for exchange, or to issue exchange notes in exchange for, any outstanding old notes. We may terminate or amend the exchange offer, if at any time before the acceptance of outstanding notes:

    (1)any federal law, statute, rule or regulation has been adopted or enacted which, in our judgment, would reasonably be expected to impair our ability to proceed with the exchange offer;

    (2)if any stop order is threatened or in effect with respect to the registration statement which this prospectus is a part of or the qualification of the indenture under the Trust Indenture Act of 1939; or

    (3)there is a change in the current interpretation by the staff of the Commission which permits holders who have made the required representations to us to resell, offer for resale, or otherwise transfer exchange notes issued in the exchange offer without registration of the exchange notes and delivery of a prospectus, as discussed above.

   These conditions are for our sole benefit and we may assert or waive them at any time and for any reason. However, the exchange offer will remain open for at least five business days following any waiver of the preceding conditions. Our failure to exercise any of the foregoing rights will not be a waiver of our rights.

Exchange Agent

   You should direct all signed letters of transmittal to the exchange agent, The Bank of New York. You should direct questions, requests for assistance, and requests for additional copies of this prospectus, the letter of transmittal and the notice of guaranteed delivery to the exchange agent addressed as follows:


 By Registered or Certified Mail:  By Hand Delivery (before 4:30 p.m.):    By Overnight Courier and By Hand
                                                                        after 4:30 p.m. on the Expiration Date:
      The Bank of New York,               The Bank of New York,
 c/o United States Trust Company     c/o United States Trust Company             The Bank of New York,
           of New York                         of New York                  c/o United States Trust Company
P.O. Box 112 Bowling Green Station       30 Broad Street, B-Level                     of New York
  New York, New York 10274-0084       New York, New York 10004-2304           30 Broad Street 14th Floor
                                                                             New York, New York 10004-2304
                                              By Facsimile:
                                              (212) 422-0183
                                                    or
                                              (646) 458-8111
                                          Attn: Customer Service
                                          Confirm by telephone:
                                              (800) 548-6565

   Delivery or fax of the letter of transmittal to an address or number other than those above is not a valid delivery of the letter of transmittal.

Fees and Expenses

   We will not make any payment to brokers, dealers, or others soliciting acceptances of the exchange offer except for reimbursement of mailing expenses.

   We will pay the estimated cash expenses connected with the exchange offer. We estimate that these expenses will be approximately $250,000.

Accounting Treatment

   The exchange notes will be recorded at the same carrying value as the existing old notes, as reflected in our accounting records on the date of exchange. Accordingly, we will recognize no gain or loss for accounting purposes. The expenses of the exchange offer will be expensed over the term of the exchange notes.

Transfer Taxes

   If you tender outstanding old notes for exchange you will not be obligated to pay any transfer taxes. However, if you instruct us to register exchange notes in the name of, or request that your old notes not tendered or not accepted in the exchange offer be returned to, a person other than you, you will be responsible for paying any transfer tax owed.

  You May Suffer Adverse Consequences if You Fail to Exchange Outstanding Exchange Notes

   If you do not tender your outstanding old notes, you will not have any further registration rights, except for the rights described in the registration rights agreements and described above, and your old notes will continue to be subject to restrictions on transfer when we complete the exchange offer. Accordingly, if you do not tender your notes in the exchange offer, your ability to sell your old notes could be adversely affected. Once we have completed the exchange offer, holders who have not tendered notes will not continue to be entitled to any increase in interest rate that the indenture provides for if we do not complete the exchange offer.

   Holders of the exchange notes issued in the exchange offer and old notes that are not tendered in the exchange offer will vote together as a single class under the indenture governing the Notes.

  Consequences of Exchanging Outstanding Old Notes

   If you make the representations that we discuss above, we believe that you may offer, sell or otherwise transfer the exchange notes to another party without registration of your notes or delivery of a prospectus.

   We base our belief on interpretations by the staff of the Commission in no-action letters issued to third parties. If you cannot make these representations, you cannot rely on this interpretation by the Commission's staff and you must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a resale of the old notes. A broker-dealer that receives exchange notes for its own account in exchange for its outstanding old notes must acknowledge that it acquired as a result of market making activities or other trading activities and that it will deliver a prospectus in connection with any resale of the exchange notes. Broker-dealers who can make these representations may use this exchange offer prospectus, as supplemented or amended, in connection with resales of exchange notes issued in the exchange offer.

   However, because the Commission has not issued a no-action letter in connection with this exchange offer, we cannot be sure that the staff of the Commission would make a similar determination regarding the exchange offer as it has made in similar circumstances.

  Shelf Registration

   The registration rights agreement also requires that we file a shelf registration statement if:

   (1) we cannot file a registration statement for the exchange offer because the exchange offer is not permitted by law;

   (2) law or Commission policy prohibits a holder from participating in the exchange offer;

   (3) a holder cannot resell the exchange notes it acquires in the exchange offer without delivering a prospectus and this prospectus is not appropriate or available for resales by the holder; or

   (4) a holder is a broker-dealer and holds notes acquired directly from us or one of our affiliates.

   We will also register the exchange notes under the securities laws of jurisdictions that holders may request before offering or selling notes in a public offering. We do not intend to register exchange notes in any jurisdiction unless a holder requests that we do so.

   Old notes will be subject to restrictions on transfer until:

   (1) a person other than a broker-dealer has exchanged the old notes in the exchange offer;

   (2) a broker-dealer has exchanged the old notes in the exchange offer and sells them to a purchaser that receives a prospectus from the broker, dealer on or before the sale;

   (3) the old notes are sold under an effective shelf registration statement that we have filed; or

   (4) the old notes are sold to the public under Rule 144 of the Securities
       Act.

                                USE OF PROCEEDS

   The old notes were issued as part of units that were sold to the initial purchasers on May 17, 2001. Each unit consisted of one old note and one share of Class B Common Stock of Nexstar Equity Corp. The net proceeds of the offering of the units was $19.2 million after deducting fees and expenses. Nexstar used the net proceeds of the offering of the units to repay $11.2 million (including accrued interest) of an unsecured interim loan and $8.0 million to redeem certain preferred equity interests held by ABRY. The unsecured interim loan was a $40.0 million senior unsecured facility, of which approximately $11.2 million (including accrued interest) was outstanding at the time of the offering of the units, which would have matured in January 2008 and bore an effective interest rate of 14% at the time of the offering of the units. The unsecured interim loan accreted quarterly and was to become cash-pay in January 2005.

   We will not receive any cash proceeds from the issuance of the exchange notes in the exchange offer. In consideration for issuing the exchange notes as contemplated in this prospectus, we will receive existing old notes in equal principal amount at maturity, the terms of which are the same in all material respects to the exchange notes. The old notes surrendered in exchange for the exchange notes will be retired or cancelled and not reissued. Accordingly, the issuance of the exchange notes will not result in any increase or decrease in our debt.

                       DESCRIPTION OF THE REORGANIZATION

   As required by the terms of the indenture governing the Notes, on August 6, 2001, pursuant to an assignment and assumption agreement, the entity formerly known as Nexstar Finance Holdings, L.L.C. contributed all of the equity interests of Nexstar Finance, L.L.C. (a 100% wholly owned subsidiary of the entity formerly known as Nexstar Finance Holdings, L.L.C.) and all shares of common stock of Nexstar Finance, Inc. (also a 100% wholly owned subsidiary of the entity formerly known as Nexstar Finance Holdings, L.L.C.) to a newly created wholly owned subsidiary of the entity formerly known as Nexstar Finance Holdings, L.L.C., NBG, L.L.C. As a result of this transaction, all of the net assets of the entity formerly known as Nexstar Finance Holdings, L.L.C. were transferred to NBG, L.L.C. with the exception of an intercompany note payable to Nexstar Broadcasting Group, L.L.C. (the ultimate parent company of the entity formerly known as Nexstar Finance Holdings, L.L.C.) of $31.6 million plus accrued interest. Simultaneous with this reorganization, the entity formerly known as Nexstar Finance Holdings, L.L.C. was renamed Nexstar Finance Holdings II, L.L.C. and NBG, L.L.C. was renamed Nexstar Finance Holdings, L.L.C. In addition, upon completion of this reorganization, Nexstar Broadcasting's guaranty of the Notes was released and all obligations of Nexstar Broadcasting under the indenture governing the Notes ceased to be effective. The reorganization has been accounted for in a manner similar to a pooling of interests and, accordingly, the financial information for Nexstar Finance Holdings, L.L.C. (formerly NBG, L.L.C.) for all periods has been revised to reflect the reorganization.

                                CAPITALIZATION

   The following table sets forth our cash, cash equivalents and restricted cash and capitalization as of September 30, 2001. You should read this table in conjunction with the section "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our consolidated financial statements and related notes included elsewhere in this prospectus.

                                                      As of         As of
                                                  September 30, September 30,
                                                      2001          2001
                                                  ------------- -------------
                                                     Actual       Pro forma
                                                  ------------- -------------
                                                        (in thousands)
   Cash, cash equivalents and restricted cash....   $ 12,607      $ 12,357
                                                    ========      ========
   Debt:
      Senior credit facilities(1)................    137,174       143,174
      Senior subordinated notes, net of discount.    153,940       153,940
      Senior discount notes, net of discount.....     19,952        19,952
      Other......................................         31            31
                                                    --------      --------
          Total debt.............................    311,097       317,097
                                                    --------      --------
   Member's interest:
      Contributed capital........................    139,737       139,737
      Accumulated deficit........................    (61,404)      (61,404)
                                                    --------      --------
          Total member's interest................     78,333        78,333
                                                    --------      --------
          Total capitalization...................   $389,430      $395,430
                                                    ========      ========

--------
(1) At September 30, 2001, there were $75.0 million of unused commitments under our senior credit facilities. Excludes Nexstar Finance's guarantee of a $3.0 million loan for a related party.

                       NEXSTAR FINANCE HOLDINGS, L.L.C.

        UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

   The tables on the following pages have been prepared by Nexstar and are based on the historical financial statements of Nexstar, KMID, KODE, KTAL, WCIA/WCFN and WMBD and the assumptions and adjustments described in the accompanying notes.

   The unaudited pro forma condensed consolidated balance sheet gives effect to the time brokerage agreement with KODE as if it had taken effect on September 30, 2001. The unaudited pro forma condensed consolidated balance sheet should be read in conjunction with the financial statements of Nexstar and the related notes, which are included elsewhere in this prospectus.

   The unaudited pro forma condensed consolidated statements of operations (a) give effect to the acquisitions, Mission Broadcasting of Joplin, Inc.'s time brokerage agreement with KODE and financing transactions as described under "Prospectus Summary-Recent Developments," as if each had occurred on January 1, 2000 and (b) do not purport to represent what our results of operations or financial position actually would have been if the acquisitions and financing transactions had occurred as of the date indicated or what our results of operations or financial position will be for future periods. See "Use of Proceeds." The unaudited pro forma condensed consolidated statements of operations should be read in conjunction with the financial statements of Nexstar, KMID, KTAL, WCIA/WCFN and WMBD and KODE and the related notes, which are included elsewhere in this prospectus.

   KMID and KODE were operated as part of GOCOM Holdings, LLC prior to KMID's acquisition by Nexstar and KODE's time brokerage agreement with Mission Broadcasting of Joplin, Inc.; KTAL operated as part of KCMC, Inc., a subsidiary of Camden News Publishing Company and WCIA/WCFN and WMBD were operated as part of Midwest Television, Inc. The historical carve-out financial data presented on the following pages reflect periods during which none of KMID, KODE, KTAL, WCIA/WCFN and WMBD operated as an independent company and, accordingly, certain allocations were made in preparing such carve-out financial data. Therefore, such carve-out financial data may not reflect the results of operations or the financial condition which would have resulted if KMID, KODE, KTAL, WCIA/WCFN and WMBD had each operated as a separate independent company, and are not necessarily indicative of the future results of operations or financial position of any of KMID, KODE, KTAL, WCIA/WCFN and WMBD.

                       NEXSTAR FINANCE HOLDINGS, L.L.C.

           UNAUDITED PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET

                           AS OF SEPTEMBER 30, 2001

                                                                                                 Pro Forma     Unaudited
                                                                              Historical/(1)/ Adjustments/(2)/ Pro Forma
-                                                                             --------------  ---------------  ---------
-                                                                                            (in thousands)
Current assets
   Cash, cash equivalents and restricted cash................................    $ 12,607         $ (250)(a)   $ 12,357
   Accounts receivable, net..................................................      21,641             --         21,641
   Current portion of broadcast rights.......................................      15,037             --         15,037
   Other current assets......................................................       2,023             --          2,023
                                                                                 --------         ------       --------
   Total current assets......................................................      51,308           (250)        51,058
Property and equipment, net..................................................      59,935             --         59,935
Broadcast rights.............................................................       5,116             --          5,116
Due from parent entities.....................................................         907             --            907
Intangible assets, net.......................................................     318,044            250(a)     318,294
Other assets.................................................................          66          6,000(b)       6,066
                                                                                 --------         ------       --------
   Total assets..............................................................    $435,376         $6,000       $441,376
                                                                                 ========         ======       ========
Current liabilities
   Accounts payable and accrued expenses.....................................    $ 18,323             --       $ 18,323
   Current portion of broadcast rights payable...............................      15,022             --         15,022
   Current portion of senior credit facilities and capital lease obligations.         403             --            403
                                                                                 --------         ------       --------
   Total current liabilities.................................................      33,748             --         33,748
Senior credit facilities and capital lease obligations.......................     136,771          6,000(b)     142,771
Senior subordinated notes....................................................     153,940             --        153,940
Senior discount notes........................................................      19,952             --         19,952
Broadcast rights payable.....................................................       5,070             --          5,070
Other liabilities............................................................       7,562             --          7,562
                                                                                 --------         ------       --------
   Total liabilities.........................................................     357,043          6,000        363,043
                                                                                 --------         ------       --------
Member's interest
   Contributed capital.......................................................     139,737             --        139,737
   Accumulated other comprehensive loss......................................        (333)            --              -(333)
   Accumulated deficit.......................................................     (61,071)            --        (61,071)
                                                                                 --------         ------       --------
   Total member's interest...................................................      78,333             --         78,333
                                                                                 --------         ------       --------
   Total liabilities and member's interest...................................    $435,376         $6,000       $441,376
                                                                                 ========         ======       ========



    See notes to unaudited pro forma condensed consolidated balance sheet.

                       NEXSTAR FINANCE HOLDINGS, L.L.C.

       NOTES TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET

                           AS OF SEPTEMBER 30, 2001

(1) Includes the unaudited consolidated balance sheet of Nexstar at September 30, 2001.

(2)(a) To record fees relating to this exchange offer.
    (b) To record the $6,000 deposit placed in escrow for the purchase of KODE. Mission Broadcasting of Joplin, Inc. will operate KODE under a time brokerage agreement until September 2002. Mission Broadcasting of Joplin, Inc. will pay an additional $8,000 at closing.

                       NEXSTAR FINANCE HOLDINGS, L.L.C.

      UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

                     NINE MONTHS ENDED SEPTEMBER 30, 2001

                                                                                               Unaudited
                                                                              Pro Forma           Pro
                                              Historical/(1)/ KODE/(2)/ Adjustments/(3)(4)(5)/   Forma
                                              --------------  --------  ---------------------  ---------
                                                                  (in thousands)
Statement of Operations Data:
Net broadcast revenue........................    $ 70,957     $ 3,444          $    --         $ 74,401
Trade and barter revenue.....................       7,556         377               --            7,933

                                                 --------     -------          -------         --------
Total net revenue............................      78,513       3,821               --           82,334
Operating costs and expenses:
   Station operating expenses................      23,077       1,181               --           24,258
   Selling, general and administrative.......      20,619       1,180             (177)(a)       21,937
                                                                                   315 (b)
   Amortization of program rights............      11,830         643               --           12,473
   Depreciation and amortization.............      25,261       1,528           (1,528)(c)       25,261

                                                 --------     -------          -------         --------
Income (loss) from operations................      (2,274)       (711)           1,390           (1,595)
Interest expense.............................      29,026       3,499              784 (d)       29,810
                                                                                (3,499)(e)
Interest income..............................        (297)         --               --             (297)
Other expense, net...........................         426           2               58 (f)          486

                                                 --------     -------          -------         --------
Income (loss) before benefit for income taxes     (31,429)     (4,212)           4,047          (31,594)
(Provision) benefit for income taxes.........         628          --               14 (g)          642

                                                 --------     -------          -------         --------
Net income (loss)............................    $(30,801)    $(4,212)         $ 4,061         $(30,952)

                                                 ========     =======          =======         ========



See notes to unaudited pro forma condensed consolidated statement of operations.

                       NEXSTAR FINANCE HOLDINGS, L.L.C.

  NOTES TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

                     NINE MONTHS ENDED SEPTEMBER 30, 2001
                            (dollars in thousands)

(1) Includes the unaudited consolidated statement of operations of Nexstar for the nine months ended September 30, 2001

(2) Mission Broadcasting of Joplin, Inc. entered into a time brokerage agreement with KODE in December 2001 and will acquire the station in September 2002 for a purchase price of $14,000. The results of operations includes the actual audited results for KODE from January 1, 2001 until September 30 2001. Under the terms of the time brokerage agreement, Mission Broadcasting of Joplin, Inc. is entitled to KODE's revenue and pays its operating expenses. There is no depreciation or amortization of intangible assets as Mission Broadcasting of Joplin, Inc. does not assume the right to the related assets until closing, nor do they have any obligation to service KODE's debt.

(3)(a) To eliminate KODE's historical management fee of $177.
   (b) To record a time brokerage agreement fee of $35 per month to be paid by Mission Broadcasting of Joplin, Inc. to KODE's owner until the purchase of the station is complete in September 2002.
   (c) To eliminate KODE's historical depreciation and amortization expense.
   (d) To record the interest expense and amortization of debt financing costs relating to Mission Broadcasting of Joplin, Inc.'s $6,000 deposit to purchase KODE, Nexstar's financing transactions and the Reorganization.

    Pro forma interest expense on senior credit facilities (assuming weighted average rate of
      8.75%)/(1)(2)/.............................................................................. $  9,394
    Pro forma interest expense on senior subordinated notes (assuming rate of 12.875%)............   14,865
    Pro forma interest expense on Notes (assuming rate of 17.07%).................................    2,554
    Pro forma amortization of debt financing costs................................................    2,997
    Elimination of historical interest expense (includes amortization of debt financing costs)....  (29,026)

                                                                                                   --------
    Pro forma adjustment.......................................................................... $    784

                                                                                                   ========

--------
    (1)If the assumed interest rate on the senior credit facilities increased by 0.125%, total pro forma interest expense would increase by $179.
    (2)Calculation of pro forma interest expense includes the $6,000 deposit made by Mission Broadcasting of Joplin, Inc. to purchase KODE which Mission Broadcasting of Joplin, Inc. financed through its senior credit facility.

   (e) To eliminate KODE's historical interest expense.
   (f) To eliminate KODE's realized gain on the sale of a broadcast tower.
 (g)To record income tax adjustment of $14 required to result in a pro forma income tax provision based on Nexstar's historical tax provision using historical amounts and the direct tax effect of the pro forma transactions.

(4) Does not include the results of operations of WCIA/WCFN and WMBD for the twelve days prior to acquisition on January 12, 2001. Amounts are deemed de minimus.

(5) Does not reflect capital contribution of $15,000 to Nexstar Finance Holdings, L.L.C. from Nexstar Finance Holdings II, L.L.C. on November 14, 2001, the proceeds of which were used to reduce debt.

                       NEXSTAR FINANCE HOLDINGS, L.L.C.

      UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

                         YEAR ENDED DECEMBER 31, 2000

                                                                                                                      Unaudited
                                                                        WCIA/WCFN                    Pro Forma           Pro
                                   Historical/(1)/ KMID/(2)/ KTAL/(3)/ and WMBD/(4)/ KODE/(5)/ Adjustments/(5)(6)(7)/   Forma
                                   --------------  --------  --------  ------------  --------  ---------------------  ---------
                                                                  (in thousands)
Statement of Operations Data:
Net broadcast revenue.............    $107,085      $1,299    $7,283      $   --     $ 5,368        $       174 (a)   $121,149
                                                                                                            (60)(b)
Other revenue.....................          --          --        --       4,665          --             (1,854)(b)         --
                                                                                                         (2,811)(b)
Trade and barter revenue..........      10,382          98     1,047       1,109         333             (1,109)(b)     11,860
                                      --------      ------    ------      ------     -------        -----------       --------
Total net revenue.................     117,467       1,397     8,330       5,774       5,701             (5,660)       133,009
Operating costs and expenses:
  Station operating expenses......      29,269         453     1,823       1,082       1,494             (1,082)(b)     33,039
  Selling, general and
   administrative.................      28,790         439     3,143         289       1,701             (1,914)(b)     32,326
                                                                                                           (542)(c)
                                                                                                            420 (d)
  Amortization of program rights..      16,905         239     1,697       3,084         618             (3,084)(b)     19,459
  Depreciation and amortization...      23,933         304       185         944       2,078              8,041(e)      33,407
                                                                                                         (2,078)(f)
                                      --------      ------    ------      ------     -------        -----------       --------
Income (loss) from operations.....      18,570         (38)    1,482         375        (190)            (5,421)        14,778
Interest expense..................      20,045         210        --          --       6,663             18,748 (g)     39,003
                                                                                                         (6,663)(h)
Interest income...................        (309)         --       (14)         --          --                 --           (323)
Other expense.....................         259          --        --          --          27                 27 (i)        313
                                      --------      ------    ------      ------     -------        -----------       --------
Income (loss) before provision for
 income taxes.....................      (1,425)       (248)    1,496         375     $(6,880)           (17,533)       (24,215)
(Provision) benefit for income
 taxes............................      (1,098)         --      (576)         (6)         --                460 (j)     (1,220)
                                      --------      ------    ------      ------     -------        -----------       --------
Net income (loss).................    $ (2,523)     $ (248)   $  920      $  369     $(6,880)       $   (17,073)      $(25,435)
                                      ========      ======    ======      ======     =======        ===========       ========



See notes to unaudited pro forma condensed consolidated statement of operations.

                       NEXSTAR FINANCE HOLDINGS, L.L.C.

  NOTES TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

                         YEAR ENDED DECEMBER 31, 2000
                            (dollars in thousands)

(1) Includes the audited consolidated statement of operations of Nexstar for the year ended December 31, 2000.

(2) Nexstar acquired KMID on September 24, 2000. The results of operations include the actual unaudited results for KMID from January 1, 2000 through September 23, 2000.

(3) Nexstar acquired KTAL on November 1, 2000. The results of operations includes the actual audited results for KTAL from January 1, 2000 through October 31, 2000.

(4) Nexstar acquired WCIA/WCFN and WMBD on January 12, 2001. The results of operations includes the actual unaudited results for WCIA/WCFN and WMBD from December 1, 1999 through November 30, 2000.

(5) Mission Broadcasting of Joplin, Inc. entered into a time brokerage agreement with KODE in December 2001 and will acquire the station in September 2002 for a purchase price of $14,000. The results of operations includes the actual audited results for KODE from January 1, 2000 until December 31, 2000. Under the terms of the time brokerage agreement, Mission Broadcasting of Joplin, Inc. is entitled to KODE's revenue and pays its operating expenses. There is no depreciation or amortization of intangible assets because Mission Broadcasting of Joplin, Inc. does not assume the right to the related assets until closing, nor does Mission Broadcasting of Joplin, Inc. have any obligation to service KODE's debt.

(6)(a) To reduce national representative commissions by $174. Nexstar did not assume contracts from any entity acquired. Therefore, commissions on revenues from acquisitions prior to ownership have been calculated at Nexstar's contractual rate.

   (b) To eliminate fees and reimbursable expenses related to Nexstar's time brokerage agreements with WCIA/WCFN and WMBD and KMID.

   (c) To eliminate ABRY management fee of $276 incurred under Nexstar's management agreement with ABRY, which was terminated as of December 31, 2000 in conjunction with the offering of the senior subordinated notes and to eliminate KODE's historical management fee of $266.

(d) To record a time brokerage agreement fee of $35 per month to be paid by Mission Broadcasting of Joplin, Inc. to KODE's owner until the purchase of the station is complete in September 2002.

   (e) To record depreciation and amortization due to excess of purchase price over historical cost generated from the acquisitions of KMID, KTAL and WCIA/WCFN and WMBD, as of January 1, 2000.

    At December 31, 2000, on a pro forma basis based on the purchase price allocation of KMID, KTAL and WCIA/WCFN and WMBD, intangible assets and property and equipment consisted of the following:


            Intangible Assets
------------------------------------------
                     Useful Life    Pro
                       (years)     Forma
                     ------------ --------
Goodwill............      40       101,216
Network affiliation
  agreement.........      15       169,855
FCC license.........      15        77,044
Debt financing costs term of debt      594
Other...............     1-15        5,788
                                  --------
                                  $354,497
                                  ========

                             Property and Equipment
                   ------------------------------------------
                                         Useful Life    Pro
                                           (years)     Forma
                                        ------------- -------
                   Buildings, land and
                   improvements........      39        18,422
                   Leasehold
                   improvements........ term of lease   1,216
                   Studio equipment....      5-7       37,706
                   Transmission
                   equipment...........     5-15       23,243
                   Office equipment and
                   furniture...........      5-7        4,726
                   Vehicles............       5         3,853
                   Construction in
                   progress............      N/A          308
                                                      -------
                                                      $89,474
                                                      =======

        Pro forma depreciation and amortization................ $ 33,407
        Elimination of historical depreciation and amortization  (25,366)
                                                                --------
        Pro forma adjustment................................... $  8,041
                                                                ========

 (f)To eliminate KODE's historical depreciation and amortization expense.

 (g)To record interest expense and amortization of debt financing costs relating to Nexstar's recent acquisitions, Mission Broadcasting of Joplin, Inc.'s $6,000 deposit to purchase KODE, financing transactions and the Reorganization.

 Pro forma interest expense on senior credit facilities (assuming weighted average rate of
   8.75%)/(1)(2)/.......................................................................... $ 13,663
 Pro forma interest expense on senior subordinated notes (assuming rate of 12.875%)........   19,778
 Pro forma interest expense on Notes (assuming rate of 17.07%).............................    3,199
 Pro forma amortization of debt financing costs............................................    2,363
 Elimination of historical interest expense (includes amortization of debt financing costs)  (20,255)
                                                                                            --------
 Pro forma adjustment...................................................................... $ 18,748
                                                                                            ========

  ------
    (1)If the assumed interest rate on the senior credit facilities increased by 0.125%, total pro forma interest expense would increase by $195.

    (2)Calculation of pro forma interest expense includes the $6,000 deposit made by Mission Broadcasting of Joplin, Inc. to purchase KODE which Mission Broadcasting of Joplin, Inc. financed through its senior credit facility.

 (h)To eliminate KODE's historical interest expense.

 (i)To eliminate KODE's realized gain on the sale of a broadcast tower.

 (j)To record income tax adjustment of $460 required to result in a pro forma income tax provision based on our historical tax provision using historical amounts and the direct tax effect of the pro forma transactions.

(7) Does not reflect capital contribution of $15,000 to Nexstar Finance Holdings, L.L.C. from Nexstar Finance Holdings II, L.L.C. on November 14, 2001, the proceeds of which were used to reduce debt.

                SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA

   The selected historical consolidated financial data presented below for the years ended December 31, 1998, 1999 and 2000 has been derived from our audited consolidated financial statements contained elsewhere in this prospectus. The selected historical financial and other data presented below for the nine month periods ended September 30, 2000 and 2001, has been derived from the unaudited financial statements of Nexstar contained elsewhere in this prospectus which in the opinion of management reflect all adjustments necessary to present fairly the financial position and results of operations for the periods presented. The selected historical combined consolidated financial data presented below for the years ended December 31, 1996 and 1997 have been derived from the audited combined financial statements of Nexstar's predecessor entities. These entities have been presented on a combined basis because they were under the common control of ABRY, the principal equityholder of Nexstar Broadcasting Group until they were reorganized into Nexstar Broadcasting Group on January 5, 1998. While the Bastet Group is comprised of special purpose entities which are consolidated in Nexstar's financial statements, the Bastet Group are not guarantors of the Notes. You should read the following financial data in conjunction with the section "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the consolidated financial statements and related notes included elsewhere in this prospectus.

                                                                                                        Nine Months Ended
                                                               Fiscal Year Ended December 31,             September 30,
                                                       ----------------------------------------------  ------------------
                                                        1996     1997      1998      1999      2000      2000        2001
                                                       -------  -------  --------  --------  --------  --------    --------
                                                                             (dollars in thousands)
                                                          Predecessor                                       Unaudited
                                                       ----------------                                ------------------
Statement of Operations Data:
Net broadcast revenue/(1)/............................ $ 3,940  $20,876  $ 56,005  $ 78,490  $107,085  $ 74,368    $ 70,957
Trade and barter revenue..............................     366    2,683     6,606     8,470    10,382     6,639       7,556

                                                       -------  -------  --------  --------  --------  --------    --------
Total net revenue.....................................   4,306   23,559    62,611    86,960   117,467    81,007      78,513
Operating costs and expenses:
 Station operating expenses...........................   1,903    6,556    16,960    23,760    29,269    21,301      23,077
 Selling, general and administrative..................   1,022    9,807    15,514    23,645    28,790    20,878      20,619
 Amortization of program rights.......................     397    3,077     8,972    13,580    16,905    11,781      11,830
 Depreciation and amortization........................   2,239    5,698    21,254    20,467    23,933    17,518      25,261
                                                       -------  -------  --------  --------  --------  --------    --------
Income (loss) from operations.........................  (1,255)  (1,579)      (89)    5,508    18,570     9,529      (2,274)
Interest expense......................................     893    2,669    11,588    16,282    20,045    17,180      29,026
Interest income.......................................      --      (37)     (136)     (262)     (309)     (233)       (297)
Other expense.........................................      --       --       125       249       259       236         426
                                                       -------  -------  --------  --------  --------  --------    --------
Loss before benefit for income taxes and extraordinary
 item.................................................  (2,148)  (4,211)  (11,666)  (10,761)   (1,425)   (7,654)    (31,429)
(Provision) benefit for income taxes..................      --      731       (98)     (658)   (1,098)     (373)        628
                                                       -------  -------  --------  --------  --------  --------    --------
Loss before extraordinary item........................  (2,148)  (3,480)  (11,764)  (11,419)   (2,523)   (8,027)    (30,801)
Extraordinary item, net of income tax benefit.........      --       --        --    (2,829)       --                  (263)
                                                       -------  -------  --------  --------  --------  --------    --------
Net loss.............................................. $(2,148) $(3,480) $(11,764) $(14,248) $ (2,523) $ (8,027)   $(31,064)
                                                       =======  =======  ========  ========  ========  ========    ========
Balance Sheet Data (end of period):
Cash, cash equivalents and restricted cash............ $   608  $ 1,358  $  1,964  $  2,989  $  2,750  $  9,338    $ 12,607
Total assets..........................................  20,462   66,973   209,610   287,229   318,275   295,210     435,376
Total debt/(2)/.......................................  17,500   35,168   140,545   203,531   253,556   228,949     311,066
Total member's interest...............................     852   14,907    45,470    34,187    31,524    31,838      78,333

Other Financial Data:
Capital expenditures.................................. $    62  $   228  $  5,495  $  6,621  $  5,596  $  4,478    $  4,935
Cash payments for program obligations.................     191    1,813     4,464     6,916     8,426    (6,197)     (6,020)
Broadcast cash flow/(3)/..............................     908    8,803    23,285    30,244    47,592    30,867      25,248
Broadcast cash flow margin/(4)/.......................    23.0%    42.2%     41.6%     38.5%     44.4%     41.5%       35.6%
EBITDA/(5)/........................................... $   908  $ 6,747  $ 21,334  $ 27,583  $ 44,501  $ 28,629    $ 23,297
Ratio of earnings to fixed charges/(6)/...............      --       --        --      1.3x      1.9x      1.6x          --

         See notes to selected historical consolidated financial data

         NOTES TO THE SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA
                            (dollars in thousands)

(1) Net broadcast revenue is defined as revenue net of agency commissions and excluding barter and trade.

(2) Excludes Nexstar Finance's guarantee of a $3.0 million loan for a related party.

(3) Broadcast cash flow is defined as net income before interest expense, income taxes, depreciation and amortization, other income/(expense), corporate overhead, non-cash trade and barter expenses and non-recurring expenses (including time brokerage agreement fees), less payments on program obligations and non-cash trade and barter revenue. Broadcast cash flow is not a measure of performance calculated in accordance with GAAP, should not be considered in isolation or as a substitute for net income, operating income or cash flow as reflected in our consolidated financial statements and is not intended to represent a measure of funds available for debt service, dividends, reinvestment or other discretionary uses. In addition, this definition of broadcast cash flow may not be comparable to similarly titled measures reported by other companies. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" for the calculation of broadcast cash flow.

(4) Broadcast cash flow margin is defined as broadcast cash flow divided by net broadcast revenue.

(5) EBITDA is defined as broadcast cash flow less corporate expenses. We consider EBITDA to be an important indicator of the operational strength and performance of our business. The Indenture refers to EBITDA as "Consolidated Cash Flow" and specifically excludes these expenses in determining compliance with the debt incurrence covenant in the Indenture. See "Description of the Notes--Certain Definitions." EBITDA should not be considered an alternative to operating or net income as an indicator of our performance, or as an alternative to cash flows from operating activities as measures of liquidity, in each case determined in accordance with GAAP. In addition, this definition of EBITDA may not be comparable to EBITDA reported by other companies.

(6) For purposes of calculating the ratio of earnings to fixed charges, earnings represent income (loss) from operations and fixed charges. Fixed charges consist of interest expense (net) and the portion of the operating rental expense which management believes is representative of the interest component of rental expense. Historical earnings were deficient in covering fixed charges by $1,255, $1,579 and $89 during the years ended 1996, 1997 and 1998, respectively and by $2,274 for the nine months ended September 30, 2001. On a pro forma basis for the year ended December 31, 2000, our ratio of earnings to fixed charges was 1.4x and on a pro forma basis for the nine months ended September 30, 2001, our earnings were deficient in covering our fixed charges by $1,595.

                     MANAGEMENT'S DISCUSSION AND ANALYSIS
               OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

   The following discussion and analysis should be read in conjunction with the section "Selected Historical Consolidated Financial Data" and the consolidated financial statements and related notes included elsewhere in this prospectus. The forward-looking statements in this discussion regarding the television broadcasting industry, our expectations regarding our future performance, liquidity and capital resources and other non-historical statements in this discussion include numerous risks and uncertainties, as described under "Risk Factors." Our actual results may differ materially from those contained in any forward-looking statements.

   We make references throughout our "Management's Discussion and Analysis of Financial Condition and Results of Operations" to comparisons on a "same station basis." These comparisons refer to stations which we have owned at the beginning and end of a particular period. In particular, references to a comparison on a same station basis for the three and nine months ended September 30, 2000 versus the three and nine months ended September 30, 2001 include the following stations: WYOU, KQTV, WTWO, WBRE, KFDX, KSNF, KBTV, WJET, WFXP, WROC, KJTL, KJBO and KTAB. References to a comparison on a same station basis for the year ended December 31, 1999 versus the year ended December 31, 2000 include the following stations: WYOU, KQTV, WTWO, KFDX, WBRE, KSNF, KBTV, WJET and WFXP. References to a comparison on a same station basis for the year ended December 31, 1998 versus the year ended December 31, 1999 include the following stations: WYOU, KQTV, WTWO, KFDX, WBRE, KSNF, KBTV and WJET.

Introduction

   The operating revenues of our stations are derived primarily from advertising revenue, which in turn depends on the economic conditions of the markets in which we operate, the demographic makeup of those markets and the marketing strategy we employ in each market. The primary operating expenses consist of commissions on revenues, employee compensation and related benefits, news gathering and programming costs. A large percentage of the costs involved in the operation of our stations remain relatively fixed.

   The networks provide programming to our stations during various time periods of the day. The networks compensate our stations for distributing the networks' product over the air and for keeping a portion of advertising inventory during those time periods. Each station purchases licenses to broadcast programming in non-news time periods during the remainder of the day. The licenses are either purchased from a syndicator for cash or the syndicator is allowed to retain some of the inventory as compensation to eliminate or reduce the cash cost for the license. The station records the estimated fair market value of the inventory given to the syndicator as a barter asset and liability. Over the term of the contract, these values are amortized as barter revenue and expense.

   Advertising is sold in time increments and is priced primarily on the basis of the popularity of the program among targeted demographic groups, as measured by periodic audience surveys performed by an independent company. Advertising rates are also affected by the number of advertisers competing for the available time and the availability of alternative advertising media in the market. Rates are normally highest during the most heavily viewed hours. The ratings of a local station affiliated with a television network can be affected by ratings of that network's programming.

   Most advertising contracts are short-term and generally run for a few weeks. Excluding political revenue, 61.9% and 62.3% of our spot revenue for the year ended December 31, 2000 and nine months ended September 30, 2001, respectively, was generated from local advertising which is sold by a station's sales staff. The remainder of our advertising revenue represents inventory sold for national or political advertising. Each station has an agreement with a national representative firm that normally provides for representation outside the particular station's market. National commission rates vary within the industry but are governed by each station's agreement. All national and political revenue is placed by advertising agencies. The agencies receive a commission rate of 15.0% for the gross amount of advertising schedules placed by them.

While the majority of local spot revenue is placed by local agencies, some advertisers place their schedules directly with the local sales staff, thereby eliminating the agency commission.

   The advertising revenue of our stations is generally highest in the second and fourth quarters of each year, due in part to increases in consumer advertising in the spring and retail advertising in the period leading up to, and including, the holiday season. In addition, advertising revenue is generally higher during even numbered years resulting from political advertising and advertising aired during the Olympic Games.

   We define broadcast cash flow as net income before interest expense, income taxes, depreciation, amortization, other income/expenses, corporate overhead, non-cash trade and barter expenses and time brokerage fees less payments on program obligations and non-cash trade and barter revenue. Other television broadcasting companies may measure broadcast cash flow in a different manner. We have included broadcast cash flow data because such data is commonly used as a measure of performance for broadcast companies and is also used by investors to measure a company's ability to service debt. Broadcast cash flow is not, and should not be used as, an indicator or alternative to operating income, net income or cash flow as reflected in our consolidated financial statements, is not intended to represent funds available for debt service, dividends, reinvestment or other discretionary uses, is not a measure of financial performance under GAAP and should not be considered in isolation or as a substitute for measures of performance prepared in accordance with generally accepted accounting principles.

   Our acquisitions during each of the fiscal years ended December 31, 1998, 1999 and 2000 and the nine months ended September 30, 2001 affect the year-to-year comparability of the operating results discussed below. In 2000, Nexstar acquired the assets of KMID, the ABC affiliate in Midland-Odessa, Texas, for approximately $10.0 million and the assets of KTAL, the NBC affiliate in Shreveport, Louisiana, for approximately $35.3 million. In 1999, Nexstar acquired the assets of WROC, the CBS affiliate in Rochester, New York, for approximately $46.0 million and substantially all of the assets of KTAB, the CBS affiliate in Abilene-Sweetwater, Texas, for approximately $17.3 million. Nexstar also entered into a time brokerage agreement with WCIA/WCFN and WMBD during 1999, and, as discussed below, acquired the assets of these stations in 2001. Also in 1999, the Bastet Group acquired substantially all of the assets of KJTL, the Fox affiliate in Wichita Falls, Texas-Lawton, Oklahoma, and KJBO-LP, the UPN affiliate in Wichita Falls, Texas-Lawton, Oklahoma, for approximately $15.5 million. In 1998, the Bastet Group acquired the FCC license and other assets of WFXP, the Fox affiliate in Erie, Pennsylvania, for approximately $1.5 million, and Nexstar purchased the time brokerage agreement to program and sell advertising time for WFXP for approximately $6.5 million.

Recent Developments

   On January 12, 2001, Nexstar acquired the assets of WCIA/WCFN and WMBD for approximately $108.0 million. WCIA is the CBS affiliate in the Champaign-Springfield-Decatur, Illinois market, and WMBD is the CBS affiliate in the Peoria-Bloomington, Illinois market. We financed the purchase of WCIA/WCFN and WMBD with the proceeds of (1) our existing $275.0 million senior credit facilities, (2) Nexstar's $40.0 million unsecured interim loan, the proceeds of which were contributed to Nexstar Finance, and (3) $65.0 million of equity contributed by our parent, Nexstar Finance Holdings II, L.L.C. (then known as Nexstar Finance Holdings, L.L.C.).

   A member of the Bastet Group entered into a time brokerage agreement with a subsidiary of GOCOM Holdings, LLC in December 2001 with regard to KODE, the ABC affiliate in Joplin, Missouri, pending the acquisition of the station's assets, which is scheduled to close on September 30, 2002. The purchase price of the assets is $14.0 million and will be financed under the Bastet Group's senior credit facility. Pursuant to the terms of the agreement, Mission Broadcasting of Joplin, Inc. has deposited $6.0 million of the purchase price into an escrow account. Effective December 1, 2001, Nexstar entered into an outsourcing agreement with a subsidiary of Sinclair Broadcasting Group, Inc. to provide certain engineering, production, sales and administrative services for WYZZ, the Fox affiliate in the Peoria-Bloomington, Illinois market. The parties will share in the combined broadcast cash flow generated by WYZZ and, Nexstar-owned, WMBD.

   On March 16, 2001, Nexstar Finance completed the sale of $160.0 million aggregate principal amount of senior subordinated notes due 2008. The senior subordinated notes are unconditionally guaranteed by each of Nexstar Finance's existing and future domestic subsidiaries and by the Bastet Group. The proceeds from the sale of the senior subordinated notes were used to (1) repay $30.0 million of the unsecured interim loan, (2) repay $116.2 million of Nexstar's reducing revolving credit facility and (3) pay fees and expenses of the financing.

Senior Discount Notes

   On May 17, 2001, Nexstar completed the sale of $36.988 million aggregate principal amount at maturity of Senior Discount Notes due in 2009 at a price of 54.0373%. The Notes mature on May 15, 2009. Each Note will have an accreted value at maturity of $1,000. The Notes will not begin to accrue cash interest until May 15, 2005 with payments to be made every six months in an arrears on May 15 and November 15. The Notes are general unsecured senior obligations effectively subordinated to all of our senior secured debt and structurally subordinated to the senior subordinated notes described above. The indenture governing the Notes contains covenants, which require us to comply with certain limitations on the incurrence of additional indebtedness, issuance of equity, payment of dividends and on certain other business activities. We were in compliance with all covenants contained in the indenture governing the Notes at September 30, 2001.

   As required by the terms of the indenture governing the Notes, on August 6, 2001, pursuant to an assignment and assumption agreement, the entity formerly known as Nexstar Finance Holdings, L.L.C. contributed all of the equity interests of Nexstar Finance, L.L.C. (a 100% wholly owned subsidiary of the entity formerly known as Nexstar Finance Holdings, L.L.C.) and all shares of common stock of Nexstar Finance, Inc. (also a 100% wholly owned subsidiary of the entity formerly known as Nexstar Finance Holdings, L.L.C.) to a newly created wholly owned subsidiary of the entity formerly known as Nexstar Finance Holdings, L.L.C., NBG, L.L.C. As a result of this transaction, all of the net assets of the entity formerly known as Nexstar Finance Holdings, L.L.C. were transferred to NBG, L.L.C. with the exception of an intercompany note payable to Nexstar Broadcasting Group, L.L.C. (the ultimate parent company of the entity formerly known as Nexstar Finance Holdings, L.L.C.) of $31.6 million plus accrued interest. Simultaneous with this reorganization, the entity formerly known as Nexstar Finance Holdings, L.L.C. was renamed Nexstar Finance Holdings II, L.L.C. and NBG, L.L.C. was renamed Nexstar Finance Holdings, L.L.C. In addition, upon completion of this reorganization, Nexstar Broadcasting's guaranty of the Notes was released and all obligations of Nexstar Broadcasting under the indenture governing the Notes ceased to be effective. The reorganization has been accounted for in a manner similar to a pooling of interests and, accordingly, the financial information for Nexstar Finance Holdings, L.L.C. (formerly NBG, L.L.C.) for all periods has been revised to reflect the reorganization.

   On August 7, 2001 and on November 14, 2001, Nexstar received $20.0 million and $15 million, respectively, in capital contributions from Nexstar Finance Holdings II, L.L.C. The proceeds from both capital contributions were used to reduce bank debt.

Historical Performance

  Revenues

   The following table sets forth the principal types of revenues received by our stations for the periods indicated and the percentage contribution of each subcategory of our total revenues, as well as agency and national sales representative commissions:

                                                              Year Ended December 31,
                                                     ------------------------------------------
                                                         1998          1999           2000
                                                     ------------- ------------- --------------
                                                     Amount    %   Amount    %    Amount    %
                                                     ------- ----- ------- ----- -------- -----
                                                               (dollars in thousands)
Local............................................... $36,111  55.8 $49,953  54.9 $ 62,595  50.2
National............................................  19,656  30.4  32,212  35.3   38,602  31.0
Political...........................................   3,338   5.2   1,703   1.9   15,126  12.1
Network compensation................................   4,360   6.7   5,440   6.0    6,258   5.0
Other...............................................   1,226   1.9   1,751   1.9    2,050   1.7

                                                     ------- ----- ------- ----- -------- -----
   Total gross revenue..............................  64,691 100.0  91,059 100.0  124,631 100.0
Less: Agency and national representative commissions   8,686  13.4  12,569  13.8   17,546  14.1

                                                     ------- ----- ------- ----- -------- -----
   Net broadcast revenue............................  56,005  86.6  78,490  86.2  107,085  85.9
Trade and barter....................................   6,606         8,470         10,382

                                                     -------       -------       --------
Total net revenue................................... $62,611       $86,960       $117,467

                                                     =======       =======       ========

                            Three Months Ended September 30, Nine Months Ended September 30,
                            -------------------------------- -------------------------------
                                  2000            2001            2000            2001
                            ---------------- --------------- --------------- ---------------
                             Amount     %     Amount    %     Amount    %     Amount    %
                             -------  -----  -------  -----  -------  -----  -------  -----
                                 (dollars in thousands)          (dollars in thousands)
Local...................... $15,478    50.7  $14,463   56.3  $44,985   52.1  $46,031   56.2
National...................   8,789    28.8    8,678   33.8   29,046   33.7   27,841   34.0
Political..................   4,210    13.8      230    0.9    6,022    7.0      867    1.0
Network compensation.......   1,559     5.1    1,836    7.1    4,591    5.3    5,349    6.5
Other......................     473     1.6      501    1.9    1,655    1.9    1,866    2.3
                             -------  -----  -------  -----  -------  -----  -------  -----
   Total gross revenue.....  30,509   100.0   25,708  100.0   86,299  100.0   81,954  100.0
Less: Agency and national
 representative commissions   4,212    13.8    3,410   13.3   11,931   13.8   10,997   13.4
                             -------  -----  -------  -----  -------  -----  -------  -----
   Net broadcast revenue...  26,297    86.2   22,298   86.7   74,368   86.2   70,957   86.6
Trade and barter...........   2,402            2,563           6,639           7,556
                             -------         -------         -------         -------
   Total net revenue....... $28,699          $24,861         $81,007         $78,513
                             =======         =======         =======         =======

  Results of Operations

   The following table sets forth a summary of our operations for the periods indicated and their percentages of total net revenue:

                                                                     Year Ended December 31,
                                                           -------------------------------------------
                                                                1998          1999           2000
                                                           -------------- ------------- --------------
                                                           Amount     %   Amount    %    Amount    %
                                                           -------  ----- ------- ----- -------- -----
                                                                     (dollars in thousands)
Total net revenue......................................... $62,611  100.0 $86,960 100.0 $117,467 100.0
Operating expenses:
   Station operating, net of trade........................  15,076   24.1  21,824  25.1   27,591  23.5
   Selling, general and administrative....................  15,514   24.8  23,645  27.2   28,790  24.5
   Trade and barter.......................................   6,480   10.3   8,311   9.6   10,227   8.7
   Depreciation and amortization..........................  21,254   33.9  20,467  23.5   23,933  20.4
   Amortization of program license rights, net of barter..   4,376    7.0   7,205   8.3    8,356   7.1
                                                           -------        -------       --------
Operating income (loss)................................... $   (89)       $ 5,508       $ 18,570
                                                           =======        =======       ========

                                                           Three Months Ended September 30,  Nine Months Ended September 30,
                                                           --------------------------------  -------------------------------
                                                                2000              2001            2000             2001
                                                           ---------------  ---------------- ---------------  ---------------
                                                            Amount     %     Amount     %     Amount     %     Amount     %
                                                           -------   -----  -------   -----  -------   -----  -------   -----
                                                                (dollars in thousands)           (dollars in thousands)
Total net revenue......................................... $28,699   100.0  $24,861   100.0  $81,007   100.0  $78,513   100.0
Operating expenses:
   Station operating, net of trade........................   6,932    24.2    7,038    28.3   20,364    25.1   21,395    27.3
   Selling, general and administrative....................   7,169    25.0    6,754    27.2   20,878    25.8   20,619    26.3
   Trade and barter.......................................   2,256     7.9    2,456     9.9    6,435     7.9    7,549     9.6
   Depreciation and amortization..........................   5,709    19.9    8,521    34.3   17,518    21.6   25,259    32.2
   Amortization of program license rights, net of barter..   2,065     7.2    2,066     8.3    6,283     7.8    5,965     7.6
                                                           -------          -------          -------          -------
Operating income (loss)................................... $ 4,568          $(1,974)         $ 9,529          $(2,274)
                                                           =======          =======          =======          =======

  Broadcast Cash Flow

   The following table sets forth certain operating data for the periods indicated. Please refer to the "Liquidity and Capital Resources" section for a discussion of operating cash flows.

                                                                                        Three Months Ended     Nine Months Ended
                                                            Year Ended December 31,       September 30,          September 30,
                                                           -------------------------  --------------------- ---------------------
                                                            1998     1999     2000       2000       2001       2000       2001
                                                           -------  -------  -------   -------     -------   -------     -------
                                                             (dollars in thousands)   (dollars in thousands) (dollars in thousand
Operating income (loss)................................... $   (89) $ 5,508  $18,570  $ 4,568     $(1,974)  $ 9,529     $(2,274)
Add:
   Amortization of program license rights, net of barter..   4,376    7,205    8,356    2,065       2,066     6,283       5,965
   Depreciation and amortization..........................  21,254   20,467   23,933    5,709       8,521    17,518      25,259
   Corporate expenses/(1)/................................   1,951    2,661    3,091      813         593     2,238       1,950
   Non-recurring license and marketing agreement fees.....     247    1,216    1,914      509          --     1,466          77
   Trade and barter expense...............................   6,480    8,311   10,227    2,256       2,456     6,435       7,549
   Interest income........................................     136      262      309      117         141       234         297
Less:
   Trade and barter revenue...............................   6,606    8,470   10,382    2,401       2,563     6,639       7,555
   Payments for program license liabilities...............   4,464    6,916    8,426    2,000       2,011     6,197       6,020
                                                           -------  -------  -------   -------     -------   -------     -------
Broadcast cash flow....................................... $23,285  $30,244  $47,592  $11,636     $ 7,229   $30,867     $25,248
                                                           =======  =======  =======   =======     =======   =======     =======
Broadcast cash flow margin/(2)/...........................    41.6%    38.5%    44.4%    44.2%       32.4%     41.5%       35.6%

--------
(1) Corporate expenses represent costs associated with the centralized management of our stations.
(2) Broadcast cash flow margin is defined as broadcast cash flow divided by net broadcast revenue.

Three Months Ended September 30, 2001 Compared to Three Months Ended September 30, 2000

   Net broadcast revenue for the three months ended September 30, 2001 was $22.3 million, a decrease of $4.0 million, compared to $26.3 million for the three months ended September 30, 2000. An increase in net broadcast revenue of $0.2 million was attributed to stations acquired after January 1, 2000. On a same station basis, net broadcast revenue for the three months ended September 30, 2001 was $16.3 million as compared to $20.5 million for September 30, 2000, a decrease of 20.5%. Of this decrease, $1.5 million was local revenue, which was heavily impacted by the terrorist attacks on September 11, 2001 and the comparative absence of advertising revenue from the 2000 Olympic games, $2.6 million was non-recurring political revenue and the remaining $0.1 million was national revenue. After the terrorist attacks, the networks aired twenty-four hour newscasts with no commercial breaks for several days. The unscheduled newscasts and absence of commercial breaks resulted in a loss of approximately $1.1 million in net broadcast revenue for our stations.

   Operating expenses, including selling, general and administrative expenses and corporate overhead for the three months ended September 30, 2001 were $13.8 million, compared to $14.1 million for the three months ended September 30, 2000, a decrease of $0.3 million. A $0.3 million increase was attributed to stations acquired after January 1, 2000. On a same station basis, operating expenses for the three months ended September 30, 2001 were $9.3 million as compared to $9.9 million for the three months ended September 30, 2000, a 6.1% decrease. The decrease was a result of cost reductions implemented during the year and lower local commission costs as a result of lower revenues.

   Amortization of program license rights, net of barter, for the three months ended September 30, 2001 was $2.1 million, compared to $2.1 million for the three months ended September 30, 2000, consistent with the prior year. The stations acquired after January 1, 2000 accounted for an increase of $0.1 million. On a same station basis, amortization of program license rights for the three months ended September 30, 2001 was $1.4 million, as compared to $1.5 million for the three months ended September 30, 2000, a 6.7% decrease. This decrease was primarily associated with cost reductions of renewed or replacement programs.

   Depreciation of property and equipment and amortization of intangibles was $8.5 million for the three months ended September 30, 2001, compared to $5.7 million for the three months ended September 30, 2000, an increase of $2.8 million. An increase of $2.9 million was attributed to stations acquired after January 1, 2000 with a $0.1 million offsetting decrease from previously owned stations.

   The operating loss for the three months ended September 30, 2001 was $2.0 million, compared to operating income of $4.6 million for the three months ended September 30, 2000. Of the $6.6 million decrease, approximately $3.6 million was attributed to stations purchased after January 1, 2000. On a same station basis, the operating loss for the three months ended September 30, 2001 was $0.5 million, as compared to operating income of $2.5 million for the three months ended September 30, 2000. The $3.0 million decrease in operating income is primarily a result of lower net revenues.

   Interest expense, including amortization of debt financing costs, for the three months ended September 30, 2001 was $9.7 million, compared to $5.9 million for the same period in 2000. The increase was primarily attributed to the increased indebtedness associated with the stations purchased in 2000 and 2001.

   As a result of the factors discussed above, our net loss was $11.3 million for the three months ended September 30, 2001, compared to a net loss of $1.6 million for the same period in 2000, an increase in net loss of $9.7 million.

   Broadcast cash flow for the three months ended September 30, 2001 was $7.2 million, compared to $11.6 million for the same period in 2000. The stations acquired after January 1, 2000 accounted for $0.6 million of this decrease. On a same station basis, broadcast cash flow for the three months ended September 30, 2001 was $5.7 million, compared to $9.5 million for the same period in 2000. Broadcast cash flow margins for the three months ended September 30, 2001 decreased to 32.4% from 44.2% for the same period in 2000. The decrease in margin was primarily a result of a decrease in net broadcast revenue.

Nine Months Ended September 30, 2001 Compared to Nine Months Ended September 30, 2000

   Net broadcast revenue for the nine months ended September 30, 2001 was $71.0 million, a decrease of $3.4 million, compared to $74.4 million for the nine months ended September 30, 2000. An increase in net broadcast revenue of $3.5 million was attributed to stations acquired after January 1, 2000. On a same station basis, net broadcast revenue for the nine months ended September 30, 2001 was $51.2 million as compared to $58.1 million for September 30, 2000, a decrease of 11.9%. Of this decrease, $2.1 million was due to a decline in national revenue, $1.8 was attributed to local revenue, and $3.2 million was non-recurring political revenue partially offset by increases in other broadcast revenue for the first nine months of 2001. A general slowdown in the advertising industry, the terrorist attacks on September 11, the comparative absence of advertising from the 2000 Olympic games and non-recurring political advertising are the primary components of the decrease in broadcast revenue.

   Operating expenses, including selling, general and administrative expenses and corporate overhead for the nine months ended September 30, 2001 were $42.0 million, compared to $41.2 million for the nine months ended September 30 , 2000, an increase of $0.8 million. A $1.7 million increase was attributed to stations acquired after January 1, 2000. On a same station basis, operating expenses for the nine months ended September 30, 2001 were $29.7 million as compared to $30.6 million for the nine months ended September 30, 2000, a 2.9% decrease. The decrease was a result of cost reductions implemented during the year and lower local commission costs as a consequence of lower revenues.

   Amortization of program license rights, net of barter, for the nine months ended September 30, 2001 was $6.0 million, compared to $6.3 million for the nine months ended September 30, 2000, a decrease of $0.3 million. The stations acquired after January 1, 2000 accounted for an increase of $0.3 million. On a same station basis, amortization of program license rights for the nine months ended September 30, 2001 were $4.1 million, as compared to $4.7 million for the nine months ended September 30, 2000, a 12.8% decrease. This decrease was primarily associated with cost reductions of renewed or replacement programs.

   Depreciation of property and equipment and amortization of intangibles was $25.3 million for the nine months ended September 30, 2001, compared to $17.5 million for the nine months ended September 30, 2000, an increase of $7.8 million. The increase of $8.5 million attributed to stations acquired after January 1, 2000 was partially offset by a $0.7 million decrease associated with the expiration of intangible assets with short lives from previously owned assets.

   The operating loss for the nine months ended September 30, 2001 was $2.3 million, compared to operating income of $9.5 million for the nine months ended September 30, 2000. Of the $11.8 million decrease, approximately $8.6 million was attributed to stations purchased after January 1, 2000. On a same station basis, the operating income for the nine months ended September 30, 2001 was $0.1 million, as compared to $3.3 million for the nine months ended September 30, 2000. The $3.2 million decrease in operating income is primarily the result of lower net revenues.

   Interest expense, including amortization of debt financing costs, for the nine months ended September 30, 2001 was $29.0 million, compared to $17.2 million for the same period in 2000. The increase was primarily attributed to the increased indebtedness associated with the stations purchased in 2000 and 2001.

   For the nine months ended September 30, 2001, we wrote off $0.3 million of debt financing costs, net of tax effect, as a result of refinancing our senior credit facilities in January 2001.

   As a result of the factors discussed above, our net loss was $31.1 million for the nine months ended September 30, 2001, compared to a net loss of $8.0 million for the same period in 2000, an increase in net loss of $23.1 million.

   Broadcast cash flow for the nine months ended September 30, 2001 was $25.2 million, compared to $30.9 million for the same period in 2000. The stations acquired after January 1, 2000 accounted for $0.2 million of this increase. On a same station basis, broadcast cash flow for the nine months ended September 30, 2001 was $18.9 million, compared to $24.8 million for the same period in 2000. Broadcast cash flow margins for the nine months ended September 30, 2001 decreased to 35.6% from 41.5% for the same period in 2000. The decrease in margin was primarily a result of a decrease in net broadcast revenue.

  Year Ended December 31, 2000 Compared to Year Ended December 31, 1999.

   Net broadcast revenue for the year ended December 31, 2000 was $107.1 million, an increase of $28.6 million, compared to $78.5 million for the year ended December 31, 1999. Of the $28.6 million increase, approximately $20.9 million was attributed to stations acquired after January 1, 1999. On a same station basis, net broadcast revenue for the year ended December 31, 2000 was $65.5 million as compared to $57.8 million for December 31, 1999, a 13.3% increase. Most of this increase was attributed to increased political advertising as 2000 had a close presidential election, congressional elections and senatorial elections in Missouri, Texas, Indiana, Pennsylvania and New York, while 1999 had only state and local elections. Local and national revenues were relatively flat as the increased demand for political advertising crowded out local and national advertisers. The increased pressure on inventory during the months nearest the November election resulted in increased rates and the amount of inventory sold in each time period. Local and national revenues for our NBC affiliates benefited from the Olympic Games.

   Operating expenses, including selling, general and administrative expenses and corporate overhead for the year ended December 31, 2000 were $56.4 million, compared to $45.5 million for the year ended December 31, 1999, an increase of $10.9 million. Of this $10.9 million net increase, approximately $11.6 million was attributed to stations acquired after January 1, 1999. On a same station basis, operating expenses for the year ended December 31, 2000 were $31.8 million as compared to $32.5 million for the year ended December 31, 1999, a 2.2% decline. Cost controls implemented at the stations accounted for this decrease.

   Amortization of program license rights, net of barter, for the year ended December 31, 2000 was $8.4 million, compared to $7.2 million for the year ended December 31, 1999, an increase of $1.2 million. The increase of $1.2 million was attributable to the stations acquired in 1999 and 2000. Depreciation of property and equipment and amortization of intangibles was $23.9 million for the year ended December 31, 2000, compared with $20.5 million for the comparable period in 1999, an increase of $3.4 million. The increase of $3.4 million is attributable to the amortization of intangibles and the effect of the stations acquired in 1999 and 2000.

   Operating income for the year ended December 31, 2000 was $18.6 million as compared to $5.5 million for the year ended December 31, 1999, an increase of $13.1 million. Of the $13.1 million increase, approximately $6.8 million was attributable to stations acquired after January 1, 1999. On a same station basis, operating income for the year ended December 31, 2000 was $10.3 million as compared to $4.0 million for the year ended December 31, 1999. The increase was primarily attributable to internal revenue growth.

   Interest expense for the year ended December 31, 2000 was $20.0 million, compared to $16.3 million for the same period in 1999, an increase of $3.7 million. The increase was primarily attributable to the full year effect of the additional indebtedness to acquire the stations in 1999 and 2000.

   In 1999, we wrote off $2.8 million of debt financing costs, net of the tax effect, as a result of refinancing our senior credit facilities during the year ended 1999.

   As a result of the factors discussed above, our net loss was $2.5 million for the year ended December 31, 2000, compared to a net loss of $14.2 million for the same period in 1999, a decrease in net loss of $11.7 million.

   Broadcast cash flow for the year ended December 31, 2000 was $47.6 million, compared with $30.2 million for the year ended December 31, 1999, an increase of $17.4 million. Of the $17.4 million increase, approximately $9.1 million was attributable to stations acquired after January 1, 1999. On a same station basis, broadcast cash flow for the year ended December 31, 2000 was $31.9 million as compared to $23.6 million for the year ended December 31, 1999, a 35.1% increase. Broadcast cash flow margins for the year ended December 31, 2000 increased to 44.4% from 38.5% in 1999. The increase in broadcast cash flow and broadcast cash flow margins was attributable to lower operating costs on a same station basis coupled with an increase in net revenue.

  Year Ended December 31, 1999 Compared to Year Ended December 31, 1998.

   Net broadcast revenue for the year ended December 31, 1999 was $78.5 million, an increase of $22.5 million compared to $56.0 million for the year ended December 31, 1998. Stations acquired after January 1, 1998 accounted for $21.8 million of the increase. On a same station basis, net broadcast revenue increased from $55.4 million in 1998 to $56.1 million in 1999, a 1.3% increase. The increase in local and national revenues more than offset the decline of political revenue from 1998.

   Operating expenses, including selling, general and administrative expenses and corporate overhead for the year ended December 31, 1999 were $45.5 million, compared to $30.6 million, for the year ended December 31, 1998, an increase of $14.9 million. Of the $14.9 million increase, approximately $13.9 million was attributable to stations acquired after January 1, 1998. On a same station basis, operating expenses for the year ended December 31, 1999 were $31.4 million as compared to $30.4 million for the year ended December 31, 1998, a 3.2% increase.

   Amortization of program license rights, net of barter, for the year ended December 31, 1999 was $7.2 million, compared to $4.4 million for the year ended December 31, 1998, an increase of $2.8 million due to the stations acquired in 1998 and 1999. Depreciation of property and equipment and amortization of intangibles was $20.5 million for the year ended December 31, 1999, compared with $21.3 million for the comparable period in 1998, a decrease of $0.8 million. The decrease was primarily the result of the write-off of debt financing costs as an extraordinary item.

   Operating income for the year ended December 31, 1999 was $5.5 million as compared to an operating loss of $0.1 million for the year ended December 31, 1998, an increase of $5.6 million. Of the $5.6 million increase, $0.8 million was attributable to stations acquired after January 1, 1998. On a same station basis, operating income for the year ended December 31, 1999 was $4.9 million as compared to $0.1 million for the year ended December 31, 1998. The increase was in part attributable to a decline in amortization of advertising contracts purchased when we acquired WBRE in 1998.

   Interest expense for the year ended December 31, 1999 was $16.3 million, compared to $11.6 million for the same period in 1998, an increase of $4.7 million. The increase was primarily attributable to indebtedness incurred as a result of the acquisitions of WROC, KTAB, KJTL, and KJBO-LP.

   As a result of the factors discussed above, our net loss was $14.2 million for the year ended December 31, 1999, compared with net loss of $11.8 million for the same period in 1998, an increase in loss of $2.4 million. The loss increase was attributable to the write-off of debt financing costs in 1999. This was accounted for as an extraordinary loss, net of tax.

   Broadcast cash flow for the year ended December 31, 1999 was $30.2 million, compared with $23.3 million for the year ended December 31, 1998, an increase of $6.9 million. All of the increase was attributed to stations acquired after January 1, 1998. On a same station basis, broadcast cash flow was essentially flat as a result of a decrease in political advertising spending. Broadcast cash flow margin for the year ended December 31, 1999 decreased to 38.5% from 41.6% for the same period in 1998. The decrease in broadcast cash flow and broadcast cash flow margin was attributable to the impact of a nonpolitical year.

Liquidity and Capital Resources

   As of September 30, 2001, cash and cash equivalents were $2.1 million compared to $9.3 million as of September 30, 2000.

   Our primary sources of liquidity are cash flows from operating activities and senior credit facilities. Cash flows provided by operating activities were $6.8 million for the nine months ended September 30, 2001, compared to $10.9 million for the nine months ended September 30, 2000.

   Cash used for investing activities was $112.9 million for the nine months ended September 30, 2001, as compared to $14.5 million for the nine months ended September 30, 2000. Cash used for investing activities for the nine months ended September 30, 2001 was the result of an outlay of approximately $108.0 million for the purchase of WCIA and WMBD, as compared to $10.0 million for the purchase of KMID during the same period in 2000.

   Cash flows from financing activities were $105.4 million for the nine months ended September 30, 2001, compared to $9.9 million for the nine months ended September 30, 2000. The change in cash flows from financing activities for the nine months ended September 30, 2001 was the result of (1) borrowings under the new senior credit facilities of $278.8 million with a subsequent borrowing and repayment of $160.1 million as a result of the amendment on June 14, 2001 on the credit agreement governing our senior credit facilities to allow for a $50.0 Term A facility, a $75.0 million Term B facility and a $100.0 million revolving facility, (2) borrowings of $153.6 million evidenced by the senior subordinated notes (3) borrowing and subsequent repayment of a $40.0 million interim loan (4) borrowings of $18.7 million evidenced by the Notes and
(5) additional equity proceeds of $78.2 million (net of an $8.0 million distribution) less the repayment of the existing senior credit facility.

   As of December 31, 2000, cash and cash equivalents were $2.8 million, compared to $3.0 million as of December 31, 1999.

   Cash flows from operating activities were $16.6 million for the year ended December 31, 2000, compared to $9.7 million for the year ended December 31, 1999. Changes in our net cash flows from operating activities are primarily the result of higher broadcast cash flows offset by increases in working capital needs.

   Cash used for investing activities was $52.1 million for the year ended December 31, 2000, as compared to $89.0 million for the year ended December 31, 1999. Cash used for investing activities for the year ended December 31, 2000 was the result of an outlay of approximately $10.0 million for the purchase of KMID and approximately $35.3 million for the purchase of KTAL and the related transaction costs, as well as ongoing capital expenditures at the stations. Our capital expenditures were $5.6 million for the year ended December 31, 2000 and $6.6 million for the year ended December 31, 1999. We anticipate that capital expenditures for 2001 will be consistent with 2000 levels. We may, however, increase the level of capital expenditures in 2001 depending upon the timing of costs associated with the conversion to digital transmission.

   Cash flows from financing activities were $35.3 million for the year ended December 31, 2000, as compared to $80.3 million for the year ended December 31, 1999. The change in cash flows from financing activities for the year ended December 31, 2000 was the result of fewer acquisitions and principal payments.

   We believe, based on current operations and projected growth, that our cash flow from operations, together with borrowings available under our senior credit facilities, will be sufficient to meet our future requirements for working capital, capital expenditures, interest payments and scheduled principal payments.

  Senior Credit Facilities

   On January 12, 2001, Nexstar and the Bastet Group each entered into a senior secured credit facility with a group of commercial banks. The terms of the credit agreement governing the Nexstar facility provide for a reducing revolving credit facility in the amount of $72.0 million and a term loan facility in the amount of $110.0 million. The Nexstar facility was subsequently amended on June 14, 2001, to allow for a $50.0 million term loan facility, which is Term A, a $75.0 million term loan facility, which is Term B and a $57.0 million reducing revolving facility. On November 14, 2001, the credit facility was amended to adjust financial covenants effective September 30, 2001 and future periods and to reduce the revolving facility to $42.0 million. Prepayments have been made under Term A, effectively reducing the commitment to $37.0 million, excluding the prepayment made on November 14, 2001. The terms of the credit agreement governing the Bastet Group facility provide for a revolving credit facility in the amount of $43.0 million. On November 14, 2001, the credit facility was amended to increase the revolving facility to $58.0 million. Interest rates associated with the Nexstar and the Bastet Group credit facilities are based, at our option, on the prevailing prime rate plus an applicable margin or the LIBOR rate plus an applicable margin. Interest is fixed for a period ranging from one month to 12 months, depending on availability of the interest basis selected, except if we select a prime-based loan, in which case the interest rate will fluctuate during the period as the prime rate fluctuates. Interest is payable periodically based on the type of interest rate selected. In addition, Nexstar and the Bastet Group are required to pay quarterly commitment fees based on our consolidated total leverage ratio for that particular quarter on the unused portion of the revolving commitments. The reducing revolving credit facility and the term loans are subject to amortization schedules. The revolving facilities and the $50.0 million facility are due and payable on, January 12, 2007, while the maturity date of the $75.0 million term loan facility is July 12, 2007. The senior credit facilities contain covenants which require us to comply with certain limitations on the incurrence of additional indebtedness, issuance of equity, payment of dividends and on certain other business activities. We were retroactively in compliance with all covenants at September 30, 2001 after obtaining an amendment on November 14, 2001.

  Senior Subordinated Notes

   On March 16, 2001, Nexstar issued $160.0 million of 12% Senior Subordinated Notes at a price of 96.012%. The senior subordinated notes mature on April 1, 2008. Interest is payable every six months in arrears on April 1 and October 1. The senior subordinated notes are guaranteed by all of our domestic existing and future restricted subsidiaries. They are general unsecured senior subordinated obligations subordinated to all of our senior debt. The senior subordinated notes are redeemable on or after April 1, 2005 and Nexstar may redeem up to 35.0% of the aggregate principal amount of the senior subordinated notes before April 1, 2004 with the net cash proceeds from qualified equity offerings. The indenture governing the senior subordinated notes contain covenants which require the Nexstar to comply with certain limitations on the incurrence of additional indebtedness, issuance of equity, payment of dividends and on certain other business activities. We were in compliance with all covenants contained in the indenture governing the senior subordinated notes at September 30, 2001.

  Senior Discount Notes

   On May 17, 2001, Nexstar issued $36.988 million principal amount at maturity of Senior Discount Notes at a price of 54.0373%. The Notes mature on May 15, 2009. Each Note will have an accreted value at maturity of $1,000. The Notes will not begin to accrue cash interest until May 15, 2005 with payments to be made every six months in arrears on May 15 and November 15. The Notes are general unsecured senior obligations effectively subordinated to all of our senior secured debt and structurally subordinated to the senior subordinated notes described above. The Notes contain covenants, which require us to comply with certain limitations on the incurrence of additional indebtedness, issuance of equity, payment of dividends and on certain other business activities. We were in compliance with all covenants contained in the indenture governing the Notes at September 30, 2001.

  Unsecured Interim Loan

   On January 12, 2001, Nexstar was issued an unsecured interim loan by its primary lender in the amount of $40.0 million. The interim loan bears interest at an initial rate of 13.5% per year, which shall automatically increase by 0.5% on each three-month anniversary of the closing date, not to exceed 18.0% per year. Interest becomes payable quarterly in arrears until maturity, commencing after January 12, 2005. The interim loan matures on January 12, 2008. The interim loan is subject to a mandatory prepayment in the event of a direct or indirect public offering or private placement of debt or equity securities of any entity of Nexstar Broadcasting subject to certain exceptions. The interim loan is effectively subordinate to the prior payment in full of all senior debt either outstanding or to be created, incurred, assumed or guaranteed. In conjunction with the offering of the senior subordinated notes, $30.0 million of the interim loan was repaid. The remaining $11.2 million (including accrued interest) was repaid with proceeds of the offering of the units.

Quantitative and Qualitative Disclosure Relating to Market Risks

  Interest Rate Risk

   Our exposure to market risk for changes in interest rates relates primarily to our long-term debt obligations.

   All borrowings at September 30, 2001 under our senior credit facilities bear interest at the base rate, or Eurodollar rate, plus the applicable margin, as defined (ranging from 6.31% to 7.58% at September 30, 2001). Interest is payable in accordance with the credit agreement.

   At September 30, 2001, Nexstar had in effect two interest rate swap agreements, with commercial banks, with notional amounts of $93.3 million and $20.0 million. Nexstar's interest rate swap agreements require Nexstar to pay a fixed rate and receive a floating rate thereby creating fixed rate debt. Additionally, one reverse swap agreement with a notional amount of $60.0 million was in effect. The agreements are designated as a hedge of interest rates, and the differential to be paid or received on the swaps is accrued as an adjustment to interest expense. Nexstar is exposed to credit loss in the event of nonperformance by the counterparty. The fair value of the interest rate swap agreements, which represent the cash the Nexstar would pay to settle the agreements, was approximately $0.2 million and $0.3 million at December 31, 2000 and September 30, 2001, respectively. There were no amounts of hedge ineffectiveness related to the Nexstar's interest rate swaps and no gains or losses were excluded from the assessment of hedge effectiveness.

  Impact of Inflation

   We believe that our results of operations are not dependent upon moderate changes in the inflation rate.

Recently Issued Accounting Standards

   In June 1998, the Financial Accounting Standards Board, or FASB, issued Statement of Accounting Standards No. 133, "Accounting for Derivative Instruments and Hedging Activities." Subsequently, SFAS No. 133 was amended by the issuance of Statement of Accounting Standards No. 137 and Statement of Accounting Standards No. 138. These amendments modify the provisions and effective date of SFAS No. 133. SFAS No. 133, as amended, is effective for fiscal quarter of all fiscal years beginning after June 15, 2000. Upon adoption of SFAS No. 133, on January 1, 2001, we recorded other comprehensive loss to recognize at fair value all derivatives that were designated as cash flow hedging instruments, which was comprised of unrealized losses related to our interest rate swaps of $0.2 million. This unrealized loss increased by $0.1 million during the nine months ended September 30, 2001 and as of September 30, 2001, the cumulative unrealized loss on our interest rate swaps was $0.3 million.

   We use derivative financial instruments for purposes other than trading, such as hedging for long-term debt and does so to reduce its exposure to fluctuations in interest rates, as dictated by their credit agreement. All derivatives are recognized on the balance sheet at their fair value. Changes in the fair value of derivatives are recorded each period in current earnings or other comprehensive income, depending on whether a derivative is designated as part of a hedge transaction and, if it is, the type of hedge transaction. We assess, both at its inception and on an on-going basis, whether the derivatives that are used in hedging transactions are highly effective in offsetting the changes in cash flows of hedged items. We assess hedge ineffectiveness on a quarterly basis and records the gain or loss related to the ineffective portion to current earnings, to the extent it is significant. If we determine that a cash flow hedge is no longer probable of occurring, we discontinue hedge accounting for the affected portion of the forecasted transaction, and any unrealized gain or loss on the contract is recognized in current earnings.

   In July 2001, the FASB issued SFAS No. 141, "Business Combinations" and SFAS No. 142, "Goodwill and Other Intangible Assets." SFAS No. 141 requires that all business combinations be accounted for under the purchase method only and that certain acquired intangible assets in a business combination be recognized as assets apart from goodwill. SFAS No. 142 requires that ratable amortization of goodwill be replaced with periodic tests of the goodwill's impairment and that intangible assets other than goodwill be amortized over their useful lives. SFAS No. 141 is effective for all business combinations initiated after June 30, 2001 and for all business combinations accounted for by the purchase method for which the date of acquisition is after June 30, 2001. The provisions of SFAS No. 142 will be effective for fiscal years beginning after December 15, 2001 and we will adopt these provisions, as required, in fiscal year 2002. We are currently assessing the impact of this new statement on our consolidated financial position and results of operations, and we have not yet determined the impact of adoption.

   In June 2001, the FASB issued SFAS No. 143, "Accounting for Asset Retirement Obligations", which is effective January 1, 2003. SFAS No. 143 addresses the financial accounting and reporting for obligations and retirement costs related to the retirement of tangible long-lived assets. We do not expect that the adoption of SFAS No. 143 will have a material impact on our financial statements. While the ultimate impact of the new accounting standards has yet to be determined, goodwill amortization expense for the nine months ended September 30, 2001 was $2.7 million.
   In August 2001, the FASB issued SFAS No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets", which is effective January 1, 2002. SFAS No. 144 supersedes SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of" and the accounting and reporting provisions relating to the disposal of a segment of a business described in Accounting Principles Board Opinion No. 30. We do not expect that the adoption of SFAS No. 144 will have a material impact on our financial statements.

                                   BUSINESS

   Nexstar's predecessor was formed in 1996 to own and operate television stations in small and medium-sized markets across the United States. We completed our first acquisition in June 1996 with the purchase of WYOU, the CBS affiliate in Wilkes Barre-Scranton, Pennsylvania. We currently own and operate 17 stations in 13 markets. In three of the markets in which we operate, we have duopolies. Our stations are geographically diverse, existing in seven states stretching from Texas to New York. We also benefit from diversity in our network affiliations. Specifically, the stations in our group have primary affiliation agreements with all four major networks (six with NBC, five with CBS, three with ABC, two with Fox) and one with UPN. Additionally, in December 2001, Mission Broadcasting of Joplin, Inc. entered into a time brokerage agreement to provide certain programming and sell the advertising time on KODE, the ABC affiliate in Joplin, MO, pending the acquisition of the station's assets, which acquisition is scheduled to close on September 30, 2002. The purchase price for the assets is $14.0 million and will be financed under the Bastet Group's senior credit facility. Effective December 1, 2001, Nexstar entered into an outsourcing agreement with a subsidiary of Sinclair Broadcast Group, Inc. to provide certain engineering, production, sales and administrative services for WYZZ, the Fox affiliate in the Peoria-Bloomington, IL market. Nexstar and Sinclair Broadcast Group, Inc. will share in the combined broadcast cash flow generated by WYZZ and, Nexstar-owned, WMBD. On a pro forma basis for the year ended December 31, 2000, no single station contributed more than 12.3% of total net revenue or 16.0% of broadcast cash flow, with the majority of the stations contributing no more than 6.6% of total net revenue or 6.0% of broadcast cash flow. On a pro forma basis for the nine months ended September 30, 2001, no single station contributed more than 11.7% of total net revenue or 14.5% of broadcast cash flow with the majority of the stations contributing no more than 6.5% of total net revenue or 7.1% of broadcast cash flow.

   We believe there are significant advantages in focusing on small to medium-sized markets, most of which result from a lower level of local competition compared to larger markets. First, many of the broadcast television competitors in our markets are generally less professionally managed and less well capitalized than we are, and are often family owned and operated. Second, by providing equity incentives to our station general managers, we are able to attract management with experience in larger markets who employ marketing and sales techniques that are not typically utilized in our markets. Lastly, in negotiating with programming vendors, we are able to exercise leverage because there are typically more programs available than outlets. In many of our markets, there are only two or three other competing commercial local television stations.

   We target markets that have stable employment and population, a diverse base of employers (government, education, business), and communities receptive to local programming. Broadcast television stations in these markets offer an opportunity to generate attractive and stable broadcast cash flows while providing limited competition for viewers and syndicated programming. As a result of the implementation of our business strategies, discussed below, we have experienced significant growth. On a pro forma basis for the year ended December 31, 2000, our total net revenue was $133.0 million, our broadcast cash flow was $51.8 million and our Adjusted EBITDA was $50.8 million. On a pro forma basis for the nine months ended September 30, 2001, our total net revenue was $82.3 million, our broadcast cash flow was $26.3 million and our Adjusted EBITDA was $25.2 million.

Business Strategy

   Within our markets, we seek to maximize revenue growth and broadcast cash flow through the following strategies:

   Develop Leading Local Franchises. Each of our stations seeks to create a distinct identity, primarily through the quality of its local news programming. In 10 of our 13 markets, we rank number one or number two in news viewership. Strong local news generates high ratings among attractive demographic profiles and enhances audience loyalty, which results in higher ratings for programs both preceding and following the news.

We continually invest in our stations' news product and have increased the local news programming of our stations in the aggregate by 26.7% to 280 hours per week. Extensive local sports coverage further differentiates us from our competitors and adds to our local advertising appeal. In addition, each station actively sponsors community events, which has led to stronger community relations and increased local advertising.

   Emphasize Local Sales. We employ a high-quality local sales force in each of our markets to capitalize on our investment in local programming. We seek to maximize local advertising revenues, which are generally more stable than national advertising revenues and which we directly manage through our own local sales forces. For the year ended December 31, 2000, the percentage of our total spot revenues, excluding political, from local advertising was 61.9%, while for the nine months ended September 30, 2001, our total spot revenues, excluding political, from local advertising was 62.3%, each of which we believe is higher than other station groups. While we maintain strict cost controls, in most of our markets we have increased the size and quality of our local sales force. Since acquiring our stations, we have added a net total of 26 account executives, a 30% increase in our overall sales force. We also invest in our sales personnel by implementing comprehensive training programs and employing a sophisticated inventory tracking system to help maximize advertising rates and the amount of inventory sold in each time period.

   Maintain Strict Cost Controls. We emphasize strict controls on operating and programming costs in order to increase broadcast cash flow. We continually seek to identify and implement cost savings opportunities at each of our stations, and our overall size benefits each station with respect to negotiating favorable terms with programming suppliers and other vendors. By leveraging our size and corporate management expertise, we are able to achieve economies of scale by providing programming, financial, sales and marketing support to our entire station portfolio. Due to the significant negotiating leverage afforded by our scale and limited competition in our markets, we reduced our cash programming expense to 7.2% of the total net revenue for the year ended December 31, 2000, and to 7.7% of our total net revenue for the nine months ended September 30, 2001, which expense we believe is lower than other station groups.

   Attract and Retain High Quality Management. We are able to attract and retain station general managers with proven track records in larger television markets by offering equity incentives, which typically are not offered by other station operators in our markets. All of Nexstar's station general managers have an equity interest in Nexstar Broadcasting. Our station general managers have an average of over 20 years of experience in the television broadcasting industry. Since Nexstar's inception, there has been no turnover at our general manager level, with the exception of that which occurred as a result of retirement or actions initiated by us.

   Pursue Duopoly Opportunities. We seek to eliminate redundant management and achieve significant economies of scale in marketing, programming and capital expenditures by combining the operations of two or three stations in one market, typically into a single physical facility. For example, in our Wichita Falls, Texas facility, we simultaneously operate three separate stations, KFDX
(NBC), KJTL (Fox) and KJBO-LP (UPN), with a single general sales manager, engineering department, production crew and administrative staff. We selectively evaluate acquisitions and asset exchanges with the objective of obtaining additional duopolies.

Our Stations

   The following chart sets forth general information about our stations:

                                                                          Commercial
                                             Market             Station   Stations in
Station                 Market                Rank  Affiliation Rank/(1)/ Market/(2)/
-------    --------------------------------- ------ ----------- --------  -----------
WBRE       Wilkes Barre-Scranton, PA           52       NBC        2           4
WYOU(3)    Wilkes Barre-Scranton, PA           52       CBS        3           4
WROC       Rochester, NY                       74       CBS        1           4
KTAL       Shreveport, LA                      76       NBC        3           5
WCIA/WCFN  Champaign-Springfield-Decatur, IL   83       CBS        1           5
WMBD       Peoria-Bloomington, IL             112       CBS        2           4
WYZZ/(4)/  Peoria-Bloomington, IL             112       Fox        4           4
KBTV       Beaumont-Port Arthur, TX           137       NBC        3           3
WTWO       Terre Haute, IN                    139       NBC        2           3
WJET       Erie, PA                           142       ABC        3           4
WFXP(5)    Erie, PA                           142       Fox        4           4
KSNF       Joplin, MO-Pittsburg, KS           145       NBC     2 (tied)       3
KODE/(6)/  Joplin, MO-Pittsburg, KS           145       ABC     2 (tied)       3
KFDX       Wichita Falls, TX-Lawton, OK       146       NBC     1 (tied)       4
KJTL(7)    Wichita Falls, TX-Lawton, OK       146       Fox        4           4
KJBO-LP(7) Wichita Falls, TX-Lawton, OK       146       UPN        NA          4
KMID       Midland-Odessa, TX                 151       ABC        3           4
KTAB       Abilene-Sweetwater, TX             160       CBS        1           4
KQTV       St. Joseph, MO                     192       ABC        1           1

--------
(1) Station ranking in market is determined by audience shares from November
    2000.
(2) The term "commercial station" means a television broadcast station and does not include non-commercial television stations, cable program services or networks, or stations that do not meet the minimum Nielson reporting standards.
(3) Owned by Bastet Broadcasting, Inc. and operated under a shared services agreement.
(4) Owned by a subsidiary of Sinclair Broadcasting Group, Inc. and operated under an outsourcing agreement with Nexstar.
(5) Owned by Bastet Broadcasting, Inc. and operated under a time brokerage agreement.
(6) Owned by a subsidiary of GOCOM Holdings LLC and operated under a time brokerage agreement with Mission Broadcasting of Joplin, Inc.
(7) Owned by Mission Broadcasting of Wichita Falls, Inc. and operated under a shared services agreement and joint sales agreement.

   The following is a description of each of our stations and their markets:

WBRE and WYOU (Wilkes Barre-Scranton, Pennsylvania)

   Market Profile. Wilkes Barre-Scranton, Pennsylvania is the 52nd-largest DMA in the United States, with a population of approximately 1.5 million and 550,000 television households. Cable penetration in the Wilkes Barre-Scranton market is estimated to be 82%. The Wilkes Barre-Scranton market experienced compound annual revenue growth of approximately 5.0% from 1998 to 2000 and is expected to grow at a compound annual rate of 5.7% through 2003. Average household income is estimated to be $38,754.

   The diversified economy in the Wilkes Barre-Scranton market is comprised mainly of professional services, agriculture, wholesale/retail, government and manufacturing jobs. Major employers include Prudential Investments, Fleet Financial Group, General Dynamics, HarperCollins Publishers, and JC Penney Catalog Customer Service Centers.

   There are four commercial television stations in the Wilkes Barre-Scranton, Pennsylvania DMA. The table below provides an overview of the commercial stations licensed to the DMA:

                                                                       Audience Share
                                                                 --------------------------
Call      Channel Affiliation               Owner                Nov-00 May-00 Nov-99 May-99
----      ------- ----------- ---------------------------------- ------ ------ ------ ------
WBRE        28        NBC     Nexstar Broadcasting Group           13%    14%    15%    16%
WYOU        22        CBS     Bastet Broadcasting                  11%    11%    12%    11%
WNEP        16        ABC     The New York Times Company           17%    23%    20%    19%
WOLF/WILF  56/53      Fox     Pegasus Communications Corporation    6%     4%     5%     4%

WBRE

   Station Profile. Nexstar acquired WBRE, an NBC affiliate, in January 1998. For the November 2000 ratings period, WBRE ranked second in its market, with a sign-on to sign-off audience share of 13%. The station's syndicated programming includes Wheel of Fortune, Jeopardy, The Oprah Winfrey Show and Seinfield.

   In January 1998, Nexstar significantly increased its operating efficiencies by entering into a shared services agreement with WYOU, a Bastet Group station, which Nexstar believes was the first shared services agreement allowed by the FCC. As a result of combining the operations of two traditional network affiliates, Nexstar was able to achieve significant cost reductions. Nexstar integrated both stations' operations into a new facility and significantly upgraded the technical capabilities and news sets of both stations, creating substantial opportunities for future growth.

   Since the successful implementation of the shared services agreement, Nexstar has focused on increasing revenue share. Nexstar recently hired a new general manager, a general sales manager and a local sales manager. Nexstar has significantly improved advertising rates by refocusing the station operations and concentrating on inventory management. Nexstar has also enhanced programming, strengthened the local news product and upgraded its weather system to position WBRE to achieve future revenue growth.

WYOU

   Station Profile. Nexstar acquired WYOU, a CBS affiliate, in June 1996 and sold it to the Bastet Group in 1998, when a shared services agreement was entered into with WBRE. For the November 2000 ratings period, WYOU ranked third in its market, with a sign-on to sign-off audience share of 11%. The station's syndicated programming includes Montel, Entertainment Tonight, and Judge Judy.

   To increase visibility of WYOU, the station recently unveiled a new, street-level newsroom in Scranton. In order to increase audience share, Nexstar relaunched the station's news product in January 2001 with a newly designed logo and enhanced graphics. In addition, the station has improved its syndicated programming, expanded its promotional efforts and begun using a new transmitter to improve the station's signal reach and coverage.

WROC (Rochester, New York)

   Market Profile. Rochester, New York is the 74th-largest DMA in the United States, with a population of approximately 975,000 and 377,000 television households. Cable penetration in the Rochester market is estimated to be 73%. The Rochester market experienced compound annual revenue growth of approximately 0.9% from 1998 to 2000 and is expected to grow at a compound annual rate of 4.2% through 2003. Average household income is estimated to be $44,023.

   The most prominent industries in Rochester are services, retail trade and manufacturing. The largest employers in this market are Eastman Kodak Co., Xerox Corporation, University of Rochester, Strong Memorial Hospital, ViaHealth, and Wegmans Food Markets Inc.

   There are four commercial television stations in the Rochester, New York DMA. The table below provides an overview of the commercial stations licensed to the DMA:

                                                                Audience Share
                                                          --------------------------
Call Channel Affiliation              Owner               Nov-00 May-00 Nov-99 May-99
---- ------- ----------- -------------------------------- ------ ------ ------ ------
WROC    8        CBS     Nexstar Broadcasting Group         17%    16%    20%    18%
WHEC   10        NBC     Hubbard Broadcasting Inc           15%    16%    15%    16%
WORK   13        ABC     Ackerley Group                     16%    19%    16%    15%
WUHF   31        Fox     Sinclair Broadcasting Group         8%     9%     9%     9%
                         (under time brokerage agreement)

   Station Profile. Nexstar acquired WROC, a CBS affiliate, in December 1999. For the November 2000 ratings period, WROC ranked first in its market, with a sign-on to sign-off audience share of 17%. The station's syndicated programming includes Jeopardy, Wheel of Fortune and Entertainment Tonight.

   Nexstar believes this station has substantial potential for increased revenues because, in spite of its number one position in audience share, it has captured less than 20% of the revenues in this four-station market. Since acquisition, Nexstar has installed a new management team and increased the size of its local salesforce in order to focus on local sales. Nexstar hired a new general manager with significant regional experience, as well as a new local sales manager and a new promotions manager. Nexstar also added three local account executives. In addition, Nexstar overhauled the station's newscast in 2000 with an upgraded news set and graphics.

KTAL (Shreveport, Louisiana)

   Market Profile. Shreveport, Louisiana is the 76th-largest DMA in the United States, with a population of approximately 998,000 and 371,000 television households. Cable penetration in the Shreveport market is estimated to be 60%. The Shreveport market experienced compound annual revenue growth of approximately 6.4% from 1998 to 2000 and is expected to grow at a compound annual rate of 6.0% through 2003. Average household income is estimated to be $35,489.

   The Shreveport economy is primarily focused on agribusiness, manufacturing, distribution, research and technology and is also home to a growing casino industry and Barksdale Air Force Base. The Greater Shreveport-Northwest Louisiana region is a designated Customs Port of Entry and Foreign Trade Zone.

   There are five commercial television stations in the Shreveport, Louisiana DMA. The table below provides an overview of the commercial stations licensed to the DMA:

                                                             Audience Share
                                                       --------------------------
Call Channel Affiliation             Owner             Nov-00 May-00 Nov-99 May-99
---- ------- ----------- ----------------------------- ------ ------ ------ ------
KTAL    6      NBC       Nexstar Broadcasting Group       8%    10%    11%    11%
KTBS    3      ABC       Wray, Florence                  14%    17%    16%    13%
KSLA   12      CBS       Raycom Media Incorporated       17%    17%    21%    23%
KMSS   33      Fox       Communication Corp of America    5%     4%     6%     5%
KSHV   45      UPN/WB    White Knight Broadcasting        2%     3%     3%     2%

   Station Profile. Nexstar acquired KTAL, an NBC affiliate, in November 2000. For the November 2000 ratings period, KTAL ranked third in its market, with a sign-on to sign-off audience share of 8%. The station's syndicated programming includes Wheel of Fortune, Hollywood Squares and Sally.

   Under the previous family-ownership of KTAL, Nexstar believes there was a lack of expertise in television broadcasting, creating opportunities for revenue increases and cost reductions. Since acquisition, Nexstar has redirected the station's focus away from Texarkana to the more profitable and substantially larger Shreveport segment of the market. Nexstar has completely replaced the prior management team, hiring a new general manager, who previously led KSLA, another Shreveport station, to the number one ranked station in the market during his tenure. Nexstar has also hired a new general sales manager, news director, chief engineer and operations manager. Nexstar has implemented cost reductions and an incentive-based commission structure. To improve the station's viewership and revenue share in this growing market, Nexstar has invested approximately $1.0 million to upgrade and improve the on-air look and the quality of the station, particularly in news programming.

  WCIA/WCFN (Champaign-Springfield-Decatur, Illinois)

   Market Profile. Champaign-Springfield-Decatur, Illinois is the 83rd-largest DMA in the United States, with a population of approximately 902,000 and 345,000 television households. Cable penetration in the

Champaign-Springfield-Decatur market is estimated to be 76%. The
Champaign-Springfield-Decatur market experienced a compound annual decrease in revenue of approximately 0.1% from 1998 to 2000 but is expected to grow at a compound annual rate of 3.7% through 2003. Average household income is estimated to be $43,064.

   The Champaign-Springfield area is recognized as a center for computing and technology, with a diverse group of traditional and high-technology companies. The top employers are the University of Illinois at Urbana-Champaign, Carle Clinic Association, Carle Foundation Hospital and Kraft Foods, Inc.

   There are five commercial television stations in the Champaign-Springfield-Decatur, Illinois DMA. The table below provides an overview of the commercial stations licensed to the DMA:

                                                                   Audience Share
                                                             --------------------------
Call      Channel Affiliation             Owner              Nov-00 May-00 Nov-99 May-99
----      ------- ----------- ------------------------------ ------ ------ ------ ------
WCIA/WCFN   3/49      CBS     Nexstar Broadcasting Group       18%    19%    20%    21%
WAND        17        ABC     LIN Television Corporation       14%    15%    15%    14%
WICS/WICD  20/15      NBC     Sinclair Broadcast Group         14%    15%    13%    16%
WBUI        23        WB      Acme Television LLC               2%     3%     2%    --
WRSP/WCCU  55/27      Fox     Bahakel Communications Limited    5%     5%     7%     5%

WCIA

   Station Profile. In January 2001, Nexstar acquired WCIA, a CBS affiliate located in Champaign. WCIA had been operated by Nexstar under a time brokerage agreement since July 1999. For the November 2000 ratings period, WCIA ranked first in its market, with a sign-on to sign-off audience share of 18%. The station's syndicated programming includes The Oprah Winfrey Show, Hollywood Squares and Frasier.

   Because WCIA is ranked number one in its market for news, Nexstar believes that the station provides a powerful base to drive revenue growth with increased marketing and promotion. To capture revenue opportunities not realized by the previous ownership, which concentrated primarily on the Champaign side of the market, Nexstar has increased its sales efforts in the Springfield area and added a Springfield-based sales force to enhance its local presence. When Nexstar entered into the time brokerage agreement, it was able to reduce expenses at this station by approximately $2.7 million through employee consolidation, increased vendor discounts and elimination of certain corporate expenses. With its number one ranked news product, the anticipated addition of a local sales manager and Nexstar's sports broadcast agreement with the University of Illinois, Nexstar believes that WCIA is strategically positioned for future growth.

WCFN

   Station Profile. Nexstar acquired WCFN, which is located in Springfield, in conjunction with WCIA. Nexstar is currently using WCFN to simulcast WCIA to the southwest segment of the DMA. The FCC has granted duopoly status for WCFN, and Nexstar is in the process of increasing WCFN's transmission power. Nexstar is entering into an affiliate agreement with UPN to create an additional broadcasting outlet. Launching WCFN as a stand-alone station will allow the station to benefit from substantial operational efficiencies, and will result in additional inventory to sell in the market. The initial broadcast of WCFN as a UPN station is scheduled for the second quarter of 2002.

WMBD and WYZZ (Peoria-Bloomington, Illinois)

   Market Profile. Peoria-Bloomington, Illinois is the 112th-largest DMA in the United States, with a population of approximately 614,000 and 231,000 television households. Cable penetration in the Peoria-Bloomington market is estimated to be 72%. The Peoria-Bloomington market experienced compound annual revenue growth of approximately 0.3% from 1998 to 2000 and is expected to grow at a compound annual rate of 4.7% through 2003. Average household income is estimated to be $46,184.

   The Peoria-Bloomington market is approximately equidistant from Chicago, St. Louis, and Indianapolis. Major colleges and universities in the area include Bradley University, Illinois Central College, the University of Illinois College of Medicine, and Illinois State University. Major employers include Caterpillar, State Farm Insurance Companies and Mitsubishi Motor Manufacturing of America.

   There are four commercial television stations in the Peoria-Bloomington, Illinois DMA. The table below provides an overview of the commercial stations licensed to the DMA:

                                                                Audience Share
                                                          --------------------------
Call Channel Affiliation              Owner               Nov-00 May-00 Nov-99 May-99
---- ------- ----------- -------------------------------- ------ ------ ------ ------
WMBD   31        CBS     Nexstar Broadcasting Group         15%    17%    18%    20%
WHOI   19        ABC     Benedek Broadcasting Corporation   12%    14%    12%    10%
WEEK   25        NBC     Granite Broadcasting Corporation   18%    19%    18%    19%
WYZZ   43        Fox     Sinclair Broadcasting Group         7%     5%     8%     7%


WMBD


   Station Profile. Nexstar acquired WMBD, a CBS affiliate located in Peoria, in January 2001. For the November 2000 ratings period, WMBD ranked second in its market, with a sign-on to sign-off audience share of 15%. The station's syndicated programming includes Wheel of Fortune, Jeopardy and Hollywood Squares.

   Since Nexstar's acquisition of WMBD, Nexstar has replaced the general sales manager and hired a new local sales manager. Nexstar has strengthened WMBD's position in the local news market by refocusing its sales effort and news programming on Bloomington, a large population center where competitors have no physical presence. WMBD has gained market recognition and loyalty for its Morning Mix talk show program, which has improved ratings in the time period more than four-fold since its inception. In addition, Nexstar has reduced expenses (including program costs) from $5.6 million in 1998 to $4.9 million in 2000 as a result of cost controls at this station.

WYZZ


   Station Profile. Nexstar entered into an outsourcing agreement with a subsidiary of Sinclair Broadcasting Group, Inc. effective December 1, 2001. The agreement allows Nexstar to provide certain engineering, production, sales and administrative services for WYZZ, the Fox affiliate located in Bloomington. Nexstar has identified potential cost savings of over $0.8 million due to the elimination of redundant positions. Nexstar is also planning to initiate a 9 p.m. newscast in the second quarter of 2002 to enhance local programming and target the Bloomington audience.



KBTV (Beaumont-Port Arthur, Texas)

   Market Profile. Beaumont-Port Arthur, Texas is the 137th-largest DMA in the United States, with a population of approximately 452,000 and 165,000 television households. Cable penetration in the Beaumont-Port Arthur market is estimated to be 70%. The Beaumont-Port Arthur market experienced compound annual revenue growth of approximately 2.7% from 1998 to 2000 and is expected to grow at a compound annual rate of 3.7% through 2003. Average household income is estimated to be $38,791.

   Beaumont is the county seat of Jefferson County, while Port Arthur is a major port of entry into the United States. Major employers include the Beaumont Independent School District, Christus St. Elizabeth Hospital, Huntsman Corporation and the Mobil Oil Corporation.

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

   There are three commercial television stations in the Beaumont-Port Arthur, Texas DMA. The table below provides an overview of the commercial stations licensed to the DMA:

                                                          Audience Share
                                                    --------------------------
Call Channel Affiliation           Owner            Nov-00 May-00 Nov-99 May-99
---- ------- ----------- -------------------------- ------ ------ ------ ------
KBTV    4        NBC     Nexstar Broadcasting Group   10%    13%    12%    15%
KFDM    6        CBS     Freedom Broadcasting, Inc    25%    26%    29%    27%
KBMT   12        ABC     Texas Television             13%    14%    14%    13%

   Station Profile. Nexstar acquired KBTV, an NBC affiliate, in January 1998. For the November 2000 ratings period, KBTV ranked third in its market, with a sign-on to sign-off audience share of 10%. The station's syndicated programming includes Jeopardy, Hollywood Squares and The Maury Povich Show.

   Since the acquisition of KBTV, Nexstar relocated most departments of the station from Port Arthur to a high-traffic area in a premier location in Beaumont, the retail hub of the market, greatly improving the station's local image. In the fourth quarter of 1999, Nexstar relaunched the station with new call letters, graphics, on-air talent, and promotions. KBTV's market revenue share has increased since 1998 from 22.6% to 27.0%. Furthermore, Nexstar believes that the station has grown from number three to number two in market revenue share and that this station is well positioned for continued growth as a result of Nexstar's investment, increased community involvement and marketing partnerships.

WTWO (Terre Haute, Indiana)

   Market Profile. Terre Haute, Indiana is the 139th-largest DMA in the United States, with a population of approximately 412,000 and 157,000 television households. Cable penetration in the Terre Haute market is estimated to be 62%. The Terre Haute market experienced compound annual revenue growth of approximately 4.7% from 1998 to 2000 and is expected to grow at a compound annual rate of 4.7% through 2003. Average household income is estimated to be $37,108.

   The major employers in the Terre Haute market include Pfizer, Inc., Eli Lilly and Co., Columbia House, and Bemis Corporation.

   There are three commercial stations in the Terre Haute, Indiana DMA. The table below provides an overview of the commercial stations licensed to the DMA:

                                                              Audience Share
                                                        --------------------------
Call Channel Affiliation             Owner              Nov-00 May-00 Nov-99 May-99
---- ------- ----------- ------------------------------ ------ ------ ------ ------
WTWO    2        NBC     Nexstar Broadcasting Group       14%    16%    14%    16%
WTHI   10        CBS     Emmis Communications             20%    21%    22%    24%
WBAK   38        Fox     Bahakel Communications Limited    4%     4%     6%     4%

   Station Profile. Nexstar acquired WTWO, an NBC affiliate, in April 1997. For the November 2000 ratings period, WTWO ranked second in its market, with a sign-on to sign-off audience share of 14%. The station's syndicated programming includes The Oprah Winfrey Show, Jeopardy and Wheel of Fortune.

   Since acquisition, Nexstar hired a new general manager, sales manager, operations manager, news director and promotion manager and completely replaced the sales force, increasing the number of account executives from five to seven. In addition, Nexstar has added a noon and a five o'clock news program. WTWO recently won or tied for first place in every targeted demographic news category. Nexstar believes that additional revenue growth will be driven by non-traditional opportunities from sources such as the television and radio broadcast rights for Indiana State University sporting events, which rights we obtained in 1999. Nexstar believes WTWO is well positioned to continue to achieve revenue growth and capitalize on the market's growing economy by leveraging the station's leading news position with its experienced local sales team.

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

WJET and WFXP (Erie, Pennsylvania)

   Market Profile. Erie, Pennsylvania is the 142nd-largest DMA in the United States, with a population of approximately 414,000 and 153,000 television households. Cable penetration in the Erie market is estimated to be 67%. The Erie market experienced compound annual revenue growth of approximately 7.3% from 1998 to 2000 and is expected to grow at a compound annual rate of 4.7% through 2003. Average household income is estimated to be $40,742.

   The Erie economy is based on manufacturing, paper milling, financial and other services. Major employers in the Erie market include General Electric Company, Wegmans Food Markets, Inc., International Paper Company and Plastek Industries. Major area universities and colleges include Allegheny College, Gannon University and Edinboro University.

   There are four commercial stations in the Erie, Pennsylvania DMA. The table below provides an overview of the commercial stations licensed to the DMA:

                                                          Audience Share
                                                    --------------------------
Call Channel Affiliation           Owner            Nov-00 May-00 Nov-99 May-99
---- ------- ----------- -------------------------- ------ ------ ------ ------
WJET   24        ABC     Nexstar Broadcasting Group   15%    17%    18%    17%
WFXP   66        Fox     Bastet Broadcasting           4%     4%     5%     5%
WICU   12        NBC     SJL Communications LP        18%    15%    15%    16%
WSEE   35        CBS     WSEE Television Inc          18%    17%    20%    19%

WJET

   Station Profile. Nexstar acquired WJET, an ABC affiliate, in January 1998. For the November 2000 ratings period, WJET ranked third in its market, with a sign-on to sign-off audience share of 15%. The station's syndicated programming includes Frasier, Seinfeld and Everybody Loves Raymond.

   Nexstar purchased WJET from the family who founded the station over 40 years ago. Through cost reductions, the station's broadcast cash flow margin has improved to 43.4% for the year ended December 31, 2000 from previously negative levels. Building on its top ranked evening newscast, Nexstar launched a morning news program three months after acquisition that also achieved top ranking within 15 months. Nexstar believes it can continue revenue and broadcast cash flow growth through a refocused sales effort and an aggressive promotional campaign.

WFXP

   Station Profile. Nexstar began its time brokerage agreement with WFXP, a Fox affiliate, in August 1998. In November 1998, a member of the Bastet Group acquired WFXP. For the November 2000 ratings period, WFXP ranked fourth in its market, with a sign-on to sign-off audience share of 4%. WFXP's syndicated programming includes Friends and The Simpsons.

   Since the station began its time brokerage agreement with WJET, WFXP's broadcast cash flow has significantly increased, due to the leverage of WJET's existing asset base and the efficiencies afforded by the time brokerage agreement. We have made significant investments to strengthen WFXP's news product and syndicated programming in order to improve ratings. We have doubled the sales force since acquisition to continue to drive revenue growth and believe the station has substantially increased its revenue share.

KSNF (Joplin, Missouri-Pittsburg, Kansas)

   Market Profile. Joplin, Missouri-Pittsburg, Kansas is the 145th-largest DMA in the United States, with a population of approximately 375,000 and 148,000 television households. Cable penetration in the Joplin-

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

Pittsburg market is estimated to be 57%. The Joplin-Pittsburg market experienced compound annual revenue growth of approximately 6.4% from 1998 to 2000 and is expected to grow at a compound annual rate of 6.0% through 2003. Average household income is estimated to be $32,204.

   The Joplin-Pittsburg market is located seven miles from the Kansas border, ten miles from the Oklahoma border, and 50 miles from the Arkansas border. Joplin is recognized as the retail center in the four-states area. Major employers in the market include Contract Freighters, Inc., St. John's Regional Medical Center, Freeman Health System, and Eagle Picher Industries.

   There are three commercial stations in the Joplin, Missouri-Pittsburg, Kansas DMA. The table below provides an overview of the commercial stations licensed to the DMA:

                                                                Audience Share
                                                          --------------------------
Call Channel Affiliation              Owner               Nov-00 May-00 Nov-99 May-99
---- ------- ----------- -------------------------------- ------ ------ ------ ------
KSNF   16        NBC     Nexstar Broadcasting Group         15%    15%    14%    15%
KOAM    7        CBS     Saga Communications Incorporated   19%    18%    22%    22%
KODE   12        ABC     GOCOM Holdings LLC                 15%    16%    16%    15%

KSNF

   Station Profile. Nexstar acquired KSNF, an NBC affiliate, in January 1998. For the November 2000 ratings period, KSNF tied for second in its market, with a sign-on to sign-off audience share of 15%. The station's syndicated programming includes Frasier, Judge Judy and The Rosie O'Donnell Show.

   Since acquisition, Nexstar hired ten new employees including three department managers, two salespeople and an on-air professional from a competitor. In addition, Nexstar launched a 6:00 a.m. and a 5:00 p.m. newscast, both of which are now ranked number one. In aggregate, the station has increased its total locally produced news programming by 54% to 18.5 hours per week. KSNF's newscasts are the market leaders in all saleable demographics, and in 1999, KSNF won the prestigious Edward R. Murrow Award for the best small market newscast in the Midwest region. Nexstar believes that KSNF is well positioned to continue to achieve revenue growth and capitalize on the market's growing economy by leveraging the station's number one news position with its experienced local sales team.

KODE

   Station Profile. Mission Broadcasting of Joplin, Inc. entered into a time brokerage agreement in December 2001 to provide certain programming and sell the advertising time on KODE, an ABC affiliate, pending the acquisition of its assets. Mission Broadcasting of Joplin, Inc. will enter into a shared services agreement with Nexstar, whereby KSNF will provide certain services to KODE. Once the stations share the same facility, the anticipated cost savings of eliminating redundant positions and other expenses are approximately $0.8 million.

KFDX, KJTL and KJBO-LP (Wichita Falls, Texas-Lawton, Oklahoma)

   Market Profile. Wichita Falls, Texas-Lawton, Oklahoma is the 146th-largest DMA in the United States, with a population of approximately 421,000 and 148,000 television households. Cable penetration in the Wichita Falls-Lawton market is estimated to be 67%. The Wichita Falls-Lawton market experienced compound annual revenue growth of approximately 5.1% from 1998 to 2000 and is expected to grow at a compound annual rate of 5.9% through 2003. Average household income is estimated to be $35,463.

   Historically an oil and cotton-based economy, Wichita Falls also is home to Sheppard Air Force Base and is a major medical hub for North Texas and Southern Oklahoma residents.

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

   There are four commercial television stations in the Wichita Falls, Texas-Lawton, Oklahoma DMA. The table below provides an overview of the commercial stations licensed to the DMA, exclusive of our UPN affiliate, KJBO-LP:

                                                                Audience Share
                                                          --------------------------
Call Channel Affiliation              Owner               Nov-00 May-00 Nov-99 May-99
---- ------- ----------- -------------------------------- ------ ------ ------ ------
KFDX    3        NBC     Nexstar Broadcasting Group         14%    15%    14%    15%
KJTL   18        Fox     Mission Broadcasting                6%     5%     8%     6%
KAUZ    6        CBS     Benedek Broadcasting Corporation   14%    14%    15%    15%
KSWO    7        ABC     Drewry Communications Group        12%    14%    15%    11%

KFDX

   Station Profile. Nexstar acquired KFDX, an NBC affiliate, in January 1998. For the November 2000 ratings period, KFDX tied for the number one ranking in its market, with a sign-on to sign-off audience share of 14%. The station's syndicated programming includes Entertainment Tonight, Montel and The Rosie O'Donnell Show.

   KFDX is the market leader in news in most demographic groups targeted by advertisers. Since acquisition of KFDX, Nexstar has increased audience share and has become the number one ranked news station in the market by increasing promotions and focusing on community relations. For example, KFDX was the official station of the Dallas Cowboys training camp, held at Midwestern State University for the 1999, 2000 and 2001 seasons. Nexstar believes that KFDX is well positioned for continued growth through ongoing community projects, local programming enhancements and increased marketing initiatives.

KJTL

   Station Profile. A member of the Bastet Group acquired KJTL, a Fox affiliate, in June 1999. For the November 2000 ratings period, KJTL ranked fourth in its market, with a sign-on to sign-off audience share of 6%. The station's syndicated programming includes Frasier, Spin City and Judge Judy.

   Through its joint sales agreement and shared services agreement with KFDX, KJTL and KJBO-LP have achieved significant operating efficiencies. KJTL, KFDX and KJBO-LP leverage their resources and realize savings by eliminating duplicative costs related to equipment, vehicles, vendor contracts and personnel in engineering, production, and operations. However, KJTL maintains a separate identity, targeting a younger demographic than KFDX, allowing KJTL to reach a broader section of the market. Nexstar recently implemented new incentive programs for KJTL's advertisers and is working to improve the brand recognition of this station, with the goal of increasing the demand for the station's inventory and improving the station's advertising rates.

KJBO-LP

   Station Profile. A member of the Bastet Group acquired KJBO-LP, a UPN affiliate, in June 1999. Operating through its joint sales agreement and shared services agreement with KFDX, KJBO-LP is a highly efficient operation. Improved marketing and additional inventory combined with this station's marginal expenses present an opportunity for increasing broadcast cash flow.

KMID (Midland-Odessa, Texas)

   Market Profile. Midland-Odessa, Texas is the 151st-largest DMA in the United States, with a population of approximately 391,000 and 138,000 television households. Cable penetration in the Midland-Odessa market is estimated to be 73%. The Midland-Odessa market experienced compound annual revenue growth of approximately 0.3% from 1998 to 2000 and is expected to grow at a compound annual rate of 5.0% through 2003. Average household income is estimated to be $39,286.

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

   Midland-Odessa serves as an administrative center for the Permian Basin, where approximately 20% of America's oil reserves are located.

   There are four commercial television stations in the Midland-Odessa, Texas DMA. The table below provides an overview of the commercial stations licensed to the DMA:

                                                                         Audience Share
                                                                   --------------------------
Call      Channel Affiliation                Owner                 Nov-00 May-00 Nov-99 May-99
----      ------- ----------- ------------------------------------ ------ ------ ------ ------
KMID          2       ABC     Nexstar Broadcasting Group             11%    13%    13%    11%
KPEJ         24       Fox     Communication Corporation of America    7%     6%     8%     6%
KOSA          7       CBS     ICA Broadcasting                       13%    13%    14%    13%
KWES/KWAB   9/4       NBC     Drewry Communications Group            12%    14%    14%    15%

   Station Profile. Nexstar acquired KMID, an ABC affiliate, in September 2000. For the November 2000 ratings period, KMID ranked third in its market, with a sign-on to sign-off audience share of 11%. The station's syndicated programming includes The Oprah Winfrey Show, Wheel of Fortune and Jeopardy.

   Since acquisition, Nexstar has hired a new general manager with larger market experience and a new sales manager. Nexstar believes that by investing approximately $400,000 in capital expenditures since acquisition it has significantly enhanced the news product and local commercial production capability of the station. In addition, Nexstar has introduced its sales training and inventory management techniques to achieve future revenue growth.

KTAB (Abilene-Sweetwater, Texas)

   Market Profile. Abilene-Sweetwater, Texas is the 160th-largest DMA in the United States, with a population of approximately 295,000 and 114,000 television households. Cable penetration in the Abilene-Sweetwater market is estimated to be 69%. The Abilene-Sweetwater market experienced compound annual revenue growth of approximately 3.5% from 1998 to 2000 and is expected to grow at a compound annual rate of 3.2% through 2003. Average household income is estimated to be $33,138.

   The Abilene-Sweetwater economy is primarily based on oil and gas, agriculture, retail trade and the military. Major employers include Dyess Air Force Base, Hendrick Health System, BlueCross BlueShield and Coca Cola of Abilene. Area universities include Abilene Christian University and Hardin-Simmons University.

   There are four commercial television stations in the Abilene-Sweetwater, Texas DMA. The table below provides an overview of the commercial stations licensed to the DMA:

                                                                    Audience Share
                                                              --------------------------
Call    Channel Affiliation               Owner               Nov-00 May-00 Nov-99 May-99
----    ------- ----------- --------------------------------- ------ ------ ------ ------
KTAB      32        CBS     Nexstar Broadcasting Group          18%    20%    20%    18%
KRBC       9        NBC     STC, Inc.                           11%    11%    12%    12%
KTXS      12        ABC     Lamco Communications Incorporated   14%    14%    14%    13%
KIDZ-LP   54      Fox/UPN   Sage Broadcasting Corp.              4%     4%     5%     2%

   Station Profile. Nexstar purchased KTAB, a CBS affiliate, in August 1999. For the November 2000 ratings period, KTAB ranked first in its market, with a sign-on to sign-off audience share of 18%. The station's syndicated programming includes The Oprah Winfrey Show, Wheel of Fortune and Jeopardy.

   Since acquisition, Nexstar has made substantial operating improvements and rebuilt the station's news, promotion, sales, and personnel infrastructure. Nexstar has installed a new general manager with local market experience and increased the number of sales account executives from two to six. KTAB was ranked number one

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

for the 6:00 p.m. and 10:00 p.m. newscasts for the November 2000 ratings period. With the launch of a 90-minute early news program, KTAB has increased locally produced news programming more than 2.5 times to 17 hours per week and has increased available sales inventory.

KQTV (St. Joseph, Missouri)

   Market Profile. St. Joseph, Missouri is the 192nd-largest DMA in the United States, with a population of approximately 145,000 and 54,000 television households. Cable penetration in the St. Joseph market is estimated to be 67%. The St. Joseph market experienced compound annual revenue growth of approximately 9.3% from 1998 to 2000 and is expected to grow at a compound annual rate of 5.2% through 2003. Average household income is estimated to be $35,812.

   St. Joseph's job base is diversified, with the ten largest employers encompassing nine different industries. The Frontier Riverboat Casino is a recent addition to St. Joseph's growing tourism industry.

   Station Profile. Nexstar acquired KQTV, an ABC affiliate, in April 1997. KQTV is the only commercial television market in the St. Joseph, Missouri DMA. In the November 2000 ratings period, KQTV had a sign on/sign off audience share of 21%. The station's syndicated programming includes The Oprah Winfrey Show, Wheel of Fortune and The Rosie O'Donnell Show.

   As the only commercial television station in the market, KQTV has considerable influence on rates in the market due to the lack of commercial advertising alternatives. Additionally, since acquisition, Nexstar has been able to attract advertising revenue from the nearby Kansas City market, which has a DMA rank of 30. KQTV has implemented new sales promotions and increased promotional activity in adjacent counties and towns to capitalize on its award-winning news and children's programming. In addition, KQTV has increased its total locally produced news programming by 37% to 18.5 hours per week to create additional sales inventory.

Industry Background

The Television Broadcasting Industry

   Commercial television broadcasting began in the United States on a regular basis in the 1940s. There are a limited number of channels available for broadcasting in any one geographic area. Television stations can be distinguished by the frequency on which they broadcast. Television stations that broadcast over the very high frequency or VHF band (channels 2-13) of the spectrum generally have some competitive advantage over television stations which broadcast over the ultra-high frequency or UHF band (channels above 13) of the spectrum because the former usually have better signal coverage and operate at a lower transmission cost. However, the improvement of UHF transmitters and receivers, the complete elimination from the marketplace of VHF-only receivers and the expansion of cable television systems have reduced the VHF signal advantage. Any disparity between VHF and UHF is likely to diminish even further in the coming era of digital television.

The Market for Television Programming

   Television station revenues are primarily derived from local, regional and national advertising and, to a lesser extent, from network compensation and revenues from studio rental and commercial production activities. Advertising rates are based upon a variety of factors, including a program's popularity among the viewers an advertiser wishes to attract, the number of advertisers competing for the available time, the size and demographic makeup of the market served by the station, and the availability of alternative advertising media in the market area. Rates are also determined by a station's overall ratings and share in its market, as well as the station's ratings and share among particular demographic groups which an advertiser may be targeting. Because broadcast television stations rely on advertising revenues, declines in advertising budgets, particularly in recessionary periods, adversely affect the broadcast industry, and as a result may contribute to a decrease in the revenues of broadcast television stations.

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

   All television stations in the country are grouped by A.C. Nielsen Company, a national audience measuring service, into 210 generally recognized television markets that are ranked in size according to various metrics based upon actual or potential audience. Each DMA is determined as an exclusive geographic area consisting of all counties in which the home-market commercial stations receive the greatest percentage of total viewing hours. Nielsen periodically publishes data on estimated audiences for the television stations in the various television markets throughout the country. The estimates are expressed in terms of the station's "rating," which is a percentage of the total potential audience in the market viewing a station, or the station's "share," which is the percentage of the audience actually watching television. Nielsen provides this data on the basis of local television households and selected demographic groupings in the market. Nielsen uses two methods of determining a station's ability to attract viewers. In larger geographic markets, ratings are determined by a combination of meters connected directly to selected television sets and weekly diaries of television viewing, while in smaller markets only weekly diaries are completed.

   Whether or not a station is affiliated with one of the four major networks (NBC, ABC, CBS or Fox) has a significant impact on the composition of the station's revenues, expenses and operations. A typical network affiliate receives the majority of its programming each day from the network. This programming, along with cash payments, is provided to the affiliate by the network in exchange for a substantial majority of the advertising time during network programs. The network then sells this advertising time and retains the revenues. The affiliates retains the revenues from the time sold during breaks in and between network programs and programs the affiliate produces or purchases from non-network sources.

   Broadcast television stations compete for advertising revenues primarily with other broadcast television stations, and to a lesser extent, with radio stations and cable system operators serving the same market. Non-commercial, religious and Spanish-language broadcasting stations in many markets compete with commercial stations for viewers. In addition, the Internet and other leisure activities may draw viewers away from commercial stations.

Developments in the Television Market

   Through the 1970s, network television broadcasting enjoyed virtual dominance in viewership and television advertising revenue, because network-affiliated stations competed only with each other in most local markets. Beginning in the 1980s and continuing through the 1990s, however, this level of dominance changed as more local stations were authorized by the FCC and marketplace choices expanded with the growth of independent stations, new networks such as UPN, WB and PAX, and cable television services.

   Cable television systems, which grew at a rapid rate beginning in the early 1970s, were initially used to retransmit broadcast television programming to paying subscribers in areas with poor broadcast signal reception. In the aggregate, cable-originated programming has emerged as a significant competitor for viewers of broadcast television programming. With the increase in cable penetration in the 1980s and 1990s, the advertising share of cable networks has increased. Notwithstanding these increases in cable viewership and advertising, over-the-air broadcasting remains the primary distribution system for mass market television advertising. Basic cable penetration (the percentage of television households which are connected to a cable system) in our television markets ranges from 57% to 82%.

   In acquiring programming to supplement network programming, network affiliates compete with other broadcasting stations in their markets. Cable systems generally do not compete with local stations for programming. In the past, the cost of programming increased dramatically, primarily because of an increase in the number of new independent stations and a shortage of desirable programming. Recently, however, program prices have stabilized as a result of increases in the supply of programming.

   The FCC finalized its allotment of new advanced television channels to existing broadcast stations in the first half of 1998. Advanced television is a digital television, or DTV, transmission system that delivers improved

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

video and audio signals including high definition television and also has substantial multiplexing and data transmission capabilities. For each licensed television station, the FCC has allocated a matching DTV channel. Under current FCC guidelines, all commercial television station operators must complete construction of and begin broadcasting with their digital transmission systems no later than May 1, 2002. Network affiliated stations in the top 10 markets were required to begin digital broadcasting by May 1999, and in the top 30 markets by November 1, 1999. By the end of 2006, the FCC expects television broadcasters to cease non-digital broadcasting and return one of their channels to the U.S. government, provided that 85% of households within the relevant DMA have the capability to receive a digital signal.

Advertising Sales

General

   Television station revenues are primarily derived from the sale of local and national advertising. Television stations compete for advertising revenues primarily with other broadcast television stations, radio stations, cable system operators and programmers, and newspapers serving the same market.

   All network-affiliated stations are required to carry spot advertising sold by their networks which reduces the amount of advertising spots available for sale by our stations. Our stations directly sell all of the remaining advertising to be inserted in network programming and all of the advertising in non-network programming, retaining all of the revenues received from these sales. A national syndicated program distributor will often retain a portion of the available advertising time for programming it supplies in exchange for no fees or reduced fees charged to the stations for such programming. These programming arrangements are called barter programming.

   Advertisers wishing to reach a national audience usually purchase time directly from the networks, or advertise nationwide on a case-by-case basis. National advertisers who wish to reach a particular region or local audience often buy advertising time directly from local stations through national advertising sales representative firms. Local businesses purchase advertising time directly from the stations' local sales staffs.

   Advertising rates are based upon a program's popularity among the viewers that an advertiser wishes to target, the number of advertisers competing for the available time, the size and the demographic composition of the market served by the station, the availability of alternative advertising media in the market area, and the effectiveness of the stations' sales force. Advertising rates are also determined by a station's overall ability to attract viewers in its market area, as well as the station's ability to attract viewers among particular demographic groups that an advertiser may be targeting. Advertising revenues are positively affected by strong local economies, national and regional political election campaigns, and certain events such as the Olympic Games or the Super Bowl. Because television broadcast stations rely on advertising revenues, declines in advertising budgets, particularly in recessionary periods, adversely affect the broadcast industry, and as a result may contribute to a decrease in the revenues of broadcast television stations.

Local Sales

   Local advertising time is sold by each station's local sales staff who call upon advertising agencies and local businesses, which typically include car dealerships, retail stores and restaurants. Compared to revenues from national advertising accounts, revenues from local advertising are generally more stable and more controllable. We seek to attract new advertisers to television, and to increase the amount of advertising time sold to existing local advertisers by relying on experienced local sales forces with strong community ties, producing news and other programming with local advertising appeal and sponsoring or co-promoting local events and activities. We place a strong emphasis on experience of our local sales staff and maintain an on-going training program for sales personnel.

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National Sales

   National advertising time is sold through national sales representative firms which call upon advertising agencies, whose clients typically include automobile manufacturers and dealer groups, telecommunications companies, fast food franchisers, and national retailers (some of which may advertise locally).

Network Affiliations

   Each station is affiliated with its network pursuant to an affiliation agreement. WBRE, WTWO, KTAL, KBTV, KFDX and KSNF are affiliated with NBC. KTAB, WROC, WCIA/WCFN, WMBD and WYOU are affiliated with CBS. WJET, KMID and KQTV are affiliated with ABC. KJTL and WFXP are affiliated with Fox and KJBO-LP is affiliated with UPN. KODE, owned by GOCOM Holdings LLC and operated under a time brokerage agreement with Mission Broadcasting of Joplin, Inc., is affiliated with ABC. WYZZ, owned by Sinclair Broadcast Group, Inc. and operated under an outsourcing agreement with a Nexstar Broadcasting entity, is a Fox affiliate.

   Each affiliation agreement provides the affiliated station with the right to broadcast all programs transmitted by the network with which it is affiliated. In exchange, the network has the right to sell a substantial majority of the advertising time during these broadcasts. In addition, for each hour that the station elects to broadcast network programming, the network pays the station a fee (with the exception of Fox and UPN), specified in each affiliation agreement, which varies with the time of day. Typically, "prime-time" programming (Monday through Saturday from 8:00 p.m. to 11:00 p.m., Eastern time and Sunday from 7:00 p.m. to 11:00 p.m., Eastern time) generates the highest hourly rates.

   Our NBC affiliation agreements for WBRE, WTWO, KBTV, KFDX, and KSNF expire on December 31, 2008, while our NBC affiliation agreement for KTAL expires on December 31, 2005. Our CBS affiliate agreement for KTAB expires on December 31, 2004. Our CBS affiliation agreement for WROC expires on January 31, 2005 and our CBS affiliation agreement for WCIA/WCFN and WMBD expires on September 30, 2005. Our CBS affiliation agreement with WYOU expires on December 31, 2007. Our ABC affiliation agreement for WJET expires on January 2, 2005. Our ABC network affiliation agreement for KMID expires on July 15, 2005. Our ABC network affiliation agreement for KQTV expires on April 15, 2007. Our Fox affiliation agreement for KJTL expires on November 30, 2003, while our Fox affiliation agreement for WFXP expires on March 31, 2006. Our UPN affiliation agreement for KJBO-LP expires on September 1, 2004; however, UPN may cancel this affiliation agreement at any time upon 30 days prior written notice. The ABC affiliation agreement for KODE expires in August 2002. The Fox affiliation agreement for WYZZ is currently on a month-to-month basis.

Competition

   Competition in the television industry takes place on several levels: competition for audience, competition for programming (including news) and competition for advertisers. Additional factors that are material to a television station's competitive position include signal coverage and assigned frequency. The broadcasting industry is continually faced with technological change and innovation, the possible rise in popularity of competing entertainment and communications media, and governmental restrictions or actions of federal regulatory bodies, including the FCC and the Federal Trade Commission, any of which could have a material effect on our operations.

   Audience. Stations compete for viewership generally against other leisure activities in which one could choose to engage rather than watch television. Broadcast stations compete for audience share specifically on the basis of program popularity, which has a direct effect on advertising rates. A portion of the daily programming on our NBC, CBS, ABC, Fox and UPN affiliated stations is supplied by the network with which each station is affiliated. In those periods, the stations are dependent upon the performance of the network programs in attracting viewers. Our stations program non-network time periods with a combination of self-produced news, public affairs and other entertainment programming, including news and syndicated programs purchased for cash, cash and barter, or barter only. A majority of the daily programming on our Fox and UPN affiliated stations consists of programming of this kind.

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   Through the 1970s, network television broadcasting enjoyed virtual dominance in viewership and television advertising revenues because network-affiliated stations competed only with each other in most local markets. However, the development of methods of video transmission other than over-the-air broadcasting, and in particular the growth of cable television, has significantly altered competition for audience share in the television industry. These other transmission methods can increase competition for a broadcasting station by bringing into its market distant broadcasting signals not otherwise available to the station's audience. Other sources of competition include home entertainment systems, such as VCRs, DVDs and television game devices. Transmission of video programming over broadband Internet may be a future source of competition to television broadcasters.

   Although cable television systems were initially used to retransmit broadcast television programming to subscribers in areas with poor broadcast signal reception, significant increases in cable television penetration occurred throughout the 1970s and 1980s in areas that did not have signal reception problems. As the technology of satellite program delivery to cable systems advanced in the late 1970s, development of programming for cable television accelerated dramatically, resulting in the emergence of multiple, national-scale program alternatives and the rapid expansion of cable television and higher subscriber growth rates. Historically, cable operators have not sought to compete with broadcast stations for a share of the local news audience. Recently, however, certain cable operators have elected to compete for these audiences, and the increased competition could have an adverse effect on our advertising revenues.

   Further advances in technology may increase competition for household audiences and advertisers. Video compression techniques, now under development for use with current cable channels or direct broadcast satellites, are expected to reduce the bandwidth required for television signal transmission. These compression techniques, as well as other technological developments, are applicable to all video delivery systems, including over-the-air broadcasting, and have the potential to provide vastly expanded programming to highly targeted audiences. Reduction in the cost of creating additional channel capacity could lower entry barriers for new channels and encourage the development of increasingly specialized "niche" programming. This ability to reach very narrowly defined audiences is expected to alter the competitive dynamics for advertising expenditures. We are unable to predict the effect that these or other technological changes will have on the broadcast television industry or on the future results of our operations.

   Programming. Competition for programming involves negotiating with national program distributors or syndicators that sell first-run and rerun packages of programming. Our stations compete against in-market broadcast station operators for exclusive access to off-network reruns (such as Seinfeld) and first-run product (such as Entertainment Tonight) in their respective markets. Cable systems generally do not compete with local stations for programming, although various national cable networks from time to time have acquired programs that would have otherwise been offered to local television stations. AOL/Time Warner, Inc., Viacom Communications, Inc. and The News Corporation Limited, each of which has a television network, also own or control major production studios, which are the primary source of programming for the networks. It is uncertain whether in the future such programming, which is generally subject to short-term agreements between the studios and the networks, will be moved to the new networks. Television broadcasters also compete for non-network programming unique to the markets they serve. As such, stations strive to provide exclusive news stories, unique features such as investigative reporting and coverage of community events and to secure broadcast rights for regional and local sporting events.

   Advertising.  Advertising rates are based upon a number of factors including:

  .  the size of the market in which the station operates;

  . a program's popularity among the viewers that an advertiser wishes to attract;

  .  the number of advertisers competing for the available time;

  .  the demographic makeup of the market served by the station;

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  .  the availability of alternative advertising media in the market area;

  .  the effectiveness of the sales forces; and

  . development of projects, features and programs that tie advertiser messages to programming.

   In addition to competing with other media outlets for audience share, our stations compete for advertising revenues with:

  .  other television stations in their respective markets; and

  . other advertising media, such as newspapers, radio stations, magazines, outdoor advertising, transit advertising, yellow page directories, direct mail, local cable systems and the Internet.

   Competition for advertising dollars in the broadcasting industry occurs primarily within individual markets. Generally, a television broadcasting station in a particular market does not compete with stations in other market areas.

Federal Regulation of Television Broadcasting

   The following is a brief discussion of certain provisions of the Communications Act of 1934, as amended, and the FCC's regulations and policies that affect the business operations of television broadcasting stations. For more information about the nature and extent of FCC regulation of television broadcasting stations you should refer to the Communications Act of 1934 and FCC's rules, public notices, and rulings. Over the years Congress and the FCC have added, amended and deleted statutory and regulatory requirements to which station owners are subject. Some of these changes have a minimal business impact whereas others may significantly affect the business or operation of individual stations or the broadcast industry as a whole. The following discussion summarizes statutory and regulatory requirements and policies currently in effect.

   License Grant and Renewal. Television broadcast licenses are granted for a maximum term of eight years and are subject to renewal upon application to the FCC. The FCC is required to grant an application for license renewal if during the preceding term the station served the public interest, the licensee did not commit any serious violations of the Communications Act or the FCC's rules, and the licensee committed no other violations of the Communications Act or the FCC's rules which, taken together, would constitute a pattern of abuse. The vast majority of renewal applications are routinely renewed under this standard. If a licensee fails to meet this standard the FCC may still grant renewal on terms and conditions that it deems appropriate, including a monetary forfeiture or renewal for a term less than the normal eight-year period.

   During certain limited periods after a renewal application is filed, interested parties, including members of the public, may file petitions to deny a renewal application, to which the licensee/renewal applicant is entitled to respond. After reviewing the pleadings, if the FCC determines that there is a substantial and material question of fact whether grant of the renewal application would serve the public interest, the FCC is required to hold a trial-type hearing on the issues presented. If, after the hearing, the FCC determines that the renewal applicant has met the renewal standard the FCC must grant the renewal application. If the licensee/renewal applicant fails to meet the renewal standard or show that there are mitigating factors entitling it to renewal subject to appropriate sanctions, the FCC can deny the renewal application. In the vast majority of cases where a petition to deny is filed against a renewal, the FCC ultimately grants the renewal without a hearing.

   No competing application for authority to operate a station and replace the incumbent licensee may be filed against a renewal application unless the FCC first determines that the incumbent licensee is not entitled to license renewal.

   In addition to considering rule violations in connection with a license renewal application, the FCC may sanction a station operator for failing to observe FCC rules and policies during the license term, including the imposition of a monetary forfeiture.

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   The FCC prohibits the assignment or the transfer of control of a broadcasting licensee without prior FCC approval.

   Ownership Matters. The FCC has rules which establish limits on the ownership of broadcast stations. The ownership limits apply only to attributable interests in a station licensee held by an individual, corporation, partnership or other entity. In the case of corporations, officers, directors and voting stock interests of five percent or more (twenty percent or more in the case of qualified investment companies, such as insurance companies and bank trust departments) are considered attributable interests. For partnerships, all general partners and non-insulated limited partners are attributable. Limited liability companies are treated the same as partnerships. The FCC also considers attributable the holder of more than thirty-three percent of a licensee's total assets (defined as total debt plus total equity), if that person or entity also provides over fifteen percent of the station's total weekly broadcast programming or has an attributable interest in another media entity in the same market which is subject to the FCC's ownership rules, such as a radio or television station, cable television system, or daily newspaper.

   Local Ownership (Duopoly Rule). Prior to August 1999, no party could have attributable interests in two television stations if those stations had overlapping service areas (which generally meant one station per market), although the FCC did not attribute local marketing agreements involving a second station with an overlapping service area. In August 1999, the FCC adopted new rules which allowed the ownership of two stations in a single market (defined using A.C. Nielsen Company's DMAs) if (1) the two stations do not have overlapping service areas, or (2) after the combination there are at least eight independently owned and operating full-power television stations and one of the commonly owned stations is not ranked among the top four stations in the DMA. The FCC will consider waivers of the rule to permit the ownership of a second market station in cases where the second station is a failed, failing or unbuilt. Absent these circumstances ownership of only one television station in a market is permitted. "Satellite" stations were an exception to the prior FCC local ownership/duopoly rules and remain an exception under the new rules.

   The FCC now attributes and counts towards the local ownership limits another in-market station that a station owner operates pursuant to a local marketing agreement if it provides more than 15 percent of the second station's weekly broadcast programming. However, local marketing agreements entered into prior to November 5, 1996, are exempt from attribution for approximately five years from the adoption of the revised rule (which was adopted in 1999); this "grandfathered" period is subject to possible extension. Parties to local marketing agreements entered into on or after November 5, 1996, that would result in attribution of two stations in a market in violation of the ownership limits had until August 5, 2001, to come into compliance with the new ownership rules.

   The only market in which we currently operate stations that has the eight or more stations that allow us to own two stations in the market is Champaign-Springfield, Illinois. In all of the markets where we have entered into joint sales agreements, except for one, we do not provide programming other than news to the second station and are not therefore attributed with the second station. In the one market where we do provide programming to the second station, Erie, Pennsylvania, that local marketing agreement was entered into prior to November 5, 1996. Therefore, it is exempt from the FCC's ownership rules and we may continue to operate under the terms of that agreement until at least the end of 2004.

   National Ownership. There is no nationwide limit on the number of television stations which a party may own. However, no party may have an attributable interest in television stations which, in the aggregate, cover more than 35% of all U.S. television households. In calculating the nationwide audience coverage, the ownership of UHF stations is counted as 50% of a market's percentage of the total national audience. The stations we own have a combined national audience reach of approximately 3% of television households.

   Radio Television Cross-Ownership Rule. The "one-to-a-market" rule limits the common ownership or control of radio and television stations in the same market. In August 1999, the FCC amended its rules to

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increase the number of stations that may be commonly owned, subject to standards based on the number of independently owned media voices that would remain in the market after the combination. In markets with at least twenty independently owned media outlets, ownership of one television station and up to seven radio stations, or two television stations (if allowed under the television duopoly rule) and six radio stations is permitted. If the number of independently owned media outlets is fewer than twenty but greater than or equal to ten, ownership of one television station (or two if allowed) and four radio stations is permitted. In markets with fewer than ten independent media voices, ownership of one television station (or two if allowed) and one radio station is permitted. In calculating the number of independent media voices the FCC includes all radio and television stations, independently owned cable systems (counted as one voice if cable is generally available in the market), and independently owned daily newspapers which have circulation that exceeds five percent of the households in the market. When the FCC adopted the new one-to-a-market limits in August 1999, it eliminated the waiver policy that previously applied for failed stations.

   Local Television/Cable Cross-Ownership Rule. The FCC prohibits any cable television system (including all parties under common control) from carrying the signal of any television broadcast station that has a predicted service area that overlaps, in whole or in part, the cable system's service area, if the cable system (or any of its attributable principals) has an attributable interest in the television station.

   Local Television/Newspaper Cross-Ownership Rule. The FCC prohibits any party from having an attributable interest in a television station and a daily newspaper if the television station's Grade A signal contour encompasses the entire community in which the newspaper is published. In September, 2001, the FCC issued a Notice of Proposed Rule Making in which the FCC proposed to eliminate its local television/daily newspaper cross-ownership prohibition. Comments were filed in December 2001 and reply comments are due by February 15, 2002.

   Cable "Must-Carry" or Retransmission Consent Rights. Every three years television broadcasters are required to make an election whether they choose to exercise their "must-carry" or retransmission consent rights in connection with the carriage of their analog signal on cable television systems within their DMA. The most recent election was made October 1, 1999, and is effective for the three-year period beginning January 1, 2000. The next election date is October 1, 2002, for the three-year period beginning January 1, 2003.

   If a broadcaster chooses to exercise its must-carry rights, it may request cable system carriage on its over-the-air channel or another channel on which it was carried on the cable system as of a specified date. A cable system generally must carry the station's signal in compliance with the station's carriage request, and in a manner that makes the signal available to all cable subscribers. However, must-carry rights are not absolute, and whether a cable system is required to carry the station on its system, or in the specific manner requested, depends on variables such as the location, size and number of activated channels of the cable system and whether the station's programming duplicates, or substantially duplicates the programming of another station carried on the cable system. If certain conditions are met, a cable system may decline to carry a television station that has elected must carry status, although it is unusual for all the required conditions to exist.

   If a broadcaster chooses to exercise its retransmission consent rights, a cable television system which is subject to that election may not carry the station's signal without the station's consent. This generally requires the cable system and television station operator to negotiate the terms under which the television station will consent to the cable system's carriage of the station.

   In most instances, Nexstar's stations have elected to exercise their retransmission consent rights rather than must-carry status, and have negotiated retransmission consent agreements with cable television systems in their markets. The terms of these agreements generally range from three to ten years and provide for the carriage of the stations' signals. Except for WYOU, the Bastet Group stations generally have opted for must-carry status.

   Direct-to-Home Satellite Services and Must-Carry. In November 1999, Congress enacted the Satellite Home Viewer Improvement Act of 1999, or SHVIA. This statute requires providers of direct broadcast satellite services such as Direct TV and Echostar, by January 1, 2002, to carry upon request the signals of all local television stations in a DMA in which the satellite service provider is carrying at least one local television

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station's signal. Until January 1, 2002, satellite service providers were allowed (but not required) to retransmit a local station's signal within its market upon that station's consent. Satellite providers also may provide network service from a station outside a local market to subscribers in the market who are "unserved" by a local station affiliated with the same network. Unserved generally refers to a satellite subscriber who is unable, using a conventional outdoor rooftop antenna, to receive a "Grade B" signal of a local network affiliated station. If a subscriber is able to receive a Grade B quality signal from a local network affiliate then, subject to certain exceptions, the subscriber is not eligible to receive that network's programming from an out-of-market affiliate carried on the satellite service.

   In those markets where satellite service providers have elected to provide carriage of local television stations, such carriage has generally been limited to the local affiliates of the major networks, including ABC, CBS, NBC and Fox. At this time there is no satellite carriage of any of the local stations in any market in which we operate television stations. We cannot state when or if such carriage will commence.

   In November 2000, the FCC adopted rules implementing the requirements of SHVIA. These include requiring commercial television stations to elect between retransmission consent and must carry status. The first election, which was to be made by July 1, 2001, for carriage to commence January 1, 2002, is for a four-year period. Beginning in 2006, the cable and satellite election periods will coincide and occur every three years. Market areas are based on Nielsen's DMAs. Satellite carriers are not required to carry duplicative network signals from a local market unless the stations are licensed to different communities in different states. Satellite carriers are required to carry all local television stations in a contiguous manner on their channel line-up and may not discriminate in their carriage of stations.

   Digital Television. Advanced television is a digital television, or DTV, transmission system that delivers video and audio signals of higher quality (including high definition television) than the existing analog transmission system. DTV also has substantial capabilities for multiplexing (the broadcast of several programs concurrently) and data transmission. The FCC assigned new advanced television channels to existing broadcast stations in the first half of 1998. For each licensed television station the FCC allocated a matching DTV channel (which is different from the station's analog channel). In general, the DTV channels assigned to television stations are intended to allow stations to have their DTV coverage area replicate their analog coverage area. However, there are a number of variables which will ultimately determine the extent to which a station's DTV operation will provide such replication. Under certain circumstances, a station's DTV operation may reduce its geographic coverage area. The introduction of digital television will require consumers to purchase new televisions that are capable of receiving and displaying DTV signals, or adapters to receive DTV signals and convert them to an analog signal for display on their existing receivers.

   Under current FCC guidelines, all commercial television station operators must begin broadcasting with DTV transmission systems no later than May 1, 2002. Stations affiliated with the four largest networks (ABC, CBS, NBC and Fox) in the top 10 markets were required to begin digital broadcasting by May 1, 1999, and in the top 30 markets by November 1, 1999. Once a station begins broadcasting its DTV signal, it may broadcast both its analog and DTV signals until December 31, 2006, after which, subject to certain conditions described below, the FCC expects to reclaim one of the channels and broadcasters will operate a single DTV channel. Starting April 1, 2003, commercial station operators must simulcast at least 50 percent of the video programming broadcast on their analog channel on their DTV channel. The required simulcast percentage increases annually until April 1, 2005, when an operator must simulcast 100 percent of its programming on its analog and DTV channels.

   Channels now used for analog broadcasts range from 2 through 69. The FCC designated Channels 2 through 51 as the "core" channels which will be used for DTV broadcasts. However, because of the limited number of available core DTV channels currently available, the FCC assigned many stations DTV channels above Channel 51 (Channels 52 through 69) for use during the transition period from simultaneous digital and analog transmission to DTV only operation. At the end of the transition period these stations will have to change their

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DTV operation to one of the DTV core channels. This has created three categories of television stations with respect to their analog and DTV channel assignments: (1) stations with both their analog and DTV channels within the "core" channels; (2) stations with either an analog or DTV channel inside the core and the other outside the core; and (3) stations with both their analog and DTV channels outside the core. All of our stations currently fall within the first or second group. We have no markets in which both our analog and DTV channels are outside the core.

   Station operators with both their analog and DTV channels inside the core will be required to select which of their assigned channels they will use for permanent DTV operation at the end of the transition period. (The FCC has not set a date for this election.) These operators may elect to continue to use their current DTV channel or switch their DTV operation to their current analog channel. The channel not selected for permanent DTV operation will be returned to the FCC at the end of the transition period. Most of our stations and those stations with which we have local marketing agreements fall in this category. The FCC has not yet established the permanent DTV channel selection process for stations that have one or both channels outside the DTV core channels.

   The Communications Act provides that under certain conditions the DTV transition period may be extended beyond December 31, 2006. The transition is to be extended in any market in which one of the following conditions is met:
(1) a station licensed to one of the four largest networks (ABC, CBS, NBC and Fox) is not broadcasting a digital signal and that station has qualified for an extension of the FCC's DTV construction deadline; (2) digital-to-analog converter technology is not generally available in the market; or (3) fifteen percent or more of the television households in the market do not subscribe to a multichannel video programming distributor (cable, direct broadcast satellite) that carries the digital channel of each of the television stations in the market broadcasting a DTV channel, and do not have at least one television receiver capable of receiving the stations' DTV broadcasts or an analog television receiver equipped with a digital-to-analog converter capable of receiving the stations' DTV broadcasts. We cannot predict whether conditions will exist in any of our markets such that the DTV transition period will be extended under any of these provisions.

   We estimate that the conversion to DTV will require an average initial capital expenditure of approximately $250,000 per station for low-power transmission of digital signal programming and an average additional capital expenditure of approximately $750,000 per station to complete the roll-out to full-power transmission of digital signal programming. In addition, for some of our stations we may have to undertake capital expenditures to purchase studio and production equipment that can support digital format.

   With respect to cable system carriage of television stations which are broadcasting both an analog and DTV signal, such stations may choose must carry status or retransmission consent for their analog signals, but only retransmission consent for their digital signals. Such stations do not presently have the right to assert must carry rights for both their analog and DTV signals. The FCC has pending a rule making proceeding examining whether to allow such stations to assert must carry rights for both their analog and DTV signals, but has tentatively concluded that it will not do so. The FCC has requested further comments on this issue in order to develop a more complete record before issuing a final decision. If a television station operates only a DTV signal, or returns its analog channel to the FCC and converts to digital operations, it may assert must carry rights for its DTV signal.

   The exercise of must carry rights by a television station for its DTV signal applies only to a single programming stream and other program-related content. If a television station is concurrently broadcasting more than one program stream on its DTV signal it may select which program stream is subject to its must carry election. Cable systems are not required to carry internet, e-commerce or other ancillary services provided over DTV signals if those services are not related to the station's primary video programming carried on the cable system. Digital television signals that are carried on a cable system must be available to subscribers on the system's basic service tier.

   With respect to direct-to-the-home satellite service providers, the FCC in November 2000 declined to address whether television stations' must carry rights as to satellite service providers, which go into effect

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January 1, 2002, will also apply to stations' DTV signals. The FCC said it would address this issue at the same time it considers digital carriage issues for cable television.

   Television station operators may use their DTV signals to provide ancillary services, such as computer software distribution, internet, interactive materials, e-commerce, paging services, audio signals, subscription video, or data transmission services. To the extent a station provides such ancillary services it is subject to the same regulations as are applicable to other analogous services under the FCC's rules and policies. Commercial television stations also are required to pay the FCC five percent of the gross revenue derived from all ancillary services provided over their DTV signal for which the station received a fee in exchange for the service or received compensation from a third party in exchange for transmission of material from that third party, not including commercial advertisements used to support broadcasting.

   Programming and Operation. The Communications Act of 1934 requires broadcasters to serve "the public interest." Since the late 1970s, the FCC gradually has relaxed or eliminated many of the more formalized procedures it had developed to promote the broadcast of certain types of programming responsive to the needs of a station's community of license. However, television station licensees are still required to present programming that is responsive to community problems, needs and interests and to maintain certain records demonstrating such responsiveness. The FCC may consider complaints from viewers concerning programming when it evaluates a station's license renewal application, although viewer complaints also may be filed and considered by the FCC at any time. Stations also must follow various rules promulgated under the Communications Act that regulate, among other things:

  .  political advertising;

  .  sponsorship identifications;

  .  contest and lottery advertising;

  .  obscene and indecent broadcasts; and

  .  technical operations, including limits on radio frequency radiation.

   In 2000, the FCC enacted new Equal Employment Opportunity rules for broadcasters. The rules became effective, but in 2001, the U.S. Court of Appeals for the District of Columbia Circuit declared them invalid. The FCC suspended its rules (other than a general non-discrimination rule) and did not appeal the Court of Appeals ruling to the U.S. Supreme Court. Other parties, however, did appeal to the Supreme Court, and their appeal is pending. In the meantime, the FCC has initiated a rulemaking proceeding regarding possible new Equal Employment Opportunity rules for broadcasters.

   The Telecommunications Act of 1996 directs the FCC to establish, if the broadcast industry does not do so on a voluntary basis, guidelines and procedures for rating programming that contains sexual, violent, or other indecent material. A multi-industry task force developed a ratings plan which the FCC has ratified. The FCC also has issued rules that require television manufacturers to install appropriate technology, such as a "V-Chip" that can block programming based on an electronically encoded rating, to facilitate the implementation of the ratings guidelines.

   Proposed Legislation and Regulations. With the exception of the FCC's ongoing rule making proceeding concerning implementation of the transition from analog to digital television broadcasts and the FCC's proposal to eliminate the local television/daily newspaper cross-ownership prohibition, there are no pending rule making proceedings which are likely to have a significant impact on the television industry or the operation of our stations. However, the FCC may decide to initiate new rule making proceedings, on its own or in response to requests from the private sector, which might have such an impact. Congress also may act to amend the Communications Act in a manner that would impact our stations or the television broadcast industry. Other matters that could affect our broadcast properties include technological innovations affecting the mass communications industry such as spectrum allocation matters, including assignment by the FCC of channels for additional broadcast stations, and FCC policies concerning low power television stations and multichannel video program service providers, including cable television, direct broadcast satellite and wireless cable systems.

Employees

   As of September 30, 2001, Nexstar had a total of 1,025 employees comprised of 896 full-time and 129 part-time and temporary employees. As of September 30, 2001, 213 of Nexstar's employees are covered by collective bargaining agreements. We believe that our employee relations are satisfactory, and we have not experienced any work stoppages at any of our facilities.

Properties

   Nexstar leases its primary corporate headquarters which are located at 200 Abington Executive Park, Suite 201, Clarks Summit, Pennsylvania 18411 and occupy approximately 1,636 square feet. None of the individual leases are material to our operations and we do not anticipate difficulty in replacing those facilities or obtaining additional facilities, if needed.

   We lease and own facilities in the following locations:

                                                             Square
                                                         Footage/Acreage
                                               Owned or    Approximate   Expiration
Station Metropolitan Area and Use               Leased        Size        of Lease
---------------------------------             ---------- --------------- -----------
WBRE--Wilkes Barre-Scranton, PA
  Office-Studio                               100% Owned 34,838 Sq. Ft.      --
  Office-Studio                               100% Owned 49,556 Sq. Ft.      --
  Office-Studio--Williamsport Bureau          Lease      811 Sq. Ft.     Month/Month
  Tower/Transmitter Site--Williamsport        33% Owned  1.33 Acres          --
  Tower/Transmitter Site--Sharp Mountain      33% Owned  0.23 Acres          --
  Tower/Transmitter Site--Blue Mountain       100% Owned 0.998 Acres         --
  Tower/Transmitter Site--Penobscot Mountain  100% Owned 20 Acres            --

WYOU--Wilkes Barre-Scranton, PA
  Office-Studio--News Bureau/Office           Lease      6,977 Sq. Ft.     12/1/04
  Sales Office                                Lease      1,200 Sq. Ft.    10/31/01
  Tower/Transmitter Site                      100% Owned 120.33 Acres        --
  Tower/Transmitter Site                      100% Owned 7.2 Acres           --
  Tower/Transmitter Site--Williamsport        33% Owned  1.33 Acres          --
  Tower/Transmitter Site--Sharp Mountain      33% Owned  0.23 Acres          --
  Tower/Transmitter Site                      Lease      10,000 Sq. Ft.  Month/Month

KTAL--Shreveport, LA
  Office-Studio                               100% Owned 2 Acres             --
  Office-Studio                               100% Owned 16,000 Sq. Ft.      --
  Office-Studio--Texarkana                    100% Owned 7,245 Sq. Ft.       --
  Office-Studio--Texarkana                    100% Owned 1.687 Acres         --
  Tower/Transmitter Site                      100% Owned 109 Acres           --
  Tower/Transmitter Site                      100% Owned 2,284 Sq. Ft.       --

WROC--Rochester, NY
  Office-Studio                               100% Owned 3.9 Acres           --
  Office-Studio                               100% Owned 48,000 Sq. Ft.      --
  Tower/Transmitter Site                      50% Owned  0.24 Acre           --

                                                            Square
                                                        Footage/Acreage
                                              Owned or    Approximate   Expiration
Station Metropolitan Area and Use              Leased        Size        of Lease
---------------------------------            ---------- --------------- -----------

WCIA/WCFN--Champaign-Springfield-Decatur, IL
  Office-Studio                              100% Owned 20,000 Sq. Ft.      --
  Office-Studio                              100% Owned 1.5 Acres           --
  Office-Studio--Sales Bureau                Lease      162.75 Sq. Ft.   12/31/01
  Office-Studio--News Bureau                 Lease      350 Sq. Ft.       9/30/02
  Office-Studio--Decatur News Bureau         Lease      300 Sq. Ft.       5/31/01
  Tower/Transmitter Site--WCIA Tower         100% Owned 38.06 Acres         --
  Tower/Transmitter Site--Springfield Tower  100% Owned 2.0 Acres           --
  Tower/Transmitter Site--Dewitt Tower       100% Owned 1.0 Acres           --

WMBD--Peoria-Bloomington, IL
  Office-Studio                              100% Owned 0.556 Acres         --
  Office-Studio                              100% Owned 18,360 Sq. Ft.      --
  Office-Studio                              Lease      1,128 Sq. Ft.     8/31/02
  Tower/Transmitter Site                     100% Owned 34.93 Acres         --
  Tower/Transmitter Site                     100% Owned 1.0 Acres           --

KBTV--Beaumont-Port Arthur, TX
  Office-Studio                              100% Owned 1.2 Acres           --
  Office-Studio                              100% Owned 26,160 Sq. Ft.      --
  Office-Studio                              Leased     8,000 Sq. Ft.     9/01/09
  Tower/Transmitter Site                     100% Owned 40 Acres            --

WTWO--Terre Haute, IN
  Office-Studio                              100% Owned 4.774 Acres         --
  Office-Studio                              100% Owned 17,375 Sq. Ft.      --
  Office-Studio                              Lease      1,425 Sq. Ft.    11/30/04

WJET--Erie, PA
  Tower/Transmitter Site                     Lease      2 Sq. Ft.       Month/Month

WFXP--Erie, PA
  Tower/Transmitter Site                     Lease      1 Sq. Ft.         6/30/04

ENTERTAINMENT REALTY CORP., Erie, PA
  Office-Studio(1)                           100% Owned 9.87 Acres          --
  Office-Studio(1)                           100% Owned 15,533 Sq. Ft.      --

KFDX--Wichita Falls. TX--Lawton, OK
  Office-Studio                              100% Owned 28.06 Acres         --
  Office-Studio                              100% Owned 13,568 Sq. Ft.      --

KJTL--Wichita Falls, TX--Lawton, OK
  Office-Studio                                  --           --            --
  Tower/Transmitter Site                     Lease      40 Acres          1/30/15

KJBO-LP--Wichita Falls, TX--Lawton, OK
  Office-Studio                                  --           --            --
  Tower/Transmitter Site                     Lease      5 Acres          Year/Year

KSNF--Joplin, MO--Pittsburg, KS
  Office-Studio                              100% Owned 13.36 Acres         --
  Office-Studio                              100% Owned 13,169 Sq. Ft.      --
  Tower/Transmitter Site                     Lease      900 Sq. Ft.       10/5/02

KMID--Midland-Odessa, TX
  Office-Studio                              100% Owned 1.127 Acres         --
  Office-Studio                              100% Owned 14,000 Sq. Ft.      --
  Tower/Transmitter Site                     100% Owned 69.87 Acres         --
  Tower/Transmitter Site                     100% Owned 0.322 Acres

                                                        Square
                                                    Footage/Acreage
                                          Owned or    Approximate   Expiration
Station Metropolitan Area and Use          Leased        Size        of Lease
---------------------------------        ---------- --------------- -----------

KTAB--Abilene-Sweetwater, TX
  Office-Studio                          100% Owned 2.98 Acres          --
  Office-Studio                          100% Owned 14,532 Sq. Ft.      --
  Tower/Transmitter Site                 100% Owned 25.55 Acres         --

KQTV--St Joseph, MO
  Office-Studio                          100% Owned 3 Acres             --
  Office-Studio                          100% Owned 9,360 Sq. Ft.       --
  Tower/Transmitter Site                 100% Owned 13,169 Sq. Ft.      --
CORPORATE OFFICE--Clarks Summit, PA      Lease      1,636 Sq. Ft.   Month/Month
CORPORATE BRANCH OFFICE--Terre Haute, IN Lease      1,227 Sq. Ft.     7/31/04

--------
(1) Each of WJET and WFXP operate in facilities owned by Entertainment Realty Corporation, a subsidiary of Nexstar and a guarantor of the Notes.
(2) The office space and studio used by KJTL and KJBO-LP is owned by KFDX.

Litigation

   From time to time, we are involved in litigation that arises from the ordinary operations of our business, such as contractual or employment disputes or other general actions. In the event of an adverse outcome of these proceedings, we believe the resulting liabilities would not have a material adverse effect on our financial condition or results of operations.

                                  MANAGEMENT

   The table below sets forth information about Nexstar's board of managers, or directors, and executive officers:

     Name              Age Position With Company
     ----              --- ---------------------
     Perry A. Sook.... 43  President, Chief Executive Officer and Director
     Duane A. Lammers. 40  Executive Vice President
     Shirley E. Green. 41  Vice President, Finance
     Susana G. Schuler 34  Vice President, Corporate News Director
     Richard Stolpe... 44  Vice President, Director of Engineering
     Peni A. Garber... 37  Vice President, Assistant Secretary and Director
     Jay M. Grossman.. 41  Vice President, Assistant Secretary and Director
     Peggy Koenig..... 43  Vice President and Assistant Secretary
     Royce Yudkoff.... 45  Vice President, Assistant Secretary and Director

   Perry A. Sook formed Nexstar's predecessor in 1996. Since its inception, Mr. Sook has served as Nexstar's President and Chief Executive Officer and as a Director. From 1991 to 1996, Mr. Sook was a principal of Superior
Communications Group, Inc. Mr. Sook currently serves as a director of Pennsylvania Association of Broadcasters and the Television Bureau of Advertising.

   Duane A. Lammers was promoted to Nexstar's Executive Vice President in February of 2001. Prior to that, Mr. Lammers served as Nexstar's Vice President, Director of Sales and Marketing from 1998 until January 2001. He was employed as a Nexstar station general manager from 1997 to 1999. Prior to joining Nexstar, Mr. Lammers was the General Manager of WHTM, the ABC affiliate in Harrisburg, Pennsylvania from 1994 to 1997.

   Shirley E. Green was promoted to Nexstar's Vice President, Finance in February 2001. Prior to that, Ms. Green served as Nexstar's Controller since 1997. Prior to her employment at Nexstar, from 1994 to 1997, Ms. Green was Business Manager at KOCB, Oklahoma City, Oklahoma, which was owned by Superior Communications Group, Inc.

   Susana G. Schuler has served as Nexstar's Vice President, Corporate News Director since 1997. She served as Assistant News Director for WHTM from January 1, 1994 to 1997. Prior to that, Ms. Schuler was the Assistant News Director for KFDX from 1992 to December 31, 1993.

   Richard Stolpe has served as Nexstar's Vice President, Director of Engineering since January 2000. Prior to that, Mr. Stolpe served as Director of Engineering from 1998 to 2000. Prior to joining Nexstar, Mr. Stolpe was employed by WYOU from 1996 to 1998 as both Assistant Chief Engineer and Chief Engineer.

   Peni A. Garber has served as a Vice President, Assistant Secretary and a Director of Nexstar since 1997. Ms. Garber is a Partner at ABRY. From 1990 to 2000, she had served as a Principal and Secretary of ABRY. Prior to joining ABRY, Ms. Garber served as Senior Accountant at Price Waterhouse LLP. Ms. Garber is presently a director (or the equivalent) of several private companies, including Network Music Holdings, LLC, Quorum Broadcast Holdings LLC and Muzak Holdings LLC.

   Jay M. Grossman has served as a Vice President, Assistant Secretary and a Director of Nexstar since 1997. Since 1996, Mr. Grossman has served as a Partner of ABRY. Prior to joining ABRY, Mr. Grossman was an investment banker specializing in media and entertainment at Kidder Peabody and at Prudential Securities. Mr. Grossman currently serves as a director (or the equivalent) of several private companies including TV Fanfare, Consolidated Theaters, WideOpenWest and Network Music Holdings, LLC.

   Peggy Koenig has served as a Vice President and Assistant Secretary of Nexstar since 1997. Ms. Koenig is a partner in ABRY, which she joined in 1993. From 1988 to 1992, Ms. Koenig was a Vice President, partner and member of the Board of Directors of Sillerman Communication Management Corporation, a merchant bank, which made investments principally in the radio industry. Ms. Koenig was the Director of Finance from 1986 to 1988 for Magera Management, an independent motion picture financing company. She is presently a director (or the equivalent) of Connoisseur Communications Partners, L.P., Pinnacle Holdings Inc., Network Music Holdings LLC and Mercom.

   Royce Yudkoff has served as a Vice President, Assistant Secretary and a Director of Nexstar since 1997. Since 1989, Mr. Yudkoff has served as the President and Managing Partner of ABRY. Prior to joining ABRY, Mr. Yudkoff was affiliated with Bain & Company, serving as a partner from 1985 to 1988. Mr. Yudkoff is presently a director (or the equivalent) of several companies, including Quorum Broadcast Holdings LLC, Metrocall, Inc. and Muzak Holdings LLC.

Executive Compensation

   In order to secure the services of its management team, Nexstar entered into employment arrangements with its senior executive management. These employment arrangements include employment agreements and restricted stock grants summarized in the table below.

   The following table sets forth information concerning the annual and long-term compensation for services in all capacities to Nexstar for the year ended December 31, 2000 of those persons who served as (i) the chief executive officer during 2000 and (ii) the other four most highly compensated executive officers of Nexstar for 2000, who are collectively referred to in this prospectus as the Named Executive Officers:

                          Summary Compensation Table


                                                    Annual Compensation
                                                    -------------------  All Other
                                                      Salary    Bonus   Compensation
                                                     --------   ------  ------------
Perry A. Sook...................................... $280,000       --     $11,248
  President, Chief Executive Officer and Director
Duane A. Lammers...................................  180,000   40,000       3,084
  Executive Vice President
Susana G. Schuler..................................  110,000   10,000       1,276
  Vice President, News Director
Shirley E. Green...................................   95,000   20,000       5,785
  Vice President, Finance
Richard Stolpe.....................................   65,000   10,000       1,099
  Vice President, Corporate Chief Engineer

Employment Agreements

   Perry A. Sook. Mr. Sook is employed under an employment agreement with Nexstar Broadcasting Group, Inc. as President and Chief Executive Officer. The initial term of the agreement expires on December 31, 2004, but automatically renews for successive one-year periods unless either party notifies the other of their intention not to renew the agreement. Under the agreement, Mr. Sook's current base salary is $150,000 for the six months ended December 31, 2001, $400,000 for the year ended December 31, 2002, $415,000 for the year ended December 31, 2003, and $430,000 for the year ended December 31, 2004 and each subsequent year. In addition to his base salary, Mr. Sook is eligible to earn a targeted annual bonus of $75,000 after the 2001 fiscal year, $100,000 after the 2002 fiscal year, $103,750 after the 2003 fiscal year, and $107,500 after the 2004 fiscal year and each subsequent fiscal year, upon achievement of goals established by the board of directors. In the event of termination for reasons other than cause, Mr. Sook is eligible to receive his base salary for a period that is the shorter of one year or until the term of his employment would otherwise be completed.

   Duane A. Lammers. Mr. Lammers is employed under an amended employment agreement with Nexstar Broadcasting Group, Inc. as Executive Vice President. The agreement terminates on December 31, 2003 and automatically renews for successive one-year periods unless either party notifies the other of its intention not to renew the agreement. Under the agreement, Mr. Lammers' base salary is $185,000 for the year ended December 31, 2001, $200,000 for the year ended December 31, 2002 and $205,000 for the year ended December 31, 2003. In addition to his base salary, Mr. Lammers is eligible to receive a targeted annual bonus of $45,000 for the year ended April 30, 2001, $50,000 for the year ended April 30, 2002, and $55,000 for the year ended April 30, 2003 at the discretion of Nexstar's Chief Executive Officer, upon attainment of, among other things, certain financial performance targets. In the event of termination for reasons other than cause, Mr. Lammers is eligible to receive his base salary for a period of six months.

   Shirley E. Green. Ms. Green is employed under an amended employment agreement with Nexstar Broadcasting Group, Inc. as Vice President, Finance. The initial term of the agreement ends on February 28, 2002 and automatically renews for successive one-year periods unless either party notifies the other of its intention not to renew the agreement. Under the agreement, Ms. Green's current base salary is $100,000. In addition to her base salary, Ms. Green is eligible to earn a targeted annual bonus of $10,000 at the discretion of Nexstar's Chief Executive Officer, based on Ms. Green's attainment of goals set by Nexstar's Chief Executive Officer. In the event of termination for reasons other than cause, Ms. Green is eligible to receive her base salary for a period of six months.

   Susana G. Schuler. Ms. Schuler is employed under an employment agreement with Nexstar Broadcasting Group, Inc. as Vice President, Corporate News Director. The initial term of the agreement terminates on January 1, 2004 and automatically renews for successive one-year periods unless either party notifies the other of its intention not to renew the agreement. Under the agreement, Ms. Schuler's base salary is $115,000 for the year ended December 31, 2001, $120,000 for the year ended December 31, 2002, and $125,000 for each successive year thereafter. In addition to her base salary, Ms. Schuler is eligible to earn an annual bonus, at the discretion of Nexstar's Chief Executive Officer. In the event of termination for reasons other than cause, Ms. Schuler is eligible to receive her base salary for a period of six months.

   Richard Stolpe. Mr. Stolpe is employed under an employment agreement with Nexstar Broadcasting Group, Inc. as Vice President, Corporate Chief Engineer. The initial term of the agreement ends on January 1, 2004 and automatically renews for successive one-year periods unless either party notifies the other of their intention not to renew the agreement. Under the agreement, Mr. Stolpe's base salary is $70,000 for the year ended December 31, 2001, $75,000 for the year ended December 31, 2002, and $80,000 for each successive year thereafter. In addition to his base salary, Mr. Stolpe is eligible to earn a targeted annual bonus of $10,000 at the discretion of Nexstar's Chief Executive Officer, upon attainment of certain goals. In the event of termination for reasons other than cause, Mr. Stolpe is eligible to receive his base salary for a period of six months.

Compensation of Managers

   Nexstar currently reimburses members of the board of managers for any reasonable out-of-pocket expenses incurred by them in connection with attendance at board and committee meetings.

                            PRINCIPAL EQUITYHOLDERS

   The equity interests of Nexstar are indirectly 100% owned by Nexstar's indirect parent company, Nexstar Broadcasting Group, L.L.C. David S. Smith owns 100% of the equity interests in the Bastet Group.

   The following table sets forth, as of November 15, 2001, information regarding the equity interests of Nexstar Broadcasting beneficially owned by
(1) each equityholder who is known by Nexstar to beneficially own in excess of five percent of the outstanding equity interests of Nexstar Broadcasting, (2) each of Nexstar's managers and directors, (3) each of Nexstar's named executive officers, and (4) all of Nexstar's executive officers, managers and directors as a group. Unless otherwise indicated below, (1) the persons and entities named in the table have sole voting and investment power with respect to all equity interests beneficially owned, subject to applicable community property laws and (2) the address of each of the individuals listed in the table is in care of Nexstar Broadcasting Group, L.L.C., 200 Abington Executive Park, Suite 201, Clarks Summit, PA 18411.

                                                                         Number of      Percentage of
                                                                      Equity Interests  Total Equity
                                                                        Beneficially      Interests
Name and Address of Beneficial Owner                                       Owned       Outstanding/(1)/
------------------------------------                                  ---------------- ---------------
ABRY Broadcast Partners II, L.P......................................    3,274,787          49.4%
 18 Newbury Street
 Boston, MA 02116
ABRY Broadcast Partners III, L.P./(2)/...............................    2,091,132          31.5%
 18 Newbury Street
 Boston, MA 02116
BancAmerica Capital Investors I, L.P.(3).............................      613,264           9.2%
Nexstar Financial Holdings II, L.L.C.(4).............................           --            --
Royce Yudkoff(5)(6)..................................................    5,365,919          80.9%
Perry A. Sook........................................................      432,626           6.5%
Shirley E. Green(7)..................................................        9,850             *
Richard Stolpe(8)....................................................        3,110             *
Susana G. Schuler(9).................................................        3,110             *
Duane A. Lammers(10).................................................       23,315             *
Jay M. Grossman(6)...................................................           --            --
Peni Garber(6).......................................................           --            --
All managers, directors and executive officers as a group (8 persons)    5,837,930          88.1%

--------
*  Less than 1%
(1) Nexstar Broadcasting has nine classes of equity interests outstanding. Each class of equity interest has been assigned a "point value." The number of equity interests beneficially owned and the percentage of total equity interests outstanding indicated in this table are reported on a point basis.
(2) Does not include 15,000 shares of Series BB preferred membership interests with an aggregate liquidation preference of $15,000,000. The Series BB preferred interests do not have a point value assigned to them.
(3) The address of BancAmerica Capital Investors I, L.P. is 100 North Tryon Street, 25th Floor, Charlotte, NC 28255-0001. Does not include 40,000 shares of Series AA preferred membership interests with an aggregate liquidation preference of $40,000,000. The Series AA preferred interests do not have a point value assigned to them.
(4) Nexstar Financial Holdings II, L.L.C., an indirect subsidiary of Nexstar Broadcasting Group, L.L.C., is the sole manager of Nexstar Financial Holdings, L.L.C.
(5) Mr. Yudkoff is the sole trustee of ABRY Holdings III, Co., which is the sole member of ABRY Holdings III LLC, which is the sole general partner of ABRY Equity Investors, L.P., the sole general partner of ABRY Broadcast Partners III, L.P. Mr. Yudkoff is also the trustee of ABRY Holdings Co., which is the sole member of ABRY Holdings LLC, which is the sole general partner of ABRY Capital, L.P., which is the sole general partner of ABRY Broadcast Partners II, L.P.
(6) The address of Mr. Yudkoff, Mr. Grossman and Ms. Garber is the address of ABRY.
(7) Includes 1,685, or 25%, of Ms. Green's class C-1 equity interests, subject to forfeiture if Ms. Green's employment is terminated prior to March 1, 2002; and 1,555, or 50%, of Ms. Green's class C-2 equity interests, subject to forfeiture if Ms. Green's employment is terminated prior to January 1, 2003, decreasing to 777.5, or 25%, if termination occurs between January 1, 2003 and January 1, 2004.
(8) Includes 1,555, or 50%, of Mr. Stolpe's class C-2 equity interests, subject to forfeiture if Mr. Stolpe's employment is terminated prior to January 1, 2003, decreasing to 777.5, or 25%, if termination occurs between January 1, 2003 and January 1, 2004.
(9) Includes 1,555, or 50%, of Ms. Schuler's class C-2 equity interests, subject to forfeiture if Ms. Schuler's employment is terminated prior to January 1, 2003, decreasing to 777.5, or 25%, if termination occurs between January 1, 2003 and January 1, 2004.
(10) Includes 5,051, or 25%, of Mr. Lammers' class C-1 equity interests, subject to forfeiture if Mr. Lammers' employment is terminated prior to May 1, 2002; and 1,555, or 50%, of Mr. Lammers class C-2 equity interests, subject to forfeiture if Mr. Lammers' employment is terminated prior to January 1, 2003, decreasing to 777.5, or 25%, if termination occurs between January 1, 2003 and January 1, 2004.

                CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

  L.L.C. Agreement

   ABRY Broadcast Partners II, L.P., ABRY Broadcast Partners III, L.P. Nexstar Equity Corp., Banc America Capital Investors I, L.P. and each of the members of Nexstar Broadcasting Group, L.L.C., including Perry Sook, Shirley Green, Duane Lammers, Susana Schuler and Richard Stolpe, are parties to a fifth amended and restated limited liability company agreement dated as of November 14, 2001, pursuant to which Nexstar Broadcasting Group, L.L.C. is organized. The agreement provides for capital contributions to be made by the members in exchange for membership interests, which are allocated at the discretion of ABRY Broadcast Partners II, L.P., as manager of Nexstar Broadcasting Group, L.L.C. As manager, ABRY Broadcast Partners II, L.P. exercises full control over all of the activities of Nexstar Broadcasting Group, L.L.C. and is reimbursed for all expenses incurred as manager. Nexstar Broadcasting Group, L.L.C. may be dissolved upon a vote by those members owning a majority of the outstanding class A interests.

  Investor Rights Agreement

   Nexstar Broadcasting Group, ABRY Broadcast Partners II, L.P., ABRY Broadcast Partners III, L.P., Nexstar Equity Corp. and each of the other members of Nexstar Broadcasting Group, L.L.C., including Perry Sook, Shirley Green, Duane Lammers, Susana Schuler and Richard Stolpe, are parties to a fourth amended and restated investor rights agreement, dated as of August 7, 2001. Pursuant to the investors agreement, the parties agreed to vote their equity interests in Nexstar Broadcasting Group to elect Mr. Sook to the board of directors. The investors agreement also contains (1) co-sale rights exercisable in the event of certain sales by ABRY Broadcast Partners II, L.P. and ABRY Broadcast Partners III, L.P., (2) restrictions on transfers of equity interests by all members and their permitted transferees, and (3) drag-along sale rights exercisable by the holders of a majority of the class A interests of Nexstar Broadcasting Group in the event of an approved sale of Nexstar Broadcasting Group. The voting, co-sale, drag-along and transfer restrictions will terminate upon the consummation of the first to occur of (a) a public offering within certain parameters that are set forth in the investors agreement, or (b) a sale of all of the equity securities or assets of Nexstar Broadcasting Group to independent third party.

  ABRY Management and Consulting Services Agreement

   Pursuant to a second amended and restated management and consulting services agreement between Nexstar Broadcasting Group, Inc. and ABRY Partners, LLC (as successor to ABRY Partners, Inc.), dated as of January 5, 1998, ABRY Partners, LLC was entitled to a management fee for certain financial and management consulting services provided to Nexstar Broadcasting Group, Inc., including in connection with any acquisitions or divestitures in which ABRY Partners, LLC had substantially assisted in the organization or structuring. Under the agreement, the management fee was based on the purchase price of any such acquisition or divestiture, as well as a certain amount per annum paid for each broadcast station owned or managed by Nexstar Broadcasting Group, L.L.C. or its subsidiaries. ABRY Partners, LLC was also reimbursed for any reasonable out-of-pocket expenses incurred. ABRY Partners, LLC terminated the agreement effective December 31, 2000.

  Perry Sook Guaranty

   Pursuant to an individual loan agreement dated January 5, 1998, Bank of America National Trust and Savings Association has established a loan facility under which Mr. Sook, Nexstar's President and Chief Executive Officer, may borrow an aggregate amount of up to $3.0 million. As of September 30, 2001, approximately $2.8 million in principal amount of loans were outstanding under that facility. The proceeds of those loans have been and will be used by Mr. Sook in part to invest in Nexstar Broadcasting Group, L.L.C. Nextar Broadcasting Group, L.L.C., Nextar Finance Holdings, L.L.C's indirect parent has guaranteed the payment of up to $3.0 million in principal amount of those loans, pursuant to a continuing guaranty dated June 16, 2001.

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  Time Brokerage Agreement, Shared Services Agreements, and Joint Sales
  Agreement

   Nexstar has agreements in place with entities that are part of the Bastet Group in three markets: Erie, Pennsylvania, Wichita Falls, Texas, and Wilkes Barre-Scranton, Pennsylvania.

   Nexstar Broadcasting of Erie, L.L.C., an indirect subsidiary of Nexstar, and Bastet Broadcasting, Inc. are parties to an amended time brokerage agreement dated as of July 31, 1998, which expires on August 16, 2006 and may be renewed for one term of five years with 90 days notice. This agreement allows Nexstar to program most of WFXP's broadcast time, sell the station's advertising time and retain the advertising revenue.

   Mission Broadcasting of Wichita Falls, Inc. ("Mission Broadcasting") and Nexstar Broadcasting of Wichita Falls, L.L.C., an indirect subsidiary of Nexstar, are parties to a shared services agreement dated as of June 1, 1999, which has an initial term of 10 years. Under this agreement, Nexstar Broadcasting of Wichita Falls L.L.C. agreed with Mission Broadcasting to share the costs of certain services that Nexstar's station KFDX and Mission Broadcasting's stations KJTL and KJBO-LP individually incurred. These shared services include news production, technical maintenance, and security, among other services, but do not include the services of senior management personnel, programming or sales. In consideration of certain services provided to KJTL and KJBO-LP by KFDX personnel, Mission Broadcasting pays Nexstar a monthly service fee, calculated based on the cash flow of KJTL and KJBO-LP.

   Mission Broadcasting and Nexstar Broadcasting of Wichita Falls, L.L.C. are also parties to an agreement for the sale of commercial time dated as of June 1, 1999, which has an initial term of 10 years. Under this agreement, called a joint sales agreement, Nexstar Broadcasting of Wichita Falls, L.L.C. purchases advertising time on KJTL and KJBO-LP and retains the advertising revenue, in return for payments to Mission Broadcasting of $100,000 per month, subject to adjustment to assure that each payment equals Mission Broadcasting's actual operating costs plus $10,000 per month.

   Nexstar Broadcasting of Northeastern Pennsylvania, L.L.C., an indirect subsidiary of Nexstar, and Bastet Broadcasting, Inc. are parties to a shared services agreement dated as of January 5, 1998, which has an initial term of 10 years. The terms of this agreement are substantially similar to the terms of Nexstar's shared services agreement with Mission Broadcasting and provides for the parties to share the costs of certain services that Nexstar's station WBRE and Bastet's station WYOU otherwise would separately incur.

   Mission Broadcasting of Joplin, Inc. and GOCOM Broadcasting of Joplin, L.L.C. are parties to a time brokerage agreement dated December 31, 2001 to provide services for KODE, the ABC affiliate in Joplin, MO. This agreement allows Mission of Joplin to program most of KODE's broadcast time, sell the station's advertising time and retain advertising revenue in return for a monthly fee paid to GOCOM. The time brokerage agreement will be terminated upon the closing of the acquisition or the termination of the Purchase and Sale agreement. The same parties entered into a Purchase and Sale Agreement for Mission of Joplin to purchase substantially all the assets of KODE. The purchase price for the assets is $14.0 million and will be financed under the senior credit facilities. The scheduled closing date of the acquisition is September 30, 2002.

   Nexstar Broadcasting of Peoria, L.L.C. and WYZZ, Inc., a subsidiary of Sinclair Broadcast Group, Inc., entered into an outsourcing agreement. This agreement allows for Nexstar of Peoria to provide certain engineering, production, sales and administrative services for WYZZ, the Fox affiliate in the Peoria-Bloomington, IL market. The parties will share in the combined broadcast cash flow generated by WYZZ and, Nexstar-owned, WMBD. The effective date of the agreement is December 1, 2001 and has an initial term of seven years.

  Option Agreements

   In consideration of Nexstar's guarantee of indebtedness incurred by entities in the Bastet Group, Nexstar also has options to purchase the assets of the Bastet group's stations in Erie, Wichita Falls and Wilkes Barre-Scranton (subject to prior FCC approval). In Erie, Bastet Broadcasting, Inc., David S. Smith, and Nexstar

Broadcasting Group, L.L.C., Nexstar's indirect parent, are parties to an option agreement dated as of November 30, 1998. In Wichita Falls, Mission Broadcasting of Wichita Falls, Inc., David S. Smith, and Nexstar Broadcasting of Wichita Falls, L.L.C., an indirect subsidiary of Nexstar, are parties to an option agreement dated as of June 1999. In Wilkes Barre-Scranton, Bastet Broadcasting, Inc., David S. Smith, and Nexstar Broadcasting of Northeastern Pennsylvania, L.L.C., an indirect subsidiary of Nexstar, are parties to an option agreement dated as of May 19, 1998. Under the terms of these option agreements, Nexstar may exercise its option upon written notice to the counterparty to the relevant option agreement. In each option agreement, the exercise price of the option equals the station's existing indebtedness plus assumption of the station's operating liabilities. The relevant Bastet Group entity and/or David S. Smith may terminate each option agreement by written notice any time after the seventh anniversary date of the relevant option agreement.

  Management Agreement

   Bastet Broadcasting, Inc., Mission Broadcasting of Wichita Falls, Inc., Mission Broadcasting of Amarillo, Inc., David S. Smith and Nancie J. Smith, the wife of David S. Smith, are parties to a compensation agreement. Under this agreement, the Bastet Group pays David S. Smith and Nancie J. Smith collectively up to $200,000 per year for certain management services.

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

                       DESCRIPTION OF OTHER INDEBTEDNESS

Senior Credit Facilities

   In January 2001, Nexstar Finance and the Bastet Group each entered into new senior credit facilities with Bank of America, N.A. as administrative agent and a syndicate of other lenders providing for an aggregate borrowing limit of up to $225.0 million. The Nexstar facility was subsequently amended and restated on June 14, 2001 and on November 14, 2001. Our current senior credit facilities consist of:

  . a $50.0-million term loan facility which matures on January 12, 2007, referred to as the Term Loan A facility;

  . a $75.0-million term loan facility which matures on July 12, 2007, referred to as the Term Loan B facility;

  . a $42.0-million reducing revolving credit facility which matures on January 12, 2007; and

  . a $58.0-million revolving credit facility which matures on January 12, 2007.

   Initial borrowings under the senior credit facilities were used to refinance our existing indebtedness and to partially finance acquisitions by Nexstar that were completed after December 31, 2000, which are described under "Prospectus Summary--Recent Developments." Additional borrowings will be available to finance permitted acquisitions and for other general corporate purposes. At September 30, 2001, we have approximately $75.0 million of unused borrowing capacity under the term and revolving credit facilities.

   Nexstar Broadcasting Group, L.C.C. and each of its direct and indirect subsidiaries (other than Nexstar Finance, L.L.C.) and Bastet Broadcasting, Inc., Mission Broadcasting of Joplin, Inc., and Mission Broadcasting of Wichita Falls, Inc. and each of their direct and indirect subsidiaries guarantee Nexstar Finance's reducing revolving credit facility and our term loan facilities. Nexstar Broadcasting Group and each of its direct and indirect subsidiaries (other than Nexstar Finance, L.L.C.) and each of Bastet Broadcasting, Inc., Mission Broadcasting of Joplin, Inc., and Mission Broadcasting of Wichita Falls, Inc. and each of their direct and indirect subsidiaries guarantee the Bastet Group's $58.0 million revolving credit facility. In addition, our senior credit facilities are secured by the following:

  .  substantially all of the equity interests of each of (1) Nexstar Finance,
     (2) Nexstar Broadcasting Group and (3) the Bastet Group; and

  . all other assets (other than FCC licenses and, unless requested in writing by Bank of America, real estate assets) owned by (1) Nexstar Finance, (2) Nexstar Broadcasting and (3) the Bastet Group.

   Our borrowings under the senior credit facilities bear interest at a floating rate, which can be either a base rate plus an applicable margin or, at our option, a London Interbank Offered Rate, or LIBOR, plus an applicable margin. Base rate is defined in the senior credit facilities as the higher of
(x) the Bank of America prime rate and (y) the federal funds effective rate, plus 0.5% per annum. LIBOR loans bear interest at LIBOR, as specified in the senior credit facilities.

   The applicable margin is subject to our consolidated total leverage ratio. The applicable base rate margin will vary from 0.375% to 1.875% and the applicable LIBOR margin will vary from 2.00% to 3.50% for the Term Loan A and the revolving facilities. The Term Loan B facility applicable margin will vary from 2.375% to 2.625% for base rate loans and 4.00% to 4.25% for LIBOR loans, depending on the consolidated total leverage ratio.

   The interest rate payable under our senior credit facilities will increase by 2.0% per annum during the continuance of an event of default.

   Prior to the maturity date, funds under the revolving credit facilities may be borrowed, repaid, and reborrowed, without premium or penalty. The revolving credit facility is due in full at maturity. Each of the commitments under the reducing revolving credit facility, or the Nexstar Reducing Revolver, and the principal

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

amount under each of our Term Loan A facility and our Term Loan B facility, will, commencing on March 31, 2003 and ending on January 12, 2007, reduce quarterly by the following annual amounts:

                                  Reduction Amount
                               ---------------------
                               Nexstar
                               Reducing  Term   Term
                          Year Revolver Loan A Loan B
                          ---- -------- ------ ------
                           1..     0%      0%     0%
                           2..     0%      0%     1%
                           3..    15%     15%     1%
                           4..    20%     20%     1%
                           5..    30%     30%     1%
                           6..    35%     35%     1%
                           7..   n/a     n/a     95%

   Voluntary prepayments of amounts outstanding under our senior credit facilities are permitted at any time, so long as we give notice as required by the facility. However, if a prepayment is made with respect to a LIBOR loan, and the prepayment is made on a date other than an interest payment date, we must pay a fee to compensate the lender for losses and expenses incurred as a result of the prepayment.

   Commitment fees on unused commitments under the revolving credit facilities are determined by a formula based on our total leverage ratio. Our initial commitment fee was 0.50%, and will decline to 0.375% when our total leverage ratio is less than 5.50x. In addition, we are required to pay a per annum commitment fee of 0.5% on the $15,000,000 portion of the Term A Loan facility that was not funded upon the funding of the Term B Loan facility.

   We are required to prepay amounts outstanding under the senior credit facilities in an amount equal to:

  . the lesser of (i) 50% of the net proceeds of any equity issuances and (ii) the amount required to repay the senior credit facilities so that the total leverage ratio is not greater than 3.00x;

  . 100% of all insurance recoveries in excess of amounts used to replace or restore any properties subject to a $1 million basket;

  . 50% of the excess cash flow of Nexstar Finance when the total leverage ratio is greater than 5.00x, and 30% of the excess cash flow of Nexstar Finance when the total leverage is less than 5.00x but greater than or equal to 4.00x (in each case reduced by $1,000,000) commencing with the fiscal year ending December 31, 2001;

  . 100% of the net cash proceeds of any dispositions of assets or property, other than in the ordinary course of business;

  . 100% of the excess cash flow of the Bastet Group beginning with the fiscal year ending December 31, 2001;

  . 100% of the net proceeds of any capital contributions made pursuant to the ABRY Capital Contribution Agreement; and

  . 100% of certain debt issuances not used to repay the unsecured interim loan.

   All mandatory prepayments must be used to repay Nexstar Finance, L.L.C.'s term loan facilities and to reduce any balance under Nexstar Finance, L.L.C.'s reducing revolving credit facility on a pro rata basis and to permanently reduce revolving commitments.

   The senior credit facilities require us to meet certain financial tests, including without limitation, a minimum interest coverage ratio, a minimum pro forma debt service ratio, a maximum senior leverage ratio and a maximum total leverage ratio. In addition, the senior credit facilities contain certain covenants that, among other things, limit the incurrence of additional indebtedness, investments, dividends, transactions with affiliates, asset sales, acquisitions, capital expenditures, cash film payments, mergers and consolidations, liens and encumbrances and other matters customarily restricted in such agreements.

   The senior credit facilities contain customary events of default, including without limitation, payment defaults, breaches of representations and warranties, covenant defaults, cross-defaults to certain other indebtedness in excess of specified amounts, certain events of bankruptcy and insolvency, judgements in excess of specified amounts, ERISA defaults, termination of material licenses, failure of any guaranty or security document supporting the senior credit facilities to be in full force and effect and a change of control.

Senior Subordinated Notes due 2008

   On March 16, 2001, Nexstar Finance issued $160.0 million of 12% senior subordinated notes due 2008 at a price of 96.012%. The senior subordinated notes mature on April 1, 2008. Interest is payable every six months in arrears on April 1 and October 1. The senior subordinated notes are guaranteed by all of the domestic existing and future restricted subsidiaries of Nexstar Finance and by the Bastet Group. They are general unsecured senior subordinated obligations subordinated to all of Nexstar Finance's senior debt. The senior subordinated notes are redeemable on or after April 1, 2005 and Nexstar Finance may redeem up to 35% of the aggregate principal amount of the senior subordinated notes before April 1, 2004 with the net cash proceeds from qualified equity offerings.

   The indenture governing the senior subordinated notes contain covenants which require Nexstar Finance to comply with certain limitations on the incurrence of additional indebtedness, issuance of equity, payment of dividends and on certain other business activities.

                           DESCRIPTION OF THE NOTES

   You can find the definitions of certain terms used in this description under the subheading "Certain Definitions." In this description, the word "Nexstar Holdings" refers only to Nexstar Finance Holdings, L.L.C. and Nexstar Finance Holdings, Inc. and not to any of its subsidiaries.

   Nexstar Holdings will issue the Notes under an Indenture among itself, the Guarantor, Bastet/Mission and The Bank of New York, as successor to United States Trust Company of New York, as trustee, in a private transaction that is not subject to the registration requirements of the Securities Act. See "Notice to Investors." The terms of the Notes include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act of 1939.

   The following description is a summary of the material provisions of the Indenture and the registration rights agreement. It does not restate those agreements in their entirety. We urge you to read the Indenture and the registration rights agreement because they, and not this description, define your rights as holders of the Notes. Copies of the Indenture and the registration rights agreement are available as set forth below under "--Additional Information." Certain defined terms used in this description but not defined below under "--Certain Definitions" have the meanings assigned to them in the Indenture.

   The registered Holder of a Note will be treated as the owner of it for all purposes. Only registered Holders will have rights under the Indenture.

Brief Description of the Notes and the Guarantee

  The Notes

   The notes:

  .  are general unsecured obligations of Nexstar Holdings;

  . are pari passu in right of payment with all existing and future senior Indebtedness of Nexstar Holdings;

  . are senior in right of payment to any future subordinated Indebtedness of Nexstar Holdings; and

  .  are unconditionally guaranteed by the Guarantor.

  The Guarantee

   The exchange notes are guaranteed by Nexstar Broadcasting Group, L.L.C. The guarantee will be automatically released upon the consummation of the Reorganization.

   The guarantee of the exchange notes:

  .  is a general unsecured obligation of the Guarantor;

  . is pari passu in right of payment with all existing and future senior Indebtedness of the Guarantor; and

  . is senior in right of payment to any future subordinated Indebtedness of the Guarantor.

   As of the date of the Indenture, all of our subsidiaries and all of the Bastet/Mission Entities will be "Restricted Subsidiaries." However, under the circumstances described below under the subheading "--Certain Covenants--Designation of Restricted and Unrestricted Subsidiaries," we will be permitted to designate certain of our subsidiaries as "Unrestricted Subsidiaries." Our Unrestricted Subsidiaries will not be subject to many of the restrictive covenants in the Indenture. Our Subsidiaries will not guarantee the Notes.

   The operations of Nexstar Holdings are conducted through its subsidiaries and, therefore, Nexstar Holdings depends on the cash flow of its subsidiaries to meet its obligations, including its obligations under the Notes. The

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

Notes will be effectively subordinated in right of payment to all Indebtedness and other liabilities and commitments (including trade payables and lease obligations) of Nexstar Holdings' subsidiaries. Any right of Nexstar Holdings to receive assets of any of its subsidiaries upon the subsidiary's liquidation or reorganization (and the consequent right of the holders of the Notes to participate in those assets) will be effectively subordinated to the claims of that subsidiary's creditors, except to the extent that Nexstar Holdings is itself recognized as a creditor of the subsidiary, in which case the claims of Nexstar Holdings would still be subordinate in right of payment to any security in the assets of the subsidiary and any indebtedness of the subsidiary senior to that held by Nexstar Holdings. As of March 31, 2001, Nexstar Holdings' subsidiaries had approximately $356.5 million of Indebtedness and $45.5 million of accounts payable and other liabilities outstanding. See "Risk Factors--Holding Company Structure."

Principal, Maturity and Interest

   Nexstar Holdings will issue Notes with a maximum aggregate principal amount at maturity of $100,000,000, of which $36,988,000 will be issued in this offering. Nexstar Holdings may issue additional Notes from time to time after this offering. Any offering of additional Notes is subject to the covenant described below under the caption "--Certain Covenants--Incurrence of Indebtedness and Issuance of Preferred Stock." The Notes and any additional Notes subsequently issued under the Indenture will be treated as a single class for all purposes under the Indenture, including, without limitation, waivers, amendments, redemptions and offers to purchase. The Notes offered hereby will be offered at a substantial discount from their principal amount at maturity and will generate gross proceeds to Nexstar Holdings of 20,000,512. Nexstar Holdings will issue Notes in denominations of $1,000 and integral multiples of $1,000. The Notes will mature on May 15, 2009.

   No interest will accrue on the Notes prior to May 15, 2005. Instead, the Accreted Value of each Note will increase (representing amortization of original issue discount) between the date of original issuance and May 15, 2005 at a rate of 16% per annum calculated on a semi-annual bond equivalent basis using a 360-day year comprised of twelve 30-day months, such that the Accreted Value on May 15, 2005 will be equal to the full principal amount at maturity of the Notes. Beginning on May 15, 2005 interest on the Notes will accrue at a rate of 16% per annum and will be payable in cash semi-annually in arrears on each May 15 and November 15, commencing on November 15, 2005. Nexstar Holdings will make each interest payment to the holders of record on the immediately proceeding May 1 and November 1.

   Interest on the Notes will accrue from the date on which interest was most recently paid or, if no interest has been paid, from May 15, 2005. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months.

Methods of Receiving Payments on the Exchange Notes

   If a Holder has given wire transfer instructions to Nexstar Holdings, Nexstar Holdings will pay all principal, interest and premium and Liquidated Damages, if any, on that Holder's exchange notes in accordance with those instructions. All other payments on the Notes will be made at the office or agency of the paying agent and registrar within the City and State of New York unless Nexstar Holdings elects to make interest payments by check mailed to the Holders at their address set forth in the register of Holders.

Paying Agent and Registrar for the Exchange Notes

   The trustee will initially act as paying agent and registrar. Nexstar Holdings may change the paying agent or registrar without prior notice to the Holders of the Notes, and Nexstar Holdings or any of its Subsidiaries may act as paying agent or registrar.

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

Transfer and Exchange

   A Holder may transfer or exchange the Notes in accordance with the Indenture. The registrar and the trustee may require a Holder to furnish appropriate endorsements and transfer documents in connection with a transfer of Notes. Holders will be required to pay all taxes due on transfer. Nexstar Holdings is not required to transfer or exchange any Note selected for redemption. Also, Nexstar Holdings is not required to transfer or exchange any Note for a period of 15 days before a selection of Notes to be redeemed.

Note Guarantee

   The Notes will be guaranteed by Nexstar.

   The Guarantor may not sell or otherwise dispose of all or substantially all of its assets to, or consolidate with or merge with or into (whether or not the Guarantor is the surviving Person), another Person, other than Nexstar Holdings, unless:

      (1) immediately after giving effect to that transaction, no Default or Event of Default exists; and

      (2) the Person acquiring the property in any such sale or disposition or the Person formed by or surviving any such consolidation or merger assumes all the obligations of the Guarantor under the Indenture, its Note Guarantee and the registration rights agreement pursuant to a supplemental Indenture satisfactory to the trustee.

   The Note Guarantee of the Guarantor, and all other obligations of the Guarantor under the Indenture (including all covenants of the Guarantor under the Indenture described below), will be automatically released upon consummation of the Reorganization.

Optional Redemption

   At any time prior to May 15, 2004, Nexstar Holdings may redeem all (but not less than all) of the accreted value of the outstanding Notes issued under the Indenture at a redemption price of 116% of the Accreted Value thereof, plus accrued and unpaid interest and Liquidated Damages, if any, to the redemption date, with the net cash proceeds of an Equity Offering; provided the redemption occurs within 90 days of the date of the closing of such Equity Offering.

   Except pursuant to the preceding paragraph, the Notes will not be redeemable at Nexstar Holdings' option prior to May 15, 2005.

   After May 15, 2005, Nexstar Holdings may redeem all or a part of the Notes upon not less than 30 nor more than 60 days' notice, at the redemption prices (expressed as percentages of principal amount) set forth below plus accrued and unpaid interest and Liquidated Damages, if any, on the Notes redeemed, to the applicable redemption date, if redeemed during the twelve-month period beginning on May 15 of the years indicated below:

Year                Percentage
----                ----------
2005...............   108.00%
2006...............   104.00%
2007 and thereafter   100.00%

Mandatory Redemption

   On November 15, 2006, Nexstar Holdings shall redeem a principal amount of Notes outstanding on such date equal to the AHYDO Amount on a pro rata basis at a redemption price of 100% of the principal amount of the Notes so redeemed. The "AHYDO Amount" equals the amount such that the Notes will not be "applicable high yield discount obligations" within the meaning of Section 163(i)(1) of the Code.

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

Repurchase at the Option of Holders

  Change of Control

   If a Change of Control occurs, each Holder of Notes will have the right to require Nexstar Holdings to repurchase all or any part (equal to $1,000 or an integral multiple of $1,000) of that Holder's Notes pursuant to a Change of Control Offer on the terms set forth in the Indenture. In the Change of Control Offer, Nexstar Holdings will offer a Change of Control Payment in cash equal to 101% of the Accreted Value of Notes repurchased to the date of purchase (if prior to May 15, 2005) or 101% of the aggregate principal amount of Notes repurchased plus accrued and unpaid interest and Liquidated Damages, if any, on the Notes repurchased, to the date of purchase (if on or after May 15, 2005). Within 60 days following any Change of Control, Nexstar Holdings will mail a notice to each Holder describing the transaction or transactions that constitute the Change of Control and offering to repurchase Notes on the Change of Control Payment Date specified in the notice, which date will be no earlier than 30 days and no later than 60 days from the date such notice is mailed, pursuant to the procedures required by the Indenture and described in such notice. Nexstar Holdings will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with the repurchase of the Notes as a result of a Change of Control. To the extent that the provisions of any securities laws or regulations conflict with the Change of Control provisions of the Indenture, Nexstar Holdings will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the Change of Control provisions of the Indenture by virtue of such conflict.

   On the Change of Control Payment Date, Nexstar Holdings will, to the extent lawful:

      (1) accept for payment all Notes or portions of Notes properly tendered pursuant to the Change of Control Offer;

      (2) deposit with the paying agent an amount equal to the Change of Control Payment in respect of all Notes or portions of Notes properly tendered; and

      (3) deliver or cause to be delivered to the trustee the Notes properly accepted together with an officers' certificate stating the aggregate principal amount (or, if prior to May 15, 2005, Accreted Value) of Notes or portions of Notes being purchased by Nexstar Holdings.

   The paying agent will promptly mail to each Holder of Notes properly tendered the Change of Control Payment for such Notes, and the trustee will promptly authenticate and mail (or cause to be transferred by book entry) to each Holder a new Note equal in principal amount (or, if prior to May 15, 2005, Accreted Value) to any unpurchased portion of the Notes surrendered, if any; provided that each new Note will be in a principal amount at maturity of $1,000 or an integral multiple of $1,000.

   Prior to complying with any of the provisions of this "Change of Control" covenant, but in any event within 90 days following a Change of Control, Nexstar Holdings will either repay all outstanding Indebtedness of the Restricted Subsidiaries or obtain the requisite consents, if any, under all agreements governing outstanding Indebtedness of the Restricted Subsidiaries to permit the repurchase of Notes required by this covenant. Nexstar Holdings will publicly announce the results of the Change of Control Offer on or as soon as practicable after the Change of Control Payment Date.

   The provisions described above that require Nexstar Holdings to make a Change of Control Offer following a Change of Control will be applicable whether or not any other provisions of the Indenture are applicable. Except as described above with respect to a Change of Control, the Indenture does not contain provisions that permit the Holders of the Notes to require that Nexstar Holdings repurchase or redeem the Notes in the event of a takeover, recapitalization or similar transaction.

   Nexstar Holdings will not be required to make a Change of Control Offer upon a Change of Control if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the Indenture applicable to a Change of Control Offer made by Nexstar Holdings and purchases all Notes properly tendered and not withdrawn under the Change of Control Offer.

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

   The definition of Change of Control includes a phrase relating to the direct or indirect sale, lease, transfer, conveyance or other disposition of "all or substantially all" of the properties or assets of Nexstar Holdings and its Subsidiaries taken as a whole. Although there is a limited body of case law interpreting the phrase "substantially all," there is no precise established definition of the phrase under applicable law. Accordingly, the ability of a Holder of Notes to require Nexstar Holdings to repurchase its Notes as a result of a sale, lease, transfer, conveyance or other disposition of less than all of the assets of Nexstar Holdings and its Subsidiaries taken as a whole to another Person or group may be uncertain.

  Asset Sales

   (A) Nexstar Holdings and Bastet/Mission will not, and will not permit any of the Restricted Subsidiaries to, consummate an Asset Sale unless:

      (1) Nexstar Holdings (or the Restricted Subsidiary, as the case may be) receives consideration at the time of the Asset Sale at least equal to the fair market value of the assets or Equity Interests issued or sold or otherwise disposed of;

      (2) the fair market value is determined by Nexstar Holdings' Board of Directors and evidenced by a resolution of the Board of Directors set forth in an officers' certificate delivered to the trustee; and

      (3) at least 75% of the consideration received in the Asset Sale by Nexstar Holdings or such Restricted Subsidiary is in the form of cash or Cash Equivalents, except to the extent Nexstar Holdings is undertaking a Permitted Asset Swap. For purposes of this provision and the next paragraph, each of the following will be deemed to be cash:

          (a) any liabilities, as shown on Nexstar Holdings' or any of the Restricted Subsidiaries' most recent balance sheet, of Nexstar Holdings or any of the Restricted Subsidiaries (other than contingent liabilities and liabilities that are by their terms subordinated to the Notes) that are assumed by the transferee of any such assets pursuant to a customary novation agreement that releases Nexstar Holdings or such Restricted Subsidiary from further liability; and

          (b) any securities, Notes or other obligations received by Nexstar Holdings or any of the Restricted Subsidiaries from such transferee that are converted by Nexstar Holdings or such Restricted Subsidiary within 90 days into cash or Cash Equivalents, to the extent of the cash received in that conversion.

   The 75% limitation referred to in clause (3) above will not apply to any Asset Sale in which the cash or Cash Equivalents portion of the consideration received therefrom, determined in accordance with the preceding provision, is equal to or greater than what the after-tax proceeds would have been had such Asset Sale complied with the aforementioned 75% limitation.

   Notwithstanding the foregoing, Nexstar Holdings or any Restricted Subsidiary will be permitted to consummate an Asset Sale without complying with the foregoing if:

      (x) Nexstar Holdings or such Restricted Subsidiary, as applicable, receives consideration at the time of such Asset Sale at least equal to the fair market value of the assets or other property sold, issued or otherwise disposed of;

      (y) the fair market value is determined by Nexstar Holdings' Board of Directors and evidenced by a resolution of the Board of Directors set forth in an officers' certificate delivered to the trustee; and

      (z) at least 75% of the consideration for such Asset Sale constitutes a controlling interest in a Permitted Business, assets used or useful in a Permitted Business and/or cash;

provided that any cash (other than any amount deemed cash under clause (3)(a) of the preceding paragraph) received by Nexstar Holdings or such Restricted Subsidiary in connection with any Asset Sale permitted to be consummated under this paragraph shall constitute Net Proceeds subject to the provisions of the next paragraph.

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   (B) Within 365 days after the receipt of any Net Proceeds from an Asset
Sale, Nexstar Holdings or such Restricted Subsidiary, as applicable, may apply those Net Proceeds at its option:

      (1) to permanently repay or repurchase Indebtedness of Nexstar Holdings or any of the Restricted Subsidiaries;

      (2) to acquire all or substantially all of the assets of, or a majority of the Voting Stock of, another Permitted Business;

      (3) to make a capital expenditure; or

      (4) to acquire other assets that are used or useful in a Permitted
   Business.

   Pending the final application of any Net Proceeds, Nexstar Holdings may temporarily reduce revolving credit borrowings or otherwise invest the Net Proceeds in any manner that is not prohibited by the Indenture.

   Any Net Proceeds from Asset Sales that are not applied or invested as provided in the preceding paragraph will constitute "Excess Proceeds." When the aggregate amount of Excess Proceeds exceeds $10.0 million, Nexstar Holdings will make an Asset Sale Offer to all Holders of Notes and all holders of other Indebtedness that is pari passu with the Notes containing provisions similar to those set forth in the Indenture with respect to offers to purchase or redeem with the proceeds of sales of assets to purchase the maximum principal amount of Notes and such other pari passu Indebtedness that may be purchased out of the Excess Proceeds. The offer price in any Asset Sale Offer will be equal to 100% of the Accreted Value of the Notes on the date of purchase plus accrued and unpaid Liquidated Damages thereon, if any (if prior to May 15, 2005) or 100% of the aggregate principal amount of Notes plus accrued and unpaid interest and Liquidated Damages, if any, to the date of purchase (if on or after May 15, 2005), in each case which price will be payable in cash. If any Excess Proceeds remain after consummation of an Asset Sale Offer, Nexstar Holdings may use those Excess Proceeds for any purpose not otherwise prohibited by the Indenture. If the Accreted Value or aggregate principal amount, as applicable, of Notes and other pari passu Indebtedness tendered into such Asset Sale Offer exceeds the amount of Excess Proceeds, the trustee will select the Notes and such other pari passu Indebtedness to be purchased on a pro rata basis. Upon completion of each Asset Sale Offer, the amount of Excess Proceeds will be reset at zero.

   (C) Nexstar Holdings will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with each repurchase of Notes pursuant to an Asset Sale Offer. To the extent that the provisions of any securities laws or regulations conflict with the Asset Sale provisions of the Indenture, Nexstar Holdings will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the Asset Sale provisions of the Indenture by virtue of such conflict.

   Nexstar Holdings will, and will cause the Restricted Subsidiaries to utilize the proceeds of sales of assets received by it in accordance with clause (11) of the covenant described under the caption "Restricted Payments" as if such proceeds were the Net Proceeds of an Asset Sale.

   The agreements governing the outstanding Indebtedness of Nexstar Holdings and the Restricted Subsidiaries currently prohibit Nexstar Holdings and the Guarantor from purchasing any Notes and also provides that certain change of control or asset sale events with respect to Nexstar Holdings and the Guarantor would constitute a default under these agreements. Any future credit agreements or other agreements relating to Indebtedness of Nexstar Holdings and the Restricted Subsidiaries to which Nexstar Holdings and the Guarantor becomes a party may contain similar restrictions and provisions. In the event a Change of Control or Asset Sale occurs at a time when Nexstar Holdings is prohibited from purchasing Notes, Nexstar Holdings could seek the consent of its senior lenders to the purchase of Notes or could attempt to refinance the borrowings that contain such prohibition. If Nexstar Holdings does not obtain such a consent or repay such borrowings, Nexstar Holdings will remain prohibited from purchasing Notes. In such case, Nexstar Holdings' failure to purchase tendered Notes would constitute an Event of Default under the Indenture which would, in turn, constitute a default under such Indebtedness of Nexstar Holdings and the Restricted Subsidiaries.

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Selection and Notice

   If less than all of the Notes are to be redeemed at any time, the trustee will select Notes for redemption as follows:

      (1) if the Notes are listed on any national securities exchange, in compliance with the requirements of the principal national securities exchange on which the Notes are listed; or

      (2) if the Notes are not listed on any national securities exchange, on a pro rata basis, by lot or by such method as the trustee deems fair and appropriate.

   No Notes of $1,000 or less can be redeemed in part. Notices of redemption will be mailed by first class mail at least 30 but not more than 60 days before the redemption date to each Holder of Notes to be redeemed at its registered address, except that redemption notices may be mailed more than 60 days prior to a redemption date if the notice is issued in connection with a defeasance of the Notes or a satisfaction and discharge of the Indenture. Notices of redemption may not be conditional.

   If any Note is to be redeemed in part only, the notice of redemption that relates to that Note will state the portion of the principal amount of that Note that is to be redeemed. A new Note in principal amount equal to the unredeemed portion of the original Note will be issued in the name of the Holder of Notes upon cancellation of the original Note. Notes called for redemption become due on the date fixed for redemption. On and after the redemption date, interest ceases to accrue on Notes or portions of them called for redemption.

Certain Covenants

  Restricted Payments

   Nexstar Holdings, Bastet/Mission and the Guarantor will not, and will not permit any of the Restricted Subsidiaries to, directly or indirectly:

      (1) declare or pay any dividend or make any other payment or distribution on account of Nexstar Holdings', the Guarantor's or any of the Restricted Subsidiaries' Equity Interests (including, without limitation, any payment in connection with any merger or consolidation involving Nexstar Holdings, the Guarantor or any of the Restricted Subsidiaries) or to the direct or indirect holders of Nexstar Holdings', the Guarantor's or any of the Restricted Subsidiaries' Equity Interests in their capacity as such (other than dividends or distributions payable in Equity Interests (other than Disqualified Stock) of Nexstar Holdings or the Guarantor and other than (x) dividends or distributions payable to Nexstar Holdings or the Restricted Subsidiaries and (y) dividends or other distributions payable by a Restricted Subsidiary of the Guarantor (other than Nexstar Holdings and the Restricted Subsidiaries) to the Guarantor or the Restricted Subsidiaries);

      (2) purchase, redeem or otherwise acquire or retire for value (including, without limitation, in connection with any merger or consolidation involving Nexstar Holdings or the Guarantor) any Equity Interests of Nexstar Holdings or any direct or indirect parent of Nexstar Holdings (other than any such Equity Interests owned by Nexstar Holdings or the Restricted Subsidiaries);

      (3) make any payment on or with respect to, or purchase, redeem, defease or otherwise acquire or retire for value any Indebtedness that is subordinated to the Notes or the Note Guarantee, except a payment of interest or principal at the Stated Maturity thereof; or

      (4) make any Restricted Investment (all such payments and other actions set forth in these clauses (1) through (4) above being collectively referred to as "Restricted Payments"),

   unless, at the time of and after giving effect to such Restricted Payment:

      (1) no Default or Event of Default has occurred and is continuing or would occur as a consequence of such Restricted Payment;

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      (2) Nexstar Holdings would, at the time of such Restricted Payment and after giving pro forma effect thereto as if such Restricted Payment had been made at the beginning of the applicable four-quarter period, have been permitted to incur at least $1.00 of additional Indebtedness pursuant to the Leverage Ratio test set forth in the first paragraph of the covenant described below under the caption "--Incurrence of Indebtedness and Issuance of Preferred Stock;" and

      (3) such Restricted Payment, together with the aggregate amount of all other Restricted Payments made by Nexstar Holdings, the Guarantor and the Restricted Subsidiaries after the date of the Indenture (excluding (x) Restricted Payments permitted by clauses (1), (2), (3), (4), (5), (7), (8),
   (9), (11), (12) and (13) of the next succeeding paragraph and (y) following the consummation of the Reorganization, Restricted Payments made by the Guarantor, which would otherwise have been deducted in calculating the sum set forth below), is less than the sum, without duplication, of:

          (a) (i) 100% of the aggregate Consolidated Cash Flow of Nexstar Holdings (or, in the event such Consolidated Cash Flow shall be a deficit, minus 100% of such deficit) accrued for the period beginning on the first day of the first calendar month commencing after the Issue Date and ending on the last day of Nexstar Holdings' most recent calendar month for which financial Information is available to Nexstar Holdings ending prior to the date of such proposed Restricted Payment, taken as one accounting period, less (ii) 1.4 times Consolidated Interest Expense for the same period, plus

          (b) 100% of the aggregate net proceeds (including the fair market value of property other than cash) received by Nexstar Holdings or Bastet/Mission as a contribution to the equity capital of Nexstar Holdings or Bastet/Mission or from the issue or sale since the date of the Indenture of Equity Interests of Nexstar Holdings or Bastet/Mission (other than Disqualified Stock), or of Disqualified Stock or debt securities of Nexstar Holdings or Bastet/Mission that have been converted into such Equity Interests (other than Equity Interests (or Disqualified Stock or convertible debt securities) sold to a Restricted Subsidiary and other than Disqualified Stock or convertible debt securities that have been converted into Disqualified Stock), plus

          (c) to the extent that any Unrestricted Subsidiary is redesignated as a Restricted Subsidiary after the date of the Indenture, the fair market value of such Subsidiary as of the date of such redesignation, plus

          (d) the aggregate amount returned in cash with respect to Investments (other than Permitted Investments) made after the issue date whether through interest payments, principal payments, dividends or other distributions, plus

          (e) the net cash proceeds received by Nexstar Holdings or any of the Restricted Subsidiaries from the disposition, retirement or redemption of all or any portion of such Investments referred to in clause (d) above (other than to a Restricted Subsidiary).

   The preceding provisions will not prohibit:

      (1) the payment of any dividend within 60 days after the date of declaration of the dividend, if at the date of declaration the dividend payment would have complied with the provisions of the Indenture;

      (2) the redemption, repurchase, retirement, defeasance or other acquisition of any subordinated Indebtedness of Nexstar Holdings or Bastet/Mission or of any Equity Interests of Nexstar Holdings or the Guarantor in exchange for, or out of the net cash proceeds of the substantially concurrent sale (other than to a Restricted Subsidiary) of, Equity Interests of Nexstar Holdings or Bastet/Mission (other than Disqualified Stock); provided that the amount of any such net cash proceeds that are utilized for any such redemption, repurchase, retirement, defeasance or other acquisition will be excluded from clause (3)(b) of the preceding paragraph;

      (3) the defeasance, redemption, repurchase or other acquisition of subordinated Indebtedness of Nexstar Holdings or Bastet/Mission with the net cash proceeds from an incurrence of Permitted Refinancing Indebtedness;

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      (4) the payment of any dividend by a Restricted Subsidiary to the holders of its Equity Interests on a pro rata basis;

      (5) the repurchase, redemption or other acquisition or retirement for value of any Equity Interests of Nexstar Holdings or the payment of a dividend to any Affiliates of Nexstar Holdings to effect the repurchase, redemption, acquisition or retirement of Nexstar Holdings or Affiliate's equity interest, that are held by any member or former member of Nexstar Holdings' (or any of the Restricted Subsidiaries' or any of their Affiliates') management, or by any of their respective directors, employees or consultants; provided that the aggregate price paid for all such repurchased, redeemed, acquired or retired Equity Interests may not exceed the sum of (a) $750,000 in any calendar year (with unused amounts in any calendar year being available to be so utilized in succeeding calendar years) and (b) the net cash proceeds to Nexstar Holdings from any issuance or reissuance of Equity Interests of Nexstar or its Affiliates (other than Disqualified Stock) to members of management (which are excluded from the calculation set forth in clause (3)(b) of the proceeding paragraph) and the net cash proceeds to Nexstar Holdings of any "keyman" life insurance proceeds; provided that the cancellation of Indebtedness owing to Nexstar Holdings from members of management shall not be deemed Restricted Payments;

      (6) the payment of the dividends on Disqualified Stock the incurrence of which was permitted by the Indenture;

      (7) repurchases of Equity Interests deemed to occur upon the exercise of stock options;

      (8) payments to Affiliates of Nexstar Holdings and holders of Equity Interests in Nexstar Holdings in amounts equal to (i) the amounts required to pay any Federal, state or local income taxes to the extent that (A) such income taxes are attributable to the income of Nexstar Holdings and the Restricted Subsidiaries (but limited, in the case of taxes based upon taxable income, to the extent that cumulative taxable net income subsequent to the Closing Date is positive) or (B) such taxes are related to Indebtedness between or among any of Nexstar Holdings and any of the Restricted Subsidiaries and (y) the amounts required to pay any Federal, State or local taxes in connection with the sale of all or substantially all of the assets of a Restricted Subsidiary made in accordance with clause (11) below;

      (9) so long as no Default or Event of Default exists both before and after giving effect thereto, Nexstar Holdings may authorize, declare and pay dividends to its shareholders, partners or members, as applicable, for the purpose of paying the corporate overhead expenses of Nexstar or its Subsidiaries in an aggregate amount for all such overhead expenses not to exceed $500,000 in any Fiscal Year;

      (10) the retirement of any shares of Disqualified Stock of Nexstar Holdings by conversion into, or by exchange for, shares of Disqualified Stock of Nexstar Holdings or out of the net cash proceeds of the substantially concurrent sale (other than to a Subsidiary of Nexstar Holdings) of other shares of Disqualified Stock of Nexstar Holdings;

      (11) the distribution of all or substantially all of the assets of a Restricted Subsidiary to a Subsidiary of Nexstar; provided that (x) such distribution is made within one business day of the consummation of the sale of the assets so distributed, (y) such asset sale is made in compliance with clause (A) of the covenant described above under "Asset Sales" as if the seller of such assets were a Restricted Subsidiary and (z) the Net Proceeds of such asset sale (determined as if such asset sale were an Asset Sale) are contributed to Nexstar Holdings within one business day following the consummation of such asset sale;

      (12) other Restricted Payments not to exceed $15.0 million in the aggregate;

      (13) payments to Nexstar and its Subsidiaries to permit repayment of principal of ABRY Subordinated Debt (including all interest accrued thereon) in accordance with the terms thereof.

   In addition, the Indenture will provide that notwithstanding anything to the foregoing, no Bastet/Mission Entity shall make a Restricted Payment (other than Restricted Investments) to any person other than Nexstar Holdings or a Restricted Subsidiary.

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   The Boards of Directors of Nexstar Holdings and the Guarantor may designate any Restricted Subsidiary to be an Unrestricted Subsidiary if such designation would not cause a Default. For purposes of making such determination, all outstanding Investments by Nexstar Holdings, the Guarantor and the Restricted Subsidiaries (except to the extent repaid in cash) in the Subsidiary so designated shall be deemed to be Restricted Payments at the time of such designation and shall reduce the amount available for Restricted Payments under the first paragraph of this covenant. All such outstanding Investments shall be deemed to constitute Investments in an amount equal to the fair market value of such Investments at the time of such designation. Such designation shall only be permitted if such Restricted Payment would be permitted at such time and if such Restricted Subsidiary otherwise meets the definition of an Unrestricted Subsidiary.

   The amount of all Restricted Payments (other than cash) will be the fair market value on the date of the Restricted Payment of the asset(s) or securities proposed to be transferred or issued by Nexstar Holdings, the Guarantor or such Restricted Subsidiary, as the case may be, pursuant to the Restricted Payment. The fair market value of any assets or securities that are required to be valued by this covenant will be determined by the Board of Directors whose resolution with respect thereto will be delivered to the trustee. The Board of Directors' determination must be based upon an opinion or appraisal issued by an accounting, appraisal or investment banking firm of national standing if the fair market value exceeds $10.0 million. Not later than the date of making any Restricted Payment, Nexstar Holdings or the Guarantor, as the case may be, will deliver to the trustee an officers' certificate stating that such Restricted Payment is permitted and setting forth the basis upon which the calculations required by this "Restricted Payments" covenant were computed, together with a copy of any fairness opinion or appraisal required by the Indenture.

   The Indenture will provide that, prior to the consummation of the Reorganization, Nexstar Holdings and the Restricted Subsidiaries shall not make any payments in respect of debt owed to Nexstar or its Subsidiaries (other than Nexstar Holdings and the Restricted Subsidiaries).

   The obligations of the Guarantor under this covenant will be released upon the consummation of the Reorganization.

  Incurrence of Indebtedness and Issuance of Preferred Stock

   Nexstar Holdings and Bastet/Mission will not, and will not permit any of the Restricted Subsidiaries to, directly, or indirectly, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable, contingently or otherwise, with respect to (collectively, "incur") any Indebtedness (including Acquired Debt) and that Nexstar Holdings and Bastet/Mission will not issue any Disqualified Stock and will not permit any of the Restricted Subsidiaries to issue any shares of preferred stock; provided, however, that Nexstar Holdings or any Restricted Subsidiary may incur Indebtedness (including Acquired Debt) or issue shares of Disqualified Stock or preferred stock if Nexstar Holdings' Leverage Ratio at the time of incurrence of such Indebtedness or the issuance of such Disqualified Stock or such preferred stock, as the case may be, after giving pro forma effect to such incurrence or issuance as of such date and to the use of the proceeds therefrom as if the same had occurred at the beginning of the most recently ended four full fiscal quarter period of Nexstar Holdings for which internal financial statements are available, would have been no greater than (a) 7.5 to 1, if such incurrence or issuance is on or prior to May 15, 2003, and (b) 7.0 to 1, if such incurrence or issuance is after May 15, 2003.

   The first paragraph of this covenant will not prohibit the incurrence of any of the following items of Indebtedness (collectively, "Permitted Debt"):

      (1) the incurrence by Nexstar Holdings or the Restricted Subsidiaries of Indebtedness under the Credit Agreements (with letters of credit being deemed to have a principal amount equal to the maximum potential liability of Nexstar Holdings and the Restricted Subsidiaries thereunder) and related Guarantees under the Credit Agreements; provided that the aggregate principal amount (or accreted value, as applicable) of all Indebtedness of Nexstar Holdings and the Restricted Subsidiaries then classified as having been incurred

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   pursuant to this clause (1) after giving effect to such incurrence, including all Permitted Refinancing Indebtedness incurred to refund, refinance or replace any other Indebtedness incurred pursuant to this clause
   (1) does not exceed an amount equal to $225.0 million less the aggregate amount applied by Nexstar Holdings and the Restricted Subsidiaries to permanently reduce the availability of Indebtedness under the Credit Agreements pursuant to the covenant described under the caption "--Repurchase at the Option of Holders--Asset Sales";

      (2) the incurrence by Nexstar Holdings and the Restricted Subsidiaries of Existing Indebtedness;

      (3) the incurrence by Nexstar Holdings of Indebtedness represented by the Notes in accordance with the terms of the Indenture;

      (4) the incurrence by Nexstar Holdings, the Guarantor or any of the Restricted Subsidiaries of Permitted Refinancing Indebtedness;

      (5) the incurrence by Nexstar Holdings or any of the Restricted Subsidiaries of intercompany Indebtedness between or among Nexstar Holdings and any of the Restricted Subsidiaries; provided, however, that (i) any subsequent event or issuance or transfer of Equity Interests that results in any such Indebtedness being held by a Person other than Nexstar Holdings or the Restricted Subsidiaries and (ii) any sale or other transfer of any such Indebtedness to a Person that is not Nexstar Holdings or the Restricted Subsidiaries shall be deemed, in each case, to constitute an incurrence of such Indebtedness by Nexstar Holdings or such Restricted Subsidiary, as the case may be, that was not permitted by this clause (5);

      (6) the incurrence by Nexstar Holdings or any of the Restricted Subsidiaries of Hedging Obligations that are incurred in the ordinary course of business for the purpose of fixing or hedging currency, commodity or interest rate risk (including with respect to any floating rate Indebtedness that is permitted by the terms of the Indenture to be outstanding) in connection with the conduct of their respective businesses and not for speculative purposes;

      (7) the guarantee by Nexstar Holdings of Indebtedness of any of the Restricted Subsidiaries so long as the incurrence of such Indebtedness by such Restricted Subsidiary is permitted to be incurred by another provision of this covenant;

      (8) the guarantee by any Restricted Subsidiary of Indebtedness of Nexstar Holdings;

      (9) Indebtedness consisting of customary indemnification, adjustments of purchase price or similar obligations, in each case, incurred or assumed in connection with the acquisition of any business or assets;

      (10) Indebtedness incurred by Nexstar Holdings or any of the Restricted Subsidiaries constituting reimbursement obligations with respect to letters of credit issued in the ordinary course of business, including without limitation to letters of credit in respect to workers' compensation claims or self-insurance, or other Indebtedness with respect to reimbursement type obligations regarding workers' compensation claims; provided, however, that upon the drawing of such letters of credit or the incurrence of such Indebtedness, such obligations are reimbursed within 30 days following such drawing or incurrence;

      (11) Indebtedness of Nexstar Holdings and the Restricted Subsidiaries represented by Capital Lease Obligations, mortgage financings or purchase money obligations, in each case incurred for the purpose of financing all or any part of the purchase price or cost of construction or improvement of property, plant or equipment whether through the direct purchase of assets or at least a majority of the Voting Stock of any person owning such assets, in an aggregate principal amount not to exceed $5.0 million at any time outstanding;

      (12) Obligations in respect of performance and surety bonds and completion guarantees provided by Nexstar Holdings or any of the Restricted Subsidiaries in the ordinary course of business;

      (13) Acquisition Debt of Nexstar Holdings or a Restricted Subsidiary if
   (w) such Acquisition Debt is incurred within 270 days after the date on which the related definitive acquisition agreement or LMA, as the case may be, was entered into by Nexstar Holdings or such Restricted Subsidiary, (x) the aggregate

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   principal amount of such Acquisition Debt is no greater than the aggregate principal amount of Acquisition Debt set forth in a notice from Nexstar Holdings to the Trustee (an "Incurrence Notice") within ten days after the date on which the related definitive acquisition agreement or LMA, as the case may be, was entered into by Nexstar Holdings or such Restricted Subsidiary, which notice shall be executed on Nexstar Holdings' behalf by the chief financial officer of Nexstar Holdings in such capacity and shall describe in reasonable detail the acquisition or LMA, as the case may be, which such Acquisition Debt will be incurred to finance, (y) after giving pro forma effect to the acquisition or LMA, as the case may be, described in such Incurrence Notice, Nexstar Holdings or such Restricted Subsidiary could have incurred such Acquisition Debt under the Indenture as of the date upon which Nexstar Holdings delivers such Incurrence Notice to the Trustee and
   (z) such Acquisition Debt is utilized solely to finance the acquisition or LMA, as the case may be, described in such Incurrence Notice (including to repay or refinance indebtedness or other obligations incurred in connection with such acquisition or LMA, as the case may be, and to pay related fees and expenses);

      (14) guarantees by Nexstar Holdings or any Restricted Subsidiary of Indebtedness of officers of Nexstar Holdings in an aggregate principal amount not to exceed $3.0 million at any time outstanding;

      (15) the incurrence by Nexstar Holdings or any of the Restricted Subsidiaries of additional Indebtedness, including Attributable Debt incurred after the date of the Indenture, in an aggregate principal amount (or accreted value, as applicable) at any time outstanding, including all Permitted Refinancing Indebtedness incurred to refund, refinance or replace any other Indebtedness incurred pursuant to this clause (15), not to exceed $10.0 million; and

      (16) the incurrence by Nexstar Holdings of additional notes in payment of Liquidated Damages as required under the Registration Rights Agreement (as defined in the Indenture).

   For purposes of determining compliance with this "Incurrence of Indebtedness and Issuance of Preferred Stock" covenant, in the event that an item of proposed Indebtedness meets the criteria of more than one of the categories of Permitted Debt described in clauses (1) through (16) above, or is entitled to be incurred pursuant to the first paragraph of this covenant, Nexstar Holdings will be permitted to classify such item of Indebtedness on the date of its incurrence in any manner that complies with this covenant. In addition, Nexstar Holdings may, at any time, change the classification of an item of Indebtedness, or any portion thereof, to any other clause or to the first paragraph of this covenant; provided that Nexstar Holdings or a Restricted Subsidiary would be permitted to incur the item of Indebtedness, or portion of the item of Indebtedness, under the other clause or the first paragraph of this covenant, as the case may be, at the time of reclassification. Accrual of interest, accretion or amortization of original issue discount and the accretion of accreted value will not be deemed to be an incurrence of Indebtedness for purposes of this covenant. Indebtedness under the Credit Agreements outstanding on the date on which notes are first issued and authenticated under the Indenture will be deemed to have been incurred on such date in reliance on the exception provided by clause (1) of the definition of Permitted Debt.

  Liens

   Nexstar Holdings and Bastet/Mission will not, and will not permit any of the Restricted Subsidiaries to, directly or indirectly, create, incur, assume or suffer to exist any Lien of any kind securing Indebtedness, Attributable Debt, or trade payables on any asset now owned or hereafter acquired, except Permitted Liens, unless all payments due under the Notes, the guarantees, and the Indenture are secured on an equal and ratable basis with the obligation so secured until such obligations are no longer secured by a Lien.

  Dividend and Other Payment Restrictions Affecting Subsidiaries

   Nexstar Holdings and Bastet/Mission will not, and will not permit any of the Restricted Subsidiaries to, directly or indirectly, create or permit to exist or become effective any consensual encumbrance or restriction on the ability of any Restricted Subsidiary to:

      (1) pay dividends or make any other distributions on its Capital Stock to Nexstar Holdings or any of the Restricted Subsidiaries, or with respect to any other interest or participation in, or measured by, its profits, or pay any indebtedness owed to Nexstar Holdings or any of the Restricted Subsidiaries;

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      (2) make loans or advances to Nexstar Holdings or any of the Restricted
   Subsidiaries; or

      (3) transfer any of its properties or assets to Nexstar Holdings or any of the Restricted Subsidiaries.

   However, the preceding restrictions will not apply to encumbrances or restrictions existing under or by reason of:

      (1) agreements governing Existing Indebtedness and Credit Facilities as in effect on the date of the Indenture and any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings of those agreements; provided that the amendments, modifications, restatements, renewals, increases, supplements, refundings, replacement or refinancings are no more restrictive, taken as a whole, with respect to such dividend and other payment restrictions than those contained in those agreements on the date of the Indenture;

      (2) the Indenture, the Notes and the Note Guarantee;

      (3) applicable law, rule, regulation or order;

      (4) any instrument governing Indebtedness or Capital Stock of a Person acquired by Nexstar Holdings or any of the Restricted Subsidiaries as in effect at the time of such acquisition (except to the extent such Indebtedness or Capital Stock was incurred in connection with or in contemplation of such acquisition), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person, or the property or assets of the Person, so acquired, provided that, in the case of Indebtedness, such Indebtedness was permitted by the terms of the Indenture to be incurred;

      (5) customary non-assignment provisions in leases entered into in the ordinary course of business and consistent with past practices;

      (6) purchase money obligations (including Capital Lease Obligations) for property acquired in the ordinary course of business that impose restrictions on that property of the nature described in clause (3) of the preceding paragraph;

      (7) contracts for the sale of assets, including without limitation any agreement for the sale or other disposition of a Subsidiary that restricts distributions by that Subsidiary pending its sale or other disposition;

      (8) Permitted Refinancing Indebtedness; provided that the restrictions contained in the agreements governing such Permitted Refinancing Indebtedness are no more restrictive, taken as a whole, than those contained in the agreements governing the Indebtedness being refinanced;

      (9) Liens securing Indebtedness otherwise permitted to be incurred under the provisions of the covenant described above under the caption "--Liens" that limit the right of the debtor to dispose of the assets subject to such Liens;

      (10) provisions with respect to the disposition or distribution of assets or property in joint venture agreements, assets sale agreements, stock sale agreements and other similar agreements entered into in the ordinary course of business;

      (11) restrictions on cash or other deposits or net worth imposed by customers under contracts entered into in the ordinary course of business; and

      (12) agreements governing Indebtedness of the Restricted Subsidiaries permitted to be incurred under the Indenture.

  Merger, Consolidation or Sale of Assets

   Nexstar Holdings may not, directly or indirectly: (1) consolidate or merge with or into another Person (whether or not Nexstar Holdings is the surviving corporation); or (2) sell, assign, transfer, convey or otherwise dispose of all or substantially all of the properties or assets of Nexstar Holdings and the Restricted Subsidiaries taken as a whole, in one or more related transactions, to another Person; unless:

      (1) either: (a) Nexstar Holdings is the surviving corporation; or (b) the Person formed by or surviving any such consolidation or merger (if other than Nexstar Holdings) or to which such sale, assignment, transfer, conveyance or other disposition has been made is a corporation organized or existing under the laws of the United States, any state of the United States or the District of Columbia;

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      (2) the Person formed by or surviving any such consolidation or merger
   (if other than Nexstar Holdings) or the Person to which such sale, assignment, transfer, conveyance or other disposition has been made assumes all the obligations of Nexstar Holdings under the Notes, the Indenture and the registration rights agreement pursuant to agreements reasonably satisfactory to the trustee;

      (3) immediately after such transaction no Default or Event of Default exists; and

      (4) Nexstar Holdings or the Person formed by or surviving any such consolidation or merger (if other than Nexstar Holdings), or to which such sale, assignment, transfer, conveyance or other disposition has been made
   (a) will, on the date of such transaction after giving pro forma effect thereto and any related financing transactions as if the same had occurred at the beginning of the applicable four-quarter period, be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Leverage Ratio test set forth in the first paragraph of the covenant described above under the caption "--Incurrence of Indebtedness and Issuance of Preferred Stock," or (b) would have a lower Leverage Ratio immediately after the transaction, after giving pro forma effect to the transaction as if the transaction had occurred at the beginning of the applicable four quarter period, than Nexstar Holdings' Leverage Ratio immediately prior to the transaction.

   The preceding clause (4) will not prohibit: (a) a merger between Nexstar Holdings and one of Nexstar Holdings' Wholly Owned Subsidiaries; (b) a merger between Nexstar Holdings and one of Nexstar Holdings' Affiliates incorporated solely for the purpose of reincorporating as a corporation; (c) a merger between Nexstar Holdings and one of Nexstar Holdings' Affiliates incorporated solely for the purpose of reincorporating in another state of the United States; or (d) the Reorganization.

   In addition, Nexstar Holdings may not, directly or indirectly, lease all or substantially all of its properties or assets, in one or more related transactions, to any other Person. This "Merger, Consolidation or Sale of Assets" covenant will not apply to a sale, assignment, transfer, conveyance or other disposition of assets between or among Nexstar Holdings and any of its Wholly Owned Restricted Subsidiaries.

  Transactions with Affiliates

   Nexstar Holdings and Bastet/Mission will not, and will not permit any of the Restricted Subsidiaries to, make any payment to, or sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into or make or amend any transaction, contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any Affiliate (each, an "Affiliate Transaction"), unless:

      (1) the Affiliate Transaction is on terms that are no less favorable to Nexstar Holdings or the relevant Restricted Subsidiary than those that would have been obtained in a comparable transaction by Nexstar Holdings or such Restricted Subsidiary with an unrelated Person; and

      (2) Nexstar Holdings delivers to the trustee:

          (a) with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $1.0 million, a resolution of the Board of Directors set forth in an officers' certificate certifying that such Affiliate Transaction complies with this covenant and that such Affiliate Transaction has been approved by a majority of the disinterested members of the Board of Directors; and

          (b) with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $7.5 million, an opinion as to the fairness to the Holders of such Affiliate Transaction from a financial point of view issued by an accounting, appraisal or investment banking firm of national standing.

   The following items will not be deemed to be Affiliate Transactions and, therefore, will not be subject to the provisions of the prior paragraph:

      (1) any employment agreement entered into by Nexstar Holdings or any of the Restricted Subsidiaries in the ordinary course of business of Nexstar Holdings or such Restricted Subsidiary;

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      (2) transactions between or among Nexstar Holdings and/or the Restricted
   Subsidiaries;

      (3) loans, advances, payment of reasonable fees, indemnification of directors, or similar arrangements to officers, directors, employees and consultants who are not otherwise Affiliates of Nexstar Holdings;

      (4) sales of Equity Interests (other than Disqualified Stock) of Nexstar Holdings to Affiliates of Nexstar Holdings;

      (5) transactions under any contract or agreement in effect on the date of the Indenture as the same may be amended, modified or replaced from time to time so long as any amendment, modification, or replacement is no less favorable to Nexstar Holdings and the Restricted Subsidiaries than the contract or agreement as in effect on the date of the Indenture; and

      (6) Permitted Investments and Restricted Payments that are permitted by the provisions of the Indenture described above under the caption "--Restricted Payments."

  Designation of Restricted and Unrestricted Subsidiaries

   The Board of Directors may designate any Restricted Subsidiary to be an Unrestricted Subsidiary if that designation would not cause a Default. If a Restricted Subsidiary is designated as an Unrestricted Subsidiary, the aggregate fair market value of all outstanding Investments owned by Nexstar Holdings and the Restricted Subsidiaries in the Subsidiary properly designated will be deemed to be an Investment made as of the time of the designation and will reduce the amount available for Restricted Payments under the first paragraph of the covenant described above under the caption "--Restricted Payments" or Permitted Investments, as determined by Nexstar Holdings. That designation will only be permitted if the Investment would be permitted at that time and if the Restricted Subsidiary otherwise meets the definition of an Unrestricted Subsidiary. The Board of Directors may redesignate any Unrestricted Subsidiary to be a Restricted Subsidiary if the redesignation would not cause a Default.

  Sale and Leaseback Transactions

   Nexstar Holdings and Bastet/Mission will not, and will not permit any of the Restricted Subsidiaries to, enter into any sale and leaseback transaction; provided that Nexstar Holdings or Bastet/Mission or a Restricted Subsidiary may enter into a sale and leaseback transaction if:

      (1) Nexstar Holdings or such Restricted Subsidiary could have (a) incurred Indebtedness in an amount equal to the Attributable Debt relating to such sale and leaseback transaction and (b) incurred a Lien to secure such Indebtedness pursuant to the covenant described above under the caption "--Liens;"

      (2) the gross cash proceeds of that sale and leaseback transaction are at least equal to the fair market value, as determined in good faith by the Board of Directors and set forth in an officers' certificate delivered to the trustee, of the property that is the subject of that sale and leaseback transaction; and

      (3) the transfer of assets in that sale and leaseback transaction is permitted by, and Nexstar Holdings or such Restricted Subsidiary applies the proceeds of such transaction in compliance with, the covenant described above under the caption "--Repurchase at the Option of Holders--Asset Sales."

  Business Activities

   Nexstar Holdings and Bastet/Mission will not, and will not permit any of the Restricted Subsidiaries to, engage in any business other than Permitted Businesses, except to such extent as would not be material to Nexstar Holdings and the Restricted Subsidiaries taken as a whole.

  Payments for Consent

   Nexstar Holdings and Bastet/Mission will not, and will not permit any of their Subsidiaries to, directly or indirectly, pay or cause to be paid any consideration to or for the benefit of any Holder of Notes for or as an

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inducement to any consent, waiver or amendment of any of the terms or provisions of the Indenture or the Notes unless such consideration is offered to be paid and is paid to all Holders of the Notes that consent, waive or agree to amend in the time frame set forth in the solicitation documents relating to such consent, waiver or agreement.

  Reorganization

   Nexstar Holdings and the Guarantor will consummate, or cause to be consummated, the Reorganization on or prior to November 30, 2001.

Reports

   Whether or not required by the Commission, so long as any Notes are outstanding, Nexstar Holdings and will furnish to the Holders of Notes, within the time periods specified in the Commission's rules and regulations:

      (1) all quarterly and annual financial information that would be required to be contained in a filing with the Commission on Forms 10-Q and 10-K if Nexstar Holdings were required to file such Forms, including a "Management's Discussion and Analysis of Financial Condition and Results of Operations" and, with respect to the annual information only, a report on the annual financial statements by Nexstar Holdings' certified independent accountants; and

      (2) all current reports that would be required to be filed with the Commission on Form 8-K if Nexstar Holdings were required to file such reports.

   If Nexstar Holdings has designated any of its Subsidiaries as Unrestricted Subsidiaries, then the quarterly and annual financial information required by the preceding paragraph will include a reasonably detailed presentation, either on the face of the financial statements or in the footnotes thereto, and in Management's Discussion and Analysis of Financial Condition and Results of Operations, of the financial condition and results of operations of Nexstar Holdings and the Restricted Subsidiaries separate from the financial condition and results of operations of the Unrestricted Subsidiaries.

   In addition, following the consummation of the exchange offer contemplated by the registration rights agreement, whether or not required by the Commission, Nexstar Holdings will file a copy of all of the information and reports referred to in clauses (1) and (2) above with the Commission for public availability within the time periods specified in the Commission's rules and regulations (unless the Commission will not accept such a filing) and make such information available to securities analysts and prospective investors upon request. In addition, Nexstar Holdings has agreed that, for so long as any Notes remain outstanding, it will furnish to the Holders and to securities analysts and prospective investors, upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act.

Events of Default and Remedies

   Each of the following is an Event of Default:

      (1) default for 30 days in the payment when due of interest on, or Liquidated Damages with respect to, the Notes;

      (2) default in payment when due of the principal of, or premium, if any, on the Notes;

      (3) failure by Nexstar Holdings to comply with the provisions described under the caption "--Repurchase at the Option of Holders--Change of Control;"

      (4) failure by Nexstar Holdings for 30 days after notice from the trustee or holders of at least 25% in principal amount (or, if prior to May 15, 2005, Accreted Value) of the Notes to comply with the provisions described under the captions "--Repurchase at the Option of Holders--Asset Sales," "--Certain Covenants--Restricted Payments," or "--Certain Covenants--Incurrence of Indebtedness and Issuance of Preferred Stock;"

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      (5) failure by Nexstar Holdings or any of the Restricted Subsidiaries for
   60 days after notice from the trustee or holders of at least 25% in principal amount (or, if prior to May 15, 2005, Accreted Value) of the Notes to comply with any of the other agreements in the Indenture;

      (6) default under any mortgage, Indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness for money borrowed by Nexstar Holdings or any of the Restricted Subsidiaries (or the payment of which is guaranteed by Nexstar Holdings or any of the Restricted Subsidiaries) whether such Indebtedness or guarantee now exists, or is created after the date of the Indenture, if that default:

          (a) is caused by a failure to pay principal of such Indebtedness at the final stated maturity thereof or

          (b) results in the acceleration of such Indebtedness prior to its express maturity,

       and, in each case, the principal amount of any such Indebtedness, together with the principal amount of any other such Indebtedness described under clauses (a) and (b) above, aggregates $5.0 million or more;

      (7) failure by Nexstar Holdings or any of the Restricted Subsidiaries to pay final judgments aggregating in excess of $5.0 million not covered by insurance, which judgments are not paid, discharged or stayed for a period of 60 days;

      (8) at any time prior to the consummation of the Reorganization, except as permitted by the Indenture, the Note Guarantee shall be held in any judicial proceeding to be unenforceable or invalid or shall cease for any reason to be in full force and effect or the Guarantor, or any Person acting on behalf of the Guarantor, shall deny or disaffirm its obligations under its Note Guarantee;

      (9) certain events of bankruptcy or insolvency described in the Indenture with respect to Nexstar Holdings or any of the Restricted Subsidiaries;

   In the event of a declaration of acceleration of the Notes because an Event of Default has occurred and is continuing as a result of the acceleration of any Indebtedness described in clause (6) of the preceding paragraph, the declaration of acceleration of the Notes shall be automatically annulled if the holders of any Indebtedness described in clause (6) of the preceding paragraph have rescinded the declaration of acceleration in respect of the Indebtedness within 30 days of the date of the declaration and if:

      (1) the annulment of the acceleration of Notes would not conflict with any judgment or decree of a court of competent jurisdiction; and

      (2) all existing Events of Default, except nonpayment of principal or interest on the Notes that became due solely because of the acceleration of the Notes, have been cured or waived.

   In the case of an Event of Default arising from certain events of bankruptcy or insolvency, with respect to Nexstar Holdings, any Restricted Subsidiary that is a Significant Subsidiary or any group of Restricted Subsidiaries that, taken together, would constitute a Significant Subsidiary, the principal amount (or, if prior to May 15, 2005, Accreted Value) of all outstanding Notes will become due and payable immediately without further action or notice. If any other Event of Default occurs and is continuing, the trustee or the Holders of at least 25% in principal amount (or, if prior to May 15, 2005, Accreted Value) of the then outstanding Notes may declare the principal amount (or, if prior to May 15, 2005, Accreted Value) of all the Notes to be due and payable immediately.

   Holders of the Notes may not enforce the Indenture or the Notes except as provided in the Indenture. Subject to certain limitations, Holders of a majority in principal amount (or, if prior to May 15, 2005, Accreted Value) of the then outstanding Notes may direct the trustee in its exercise of any trust or power. The trustee may withhold from Holders of the Notes notice of any continuing Default or Event of Default if it determines that withholding Notes is in their interest, except a Default or Event of Default relating to the payment of principal or interest or Liquidated Damages.

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   The Holders of a majority in aggregate principal amount (or, if prior to May
15, 2005, Accreted Value) of the Notes then outstanding by notice to the trustee may on behalf of the Holders of all of the Notes waive any existing Default or Event of Default and its consequences under the Indenture except a continuing Default or Event of Default in the payment of interest or Liquidated Damages on, or the principal of, the Notes.

   In the case of any Event of Default occurring by reason of any willful action or inaction taken or not taken by or on behalf of Nexstar Holdings with the intention of avoiding payment of the premium that Nexstar Holdings would have had to pay if Nexstar Holdings then had elected to redeem the Notes pursuant to the optional redemption provisions of the Indenture, an equivalent premium will also become and be immediately due and payable to the extent permitted by law upon the acceleration of the Notes. If an Event of Default occurs prior to, by reason of any willful action (or inaction) taken (or not taken) by or on behalf of Nexstar Holdings with the intention of avoiding the prohibition on redemption of the Notes prior to May 15, 2005, then the premium specified in the Indenture will also become immediately due and payable to the extent permitted by law upon the acceleration of the Notes.

   Nexstar Holdings is required to deliver to the trustee annually a statement regarding compliance with the Indenture. Upon becoming aware of any Default or Event of Default, Nexstar Holdings is required to deliver to the trustee a statement specifying such Default or Event of Default.

No Personal Liability of Directors, Officers, Employees and Stockholders

   No director, officer, employee, incorporator or stockholder of Nexstar Holdings or the Guarantor, as such, will have any liability for any obligations of Nexstar Holdings or the Guarantor under the Notes, the Indenture, the Note Guarantee, or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder of Notes by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes. The waiver may not be effective to waive liabilities under the federal securities laws.

Legal Defeasance and Covenant Defeasance

   Nexstar Holdings may, at its option and at any time, elect to have all of its obligations discharged with respect to the outstanding Notes and all obligations of the Guarantor discharged with respect to the Note Guarantee ("Legal Defeasance") except for:

      (1) the rights of Holders of outstanding Notes to receive payments in respect of the principal of, or interest or premium and Liquidated Damages, if any, on such Notes when such payments are due from the trust referred to below;

      (2) Nexstar Holdings' obligations with respect to the Notes concerning issuing temporary Notes, registration of Notes, mutilated, destroyed, lost or stolen Notes and the maintenance of an office or agency for payment and money for security payments held in trust;

      (3) the rights, powers, trusts, duties and immunities of the trustee, and Nexstar Holdings' and the Guarantor's obligations in connection therewith; and

      (4) the Legal Defeasance provisions of the Indenture.

   In addition, Nexstar Holdings may, at its option and at any time, elect to have the obligations of Nexstar Holdings and the Guarantor released with respect to certain covenants that are described in the Indenture ("Covenant Defeasance") and thereafter any omission to comply with those covenants will not constitute a Default or Event of Default with respect to the Notes. In the event Covenant Defeasance occurs, certain events (not including non-payment, bankruptcy, receivership, rehabilitation and insolvency events) described under "Events of Default and Remedies" will no longer constitute an Event of Default with respect to the Notes.

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   In order to exercise either Legal Defeasance or Covenant Defeasance:

      (1) Nexstar Holdings must irrevocably deposit with the trustee, in trust, for the benefit of the Holders of the Notes, cash in U.S. dollars, non-callable Government Securities, or a combination of cash in U.S. dollars and non-callable Government Securities, in amounts as will be sufficient, in the opinion of a nationally recognized firm of independent public accountants, to pay the principal of, or interest and premium and Liquidated Damages, if any, on the outstanding Notes on the stated maturity or on the applicable redemption date, as the case may be, and Nexstar Holdings must specify whether the Notes are being defeased to maturity or to a particular redemption date;

      (2) in the case of Legal Defeasance, Nexstar Holdings has delivered to the trustee an opinion of counsel reasonably acceptable to the trustee confirming that (a) Nexstar Holdings has received from, or there has been published by, the Internal Revenue Service a ruling or (b) since the date of the Indenture, there has been a change in the applicable federal income tax law, in either case to the effect that, and based thereon such opinion of counsel will confirm that, the Holders of the outstanding Notes will not recognize income, gain or loss for federal income tax purposes as a result of such Legal Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred;

      (3) in the case of Covenant Defeasance, Nexstar Holdings has delivered to the trustee an opinion of counsel reasonably acceptable to the trustee confirming that the Holders of the outstanding Notes will not recognize income, gain or loss for federal income tax purposes as a result of such Covenant Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred;

      (4) no Default or Event of Default has occurred and is continuing on the date of such deposit (other than a Default or Event of Default resulting from the borrowing of funds to be applied to such deposit);

      (5) such Legal Defeasance or Covenant Defeasance will not result in a breach or violation of, or constitute a default under any material agreement or instrument (other than the Indenture) to which Nexstar Holdings or any of the Restricted Subsidiaries is a party or by which Nexstar Holdings or any of the Restricted Subsidiaries is bound;

      (6) Nexstar Holdings must deliver to the trustee an officers' certificate stating that the deposit was not made by Nexstar Holdings with the intent of preferring the Holders of notes over the other creditors of Nexstar Holdings with the intent of defeating, hindering, delaying or defrauding creditors of Nexstar Holdings or others; and

      (7) Nexstar Holdings must deliver to the trustee an officers' certificate and an opinion of counsel, which opinion may be subject to customary assumptions and exclusions, each stating that all conditions precedent relating to the Legal Defeasance or the Covenant Defeasance have been complied with.

Amendment, Supplement and Waiver

   Except as provided in the next three succeeding paragraphs, the Indenture or the Notes may be amended or supplemented with the consent of the Holders of at least a majority in principal amount of the Notes (or, prior to May 15, 2005, the Accreted Value of the Notes) then outstanding (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, Notes), and any existing default or compliance with any provision of the Indenture or the Notes may be waived with the consent of the Holders of a majority in principal amount of the Notes (or, prior to May 15, 2005, the Accreted Value of the Notes) then outstanding (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, Notes).

   Without the consent of each Holder affected, an amendment or waiver may not (with respect to any Notes held by a non-consenting Holder):

      (1) reduce the principal amount of Notes whose Holders must consent to an amendment, supplement or waiver;

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      (2) reduce the principal of or change the fixed maturity of any Note or alter the provisions with respect to the scheduled redemption of the Notes (other than provisions relating to the covenants described above under the caption "--Repurchase at the Option of Holders");

      (3) reduce the rate of or change the time for payment of interest on any Note;

      (4) waive a Default or Event of Default in the payment of principal of, or interest or premium, or Liquidated Damages, if any, on the Notes (except a rescission of acceleration of the Notes by the Holders of at least a majority in aggregate principal amount (or, if prior to May 15, 2005, Accreted Value) of the Notes and a waiver of the payment default that resulted from such acceleration);

      (5) make any Note payable in money other than that stated in the Notes;

      (6) make any change in the provisions of the Indenture relating to waivers of past Defaults or the rights of Holders of Notes to receive payments of principal of, or interest or premium or Liquidated Damages, if any, on the Notes;

      (7) waive a redemption payment with respect to any Note (other than a payment required by one of the covenants described above under the caption "--Repurchase at the Option of Holders"); or

      (8) make any change in the preceding amendment and waiver provisions.

   In addition, any amendment to, or waiver of, the provisions of the Indenture relating to the release of the Guarantor from any of its obligations under its Note Guarantee or the Indenture, except in accordance with the terms of the Indenture will require the consent of the Holders of at least 75% in aggregate principal amount (or, if prior to May 15, 2005, Accreted Value) of Notes then outstanding.

   Notwithstanding the preceding, without the consent of any Holder of Notes, Nexstar Holdings, the Guarantor and the trustee may amend or supplement the Indenture or the Notes:

      (1) to cure any ambiguity, defect or inconsistency;

      (2) to provide for uncertificated Notes in addition to or in place of certificated Notes;

      (3) to provide for the assumption of Nexstar Holdings' obligations to Holders of Notes in the case of a merger or consolidation or sale of all or substantially all of Nexstar Holdings' assets;

      (4) to make any change that would provide any additional rights or benefits to the Holders of Notes or that does not adversely affect the legal rights under the Indenture of any such Holder; or

      (5) to comply with requirements of the Commission in order to effect or maintain the qualification of the Indenture under the Trust Indenture Act;

      (6) to provide for the issuance of additional Notes in accordance with the limitations set forth in the Indenture as of its date; or

      (7) to allow the Guarantor to execute a Note Guarantee with respect to the Notes.

Satisfaction and Discharge

   The Indenture will be discharged and will cease to be of further effect as to all Notes issued thereunder, when:

      (1) either:

          (a) all Notes that have been authenticated, except lost, stolen or destroyed Notes that have been replaced or paid and Notes for whose payment money has been deposited in trust and thereafter repaid to Nexstar Holdings, have been delivered to the trustee for cancellation; or

          (b) all Notes that have not been delivered to the trustee for cancellation have become due and payable by reason of the mailing of a notice of redemption or otherwise or will become due and

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       payable within one year and Nexstar Holdings or the Guarantor has irrevocably deposited or caused to be deposited with the trustee as trust funds in trust solely for the benefit of the Holders, cash in U.S. dollars, non-callable Government Securities, or a combination of cash in U.S. dollars and non-callable Government Securities, in amounts as will be sufficient without consideration of any reinvestment of interest, to pay and discharge the entire indebtedness on the Notes not delivered to the trustee for cancellation for principal, premium and Liquidated Damages, if any, and accrued interest to the date of maturity or redemption;

      (2) no Default or Event of Default has occurred and is continuing on the date of the deposit or will occur as a result of the deposit and the deposit will not result in a breach or violation of, or constitute a default under, any other instrument to which Nexstar Holdings or any Restricted Subsidiary is a party or by which Nexstar Holdings or any Restricted Subsidiary is bound;

      (3) Nexstar Holdings or the Guarantor has paid or caused to be paid all sums payable by it under the Indenture; and

      (4) Nexstar Holdings has delivered irrevocable instructions to the trustee under the Indenture to apply the deposited money toward the payment of the Notes at maturity or the redemption date, as the case may be.

   In addition, Nexstar Holdings must deliver an officers' certificate and an opinion of counsel, which opinion may be subject to customary assumptions and exclusions, to the trustee stating that all conditions precedent to satisfaction and discharge have been satisfied.

Concerning the Trustee

   If the trustee becomes a creditor of Nexstar Holdings or the Guarantor, the Indenture limits its right to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise. The trustee will be permitted to engage in other transactions; however, if it acquires any conflicting interest it must eliminate such conflict within 90 days, apply to the Commission for permission to continue or resign.

   The Holders of a majority in principal amount of the then outstanding Notes will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the trustee, subject to certain exceptions. The Indenture provides that in case an Event of Default occurs and is continuing, the trustee will be required, in the exercise of its power, to use the degree of care of a prudent man in the conduct of his own affairs. Subject to such provisions, the trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request of any Holder of Notes, unless such Holder has offered to the trustee security and indemnity satisfactory to it against any loss, liability or expense.

Additional Information

   Anyone who receives this offering memorandum may obtain a copy of the Indenture and registration rights agreement without charge by writing to Nexstar Finance Holdings, L.L.C., 200 Abington Executive Park, Suite 201, Clarks Summit, Pennsylvania 18411, Attention: chief financial officer.

Book-Entry, Delivery and Form

   The Notes are being offered and sold to qualified institutional buyers in reliance on Rule 144A ("Rule 144A Notes"). Notes also may be offered and sold in offshore transactions in reliance on Regulation S ("Regulation S Notes"). Except as set forth below, Notes will be issued in registered, global form in minimum denominations of $1,000 and integral multiples of $1,000 in excess of $1,000. Notes will be issued at the closing of this offering only against payment in immediately available funds.

   Rule 144A Notes initially will be represented by one or more Notes in registered, global form without interest coupons (collectively, the "Rule 144A Global Notes"). Regulation S Notes initially will be represented

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by one or more temporary Notes in registered, global form without interest coupons (collectively, the "Regulation S Temporary Global Notes"). The Rule 144A Global Notes and the Regulation S Temporary Global Notes will be deposited upon issuance with the trustee as custodian for The Depository Trust Company ("DTC"), in New York, New York, and registered in the name of DTC or its nominee, in each case for credit to an account of a direct or indirect participant in DTC as described below. Through and including the 40th day after the later of the commencement of this offering and the closing of this offering (such period through and including such 40th day, the "Restricted Period"), beneficial interests in the Regulation S Temporary Global Notes may be held only through the Euroclear System ("Euroclear") and Clearstream Banking, S.A. ("Clearstream") (as indirect participants in DTC), unless transferred to a person that takes delivery through a Rule 144A Global Note in accordance with the certification requirements described below. Within a reasonable time period after the expiration of the Restricted Period, the Regulation S Temporary Global Notes will be exchanged for one or more permanent Notes in registered, global form without interest coupons (collectively, the "Regulation S Permanent Global Notes" and, together with the Regulation S Temporary Global Notes, the "Regulation S Global Notes" (the Regulation S Global Notes and Rule 144A Global Notes, collectively being the "Global Notes")) upon delivery to DTC of certification of compliance with the transfer restrictions applicable to the Notes and pursuant to Regulation S as provided in the Indenture. Beneficial interests in the Rule 144A Global Notes may not be exchanged for beneficial interests in the Regulation S Global Notes at any time except in the limited circumstances described below. See "--Exchanges between Regulation S Notes and Rule 144A Notes."

   Except as set forth below, the Global Notes may be transferred, in whole and not in part, only to another nominee of DTC or to a successor of DTC or its nominee. Beneficial interests in the Global Notes may not be exchanged for Notes in certificated form except in the limited circumstances described below. See "--Exchange of Book-Entry Notes for Certificated Notes." Except in the limited circumstances described below, owners of beneficial interests in the Global Notes will not be entitled to receive physical delivery of Notes in certificated form.

   Rule 144A Notes (including beneficial interests in the Rule 144A Global Notes) will be subject to certain restrictions on transfer and will bear a restrictive legend as described under "Notice to Investors." Regulation S Notes will also bear the legend as described under "Notice to Investors." In addition, transfers of beneficial interests in the Global Notes will be subject to the applicable rules and procedures of DTC and its direct or indirect participants (including, if applicable, those of Euroclear and Clearstream), which may change from time to time.

Depository Procedures

   The following description of the operations and procedures of DTC, Euroclear and Clearstream are provided solely as a matter of convenience. These operations and procedures are solely within the control of the respective settlement systems and are subject to changes by them. Nexstar Holdings takes no responsibility for these operations and procedures and urges investors to contact the system or their participants directly to discuss these matters.

   DTC has advised Nexstar Holdings that DTC is a limited-purpose trust company created to hold securities for its participating organizations (collectively, the "Participants") and to facilitate the clearance and settlement of transactions in those securities between Participants through electronic book-entry changes in accounts of its Participants. The Participants include securities brokers and dealers (including the Initial Purchasers), banks, trust companies, clearing corporations and certain other organizations. Access to DTC's system is also available to other entities such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Participant, either directly or indirectly (collectively, the "Indirect Participants"). Persons who are not Participants may beneficially own securities held by or on behalf of DTC only through the Participants or the Indirect Participants. The ownership interests in, and transfers of ownership interests in, each security held by or on behalf of DTC are recorded on the records of the Participants and Indirect Participants.

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   DTC has also advised Nexstar Holdings that, pursuant to procedures established by it:

      (1) upon deposit of the Global Notes, DTC will credit the accounts of Participants designated by the Initial Purchasers with portions of the principal amount of the Global Notes; and

      (2) ownership of these interests in the Global Notes will be shown on, and the transfer of ownership of these interests will be effected only through, records maintained by DTC (with respect to the Participants) or by the Participants and the Indirect Participants (with respect to other owners of beneficial interest in the Global Notes).

   Investors in the Rule 144A Global Notes who are Participants in DTC's system may hold their interests therein directly through DTC. Investors in the Rule 144A Global Notes who are not Participants may hold their interests therein indirectly through organizations (including Euroclear and Clearstream) which are Participants in such system. Investors in the Regulation S Global Notes must initially hold their interests therein through Euroclear or Clearstream, if they are participants in such systems, or indirectly through organizations that are participants in such systems. After the expiration of the Restricted Period (but not earlier), investors may also hold interests in the Regulation S Global Notes through Participants in the DTC system other than Euroclear and Clearstream. Euroclear and Clearstream will hold interests in the Regulation S Global Notes on behalf of their participants through customers' securities accounts in their respective names on the books of their respective depositories, which are Morgan Guaranty Trust Company of New York, Brussels office, as operator of Euroclear, and Citibank, N.A., as operator of Clearstream. All interests in a Global Note, including those held through Euroclear or Clearstream, may be subject to the procedures and requirements of DTC. Those interests held through Euroclear or Clearstream may also be subject to the procedures and requirements of such systems. The laws of some states require that certain Persons take physical delivery in definitive form of securities that they own. Consequently, the ability to transfer beneficial interests in a Global Note to such Persons will be limited to that extent. Because DTC can act only on behalf of Participants, which in turn act on behalf of Indirect Participants, the ability of a Person having beneficial interests in a Global Note to pledge such interests to Persons that do not participate in the DTC system, or otherwise take actions in respect of such interests, may be affected by the lack of a physical certificate evidencing such interests.

   Except as described below, owners of interest in the Global Notes will not have Notes registered in their names, will not receive physical delivery of Notes in certificated form and will not be considered the registered owners or "Holders" thereof under the Indenture for any purpose.

   Payments in respect of the principal of, and interest and premium and Liquidated Damages, if any, on a Global Note registered in the name of DTC or its nominee will be payable to DTC in its capacity as the registered Holder under the Indenture. Under the terms of the Indenture, Nexstar Holdings and the trustee will treat the Persons in whose names the Notes, including the Global Notes, are registered as the owners of the Notes for the purpose of receiving payments and for all other purposes. Consequently, neither Nexstar Holdings, the trustee nor any agent of Nexstar Holdings or the trustee has or will have any responsibility or liability for:

      (1) any aspect of DTC's records or any Participant's or Indirect Participant's records relating to or payments made on account of beneficial ownership interest in the Global Notes or for maintaining, supervising or reviewing any of DTC's records or any Participant's or Indirect Participant's records relating to the beneficial ownership interests in the Global Notes; or

      (2) any other matter relating to the actions and practices of DTC or any of its Participants or Indirect Participants.

   DTC has advised Nexstar Holdings that its current practice, upon receipt of any payment in respect of securities such as the notes (including principal and interest), is to credit the accounts of the relevant Participants with the payment on the payment date unless DTC has reason to believe it will not receive payment on such payment date. Each relevant Participant is credited with an amount proportionate to its beneficial ownership of an interest in the principal amount of the relevant security as shown on the records of DTC. Payments by the

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Participants and the Indirect Participants to the beneficial owners of Notes will be governed by standing instructions and customary practices and will be the responsibility of the Participants or the Indirect Participants and will not be the responsibility of DTC, the trustee or Nexstar Holdings. Neither Nexstar Holdings nor the trustee will be liable for any delay by DTC or any of its Participants in identifying the beneficial owners of the Notes, and Nexstar Holdings and the trustee may conclusively rely on and will be protected in relying on instructions from DTC or its nominee for all purposes.

   Subject to the transfer restrictions set forth under "Notice to Investors," transfers between Participants in DTC will be effected in accordance with DTC's procedures, and will be settled in same-day funds, and transfers between participants in Euroclear and Clearstream will be effected in accordance with their respective rules and operating procedures.

   Subject to compliance with the transfer restrictions applicable to the Notes described herein, cross-market transfers between the Participants in DTC, on the one hand, and Euroclear or Clearstream participants, on the other hand, will be effected through DTC in accordance with DTC's rules on behalf of Euroclear or Clearstream, as the case may be, by its respective depositary; however, such cross-market transactions will require delivery of instructions to Euroclear or Clearstream, as the case may be, by the counterparty in such system in accordance with the rules and procedures and within the established deadlines (Brussels time) of such system. Euroclear or Clearstream, as the case may be, will, if the transaction meets its settlement requirements, deliver instructions to its respective depositary to take action to effect final settlement on its behalf by delivering or receiving interests in the relevant Global Note in DTC, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to DTC. Euroclear participants and Clearstream participants may not deliver instructions directly to the depositories for Euroclear or Clearstream.

   DTC has advised Nexstar Holdings that it will take any action permitted to be taken by a Holder of Notes only at the direction of one or more Participants to whose account DTC has credited the interests in the Global Notes and only in respect of such portion of the aggregate principal amount of the Notes as to which such Participant or Participants has or have given such direction. However, if there is an Event of Default under the Notes, DTC reserves the right to exchange the Global Notes for legended Notes in certificated form, and to distribute such Notes to its Participants.

   Although DTC, Euroclear and Clearstream have agreed to the foregoing procedures to facilitate transfers of interests in the Rule 144A Global Notes and the Regulation S Global Notes among participants in DTC, Euroclear and Clearstream, they are under no obligation to perform or to continue to perform such procedures, and may discontinue such procedures at any time. Neither Nexstar Holdings nor the trustee nor any of their respective agents will have any responsibility for the performance by DTC, Euroclear or Clearstream or their respective participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

Exchange of Global Notes for Certificated Notes

   A Global Note is exchangeable for definitive Notes in registered certificated form ("Certificated Notes") if:

      (1) DTC (a) notifies Nexstar Holdings that it is unwilling or unable to continue as depositary for the Global Notes and Nexstar Holdings fails to appoint a successor depositary or (b) has ceased to be a clearing agency registered under the Exchange Act;

      (2) Nexstar Holdings, at its option, notifies the trustee in writing that it elects to cause the issuance of the Certificated Notes; or

      (3) there has occurred and is continuing a Default or Event of Default with respect to the Notes.

   In addition, beneficial interests in a Global Note may be exchanged for Certificated Notes upon prior written notice given to the trustee by or on behalf of DTC in accordance with the Indenture. In all cases, Certificated Notes delivered in exchange for any Global Note or beneficial interests in Global Notes will be registered in the

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names, and issued in any approved denominations, requested by or on behalf of the depositary (in accordance with its customary procedures) and will bear the applicable restrictive legend referred to in "Notice to Investors," unless that legend is not required by applicable law.

Exchange of Certificated Notes for Global Notes

   Certificated Notes may not be exchanged for beneficial interests in any Global Note unless the transferor first delivers to the trustee a written certificate (in the form provided in the Indenture) to the effect that such transfer will comply with the appropriate transfer restrictions applicable to such Notes. See "Notice to Investors."

Exchanges Between Regulation S Notes and Rule 144A Notes

   Prior to the expiration of the Restricted Period, beneficial interests in the Regulation S Global Note may be exchanged for beneficial interests in the Rule 144A Global Note only if:

      (1) such exchange occurs in connection with a transfer of the Notes pursuant to Rule 144A; and

      (2) the transferor first delivers to the trustee a written certificate (in the form provided in the indenture) to the effect that the Notes are being transferred to a Person:

          (a) who the transferor reasonably believes to be a qualified institutional buyer within the meaning of Rule 144A;

          (b) purchasing for its own account or the account of a qualified institutional buyer in a transaction meeting the requirements of Rule 144A; and

          (c) in accordance with all applicable securities laws of the states of the United States and other jurisdictions.

   Beneficial interest in a Rule 144A Global Note may be transferred to a Person who takes delivery in the form of an interest in the Regulation S Global Note, whether before or after the expiration of the Restricted Period, only if the transferor first delivers to the trustee a written certificate (in the form provided in the Indenture) to the effect that such transfer is being made in accordance with Rule 903 or 904 of Regulation S or Rule 144 (if available) and that, if such transfer occurs prior to the expiration of the Restricted Period, the interest transferred will be held immediately thereafter through Euroclear or Clearstream.

   Transfers involving exchanges of beneficial interests between the Regulation S Global Notes and the Rule 144A Global Notes will be effected in DTC by means of an instruction originated by the trustee through the DTC Deposit/Withdraw at Custodian system. Accordingly, in connection with any such transfer, appropriate adjustments will be made to reflect a decrease in the principal amount of the Regulation S Global Note and a corresponding increase in the principal amount of the Rule 144A Global Note or vice versa, as applicable. Any beneficial interest in one of the Global Notes that is transferred to a Person who takes delivery in the form of an interest in the other Global Note will, upon transfer, cease to be an interest in such Global Note and will become an interest in the other Global Note and, accordingly, will thereafter be subject to all transfer restrictions and other procedures applicable to beneficial interest in such other Global Note for so long as it remains such an interest. The policies and practices of DTC may prohibit transfers of beneficial interests in the Regulation S Global Note prior to the expiration of the Restricted Period.

Payments; Certifications by Holders of the Regulation S Temporary Global Notes

   A holder of a beneficial interest in the Regulation S Temporary Global Notes must provide Euroclear or Clearstream, as the case may be, with a certificate in the form required by the Indenture certifying that the beneficial owner of the interest in the Regulation S Temporary Global Notes is either not a United States Person

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(as defined below) or has purchased such interest in a transaction that is exempt from the registration requirements under the Securities Act (the "Regulation S Certificate"), and Euroclear or Clearstream, as the case may be, must provide to the trustee (or the paying agent if other than the trustee) a certificate in the form required by the indenture, prior to any exchange of such beneficial interest for a beneficial interest in the Regulation S Permanent Global Notes.

   "U.S. Person" means

      (1) any individual resident in the United States;

      (2) any partnership or corporation organized or incorporated under the laws of the United States;

      (3) any estate of which an executor or administrator is a United States Person (other than an estate governed by foreign law and of which at least one executor or administrator is a non-U.S. Person who has sole or shared investment discretion with respect to its assets);

      (4) any trust of which any trustee is a United States Person (other than a trust of which at least one trustee is a non-U.S. Person who has sole or shared investment discretion with respect to its assets and no beneficiary of the trust (and no settler if the trust is revocable) is a United States Person);

      (5) any agency or branch of a foreign entity located in the United States;

      (6) any non-discretionary or similar account (other than an estate or trust) held by a dealer or other fiduciary for the benefit or account of a United States Person;

      (7) any discretionary or similar account (other than an estate or trust) held by a dealer of other fiduciary organized, incorporated or (if an individual) resident in the United States (other than such an account held for the benefit or account of a non-U.S. Person);

      (8) any partnership or corporation organized or incorporated under the laws of a foreign jurisdiction and formed by a United States Person principally for the purpose of investing in securities not registered under the Securities Act (unless it is organized or incorporated, and owned, by accredited investors within the meaning of Rule 501(a) under the Securities Act who are not natural persons, estates or trusts); provided, however, that the term "U.S. Person" will not include:

          (a) a branch or agency of a United States Person that is located and operating outside the United States for valid business purposes as a locally regulated branch or agency engaged in the banking or insurance business;

          (b) any employee benefit plan established and administered in accordance with the law, customary practices and documentation of a foreign country; and

          (c) the international organizations set forth in Section 902(o)(7) of Regulation S under the Securities Act and any other similar international organizations, and their agencies, affiliates and pension plans.

Same Day Settlement and Payment

   Nexstar Holdings will make payments in respect of the Notes represented by the Global Notes (including principal, premium, if any, interest and Liquidated Damages, if any) by wire transfer of immediately available funds to the accounts specified by the Global Note Holder. Nexstar Holdings will make all payments of principal, interest and premium and Liquidated Damages, if any, with respect to Certificated Notes by wire transfer of immediately available funds to the accounts specified by the Holders of the Certificated Notes or, if no such account is specified, by mailing a check to each such Holder's registered address. The Notes represented by the Global Notes are expected to be eligible to trade in the PORTAL market and to trade in DTC's Same-Day Funds Settlement System, and any permitted secondary market trading activity in such Notes will, therefore, be required by DTC to be settled in immediately available funds. Nexstar Holdings expects that secondary trading in any Certificated Notes will also be settled in immediately available funds.

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   Because of time zone differences, the securities account of a Euroclear or
Clearstream participant purchasing an interest in a Global Note from a Participant in DTC will be credited, and any such crediting will be reported to the relevant Euroclear or Clearstream participant, during the securities settlement processing day (which must be a business day for Euroclear and Clearstream) immediately following the settlement date of DTC. DTC has advised Nexstar Holdings that cash received in Euroclear or Clearstream as a result of sales of interests in a Global Note by or through a Euroclear or Clearstream participant to a Participant in DTC will be received with value on the settlement date of DTC but will be available in the relevant Euroclear or Clearstream cash account only as of the business day for Euroclear or Clearstream following DTC's settlement date.

Certain Definitions

   Set forth below are certain defined terms used in the Indenture. Reference is made to the Indenture for a full disclosure of all such terms, as well as any other capitalized terms used herein for which no definition is provided.

   "ABRY" means ABRY Partners, LLC.

   "ABRY III" means ABRY Broadcast Partners III, L.P., a Delaware limited partnership.

   "ABRY Subordinated Debt" means indebtedness of Nexstar or any of its Subsidiaries (other than Nexstar Finance and the Restricted Subsidiaries) in principal amount not to exceed $30.0 million in the aggregate at any time outstanding (a) that is owed, directly or indirectly, to ABRY III, ABRY or any other investment fund controlled by ABRY and the proceeds of which are contributed to the equity capital of Nexstar Finance, (b) which shall provide that: (i) no payments of principal (or premium, if any) or interest on or otherwise due in respect of such Indebtedness may be permitted for so long as any Default or Event of Default exists and (ii) no payments in respect of interest, premium or other amounts (other than principal) shall be payable in securities or instruments of Nexstar Finance or any Restricted Subsidiary, cash or other property and (c) that shall automatically convert into common equity of Nexstar or any of its Subsidiaries (other than Nexstar Finance or any Restricted Subsidiary) within 18 months of the date of issuance thereof, unless refinanced.

   "Accreted Value" means, as of any date of determination prior to May 15, 2005, the sum of (a) the initial offering price of each Note and (b) that portion of the excess of the principal amount at maturity of each Note over such initial offering price as shall have been accreted thereon through such date, such amount to be so accreted on a daily basis at the rate of 16% per annum of the initial offering price of the Notes, compounded semi-annually on each May 15 and November 15 from the date of issuance of the Notes through the date of determination.

   "Acquisition Debt" means Indebtedness the proceeds of which are utilized solely to (x) acquire all or substantially all of the assets or a majority of the Voting Stock of an existing television broadcasting business franchise or station or (y) finance an LMA (including to repay or refinance indebtedness or other obligations incurred in connection with such acquisition or LMA, as the case may be, and to pay related fees and expenses).

   "Acquired Debt" means, with respect to any specified Person:

      (1) Indebtedness of any other Person existing at the time such other Person is merged with or into or became a Subsidiary of such specified Person, whether or not such Indebtedness is incurred in connection with, or in contemplation of, such other Person merging with or into, or becoming a Subsidiary of, such specified Person; and

      (2) Indebtedness secured by a Lien encumbering any asset acquired by such specified Person.

   "Affiliate" of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, "control," as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause

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the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise. For purposes of this definition, the terms "controlling," "controlled by" and "under common control with" have correlative meanings.

   "Asset Sale" means:

      (1) the sale, lease, conveyance or other disposition of any assets or rights, other than in the ordinary course of business; provided that the sale, conveyance or other disposition of all or substantially all of the assets of Nexstar Holdings and the Restricted Subsidiaries taken as a whole will be governed by the provisions of the Indenture described above under the caption "--Repurchase at the Option of Holders--Change of Control" and/or the provisions described above under the caption "--Certain Covenants--Merger, Consolidation or Sale of Assets" and not by the provisions of the Asset Sale covenant; and

      (2) the issuance of Equity Interests in any Restricted Subsidiary or Bastet/Mission or the sale of Equity Interests in any Restricted Subsidiary of Nexstar Holdings or Bastet/Mission.

   Notwithstanding the preceding, the following items will not be deemed to be Asset Sales:

      (1) any single transaction or series of related transactions that involves assets or Equity Interests having a fair market value of $1.0 million or less;

      (2) a transfer of assets between or among Nexstar Holdings and the Restricted Subsidiaries;

      (3) an issuance of Equity Interests to Nexstar Holdings or to another Restricted Subsidiary;

      (4) the sale or lease of equipment, inventory, accounts receivable or other assets in the ordinary course of business;

      (5) the sale and leaseback of any assets within 90 days of the acquisition thereof;

      (6) foreclosures on assets;

      (7) the disposition of equipment no longer used or useful in the business of such entity;

      (8) the sale or other disposition of cash or Cash Equivalents;

      (9) a Restricted Payment or Permitted Investment that is permitted by the covenant described above under the caption "--Certain Covenants--Restricted Payments;" and

      (10) the licensing of intellectual property.

   "Attributable Debt" in respect of a sale and leaseback transaction means, at the time of determination, the present value of the obligation of the lessee for net rental payments during the remaining term of the lease included in such sale and leaseback transaction including any period for which such lease has been extended or may, at the option of the lessor, be extended. Such present value shall be calculated using a discount rate equal to the rate of interest implicit in such transaction, determined in accordance with GAAP.

   "Bastet/Mission" means Bastet Broadcasting, Inc. and Mission Broadcasting of Wichita Falls, Inc.

   "Bastet/Mission Entities" means Bastet/Mission and any Person that is a direct or indirect Subsidiary of Bastet/Mission.

   "Beneficial Owner" has the meaning assigned to such term in Rule 13d-3 and Rule 13d-5 under the Exchange Act. The terms "Beneficially Owns" and "Beneficially Owned" have a corresponding meaning.

   "Board of Directors" means, as to any Person, the board of directors of such Person (or if such Person is a limited liability company, the board of managers of such Person) or similar governing body or any duly authorized committee thereof.

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   "Capital Lease Obligation" means, at the time any determination is to be made, the amount of the liability in respect of a capital lease that would at that time be required to be capitalized on a balance sheet in accordance with GAAP.

   "Capital Stock" means:

      (1) in the case of a corporation, corporate stock;

      (2) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock;

      (3) in the case of a partnership or limited liability company, partnership or membership interests (whether general or limited); and

      (4) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person.

   "Cash Equivalents" means:

      (1) United States dollars;

      (2) securities issued or directly and fully guaranteed or insured by the United States government or any agency or instrumentality of the United States government (provided that the full faith and credit of the United States is pledged in support of those securities) having maturities of not more than one year from the date of acquisition;

      (3) certificates of deposit and eurodollar time deposits with maturities of one year or less from the date of acquisition, bankers' acceptances with maturities not exceeding one year and overnight bank deposits, in each case, with (x) any lender party to the Credit Agreements, (y) any domestic commercial bank having capital and surplus in excess of $500.0 million and a Thomson Bank Watch Rating of "B" or better or (z) Brown Brothers Harriman;

      (4) repurchase obligations with a term of not more than 30 days for underlying securities of the types described in clauses (2) and (3) above entered into with any financial institution meeting the qualifications specified in clause (3) above;

      (5) commercial paper having one of the two highest ratings obtainable from Moody's Investors Service, Inc. or Standard & Poor's Rating Services and in each case maturing within one year after the date of acquisition; and

      (6) money market funds at least 95% of the assets of which constitute Cash Equivalents of the kinds described in clauses (1) through (5) of this definition.

   "Change of Control" means the occurrence of any of the following:

      (1) the direct or indirect sale, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the properties or assets of Nexstar Holdings and the Restricted Subsidiaries taken as a whole to any "person" (as that term is used in Section 13(d)(3) of the Exchange Act) other than a Principal or a Related Party of a Principal;

      (2) the adoption of a plan relating to the liquidation or dissolution of Nexstar Holdings;

      (3) the consummation of any transaction (including, without limitation, any merger or consolidation) the result of which is that any "person" (as defined above), other than the Principals and their Related Parties, becomes the Beneficial Owner, directly or indirectly, of more than 50% of the Voting Stock of Nexstar Holdings, measured by voting power rather than number of shares; or

      (4) the first day on which a majority of the members of the Board of Directors of Nexstar Holdings are not Continuing Directors.

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   "Consolidated Cash Flow" means, with respect to any specified Person for any period, the Consolidated Net Income of such Person for such period plus:

      (1) an amount equal to any extraordinary loss plus any net loss realized by such Person or any of the Restricted Subsidiaries in connection with (a) an Asset Sale or (b) the disposition of any securities by such Person or any of the Restricted Subsidiaries or the extinguishment of any Indebtedness of such Person or any of the Restricted Subsidiaries, to the extent such losses were deducted in computing such Consolidated Net Income; plus

      (2) provision for taxes based on income or profits of such Person and the Restricted Subsidiaries for such period, to the extent that such provision for taxes was deducted in computing such Consolidated Net Income; plus

      (3) Consolidated Interest Expense of such Person and the Restricted Subsidiaries for such period, whether paid or accrued and whether or not capitalized (including, without limitation, amortization of debt issuance costs and original issue discount, non-cash interest payments, the interest component of any deferred payment obligations, the interest component of all payments associated with Capital Lease Obligations, imputed interest with respect to Attributable Debt, commissions, discounts and other fees and charges incurred in respect of letter of credit or bankers' acceptance financings, and net of the effect of all payments made or received pursuant to Hedging Obligations), to the extent that any such expense was deducted in computing such Consolidated Net Income; plus

      (4) depreciation, amortization (including amortization of goodwill and other intangibles and amortization of programming costs but excluding amortization of prepaid cash expenses that were paid in a prior period) and other non-cash expenses (excluding any such non-cash expense to the extent that it represents an accrual of or reserve for cash expenses in any future period or amortization of a prepaid cash expense that was paid in a prior period) of such Person and the Restricted Subsidiaries for such period to the extent that such depreciation, amortization and other non-cash expenses were deducted in computing such Consolidated Net Income; plus

      (5) any extraordinary or non-recurring expenses of such Person and the Restricted Subsidiaries for such period to the extent that such charges were deducted in computing such Consolidated Net Income; plus

      (6) any non-capitalized transaction costs incurred in connection with actual or proposed financings, acquisitions or transactions; minus

      (7) non-cash items increasing such Consolidated Net Income for such period, other than the accrual of revenue in the ordinary course of business; minus

      (8) programming rights payments made during such period,

   in each case, on a consolidated basis and determined in accordance with GAAP.

   "Consolidated Interest Expense" means, with respect to any Person for any period, the sum, without duplication of:

      (1) the consolidated interest expense of such Person and the Restricted Subsidiaries for such period, whether paid or accrued (including, without limitation, amortization of original issue discount, non-cash interest payments, the interest component of any deferred payment obligations, the interest component of all payments associated with Capital Lease Obligations, imputed interest with respect to Attributable Debt, commissions, discounts and other fees and charges incurred in respect of letter of credit or bankers' acceptance financings, and net payments (if any) pursuant to Hedging Obligations);

      (2) the consolidated interest expense of such Person and the Restricted Subsidiaries that was capitalized during such period;

      (3) any interest expense on Indebtedness of another Person that is guaranteed by such Person or any of the Restricted Subsidiaries or secured by a Lien on assets of such Person or any of the Restricted Subsidiaries (whether or not such guarantee or Lien is called upon); and

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      (4) the product of:

          (a) all cash dividend payments (and non-cash dividend payments in the case of a Person that is a Restricted Subsidiary) on any series of preferred stock of such Person or any of the Restricted Subsidiaries, times

          (b) a fraction, the numerator of which is one and the denominator of which is one minus the then current combined federal, state and local statutory tax rate of such Person, expressed as a decimal, in each case, on a consolidated basis and in accordance with GAAP.

   "Consolidated Net Income" means, with respect to any specified Person for any period, the aggregate of the Net Income of such Person and the Restricted Subsidiaries for such period, on a consolidated basis, determined in accordance with GAAP; provided that:

      (1) the Net Income (but not loss) of any Person that is not a Restricted Subsidiary or that is accounted for by the equity method of accounting will be included only to the extent of the amount of dividends or distributions paid in cash to the specified Person or a Restricted Subsidiary of the Person;

      (2) the Net Income of any Person acquired in a pooling of interests transaction for any period prior to the date of such acquisition will be excluded; and

      (3) the cumulative effect of a change in accounting principles will be excluded.

   "Continuing Directors" means, as of any date of determination, any member of the Board of Directors of Nexstar Holdings who:

      (1) was a member of such Board of Directors on the date of the Indenture;

      (2) was nominated for election or elected to such Board of Directors with the approval of a majority of the Continuing Directors who were members of such Board at the time of such nomination or election; or

      (3) was nominated by Principals beneficially owning at least 20% of the Voting Stock of Nexstar Holdings.

   "Control Investment Affiliate" means any Person, any other Person which (a) directly or indirectly, is in control of, is controlled by, or is under common control with, such Person and (b) is organized by such Person primarily for the purpose of making equity or debt investments in one or more companies or a Person controlled by such Person. For purposes of this definition, "control" of a Person means the power, directly or indirectly, to direct or cause the direction of the management and policies of such Person whether by contract or otherwise.

   "Credit Agreements" means (a) that certain Credit Agreement, dated as of January 12, 2001, by and among Nexstar Finance, the guarantors party thereto, Bank of America, N.A., as administrative agent and the lenders party thereto, providing for up to $232.0 million aggregate principal amount of credit borrowings, including any related notes, guarantees, collateral documents, instruments and agreements executed in case as amended, modified, renewed, refunded, replaced or refinanced from time to time (including any increase in principal amount whether or not with the same lenders or agents), and (b) that certain Credit Agreement, dated as of January 12, 2001, by and among Bastet/Mission, the guarantors party thereto, Bank of America, N.A., as administrative agent and the lenders party thereto, providing for up to $43.0 million aggregate principal amount of credit borrowings, including any related notes, guarantees, collateral documents, instruments and agreements executed in connection therewith, and in each case as amended, modified, renewed, refunded, replaced or refinanced from time to time (including any increase in principal amount).

   "Credit Facilities" means, one or more debt facilities (including, without limitation, the Credit Agreements) or commercial paper facilities, in each case with banks or other institutional lenders providing for revolving credit loans, term loans, receivables financing (including through the sale of receivables to such lenders or to special purpose entities formed to borrow from such lenders against such receivables) or letters of credit, in each case, as amended, restated, modified, renewed, refunded, replaced or refinanced in whole or in part from time to time.

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   "Default" means any event that is, or with the passage of time or the giving of notice or both would be, an Event of Default.

   "Disqualified Stock" means any Capital Stock that, by its terms (or by the terms of any security into which it is convertible, or for which it is exchangeable, in each case at the option of the holder of the Capital Stock), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or redeemable at the option of the holder of the Capital Stock, in whole or in part, on or prior to the date on which the Notes mature. Notwithstanding the preceding sentence, any Capital Stock that would constitute Disqualified Stock solely because the holders of the Capital Stock have the right to require Nexstar Holdings to repurchase such Capital Stock upon the occurrence of a change of control or an asset sale will not constitute Disqualified Stock if the terms of such Capital Stock provide that Nexstar Holdings may not repurchase or redeem any such Capital Stock pursuant to such provisions unless such repurchase or redemption complies with the covenant described above under the caption "--Certain Covenants--Restricted Payments."

   "Domestic Subsidiary" means any Subsidiary that was formed under the laws of the United States or any state of the United States or the District of Columbia.

   "Equity Interests" means Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock).

   "Equity Offering" means an offering of Capital Stock (other than Disqualified Stock) of (x) Nexstar Holdings or (y) Nexstar or one of its Subsidiaries (other than a Subsidiary of Nexstar Finance), the net proceeds of which are contributed to Nexstar Holdings, in each case to any Person that is not an Affiliate of Nexstar Holdings, which offering results in at least $35.0 million of net aggregate proceeds to Nexstar Holdings.

   "Existing Indebtedness" means Indebtedness of Nexstar Holdings and the Restricted Subsidiaries (other than Indebtedness under the Credit Agreements) in existence on the date of the Indenture, until such amounts are repaid.

   "GAAP" means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as have been approved by a significant segment of the accounting profession, which are in effect on the date of the Indenture.

   "Guarantee" means a guarantee other than by endorsement of negotiable instruments for collection in the ordinary course of business, direct or indirect, in any manner including, without limitation, by way of a pledge of assets or through letters of credit or reimbursement agreements in respect thereof, of all or any part of any Indebtedness.

   "Guarantor" means Nexstar and its permitted successors and assigns.

   "Hedging Obligations" means, with respect to any specified Person, the obligations of such Person under:

      (1) interest rate swap agreements, interest rate cap agreements and interest rate collar agreements; and

      (2) other agreements or arrangements designed to protect such Person against fluctuations in interest rates, currency rates or commodity prices.

   "Indebtedness" means, with respect to any specified Person, any indebtedness of such Person, whether or not contingent:

      (1) in respect of borrowed money;

      (2) evidenced by bonds, notes, debentures or similar instruments or letters of credit (or reimbursement agreements in respect thereof);

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      (3) in respect of banker's acceptances;

      (4) representing Capital Lease Obligations;

      (5) representing the balance deferred and unpaid of the purchase price of any property, except any such balance that constitutes an accrued expense or trade payable; or

      (6) representing any Hedging Obligations,

   If and to the extent any of the preceding items (other than letters of credit and Hedging Obligations) would appear as a liability upon a balance sheet of the specified Person prepared in accordance with GAAP. In addition, the term "Indebtedness" includes all Indebtedness of others secured by a Lien on any asset of the specified Person (whether or not such Indebtedness is assumed by the specified Person) and, to the extent not otherwise included, the Guarantee by the specified Person of any indebtedness of any other Person; provided that Indebtedness shall not include our pledge of the Capital Stock of one of our Unrestricted Subsidiaries to secure Non-Recourse Debt of that Unrestricted Subsidiary.

   The amount of any Indebtedness outstanding as of any date will be:

      (1) the accreted value of the Indebtedness, in the case of any Indebtedness issued with original issue discount; and

      (2) the principal amount of the Indebtedness, together with any interest on the Indebtedness that is more than 30 days past due, in the case of any other Indebtedness.

   "Investments" means, with respect to any Person, all direct or indirect investments by such Person in other Persons (including Affiliates) in the forms of loans (including Guarantees or other obligations), advances or capital contributions (excluding commission, travel and similar advances to officers and employees made in the ordinary course of business), purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities, together with all items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP. If Nexstar Holdings or any Restricted Subsidiary sells or otherwise disposes of any Equity Interests of any direct or indirect Restricted Subsidiary such that, after giving effect to any such sale or disposition, such Person is no longer a Restricted Subsidiary, Nexstar Holdings will be deemed to have made an Investment on the date of any such sale or disposition equal to the fair market value of the Equity Interests of such Restricted Subsidiary not sold or disposed of in an amount determined as provided in the final paragraph of the covenant described above under the caption "--Certain Covenants--Restricted Payments."

   "Leverage Ratio" means the ratio of (i) the aggregate outstanding amount of Indebtedness of each of Nexstar Holdings and the Restricted Subsidiaries as of the last day of the most recently ended fiscal quarter for which financial statements are internally available as of the date of calculation on a combined consolidated basis in accordance with GAAP (subject to the terms described in the next paragraph) plus the aggregate liquidation preference of all outstanding Disqualified Stock of Nexstar Holdings and preferred stock of the Restricted Subsidiaries (except preferred stock issued to Nexstar Holdings or any of the Restricted Subsidiaries) as of the last day of such fiscal quarter to (ii) the aggregate Consolidated Cash Flow of Nexstar Holdings for the last four full fiscal quarters for which financial statements are internally available ending on or prior to the date of determination (the "Reference Period").

   For purposes of this definition, (i) the amount of Indebtedness which is issued at a discount shall be deemed to be the accreted value of such Indebtedness as of the last day of the Reference Period, whether or not such amount is the amount then reflected on a balance sheet prepared in accordance with GAAP, and (ii) the aggregate outstanding principal amount of Indebtedness of Nexstar Holdings and the Restricted Subsidiaries and the aggregate liquidation preference of all outstanding preferred stock of such Restricted Subsidiaries for which such calculation is made shall be determined on a pro forma basis as if the Indebtedness and preferred stock giving rise to the need to perform such calculation had been incurred and issued and the proceeds therefrom had been

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applied, and all other transactions in respect of which such Indebtedness is being incurred or preferred stock is being issued had occurred, on the first day of such Reference Period. In addition to the foregoing, for purposes of this definition, the Leverage Ratio shall be calculated on a pro forma basis after giving effect to (i) the incurrence of the Indebtedness of such Person and the Restricted Subsidiaries and the issuance of the preferred stock of such Subsidiaries (and the application of the proceeds therefrom) giving rise to the need to make such calculation and any incurrence (and the application of the proceeds therefrom) or repayment of other Indebtedness or preferred stock, at any time subsequent to the beginning of the Reference Period and on or prior to the date of determination (including any such incurrence or issuance which is the subject of an Incurrence Notice delivered to the Trustee during such period pursuant to clause (13) of the definition of Permitted Debt), as if such incurrence or issuance (and the application of the proceeds thereof), or the repayment, as the case may be, occurred on the first day of the Reference Period (except that, in making such computation, the amount of Indebtedness under any revolving credit facility shall be computed based upon the average balance of such Indebtedness at the end of each month during such period) and
(ii) any acquisition at any time on or subsequent to the first day of the Reference Period and on or prior to the date of determination (including any such acquisition which is the subject of an Incurrence Notice delivered to the Trustee during such period pursuant to clause (13) of the definition of Permitted Debt), as if such acquisition (including the incurrence, assumption or liability for any such Indebtedness and the issuance of such preferred stock and also including any Consolidated Cash Flow associated with such acquisition) occurred on the first day of the Reference Period giving pro forma effect to any non-recurring expenses, non-recurring costs and cost reductions within the first year after such acquisition Nexstar Holdings reasonably anticipates in good faith if Nexstar Holdings delivers to the Trustee an officer's certificate executed by the chief financial or accounting officer of Nexstar Holdings certifying to and describing and quantifying with reasonable specificity such non-recurring expenses, non-recurring costs and cost reductions. Furthermore, in calculating Consolidated Interest Expense for purposes of the calculation of Consolidated Cash Flow, (a) interest on Indebtedness determined on a fluctuating basis as of the date of determination (including Indebtedness actually incurred on the date of the transaction giving rise to the need to calculate the Leverage Ratio) and which will continue to be so determined thereafter shall be deemed to have accrued at a fixed rate per annum equal to the rate of interest on such Indebtedness as in effect on the date of determination and (b) notwithstanding (a) above, interest determined on a fluctuating basis, to the extent such interest is covered by Hedging Obligations, shall be deemed to accrue at the rate per annum resulting after giving effect to the operation of such agreements.

   "Lien" means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law, including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest in and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction.

   "LMA" means a local marketing arrangement, joint sales agreement, time brokerage agreement, shared services agreement, management agreement or similar arrangement pursuant to which a Person, subject to customary preemption rights and other limitations (i) obtains the right to sell a portion of the advertising inventory of a television station of which a third party is the licensee, (ii) obtains the right to exhibit programming and sell advertising time during a portion of the air time of a television station or (iii) manages a portion of the operations of a television station.

   "Net Income" means, with respect to any specified Person, the net income
(loss) of such Person, determined in accordance with GAAP and before any reduction in respect of preferred stock dividends, excluding, however:

      (1) any gain (but not loss), together with any related provision for taxes on such gain (but not loss), realized in connection with: (a) any Asset Sale; or (b) the disposition of any securities by such Person or any of the Restricted Subsidiaries or the extinguishment of any Indebtedness of such Person or any of the Restricted Subsidiaries; and

      (2) any extraordinary gain (but not loss), together with any related provision for taxes on such extraordinary gain (but not loss).

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   "Net Proceeds" means the aggregate cash proceeds received by Nexstar
Holdings or any of the Restricted Subsidiaries in respect of any Asset Sale (including, without limitation, any cash received upon the sale or other disposition of any non-cash consideration received in any Asset Sale), net of the direct costs relating to such Asset Sale, including, without limitation, legal, accounting and investment banking fees, and sales commissions, and any relocation expenses incurred as a result of the Asset Sale, taxes paid or payable as a result of the Asset Sale, in each case, after taking into account any available tax credits or deductions and any tax sharing arrangements, and amounts required to be applied to the repayment of Indebtedness secured by a Lien on the asset or assets that were the subject of such Asset Sale and any reserve for adjustment in respect of the sale price of such asset or assets established in accordance with GAAP.

   "Nexstar" means Nexstar Broadcasting Group, L.L.C., the indirect parent of Nexstar Holdings, and any successor thereto.

   "Nexstar Finance" means Nexstar Finance, L.L.C., a wholly-owned subsidiary of Nexstar Holdings.

   "Non-Recourse Debt" means Indebtedness:

      (1) as to which neither Nexstar Holdings nor any of the Restricted Subsidiaries (a) provides credit support of any kind (including any undertaking, agreement or instrument that would constitute Indebtedness),
   (b) is directly or indirectly liable as a guarantor or otherwise, or (c) constitutes the lender;

      (2) no default with respect to which (including any rights that the holders of the Indebtedness may have to take enforcement action against an Unrestricted Subsidiary) would permit upon notice, lapse of time or both any holder of any other Indebtedness (other than the Notes) of Nexstar Holdings or any of the Restricted Subsidiaries to declare a default on such other Indebtedness or cause the payment of the Indebtedness to be accelerated or payable prior to its stated maturity; and

      (3) as to which the lenders have been notified in writing that they will not have any recourse to the stock or assets of Nexstar Holdings or any of the Restricted Subsidiaries (other than the Capital Stock of an Unrestricted Subsidiary).

   "Obligations" means any principal, interest, penalties, fees, indemnifications, reimbursements, damages and other liabilities payable under the documentation governing any Indebtedness and in all cases whether direct or indirect, absolute or contingent, now outstanding or hereafter created, assumed or incurred and including, without limitation, interest accruing subsequent to the filing of a petition in bankruptcy or the commencement of any insolvency, reorganization or similar proceedings at the rate provided in the relevant documentation, whether or not an allowed claim, and any obligation to redeem or defease any of the foregoing.

   "Permitted Asset Swap" means, with respect to any Person, the substantially concurrent exchange of assets of such Person (including Equity Interests of a Restricted Subsidiary) for assets of another Person, which assets are useful to the business of such aforementioned Person.

   "Permitted Business" means any business engaged in by Nexstar Holdings or the Restricted Subsidiaries as of the Closing Date or any business reasonably related, ancillary or complementary thereto.

   "Permitted Investments" means:

      (1) any Investment in Nexstar Holdings or in a Restricted Subsidiary, or any Investment by the Guarantor in its Subsidiaries; provided that the proceeds are invested directly or indirectly in Nexstar Holdings or in the Restricted Subsidiaries;

      (2) any Investment in Cash Equivalents;

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      (3) any Investment by Nexstar Holdings or any Restricted Subsidiary in a
   Person, if as a result of such Investment:

          (a) such Person becomes a Restricted Subsidiary; or

          (b) such Person is merged, consolidated or amalgamated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, Nexstar Holdings or a Restricted Subsidiary;

      (4) any Investment made as a result of the receipt of non-cash consideration from an Asset Sale that was made pursuant to and in compliance with the covenant described above under the caption "--Repurchase at the Option of Holders--Asset Sales";

      (5) any acquisition of assets solely in exchange for the issuance of Equity Interests (other than Disqualified Stock) of Nexstar Holdings;

      (6) any Investments received in compromise of obligations of such persons incurred in the ordinary course of trade creditors or customers that were incurred in the ordinary course of business, including pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of any trade creditor or customer;

      (7) Hedging Obligations;

      (8) guarantees of loans to management incurred pursuant to clause (14) of the definition of Permitted Debt; or

      (9) other Investments in any Person having an aggregate fair market value (measured on the date each such Investment was made and without giving effect to subsequent changes in value), when taken together with all other Investments made pursuant to this clause (9) that are at the time outstanding, not to exceed $5.0 million.

   "Permitted Liens" means:

      (1) Liens securing Indebtedness of a Restricted Subsidiary that was permitted by the terms of the Indenture to be incurred, and Liens securing Indebtedness incurred under of the Credit Facilities that was permitted by the terms of the Indenture to be incurred;

      (2) Liens in favor of Nexstar Holdings or the Restricted Subsidiaries;

      (3) Liens on property of a Person existing at the time such Person is merged with or into or consolidated with Nexstar Holdings or any Restricted Subsidiary; provided that such Liens were not incurred in contemplation of such merger or consolidation and do not extend to any assets other than those of the Person merged into or consolidated with Nexstar Holdings or the Restricted Subsidiary;

      (4) Liens on property existing at the time of acquisition of the property by Nexstar Holdings or any Restricted Subsidiary; provided that such Liens were not incurred in contemplation of such acquisition;

      (5) Liens to secure the performance of statutory obligations, surety or appeal bonds, performance bonds or other obligations of a like nature incurred in the ordinary course of business;

      (6) Liens to secure Indebtedness (including Capital Lease Obligations) initially permitted by clause (11) of the second paragraph of the covenant entitled "--Certain Covenants--Incurrence of Indebtedness and Issuance of Preferred Stock" covering only the assets acquired with such Indebtedness;

      (7) Liens existing on the date of the Indenture;

      (8) Liens for taxes, assessments or governmental charges or claims that are not yet delinquent or that are being contested in good faith by appropriate proceedings promptly instituted and diligently concluded; provided that any reserve or other appropriate provision as is required in conformity with GAAP has been made therefor;

      (9) Liens incurred in the ordinary course of business of Nexstar Holdings or any Restricted Subsidiary with respect to obligations that do not exceed $5.0 million at any one time outstanding;

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      (10) Liens on assets of Unrestricted Subsidiaries that secure
   Non-Recourse Debt of Unrestricted Subsidiaries;

      (11) Liens securing Permitted Refinancing Indebtedness where the Liens securing indebtedness being refinanced were permitted under the Indenture;

      (12) easements, rights-of-way, zoning and similar restrictions and other similar encumbrances or title defects incurred or imposed, as applicable, in the ordinary course of business and consistent with industry practices;

      (13) any interest or title of a lessor under any Capital Lease Obligation;

      (14) Liens securing reimbursement obligations with respect to commercial letters of credit which encumber documents and other property relating to letters of credit and products and proceeds thereof;

      (15) Liens encumbering deposits made to secure obligations arising from statutory, regulatory, contractual or warranty, including rights of offset and set-off;

      (16) Liens securing Hedging Obligations which Hedging Obligations relate to indebtedness that is otherwise permitted under the Indenture;

      (17) leases or subleases granted to others;

      (18) Liens under licensing agreements;

      (19) Liens arising from filing Uniform Commercial Code financing statements regarding leases;

      (20) judgment Liens not giving rise to an Event of Default;

      (21) Liens encumbering property of Nexstar Holdings or a Restricted Subsidiary consisting of carriers, warehousemen, mechanics, materialmen, repairmen and landlords and other Liens arising by operation of law and incurred in the ordinary course of business for sums which are not overdue or which are being contested in good faith by appropriate proceedings and (if so contested) for which appropriate reserves with respect thereto have been established and maintained on the books of Nexstar Holdings or any of the Restricted Subsidiaries in accordance with GAAP; and

      (22) Liens encumbering property of Nexstar Holdings or any of the Restricted Subsidiaries incurred in the ordinary course of business in connection with workers' compensation, unemployment insurance, or other forms of governmental insurance or benefits, or to secure performance of bids, tenders, statutory obligations, leases, and contracts (other than for Indebtedness) entered into in the ordinary course of business of Nexstar Holdings or any of the Restricted Subsidiaries.

   "Permitted Refinancing Indebtedness" means any Indebtedness of Nexstar Holdings or any of the Restricted Subsidiaries issued in exchange for, or the net proceeds of which are used to extend, refinance, renew, replace, defease or refund other Indebtedness of Nexstar Holdings or any of the Restricted Subsidiaries (other than intercompany Indebtedness); provided that:

      (1) the principal amount (or accreted value, if applicable) of such Permitted Refinancing Indebtedness does not exceed the principal amount (or accreted value, if applicable) of the Indebtedness extended, refinanced, renewed, replaced, defeased or refunded (plus all accrued interest on the Indebtedness and the amount of all expenses and premiums incurred in connection therewith);

      (2) such Permitted Refinancing Indebtedness has a final maturity date later than the final maturity date of, and has a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of, the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded; and

      (3) if the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded is subordinated in right of payment to the Notes, such Permitted Refinancing Indebtedness has a final maturity date later than the final maturity date of, and is subordinated in right of payment to, the Notes on terms at least as favorable to the Holders of Notes as those contained in the documentation governing the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded.

   "Person" means any individual, corporation, partnership, joint venture, association, joint-stock company, trust, unincorporated organization, limited liability company or government or other entity.

   "Principals" means (ii) ABRY and its Control Investment Affiliates, including ABRY III and (ii) the members of management of Nexstar Holdings or any of the Restricted Subsidiaries, in each case, together with any spouse or immediate family member (including adoptive children), estate, heirs, executors, personal representatives and administrators of such Person.

   "Related Party" means:

      (1) any controlling stockholder, 80% (or more) owned Subsidiary, or immediate family member (in the case of an individual) of any Principal; or

      (2) any trust, corporation, partnership or other entity, the beneficiaries, stockholders, partners, owners or Persons beneficially holding an 80% or more controlling interest of which consist of any one or more Principals and/or such other Persons referred to in the immediately preceding clause (1).

   "Restricted Entities" means all Bastet/Mission Entities, other than Unrestricted Subsidiaries.

   "Restricted Investment" means an Investment other than a Permitted
Investment.

   "Restricted Subsidiary" all current and future Domestic Subsidiaries of Nexstar Holdings, other than Unrestricted Subsidiaries, and all Restricted Entities.

   "Reorganization" means the transfer of all of the assets of Nexstar Holdings to a Wholly Owned Restricted Subsidiary and the assumption by such Wholly Owned Restricted Subsidiary of all of Nexstar Holdings' obligations under the Notes of the Indenture.

   "Significant Subsidiary" means any Subsidiary that would be a "significant subsidiary" as defined in Article 1, Rule 1-02 of Regulation S-X, promulgated pursuant to the Securities Act, as such Regulation is in effect on the date hereof.

   "Stated Maturity" means, with respect to any installment of interest or principal on any series of Indebtedness, the date on which the payment of interest or principal was scheduled to be paid in the original documentation governing such Indebtedness, and will not include any contingent obligations to repay, redeem or repurchase any such interest or principal prior to the date originally scheduled for the payment thereof.

   "Subsidiary" means, with respect to any specified Person:

      (1) any corporation, association or other business entity of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees of the corporation, association or other business entity is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person (or a combination thereof); and

      (2) any partnership (a) the sole general partner or the managing general partner of which is such Person or a Subsidiary of such Person or (b) the only general partners of which are that Person or one or more Subsidiaries of that Person (or any combination thereof).

   "Unrestricted Subsidiary" means any Subsidiary of Nexstar Holdings or Bastet/Mission that is designated by the Board of Directors as an Unrestricted Subsidiary pursuant to a Board Resolution, but only to the extent that such
Subsidiary:

      (1) has no Indebtedness other than Non-Recourse Debt;

      (2) is not party to any agreement, contract, arrangement or understanding with Nexstar Holdings or any of the Restricted Subsidiaries unless the terms of any such agreement, contract, arrangement or understanding are no less favorable to Nexstar Holdings or such Restricted Subsidiary than those that might be obtained at the time from Persons who are not Affiliates of Nexstar Holdings or Bastet/Mission;

      (3) is a Person with respect to which neither Nexstar Holdings nor any of the Restricted Subsidiaries has any direct or indirect obligation (a) to subscribe for additional Equity Interests or (b) to maintain or preserve such Person's financial condition or to cause such Person to achieve any specified levels of operating results; and

      (4) has not guaranteed or otherwise directly or indirectly provided credit support for any Indebtedness of Nexstar Holdings or any of the Restricted Subsidiaries.

   Any designation of a Subsidiary of Nexstar Holdings or a Bastet/Mission Entity as an Unrestricted Subsidiary will be evidenced to the trustee by filing with the trustee a certified copy of the Board Resolution giving effect to such designation and an officers' certificate certifying that such designation complied with the preceding conditions and was permitted by the covenant described above under the caption "--Certain Covenants--Restricted Payments." If, at any time, any Unrestricted Subsidiary would fail to meet the preceding requirements as an Unrestricted Subsidiary, it will thereafter cease to be an Unrestricted Subsidiary for purposes of the Indenture and any Indebtedness of such Subsidiary will be deemed to be incurred by a Restricted Subsidiary as of such date and, if such Indebtedness is not permitted to be incurred as of such date under the covenant described under the caption "--Certain Covenants--Incurrence of Indebtedness and Issuance of Preferred Stock," Nexstar Holdings will be in default of such covenant. The Board of Directors of Nexstar Holdings or any Bastet/Mission Entity may at any time designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided that such designation will be deemed to be an incurrence of Indebtedness by a Restricted Subsidiary of any outstanding Indebtedness of such Unrestricted Subsidiary and such designation will only be permitted if (1) such Indebtedness is permitted under the covenant described under the caption "--Certain Covenants--Incurrence of Indebtedness and Issuance of Preferred Stock," calculated on a pro forma basis as if such designation had occurred at the beginning of the four-quarter reference period; and (2) no Default or Event of Default would be in existence following such designation.

   "Voting Stock" of any Person as of any date means the Capital Stock of such Person that is at the time entitled to vote in the election of the Board of Directors of such Person.

   "Weighted Average Life to Maturity" means, when applied to any Indebtedness at any date, the number of years obtained by dividing:

      (1) the sum of the products obtained by multiplying (a) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect of the Indebtedness, by (b) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment; by

      (2) the then outstanding principal amount of such Indebtedness.

   "Wholly Owned Restricted Subsidiary" of any specified Person means a Restricted Subsidiary of such Person all of the outstanding Capital Stock or other ownership interests of which (other than directors' qualifying shares) will at the time be owned by such Person or by one or more Wholly Owned Restricted Subsidiaries of such Person and one or more Wholly Owned Restricted Subsidiaries of such Person.

                UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

   The following discussion, including the opinion of counsel described below, is based upon current provisions of the Internal Revenue Code of 1986, as amended, applicable Treasury regulations, judicial authority and administrative rulings and practice as of the date hereof. The Internal Revenue Service may take a contrary view, and no ruling from the Service has been or will be sought. Legislative, judicial or administrative changes or interpretations may be forthcoming that could alter or modify the following statements and conditions. Any changes or interpretations may or may not be retroactive and could affect the tax consequences to holders. Some holders, including insurance companies, tax-exempt organizations, financial institutions, broker-dealers, foreign corporations and persons who are not citizens or residents of the United States, may be subject to special rules not discussed below. We recommend that each holder consult his own tax advisor as to the particular tax consequences of exchanging such holder's old notes for exchange notes, including the applicability and effect of any state, local or foreign tax law.

   Kirkland & Ellis has advised us that, in its opinion, the exchange of the old notes for exchange notes pursuant to the exchange offer will not be treated as an "exchange" for federal income tax purposes because the exchange notes will not be considered to differ materially in kind or extent from the old notes. Rather, the exchange notes received by a holder will be treated as a continuation of the old notes in the hands of such holder. As a result, there will be no federal income tax consequences to holders exchanging old notes for exchange notes pursuant to the exchange offer.

                             PLAN OF DISTRIBUTION

   Each broker-dealer that receives exchange notes for its own account under the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of exchange notes.

   This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of exchange notes received in exchange for old notes if the old senior subordinated notes were acquired as a result of market-making activities or other trading activities.

   We and our guarantor subsidiaries have agreed to make this prospectus, as amended or supplemented, available to any broker-dealer to use in connection with any such resale for a period of at least 90 days after the expiration date. In addition, until April 17, 2002, all dealers effecting transactions in the exchange notes may be required to deliver a prospectus.

   Neither we nor our guarantor subsidiaries will receive any proceeds from any sale of exchange notes by broker-dealers. Exchange notes received by broker-dealers for their own accounts under the exchange offer may be sold from time to time in one or more transactions;

 . in the over-the-counter market;

 . in negotiated transactions;

 . through the writing of options on the exchange notes or a combination of such methods of resale;

 . at market prices prevailing at the time of resale;

 . at prices related to such prevailing market prices; or

 . at negotiated prices.

   Any resale may be made directly to purchasers or to or through brokers or dealers. Brokers or dealers may receive compensation in the form of commissions or concessions from any broker-dealer or the purchasers of any such exchange notes. An "underwriter" within the meaning of the Securities Act of 1933 includes:

      (1) any broker-dealer that resells exchange notes that were received by it for its own account pursuant to the exchange offer; or

      (2) any broker or dealer that participates in a distribution of such exchange notes.

   Any profit on any resale of exchange notes and any commissions or concessions received by any persons may be deemed to be underwriting compensation under the Securities Act of 1933. The letter of transmittal states that, by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act of 1933.

   Based on interpretations by the staff of the Securities and Exchange Commission in no-action letters issued to third parties, we believe that a holder or other person who receives exchange notes will be allowed to resell the exchange notes to the public without further registration under the Securities Act of 1933 and without delivering to the purchasers of the exchange notes a prospectus that satisfies the requirements of Section 10 of the Securities Act of 1933. The holder (other than a person that is an "affiliate" of Nexstar within the meaning of Rule 405 under the Securities Act of 1933) who receives exchange notes in exchange for old notes in the ordinary course of business and who is not participating, need not intend to participate or have an arrangement or understanding with person to participate in the distribution of the exchange notes.

   However, if any holder acquires exchange notes in the exchange offer for the purpose of distributing or participating in a distribution of the exchange notes, the holder cannot rely on the position of the staff of the Securities and Exchange Commission enunciated in such no-action letters or any similar interpretive letters. The holder must comply with the registration and prospectus delivery requirements of the Securities Act of 1933 in connection with any resale transaction. A secondary resale transaction should be covered by an effective registration statement containing the selling security holder information required by Item 507 or 508, as applicable, of Regulation S-K under the Securities Act of 1933, unless an exemption from registration is otherwise available.

   Further, each broker-dealer that receives exchange notes for its own account in exchange for old notes, where the old notes were acquired by such participating broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of any exchange notes. We and each of our guarantor subsidiaries have agreed, for a period of not less than 90 days from the consummation of the exchange offer, to make this prospectus available to any broker-dealer for use in connection with any such resale.

   For a period of not less than 90 days after the expiration date we will promptly send additional copies of this prospectus and any amendment or supplement to this prospectus to any broker-dealer that requests those documents in the letter of transmittal. We have agreed to pay all expenses incident to the exchange offer, including the expenses of one counsel for the holders of the old notes, other than commissions or concessions of any brokers or dealers. We will indemnify the holders of the old notes against liabilities under the Securities Act of 1933, including any broker-dealers.

                                 LEGAL MATTERS

   Kirkland & Ellis, New York, New York will issue an opinion with respect to the issuance of the exchange notes offered hereby; including:

      (1) our existence and good standing under our jurisdiction of incorporation;

      (2) our authorization of the sale and issuance of the exchange notes; and

      (3) the enforceability of the exchange notes.

                                    EXPERTS

   The consolidated financial statements of Nexstar Finance Holdings, L.L.C., a wholly-owned indirect subsidiary of Nexstar Broadcasting Group, L.L.C. as of December 31, 2000 and 1999 and for each of the three years in the period ended December 31, 2000, included in this prospectus have been so included in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

   The financial statements of WCIA-TV/WCFN-TV and WMBD-TV as of May 31, 2000 and 1999 and for each of the three years in the period ended May 31, 2000, included in this prospectus have been so included in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

   The financial statements of GOCOM Broadcasting of Joplin, L.L.C. as of September 30, 2001 and December 31, 2000 and for the nine month period ended September 30, 2001 and for the year ended December 31, 2000, included in this prospectus have been so included in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said financial experts in auditing and accounting.

   The financial statements of WROC-TV as of March 31, 1999 and for the three month period ended March 31, 1999, included in this prospectus have been so included in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

   The financial statements of Shooting Star Broadcasting/KTAB-TV, LP as of April 30, 1999 and December 31, 1998 and for the four month period ended April 30, 1999 and for the year ended December 31, 1998, included in this prospectus have been so included in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

   The financial statements of KTAL-TV, Inc. at October 31, 2000 and December 31, 1999 and 1998 and for the ten month period ended October 31, 2000, and for each of the two years in the period ended December 31, 1999, appearing in this Registration Statement and related Prospectus have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon appearing elsewhere herein, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

                             AVAILABLE INFORMATION

   We are not currently subject to the periodic reporting and other informational requirements of the Securities Exchange Act of 1934. However, we have agreed that, whether or not we are required to do so by the rules and regulations of the Securities and Exchange Commission, for so long as any of the Notes remain outstanding, we will furnish to the holders of the Notes and file with the Securities and Exchange Commission (unless the Securities and Exchange Commission will not accept such a filing) (1) all quarterly and annual financial information that would be required to be contained in such a filing with the Securities and Exchange Commission on Forms 10-Q and 10-K if we were required to file such forms, including a "Management's Discussion and Analysis of Results of Operations and Financial Condition" and, with respect to the annual information only, a report thereon by our certified independent public accountants, and (2) all reports that would be required to be filed with the Securities and Exchange Commission on Form 8-K if we were required to file such reports. In addition, for so long as any of the Notes remain outstanding, we have agreed to make available to any prospective purchaser of the notes or beneficial owner of the notes in connection with any sale thereof, the information required by Rule 144A(d)(4) under the Securities Act of 1933.

   Under the indenture governing the Notes we are required to file with the trustee annual, quarterly and other reports after we file these reports with the Securities and Exchange Commission. Annual reports delivered to the trustee and the holders of exchange notes will contain financial information that has been examined and reported upon, with an opinion expressed by an independent public accountant. We will also furnish such other reports as may be required by law.

   Information contained in this prospectus contains "forward-looking statements" which can be identified by the use of forward-looking terminology such as "believes," "expects," "may," "will," "should," or "anticipates" or the negative thereof or other similar terminology, or by discussions of strategy. Our actual results could differ materially from those anticipated by such forward-looking statements as a result of factors described in the "Risk Factors" beginning on page 13 and elsewhere in this prospectus.
   The market and industry data presented in this prospectus are based upon third-party data. While we believe that such estimates are reasonable and reliable, estimates cannot always be verified by information available from independent sources. Accordingly, readers are cautioned not to place undue reliance on such market share data.

                       INDEX TO THE FINANCIAL STATEMENTS

                                                                                                      Page
                                                                                                      ----
Nexstar Finance Holdings, L.L.C.
  Unaudited Financial Statements
   Consolidated Balance Sheets as of December 31, 2000 and September 30, 2001........................  F-3
   Consolidated Statements of Operations for the three months and nine months ended September 30,
     2000 and 2001...................................................................................  F-4
   Consolidated Statement of Changes in Member's Interest for the nine months ended September 30,
     2001............................................................................................  F-5
   Consolidated Statements of Cash Flows for the nine months ended September 30, 2000 and 2001.......  F-6
   Notes to Consolidated Financial Statements........................................................  F-7
  Audited Financial Statements
   Report of Independent Accountants................................................................. F-16
   Consolidated Balance Sheets as of December 31, 1999 and 2000...................................... F-17
   Consolidated Statements of Operations for the years ended December 31, 1998, 1999 and 2000........ F-18
   Consolidated Statements of Changes in Member's Interest for the years ended December 31, 1998,
     1999 and 2000................................................................................... F-19
   Consolidated Statements of Cash Flows for the years ended December 31, 1998, 1999 and 2000........ F-20
   Notes to Consolidated Financial Statements........................................................ F-21

Gocom Broadcasting of Joplin, L.L.C.
   Report of Independent Accountants................................................................. F-37
   Balance Sheets as of September 30, 2001 and December 31, 2000..................................... F-38
   Statements of Operations for the nine months ended September 30, 2001 and the year ended
     December 31, 2000............................................................................... F-39
   Statement of Changes in Member's Equity for the nine months ended September 30, 2001 and the year ended December 31, 2000.................................................................... F-40
   Statements of Cash Flows for the nine months ended September 30, 2001 and the year ended
     December 31, 2000............................................................................... F-41
   Notes to Financial Statements..................................................................... F-42

WCIA-TV/WCFN-TV and WMBD-TV (a Division of Midwest Television, Inc.)
   Report of Independent Accountants................................................................. F-49
   Balance Sheets as of May 31, 1999 and 2000 and November 30, 2000 (unaudited)...................... F-50
   Statement of Operations for the years ended May 31, 1998, 1999 and 2000 and for the six months ended November 30, 1999 and 2000 (unaudited).................................................... F-51
   Statement of Stockholders' Net Investment for the years ended May 31, 1998, 1999 and 2000 and for the six months ended November 30, 2000 (unaudited).............................................. F-52
   Statement of Cash Flows for the years ended May 31, 1998, 1999 and 2000 and for the six months ended November 30, 1999 and 2000 (unaudited).................................................... F-53
   Notes to Financial Statements..................................................................... F-54

Shooting Star Broadcasting/KTAB-TV, LP
   Report of Independent Accountants................................................................. F-62
   Balance Sheets as of December 31, 1998 and April 30, 1999......................................... F-63
   Statements of Operations for the year ended December 31, 1998 and for the four months ended
     April 30, 1999.................................................................................. F-64
   Statement of Changes in Members' Equity for the year ended December 31, 1998 and for the four months ended April 30, 1999..................................................................... F-65
   Statements of Cash Flows for the year ended December 31, 1998 and for the four months ended
     April 30, 1999.................................................................................. F-66
   Notes to Financial Statements..................................................................... F-67

                                                                                                     Page
                                                                                                     ----
WROC-TV (a Division of STC Broadcasting, Inc.)
   Report of Independent Accountants................................................................ F-73
   Balance Sheet at March 31, 1999.................................................................. F-74
   Statement of Operations for the three months ended March 31, 1999................................ F-75
   Statement of Changes in Stockholder's Net Investment for the three months ended March 31,
     1999........................................................................................... F-76
   Statement of Cash Flows for the three months ended March 31, 1999................................ F-77
   Notes to Financial Statements.................................................................... F-78
KTAL-TV, Inc.
   Report of Independent Auditors................................................................... F-84
   Balance Sheets as of December 31, 1998 and 1999 and October 31, 2000............................. F-85
   Statements of Income for the years ended December 31, 1998 and 1999 and for the ten months ended
     October 31, 2000............................................................................... F-86
   Statement of Retained Earnings for the years ended December 31, 1998 and 1999 and for the ten months ended October 31, 2000.................................................................. F-87
   Statements of Cash Flows for the years ended December 31, 1998 and 1999 and for the ten months ended October 31, 2000......................................................................... F-88
   Notes to Financial Statements.................................................................... F-89

                        NEXSTAR FINANCE HOLDINGS, L.L.C

                          CONSOLIDATED BALANCE SHEETS

                                                                             December 31,   September 30,
                                                                                 2000           2001
                                                                            -------------  --------------
                                                                                             (Unaudited)
                                  ASSETS
Current assets:
   Cash and cash equivalents--unrestricted................................. $   2,750,058  $    2,107,295
   Cash--restricted........................................................            --      10,500,000
   Accounts receivable, net of allowance for doubtful accounts of $415,000
     and $503,000, respectively............................................    23,273,690      21,640,597
   Current portion of broadcast rights.....................................    10,865,789      15,037,201
   Prepaid expenses and other current assets...............................       530,157         985,530
   Deferred tax assets.....................................................       279,572       1,037,145
                                                                            -------------  --------------
       Total current assets................................................    37,699,266      51,307,768
Property and equipment, net................................................    55,343,529      59,935,070
Broadcast rights...........................................................     4,180,989       5,115,760
Due from parent entities...................................................       494,387         907,141
Other noncurrent assets....................................................        76,789          66,616
Intangible assets, net.....................................................  220,479,636     318,043,871
                                                                            -------------  --------------
       Total assets........................................................ $ 318,274,596  $  435,376,226
                                                                            =============  ==============
                    LIABILITIES AND MEMBER'S INTEREST
Current liabilities:
   Current portion of debt................................................. $  11,125,000  $      375,000
   Current portion of capital lease obligations............................        60,839          27,810
   Current portion of broadcast rights payable.............................    10,754,398      15,022,458
   Accounts payable and accrued expenses...................................     7,058,999       6,455,292
   Taxes payable...........................................................       624,719         186,291
   Interest payable........................................................       308,477      11,336,008
   Deferred revenue........................................................       367,876         345,629
   Due to Midwest Television, Inc..........................................     2,255,809              --
                                                                            -------------  --------------
       Total current liabilities...........................................    32,556,117      33,748,488
Debt.......................................................................   242,346,850     310,659,438
Capital lease obligations..................................................        22,699           3,090
Broadcast rights payable...................................................     4,262,200       5,069,512
Deferred tax liabilities...................................................     7,562,548       7,562,548
                                                                            -------------  --------------
       Total liabilities...................................................   286,750,414     357,043,076
                                                                            -------------  --------------
Member's interest:
   Contributed capital.....................................................    61,531,387     139,737,276
   Accumulated deficit.....................................................   (30,007,205)    (61,070,730)
   Accumulated other comprehensive loss on derivative instruments..........            --        (333,396)
                                                                            -------------  --------------
       Total member's interest.............................................    31,524,182      78,333,150
                                                                            -------------  --------------
       Total liabilities and member's interest............................. $ 318,274,596  $  435,376,226
                                                                            =============  ==============

   The accompanying notes are an integral part of these consolidated finacial statements.

                        NEXTAR FINANCE HOLDINGS, L.L.C.

                     CONSOLIDATED STATEMENTS OF OPERATIONS



                                                   Three Months Ended          Nine Months Ended
                                                     September 30,               September 30,
                                               -------------------------  --------------------------
                                                  2000         2001          2000          2001
                                               (Unaudited)  (Unaudited)   (Unaudited)   (Unaudited)
                                               -----------  ------------  ------------  ------------
Revenues (excluding trade and barter)......... $30,509,478  $ 25,708,000  $ 86,299,301  $ 81,954,173
Less: commissions.............................  (4,212,180)   (3,409,725)  (11,931,203)  (10,997,344)
                                               -----------  ------------  ------------  ------------
Net revenues (excluding trade and barter).....  26,297,298    22,298,275    74,368,098    70,956,829
Trade and barter revenues.....................   2,401,261     2,563,473     6,638,814     7,555,662
                                               -----------  ------------  ------------  ------------
       Total net revenues.....................  28,698,559    24,861,748    81,006,912    78,512,491
                                               -----------  ------------  ------------  ------------
Expenses:
   Operating..................................   6,735,369     7,533,398    21,301,168    23,077,417
   Selling, general and administrative........   7,168,693     6,754,070    20,878,056    20,618,891
   Amortization of broadcast rights...........   4,518,162     4,026,509    11,780,811    11,830,295
   Amortization of intangible assets..........   3,525,405     5,237,037    10,952,931    15,793,303
   Depreciation...............................   2,183,183     3,284,483     6,565,033     9,466,175
                                               -----------  ------------  ------------  ------------
       Total expenses.........................  24,130,812    26,835,497    71,477,999    80,786,081
                                               -----------  ------------  ------------  ------------
Income (loss) from operations.................   4,567,747    (1,973,749)    9,528,913    (2,273,590)
Interest expense, including amortization of
  debt financing costs........................  (5,895,693)   (9,682,889)  (17,179,716)  (29,026,130)
Interest income...............................     116,500       140,361       233,508       296,817
Other income (expense), net...................     (48,246)        9,239      (236,433)     (426,050)
                                               -----------  ------------  ------------  ------------
Loss before income taxes......................  (1,259,692)  (11,507,038)   (7,653,728)  (31,428,953)
Income tax (expense) benefit..................    (378,437)      244,670      (373,853)      627,949
                                               -----------  ------------  ------------  ------------
Loss before extraordinary loss from
  modification of credit facility.............  (1,638,129)  (11,262,368)   (8,027,581)  (30,801,004)
Extraordinary loss from modification of credit
  facility, net of income tax effect..........          --            --            --      (262,521)
                                               -----------  ------------  ------------  ------------
Net loss......................................  (1,638,129)  (11,262,368)   (8,027,581)  (31,063,525)
                                               -----------  ------------  ------------  ------------
Other comprehensive loss:
Cumulative effect of change in accounting
  principle...................................          --            --            --      (241,235)
Change in market value of derivative
  instruments.................................          --     1,965,031            --       (92,161)
                                               -----------  ------------  ------------  ------------
Net loss and other comprehensive loss......... $(1,638,129) $ (9,297,337) $ (8,027,581) $(31,396,921)
                                               -----------  ------------  ------------  ------------


The accompanying notes are an integral part of these consolidated financial statements.

                       NEXSTAR FINANCE HOLDINGS, L.L.C.

            CONSOLIDATED STATEMENT OF CHANGES IN MEMBER'S INTEREST


                                                                                           Total
                                              Contributed   Accumulated   Comprehensive   Member's
                                                Capital       Deficit         Loss        Interest
                                              ------------  ------------  ------------- ------------
Balance at December 31, 1999................. $ 61,671,357  $(27,484,031)   $      --   $ 34,187,326
   Contributions.............................       10,156            --           --         10,156
   Distributions.............................     (150,126)           --           --       (150,126)
   Net loss..................................           --    (2,523,174)          --     (2,523,174)
                                              ------------  ------------    ---------   ------------
Balance at December 31, 2000.................   61,531,387   (30,007,205)          --     31,524,182
   Contributions.............................   86,259,990            --           --     86,259,990
   Distributions.............................   (8,054,101)           --           --     (8,054,101)
   Net loss..................................           --   (31,063,525)          --    (31,063,525)
   Cumulative effect of change in accounting
     principle...............................           --            --     (241,235)      (241,235)
   Change in market value of derivative
     instruments.............................           --            --      (92,161)       (92,161)
                                              ------------  ------------    ---------   ------------
Balance at September 30, 2001 (Unaudited).... $139,737,276  $(61,070,730)   $(333,396)  $ 78,333,150
                                              ============  ============    =========   ============



The accompanying notes are an integral part of these consolidated financial statements.

                       NEXSTAR FINANCE HOLDINGS, L.L.C.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                                     Nine Months Ended
                                                                                       September 30,
                                                                                ---------------------------
                                                                                   2000              2001
                                                                                (Unaudited)       (Unaudited)
                                                                                ------------     -------------
Cash flows from operating activities:
Net loss....................................................................... $ (8,027,581)    $ (31,063,525)
Adjustments to reconcile net loss to net cash provided by operating activities:
 Deferred income taxes.........................................................     (495,759)         (742,044)
 Depreciation of property and equipment........................................    6,565,033         9,466,175
 Amortization of intangible assets.............................................   10,952,931        15,793,303
 Amortization of debt financing costs..........................................      176,899         3,126,508
 Amortization of broadcast rights, net of barter...............................    6,283,363         5,965,165
 Payments for broadcast rights.................................................   (6,196,981)       (6,020,037)
 Loss on asset disposal, net...................................................      264,403           350,400
 Loss from modification of credit facility, net of tax.........................           --           262,251
 Amortization of debt discount.................................................           --         1,529,012
Changes in assets and liabilities:
 Decrease in accounts receivable and due from parent entities..................    1,737,746         1,220,339
 Increase in prepaid expenses and other current assets.........................     (245,002)         (455,373)
 Decrease in other noncurrent assets...........................................       22,232            10,173
 Decrease in accounts payable and accrued expenses.............................     (860,911)         (935,686)
 Increase (decrease) in taxes payable..........................................      855,416          (438,428)
 Increase in interest payable..................................................    2,367,649        11,027,531
 Decrease in deferred revenue..................................................      (81,062)          (22,247)
 Decrease in due to Midwest Television, Inc....................................   (2,385,709)       (2,255,809)
                                                                                ------------     -------------
     Net cash provided by operating activities.................................   10,932,667         6,817,708
                                                                                ------------     -------------
Cash flows from investing activities:
 Additions to property and equipment...........................................   (4,564,593)       (4,942,592)
 Proceeds from sale of assets..................................................       86,752             7,928
 Acquisition of broadcast properties...........................................  (10,000,000)     (107,956,151)
                                                                                ------------     -------------
     Net cash used for investing activities....................................  (14,477,841)     (112,890,815)
                                                                                ------------     -------------
Cash flows from financing activities:
 Proceeds from debt issuance...................................................   22,500,000       638,837,814
 Repayment of loans............................................................      (55,129)     (595,356,873)
 Proceeds from revolver draws..................................................    3,000,000        12,500,000
 Repayment of note to related party............................................  (14,522,000)               --
 Payments for debt finance and transaction costs...............................   (1,028,590)      (18,256,486)
 Cash escrowed for debt service................................................           --       (10,500,000)
 Capital contributions.........................................................           --        86,259,990
 Distributions.................................................................           --        (8,054,101)
                                                                                ------------     -------------
     Net cash provided by financing activities.................................    9,894,281       105,430,344
                                                                                ------------     -------------
Net increase (decrease) in cash and cash equivalents...........................    6,349,107          (642,763)
Cash and cash equivalents at beginning of period...............................    2,989,121         2,750,058
                                                                                ------------     -------------
Cash and cash equivalents at end of period..................................... $  9,338,228     $   2,107,295
                                                                                ============     =============

The accompanying notes are an integral part of these consolidated financial statements.

                       NEXSTAR FINANCE HOLDINGS, L.L.C.

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


1.  Organization and Business Operations

   Nexstar Finance Holdings, LLC ("Nexstar") owns, operates and programs, through its subsidiaries, six NBC-affiliated television stations, three ABC-affiliated television stations and four CBS-affiliated television stations in the United States of America. Nexstar also (i) programs one Fox-affiliated television station under a Time Brokerage Agreement ("TBA") and has a Shared Services Agreement ("SSA") with a CBS-affiliated television station and (ii) has an SSA and a Joint Sales Agreement ("JSA") with a Fox-affiliated television station and a low-power UPN-affiliated television station. The television stations described above are located in New York, Pennsylvania, Illinois, Indiana, Missouri, Texas and Louisiana.
   Nexstar was organized as a limited liability company ("LLC") on May 30, 2001 in the State of Delaware under a plan of reorganization for the purpose of executing various financing transactions described in Note 7. On August 6, 2001, in connection with the reorganization, substantially all of the assets and liabilities of Nexstar Finance Holdings II, L.L.C. ("Nexstar II"), except those related to Nexstar Broadcasting Group, L.L.C., were transferred to Nexstar. The reorganization has been accounted for as a combination of entities under common control in a manner similar to a pooling of interests and, accordingly, the financial statements for all periods have been restated to reflect the exchange of members' interest.
   Nexstar is a wholly owned subsidiary of Nexstar II, formerly known as Nexstar Finance Holdings, L.L.C. which was organized as an LLC on December 5, 2000 in the State of Delaware to execute the financing transactions referenced above. Nexstar and Nexstar II are wholly-owned indirect subsidiaries of Nexstar Broadcasting Group, L.L.C. ("Nexstar Broadcasting") which was organized as an LLC on December 12, 1996 in the State of Delaware. Nexstar Broadcasting commenced operations on April 15, 1997.
   Television broadcasting is subject to the jurisdiction of the Federal Communications Commission ("FCC") under the Communications Act of 1934, as amended (the "Communications Act"). The Communications Act prohibits the operation of television broadcasting stations, except under licenses issued by the FCC, and empowers the FCC, among other things, to issue, revoke, and modify broadcasting licenses, determine the location of stations, regulate the equipment used by stations, adopt regulations to carry out the provisions of the Communications Act and impose penalties for the violation of such regulations.

2.  Summary of Significant Accounting Policies

Basis of Presentation

   The consolidated financial statements include the accounts of Nexstar, its wholly-owned subsidiaries and Bastet Broadcasting, Inc. ("Bastet") and Mission Broadcasting of Wichita Falls, Inc. ("Mission") (collectively, the "Company"). Bastet and Mission are special purpose entities. All intercompany account balances and transactions have been eliminated in consolidation.
   The financial statements as of September 30, 2001 and for the nine months ended September 30, 2000 and 2001 are unaudited. However, in the opinion of management, such statements include all adjustments (consisting solely of normal recurring adjustments) necessary for the fair statement of the financial information included herein in accordance with generally accepted accounting principles in the United States of America and pursuant to the rules and regulations of the Securities and Exchange Commission. The preparation of consolidated financial statements in conformity with generally accepted accounting principles in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and reported amounts of revenues and expenses during the period. Actual results could differ from those estimates. Results of operations for interim periods are not necessarily indicative of results for the full year. Certain prior period amounts have been reclassified to conform to current period presentation.

                       NEXSTAR FINANCE HOLDINGS, L.L.C.

Cash--Restricted

   On occasion, Nexstar may enter into certain escrow agreements restricting the use of certain funds. These amounts are designated as such on the balance sheet.

Derivatives and Hedging Activities

   In June 1998, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards ("SFAS") No. 133, "Accounting for Derivative Instruments and Hedging Activities", which established new guidelines for accounting and reporting for derivative instruments and hedging activities. Subsequently, SFAS No. 133 was amended by the issuance of SFAS No. 137 and SFAS No. 138. These amendments modify the provisions and effective date of SFAS No. 133. SFAS No. 133, as amended, is effective for all fiscal quarters of all fiscal years beginning after June 15, 2000. The Company adopted SFAS No. 133 on January 1, 2001.

   The Company uses derivative financial instruments to hedge long-term debt to reduce its cash flow exposure to fluctuations in interest rates or to hedge fair value changes in its fixed rate debt that are attributable to changes in the benchmark interest rate. All derivatives are recognized on the balance sheet at their fair value. Changes in the fair value of derivatives are recorded each period in current earnings or other comprehensive income, depending on whether a derivative is designated as part of a hedge transaction and, if it is, the type of hedge transaction. The gains and losses on derivative instruments that are reported in other comprehensive income are reclassified into earnings in the periods in which earnings are affected by movements in the variable rates on the debt agreements. The Company assesses, both at inception and on an on-going basis, whether the derivatives that are used in hedging transactions are highly effective in offsetting the changes in cash flows or fair value of hedged items. No components of derivative instruments' gains or losses are excluded from the assessment of hedge effectiveness. The Company assesses hedge effectiveness on a quarterly basis and records the derivative gain or loss related to the ineffective portion of the derivative to current earnings. The ineffectiveness reported in current earnings during the nine months ended September 30, 2001 was immaterial. If the Company determines that the forecasted cash flows of the hedged item are no longer probable of occurring, the Company discontinues hedge accounting for the affected portion of the forecasted transaction, and any unrealized gain or loss on the derivative contract related to the affected portion of the forecasted transaction is recognized in current earnings.

   The Company adopted SFAS No. 133, as amended by SFAS No. 138, on January 1, 2001. At the time of adoption, the Company recorded approximately a $0.2 million liability to reflect the fair value of the pay fixed receive variable rate interest rate swap agreements in effect at the time of adoption that were designated as a hedge of the variable cash flow exposure on the Company's variable rate debt. Correspondingly, the Company recorded a cumulative-effect-type adjustment of approximately $0.2 million in accumulated other comprehensive income in accordance with the transition provisions of SFAS No. 133. Of the $0.2 million recorded in accumulated other comprehensive income, all of it was reclassified into earnings for the nine months ended September 30, 2001.

Comprehensive Income

   SFAS No. 130, "Reporting Comprehensive Income", requires the display of comprehensive income or loss and its components as part of the Company's full set of financial statements. Comprehensive income or loss is comprised of net income or loss and other comprehensive income or loss. Other comprehensive income or loss includes certain changes in equity that are excluded from net income, such as translation adjustments and unrealized holding gains and losses on available-for-sale marketable securities and certain derivative instruments, net of tax.

                       NEXSTAR FINANCE HOLDINGS, L.L.C.

   Prior to January 1, 2001, the Company did not have any transactions that qualified as comprehensive income or loss. Upon adoption of SFAS No. 133, on January 1, 2001, the Company recorded other comprehensive loss to recognize the fair value of all derivatives that were designated as cash flow hedging instruments, which was comprised of unrealized losses related to the Company's interest rate swaps of $0.2 million. This unrealized loss increased by $0.1 million during the first nine months of 2001. As of September 30, 2001, the cumulative net unrealized losses on the Company's interest rate swaps were $0.3 million.

Recently Issued Accounting Pronouncements

   In June 2001, the FASB issued SFAS No. 143, "Accounting for Asset Retirement Obligations", which is effective January 1, 2003. SFAS No. 143 addresses the financial accounting and reporting for obligations and retirement costs related to the retirement of tangible long-lived assets. The Company does not expect that the adoption of SFAS No. 143 will have a material impact on its financial statements.

   In July 2001, the FASB issued SFAS No. 141, "Business Combinations" and SFAS No. 142, "Goodwill and Other Intangible Assets". SFAS No. 141 requires that all business combinations be accounted for under the purchase method only and that certain acquired intangible assets in a business combination be recognized as assets apart from goodwill. SFAS 142 requires that ratable amortization of goodwill be replaced with periodic tests of the goodwill's impairment and that intangible assets other than goodwill be amortized over their useful lives. SFAS No. 141 is effective for all business combinations initiated after June 30, 2001 and for all business combinations accounted for by the purchase method for which the date of acquisition is after June 30, 2001. The provisions of SFAS No. 142 will be effective for fiscal years beginning after December 15, 2001 and will thus be adopted by the Company, as required, in fiscal year 2002. The Company is currently assessing the effect of this new statement on its consolidated financial position and results of operations but has not yet determined the impact. While the ultimate impact of the new accounting standards has yet to be determined, goodwill amortization expense for the nine months ended September 30, 2001 was $2.7 million.

   In August 2001, the FASB issued SFAS No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets", which is effective January 1, 2002. SFAS No. 144 supersedes SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of", and the accounting and reporting provisions relating to the disposal of a segment of a business described in Accounting Principles Board Opinion No. 30. The Company does not expect that the adoption of SFAS No. 144 will have a material impact on its financial statements.

3.  Acquisitions

WCIA-TV/WCFN-TV and WMBD-TV

   On January 12, 2001, Nexstar acquired substantially all of the assets of WCIA-TV/WCFN-TV and WMBD-TV from Midwest Television, Inc. ("Midwest") for approximately $108.0 million, exclusive of transaction costs. Included in the purchase price was $0.5 million, which was paid directly to the owner of Midwest for the building that houses WCIA-TV. The acquisition has been accounted for under the purchase method and, accordingly, the purchase price was allocated to assets acquired and liabilities assumed based on their estimated fair value on the acquisition date. The excess of the consideration paid over the estimated fair value of the tangible and identifiable intangible assets acquired is being amortized using the straight-line method over 40 years. TBA fees in the amount of $2.25 million were paid to Midwest at the time of closing.

                       NEXSTAR FINANCE HOLDINGS, L.L.C.

   The selected unaudited pro forma consolidated information for the nine months ended September 30, 2000 and 2001, determined as if the Midwest acquisition, described above, and the KMID-TV and KTAL-TV acquisitions, that closed in September and November 2000, respectively, had occurred on January 1 of each period is as follows:

                                        Nine Months Ended     Nine Months Ended
                                       September 30, 2000    September 30, 2001
                                          As                    As
                                       Reported      Pro     Reported      Pro
                                      (unaudited)   Forma   (unaudited)   Forma
                                      ----------- --------- ----------- ---------
                                                (dollars in thousands)
Revenues (excluding trade and barter)   $74,368     $82,040    $70,956    $70,956
Total net revenues...................    81,007      89,402     78,512     78,512
Income (loss) from operations........     9,529      11,735    (2,274)    (2,274)
                                       --------   ---------  ---------  ---------
Net loss.............................  $(8,028)   $(20,433)  $(31,064)  $(31,064)
                                       ========   =========  =========  =========

--------
(1) The September 30, 2001 pro forma amounts do not include the results of Midwest for the 12 days prior to acquisition on January 12, 2001. Amounts deemed de minimus.
(2) The September 30, 2000 pro forma amounts do not include the results of KMID-TV for the nine days owned by Nexstar during September 2000. Amounts deemed de minimus.

   The selected unaudited pro forma information is presented for illustrative purposes only and is not necessarily indicative of results of operations in future periods or results that would have been achieved had the Company and the acquired companies been combined during the specified periods.

4.  Related Party Transactions

Guaranty--Chief Executive Officer

   Pursuant to a continuing guaranty agreement dated June 16, 2001 with the Company's primary lender, the Company has entered into an agreement to guarantee a $3.0 million non-revolving line of credit to its President and Chief Executive Officer to enable him to purchase equity units of the Company. The line of credit is full-recourse to the officer and is available until December 31, 2004.

Management Services Agreement

   The Company pays management and consulting fees to ABRY Partners LLC ("ABRY"). The Company incurred fees for the three and nine months ended September 30, 2000 of $69,654 and $208,964, respectively, which are included in selling, general and administrative expenses. Effective December 31, 2000 ABRY terminated its management services agreement with the Company.

Bridge Loan

   The Company was issued a bridge loan by one of the ABRY partnerships in conjunction with the Company's acquisition of WROC-TV in 1999. The principal amount of $14.5 million and accrued interest thereon, was paid in full on May 12, 2000. Interest accrued annually at a rate of 9.0%. The Company recorded $0 and $454,476 of interest expense for the three and nine months ended September 30, 2000, respectively.

                       NEXSTAR FINANCE HOLDINGS, L.L.C.

5.  Property and Equipment

                                                          Estimated                 September 30,
                                                         useful life  December 31,      2001
                                                           (years)        2000       (Unaudited)
                                                        ------------- ------------- -------------
Buildings and building improvements....................      39       $  13,364,654 $  15,752,315
Land and land improvements.............................    N/A-39         2,749,546     2,741,774
Leasehold improvements................................. term of lease     1,211,913     1,340,401
Studio equipment.......................................      5-7         32,244,527    33,097,585
Transmission equipment.................................     5-15         20,128,298    27,847,453
Office equipment and furniture.........................      5-7          3,832,869     5,096,025
Vehicles...............................................       5           3,281,492     4,339,910
Construction in progress...............................      N/A            308,169       402,500
                                                                      ------------- -------------
                                                                         77,121,468    90,617,963
Less: accumulated depreciation.........................                (21,777,939)  (30,682,893)
                                                                      ------------- -------------
Property and equipment, net of accumulated depreciation                 $55,343,529   $59,935,070
                                                                      ============= =============


6. Intangible Assets

                                                    Estimated                 September 30,
                                                   useful life  December 31,      2001
                                                     (years)        2000       (Unaudited)
                                                   ------------ ------------  -------------
Goodwill..........................................      40      $ 66,447,765  $ 99,143,601
Network affiliation agreement.....................      15       129,639,292   171,957,069
FCC license.......................................      15        57,019,233    77,111,045
Debt financing costs.............................. term of debt      593,693    16,022,224
Other intangibles.................................     1-15        5,788,233    14,702,844
                                                                ------------  ------------
                                                                 259,488,216   378,936,783
Less: accumulated amortization....................               (39,008,580)  (60,892,912)
                                                                ------------  ------------
Intangible assets, net of accumulated amortization              $220,479,636  $318,043,871
                                                                ============  ============

7.  Debt

   Long term debt consists of the following:

                                                              September 30,
                                                December 31,      2001
                                                    2000       (Unaudited)
                                                ------------  -------------
     Term loan................................. $119,500,000  $ 97,000,000
     Revolving credit facility.................  133,971,850    40,142,695
     Senior subordinated notes, net of discount           --   153,939,654
     Senior discount notes, net of discount....           --    19,952,089
                                                ------------  ------------
                                                 253,471,850   311,034,438
     Less: current portion.....................  (11,125,000)     (375,000)
                                                ------------  ------------
                                                $242,346,850  $310,659,438
                                                ============  ============

                       NEXSTAR FINANCE HOLDINGS, L.L.C.

7.  Debt (Continued)

Bank Debt

   On June 1, 1999, the existing Nexstar credit agreements were amended and restated to include a term loan for an aggregate maximum amount of $125.0 million, a revolving credit facility of $80.0 million and an available incremental revolving credit facility not to exceed $75.0 million. On January 12, 2001, the debt outstanding was repaid with the proceeds of the senior secured credit facility described below.

   On June 1, 1999, the Bastet existing credit facility was amended to increase the aggregate maximum amount to $45.0 million and to include Mission as a co-borrower. On January 12, 2001, the debt outstanding was repaid with the proceeds of the senior secured credit facility described below.

New Bank Debt Facility Agreements

  The Nexstar Senior Secured Credit Facility

   On January 12, 2001, Nexstar entered into a senior secured credit facility with a group of commercial banks. The terms of the credit agreement provided for a revolving credit facility (the "Nexstar revolver") in the amount of $122.0 million and a term loan facility (the "Nexstar term loan") in the amount of $110.0 million. The revolving credit facility was subsequently reduced to $72.0 million after the issuance of the Senior Subordinated Notes discussed below. The credit facility was subsequently amended on June 14, 2001 to allow for a $50.0 million Term A facility, a $75.0 million Term B facility and a $57.0 million revolving facility. On November 14, 2001, the credit facility was amended to adjust financial covenants effective for the period ended September 30, 2001 and future periods and to reduce the revolving facility to $42.0 million. Prepayments have been made under Term A, which has effectively reduced the commitment to $37.0 million, excluding the prepayment made on November 14, 2001. Interest rates associated with the Nexstar revolver and term loans are based, at the option of the Company, on the prevailing prime rate plus an applicable margin or the LIBOR rate plus an applicable margin, as defined (ranging from 6.31% to 7.58% at September 30, 2001). Interest is fixed for a period ranging from one month to 12 months, depending on availability of the interest basis selected, except if the Company selects a prime-based loan, in which case the interest rate will fluctuate during the period as the prime rate fluctuates. Interest is payable periodically based on the type of interest rate selected. In addition, the Company is required to pay quarterly commitment fees based on the Company's leverage ratio for that particular quarter on the unused portion of the Nexstar revolver loan commitment. The Nexstar term loans are subject to scheduled mandatory repayments and the Nexstar revolver is subject to scheduled mandatory reductions commencing in 2003. Any excess amount outstanding at the time of a mandatory reduction is payable at that time. The borrowings under the Nexstar senior secured credit facility are guaranteed, jointly and severally, by Nexstar, Bastet and Mission, and by each existing and subsequently acquired or organized subsidiary of the Company.

  The Bastet/Mission Senior Secured Credit Facility

   On January 12, 2001, Bastet and Mission entered into a credit agreement (the "Bastet/Mission credit facility") with a group of commercial banks. The terms provided for the banks to make revolving loans to Bastet and Mission, not to exceed the aggregate commitment of $43.0 million.

   On November 14, 2001, the credit facility was amended to increase the revolving facility to $58.0 million. Bastet and Mission are jointly and severally liable for the outstanding amount of the loan. Nexstar has entered into a guarantor agreement, whereby Nexstar guarantees full payment of any obligations outstanding in the event of Bastet and/or Mission's default. Interest rates associated with the Bastet/Mission credit facility are based, at

                       NEXSTAR FINANCE HOLDINGS, L.L.C.

the option of Bastet and Mission, on the prevailing prime rate plus an applicable margin or the LIBOR rate plus an applicable margin, as defined (6.34% at September 30, 2001). Interest is fixed for a period ranging from one month to 12 months, depending on availability of the interest basis selected, except if Bastet or Mission selects a prime-based loan, in which case the interest rate will fluctuate during the period as the prime rate fluctuates. Interest is payable periodically based on the type of interest rate selected. In addition, Bastet and Mission are required to pay quarterly commitment fees based on their leverage ratio for that particular quarter on the unused portion of the Bastet/Mission credit facility loan commitment. The Bastet/Mission credit facility is due and payable on the maturity date, January 12, 2007. Any excess amount outstanding at the time of a mandatory reduction is payable at that time.

   The Company's reducing revolver credit facilities and term loan principal amounts are reduced quarterly by the following annual amounts:

                     Reduction Amount
             -------------------------------
Loan Year    Reducing
(as defined) Revolver Term A Loan Term B Loan
------------ -------- ----------- -----------
     1......   0.00%      0.00%       0.00%
     2......   0.00%      0.00%       1.00%
     3......  15.00%     15.00%       1.00%
     4......  20.00%     20.00%       1.00%
     5......  30.00%     30.00%       1.00%
     6......  35.00%     35.00%       1.00%
     7......   0.00%      0.00%      95.00%

Debt Covenants

   The credit agreements described above contain covenants, which require the Company to comply with certain financial ratios, capital expenditures and film cash payments, and other limits. The Company is retroactively in compliance with all covenants at September 30, 2001 after obtaining an amendment on November 14, 2001.

Senior Subordinated Notes

   On March 16, 2001, the Company issued $160.0 million of 12% Senior Subordinated Notes (the "notes") at a price of 96.012%. The notes mature on April 1, 2008. Interest is payable every six months in arrears on April 1 and October 1. The notes are guaranteed by all of the domestic existing and future restricted subsidiaries of the Company. They are general unsecured senior subordinated obligations subordinated to all of the Company's senior debt. The notes are redeemable on or after April 1, 2005 and the Company may redeem up to 35.0% of the aggregate principal amount of the notes before April 1, 2004 with the net cash proceeds from qualified equity offerings.

   The notes contain covenants, which require the Company to comply with certain limitations on the incurrence of additional indebtedness, issuance of equity, payment of dividends and certain other business activities.

                       NEXSTAR FINANCE HOLDINGS, L.L.C.

7.  Debt (Continued)

   The proceeds of the offering were used to partially refinance existing indebtedness of the Company. The remainder will be used to finance its operations and working capital needs.

Senior Discount Notes

   On May 17, 2001, Nexstar issued $36.988 million principal amount at maturity of Senior Discount Notes (the "discount notes") at a price of 54.0373%. The discount notes mature on May 15, 2009. Each discount note will have an accreted value at maturity of $1,000. The discount notes will not begin to accrue cash interest until May 15, 2005 with payments to be made every six months in arrears on May 15 and November 15. They are general unsecured senior obligations effectively subordinated to all of the Company's senior secured debt and are structurally subordinated to the Senior Subordinated Notes described above.

Unsecured Interim Loan

   On January 12, 2001, the Company was issued an unsecured interim loan by its primary lender (the "interim loan") in the amount of $40.0 million. The interest rate was 13.5% through April 12, 2001 at which time it increased to 14%. In conjunction with the offering of the Senior Subordinated Notes described above, $30.0 million of the interim loan was repaid. The remaining $10.0 million plus accrued interest was repaid with the proceeds from the Senior Discount Notes described above.

Interest Rate Swap Agreements

   At September 30, 2001, the Company had in effect two interest rate swap agreements to pay fixed and receive variable interest rates as required by its credit facility agreements, with notional amounts of $93.3 million and $20.0 million, respectively. Additionally one swap to pay a variable rate and receive a fixed rate with a notional amount of $60.0 million was in effect. The agreements are designated as hedges of either the variability of cash flows on variable rate debt or fair value changes attributable to changes in the benchmark interest rate for fixed rate debt. The differential to be paid or received on the swaps is accrued as an adjustment to interest expense. The fair value of the interest rate swap agreements representing the cash the Company would pay to settle the agreements was approximately $0.2 million and $0.3 million at December 31, 2000 and September 30, 2001, respectively.

Debt Financing Costs

   In conjunction with the amendment and restatement of the credit facility in January 2001, the Company expensed $262,521 related to certain debt financing costs. The amount, net of tax benefit, has been presented as an extraordinary item.

8.  Member's Interest

   On January 12, 2001, Nexstar received $65.0 million in capital contributions from Nexstar II, (known then as Nexstar Finance Holdings, L.L.C.). On May 17, 2001, concurrent with the funding from the senior discount notes, $8.0 million was distributed back to Nexstar II. On August 7, 2001, Nexstar received $20.0 million in capital contributions from Nexstar II, the proceeds of which were used to reduce bank debt.

                       NEXSTAR FINANCE HOLDINGS, L.L.C.

9.  Income Taxes

   The Company's income tax benefit was $627,949 for the nine months ended September 30, 2001 compared to income tax expense of $373,853 for the nine months ended September 30, 2000. The effective tax rate benefit of 2.0% for the nine months ended September 30, 2001 compares to an expense of 4.9% for the nine months ended September 30, 2000. The significant differences from the statutory rate and the effective tax rate for the nine months ended September 30, 2000 and 2001 include an increase in the valuation allowance, amortization of goodwill and income earned by entities not subject to corporate income tax. The benefit increase in the effective tax rate resulted from the current year's projected permanent differences between book and tax income being a lower percentage of pre-tax loss and an increase in the Company's net loss for the nine months ended September 30, 2001, as compared to the nine months ended September 30, 2000.

10.  Commitments and Contingencies

   From time to time, the Company is involved with claims that arise out of the normal course of business. In the opinion of management, the ultimate liability with respect to these claims will not have a material adverse effect on the financial statements of the Company.

11.  Nexstar Finance Holdings, Inc.

   Nexstar Finance Holdings, Inc. was incorporated on December 5, 2000 in the State of Delaware for the purpose of facilitating future financings. Nexstar Finance Holdings, Inc. was capitalized with an immaterial amount of equity and had no operating activities for the nine-month period ended September 30, 2001.

12.  Subsequent Events

   On November 14, 2001 Nexstar received $15.0 million in capital contributions from Nexstar II, the proceeds of which were used to reduce bank debt.

   Effective December 1, 2001, Nexstar entered into an outsourcing agreement with a subsidiary of Sinclair Broadcast Group, Inc. to provide certain engineering, production, sales and administrative services for WYZZ-TV, a Fox affiliate in Peoria, IL. The parties will share the combined broadcast cash flow generated by WYZZ-TV and WMBD-TV.

   On December 31, 2001 Mission Broadcasting of Joplin, Inc. entered into a TBA with Gocom Broadcasting of Joplin, L.L.C., owner of KODE-TV, an ABC affiliate in Joplin, MO. In September 2002 Nexstar will purchase the assets of the station for $14.0 million. Pursuant to the terms of the agreement, Nexstar deposited $6.0 million of the purchase price into escrow.

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Member of Nexstar Finance Holdings, L.L.C.:

   In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of operations, of member's interest and of cash flows present fairly, in all material respects, the financial position of Nexstar Finance Holdings, L.L.C., an indirect subsidiary of Nexstar Broadcasting Group, L.L.C., and its subsidiaries (the "Company"), at December 31, 1999 and 2000, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2000 in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States of America which require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

PricewaterhouseCoopers LLP

February 21, 2001, except as to Note 16 which is as of March 13, 2001

                       NEXSTAR FINANCE HOLDINGS, L.L.C.

                          CONSOLIDATED BALANCE SHEETS

                                                                                   December 31,
                                                                            --------------------------
                                                                                1999          2000
                                                                            ------------  ------------
                                  ASSETS
Current assets:
   Cash and cash equivalents............................................... $  2,989,120  $  2,750,058
   Accounts receivable, net of allowance for doubtful accounts of $352,000
     and $415,000, respectively............................................   21,743,561    23,273,690
   Current portion of broadcast rights.....................................   10,560,573    10,865,789
   Prepaid expenses and other current assets...............................      453,361       530,157
   Deferred tax assets.....................................................      227,111       279,572

                                                                            ------------  ------------
       Total current assets................................................   35,973,726    37,699,266
Property and equipment, net................................................   48,884,255    55,343,529
Broadcast rights...........................................................    2,728,919     4,180,989
Due from Nexstar Broadcasting Group, L.L.C.................................      449,041       494,387
Other noncurrent assets....................................................      126,795        76,789
Intangible assets, net.....................................................  199,066,050   220,479,636

                                                                            ------------  ------------
       Total assets........................................................ $287,228,786  $318,274,596

                                                                            ============  ============

                    LIABILITIES AND MEMBER'S INTEREST
Current liabilities:
   Current portion of debt.................................................    6,431,970    11,125,000
   Current portion of capital lease obligations............................       91,260        60,839
   Current portion of broadcast rights payable.............................   11,019,120    10,754,398
   Accounts payable........................................................    3,097,890     4,263,807
   Accrued expenses........................................................    3,795,439     2,795,192
   Taxes payable...........................................................       68,767       624,719
   Interest payable........................................................    2,399,061       308,477
   Deferred revenue........................................................      168,560       367,876
   Note payable to related party...........................................   14,522,000            --
   Due to Midwest Television, Inc..........................................    4,070,331     2,255,809

                                                                            ------------  ------------
       Total current liabilities...........................................   45,664,398    32,556,117
Debt.......................................................................  196,971,851   242,346,850
Capital lease obligations..................................................       35,840        22,699
Broadcast rights payable...................................................    2,310,571     4,262,200
Deferred tax liabilities...................................................    8,058,800     7,562,548

                                                                            ------------  ------------
       Total liabilities...................................................  253,041,460   286,750,414

                                                                            ============  ============
Commitments and contingencies (Note 12)
Member's interest:
   Contributed capital.....................................................   61,671,357    61,531,387
   Accumulated deficit.....................................................  (27,484,031)  (30,007,205)

                                                                            ------------  ------------
       Total member's interest.............................................   34,187,326    31,524,182

                                                                            ------------  ------------
       Total liabilities and member's interest............................. $287,228,786  $318,274,596

                                                                            ============  ============


The accompanying notes are an integral part of these consolidated financial statements.

                       NEXSTAR FINANCE HOLDINGS, L.L.C.

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                                                                    Year Ended December 31,
                                                           ----------------------------------------
                                                               1998          1999          2000
                                                           ------------  ------------  ------------
Revenues (excluding trade and barter)..................... $ 64,690,389  $ 91,058,642  $124,631,537
Less: commissions.........................................   (8,685,544)  (12,569,261)  (17,546,379)

                                                           ------------  ------------  ------------
Net revenues (excluding trade and barter).................   56,004,845    78,489,381   107,085,158
Trade and barter revenues.................................    6,606,273     8,470,246    10,382,055

                                                           ------------  ------------  ------------
       Total net revenues.................................   62,611,118    86,959,627   117,467,213

                                                           ------------  ------------  ------------
Expenses:
   Operating..............................................   16,959,857    23,759,883    29,268,667
   Selling, general and administrative....................   15,513,980    23,645,436    28,790,286
   Amortization of broadcast rights.......................    8,971,968    13,579,961    16,904,799
   Amortization of intangible assets......................   16,042,965    12,982,847    14,749,982
   Depreciation...........................................    5,211,169     7,483,072     9,183,433

                                                           ------------  ------------  ------------
       Total expenses.....................................   62,699,939    81,451,199    98,897,167

                                                           ------------  ------------  ------------
Income (loss) from operations.............................      (88,821)    5,508,428    18,570,046
Interest expense, including amortization of debt financing
  costs...................................................  (11,587,745)  (16,282,388)  (20,045,177)
Interest income...........................................      135,570       261,542       308,656
Other expense, net........................................     (125,437)     (249,334)     (259,029)

                                                           ------------  ------------  ------------
Loss before income taxes..................................  (11,666,433)  (10,761,752)   (1,425,504)
Income tax expense........................................      (97,945)     (657,778)   (1,097,670)

                                                           ------------  ------------  ------------
Loss before extraordinary loss from modification of credit
  facility, net of tax....................................  (11,764,378)  (11,419,530)   (2,523,174)
Extraordinary loss from modification of credit facility
  (Note 9)................................................           --    (2,828,999)           --

                                                           ------------  ------------  ------------
Comprehensive net loss.................................... $(11,764,378) $(14,248,529) $ (2,523,174)

                                                           ============  ============  ============


The accompanying notes are an integral part of these consolidated financial statements.

                       NEXSTAR FINANCE HOLDINGS, L.L.C.

            CONSOLIDATED STATEMENT OF CHANGES IN MEMBER'S INTEREST

                                                                Total
                                   Member's    Accumulated     Member's
                                   Interests     Deficit       Interest
                                  -----------  ------------  ------------
     Balance at December 31, 1997 $ 8,100,000  $ (1,471,124) $  6,628,876
        Contributions............  50,605,439            --    50,605,439
        Net loss.................          --   (11,764,378)  (11,764,378)

                                  -----------  ------------  ------------
     Balance at December 31, 1998  58,705,439   (13,235,502)   45,469,937
        Contributions............   3,022,794            --     3,022,794
        Distributions............     (56,876)           --       (56,876)
        Net loss.................          --   (14,248,529)  (14,248,529)

                                  -----------  ------------  ------------
     Balance at December 31, 1999  61,671,357   (27,484,031)   34,187,326
        Contributions............      10,156            --        10,156
        Distributions............    (150,126)           --      (150,126)
        Net loss.................          --    (2,523,174)   (2,523,174)

                                  -----------  ------------  ------------
     Balance at December 31, 2000 $61,531,387  $(30,007,205) $ 31,524,182

                                  ===========  ============  ============


The accompanying notes are an integral part of these consolidated financial statements.

                       NEXSTAR FINANCE HOLDINGS, L.L.C.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                                  Year Ended December 31,
-                                                                       ------------------------------------------
                                                                            1998           1999           2000
                                                                        -------------  -------------  ------------
Cash flows from operating activities:
  Net loss............................................................. $ (11,764,378) $ (14,248,529) $ (2,523,174)
  Adjustments to reconcile net loss to net cash provided by operating activities:
    Deferred income taxes..............................................      (772,976)      (367,247)     (548,713)
    Depreciation of property and equipment.............................     5,211,169      7,483,072     9,183,433
    Amortization of intangible assets..................................    16,042,965     12,982,847    14,749,982
    Amortization of debt financing costs...............................       262,713        154,527       177,774
    Amortization of broadcast rights, net of barter....................     4,375,523      7,205,152     8,355,728
    Payments for broadcast rights......................................    (4,464,409)    (6,915,516)   (8,426,260)
    Loss on asset disposal, net........................................       125,437        249,334       259,029
    Noncash trade revenue, net.........................................      (125,813)      (159,175)     (154,528)
    Loss from modification of credit facility..........................            --      2,828,999            --
  Changes in assets and liabilities:
    Increase in accounts receivable....................................    (2,997,229)    (8,967,285)   (1,530,129)
    (Increase) decrease in prepaid expenses and other current assets...      (577,246)       314,559       (76,796)
    Increase in due from Nexstar Broadcasting Group, L.L.C.............       (25,796)      (423,245)      (45,346)
    (Increase) decrease in other noncurrent assets.....................      (105,205)        94,357        50,006
    Increase in accounts payable.......................................       551,078      1,324,416     1,165,917
    Increase (decrease) in accrued expenses............................       (36,407)     2,054,346      (917,227)
    Increase (decrease) in taxes payable...............................       388,566       (251,106)      540,952
    Increase (decrease) in interest payable............................        72,913      2,399,061    (2,090,584)
    Increase (decrease) in deferred revenue............................        26,674       (121,804)      199,316
    Increase (decrease) in due to Midwest Television, Inc..............            --      4,070,331    (1,814,522)

                                                                        -------------  -------------  ------------
     Net cash provided by operating activities.........................     6,187,579      9,707,094    16,554,858

                                                                        -------------  -------------  ------------
Cash flows from investing activities:
  Additions to property and equipment, net.............................    (5,494,644)    (6,621,251)   (5,595,602)
  Acquisition of broadcast properties..................................  (162,070,736)   (82,378,206)  (46,492,785)

                                                                        -------------  -------------  ------------
     Net cash used for investing activities............................  (167,565,380)   (88,999,457)  (52,088,387)

                                                                        -------------  -------------  ------------
Cash flows from financing activities:
  Proceeds from debt issuance..........................................    87,729,280    160,871,850            --
  Repayment of loans...................................................    (1,237,606)  (128,398,964)  (13,543,563)
  Proceeds from revolver draws, net....................................    24,015,000     30,356,850    63,500,000
  Note payable to related party........................................            --     14,522,000   (14,522,000)
  Capital contributions................................................    50,605,439      3,022,794        10,156
  Distributions........................................................            --        (56,876)     (150,126)

                                                                        -------------  -------------  ------------
     Net cash provided by financing activities.........................   161,112,113     80,317,654    35,294,467

                                                                        -------------  -------------  ------------
Net increase (decrease) in cash........................................      (265,688)     1,025,291      (239,062)
Cash at beginning of year..............................................     2,229,517      1,963,829     2,989,120

                                                                        -------------  -------------  ------------
Cash at end of year.................................................... $   1,963,829  $   2,989,120  $  2,750,058

                                                                        =============  =============  ============
Supplemental schedule of noncash activities:...........................
 Cash paid for interest................................................ $   9,287,964  $  13,292,097  $ 21,609,581

                                                                        =============  =============  ============
  Cash paid for taxes.................................................. $     712,793  $   1,110,387  $  1,070,144

                                                                        =============  =============  ============

The accompanying notes are an integral part of these consolidated financial statements.

                       NEXSTAR FINANCE HOLDINGS, L.L.C.

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. Organization and Business Operations

   Nexstar Finance Holdings, L.L.C. ("Nexstar") owns, operates and programs, through its subsidiaries, six NBC-affiliated television stations, three ABC-affiliated television stations and two CBS-affiliated television stations in the United States of America. Through two special purpose entities (Note 4), Nexstar (i) programs one Fox-affiliated television station under a Time Brokerage Agreement ("TBA") and has a Shared Services Agreement ("SSA") with a CBS-affiliated television station and (ii) has an SSA and a Joint Sales Agreement ("JSA") with a Fox-affiliated television station and a low-power UPN-affiliated television station. Additionally, Nexstar programs two CBS-affiliated television stations under two TBAs and purchased the underlying licenses and assets in January 2001 (Note 5). The television stations described above are located in New York, Pennsylvania, Illinois, Indiana, Missouri, Texas and Louisiana.

   Nexstar was organized as a Limited Liability Company ("LLC") on December 5, 2000 in the State of Delaware under a plan of reorganization for the purpose of executing various financing transactions described in Note 15. The reorganization has been accounted for as a combination of entities under common control in a manner similar to a pooling of interests and, accordingly, the financial statements for all periods have been restated to reflect the exchange of members' interest.

   Nexstar is an indirect subsidiary of Nexstar Broadcasting Group, L.L.C. ("Nexstar Broadcasting") which was organized as a LLC on December 12, 1996 in the State of Delaware. Nexstar Broadcasting commenced operations on April 15, 1997.

   Television broadcasting is subject to the jurisdiction of the Federal Communications Commission ("FCC") under the Communications Act of 1934, as amended (the "Communications Act"). The Communications Act prohibits the operation of television broadcasting stations, except under licenses issued by the FCC, and empowers the FCC, among other things, to issue, revoke, and modify broadcasting licenses, determine the location of stations, regulate the equipment used by stations, adopt regulations to carry out the provisions of the Communications Act and impose penalties for the violation of such regulations.

2. Summary of Significant Accounting Policies

Basis of Presentation

   The consolidated financial statements include the accounts of Nexstar, its wholly-owned subsidiaries and Bastet Broadcasting, Inc. ("Bastet") and Mission Broadcasting of Wichita Falls, Inc. ("Mission") (collectively, the "Company"). Bastet and Mission are special purpose entities (Note 4). All intercompany accounts and transactions have been eliminated in consolidation.

   Certain prior year amounts have been reclassified to conform to current year presentation.

Use of Estimates

   The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and use assumptions that affect the reported amounts of assets and liabilities and the disclosure for contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. The more significant estimates made by management include those relating to the allowance for doubtful accounts, the recoverability of broadcast program rights and the useful lives of intangible assets. Actual results may vary from estimates used.

                       NEXSTAR FINANCE HOLDINGS, L.L.C.

2. Summary of Significant Accounting Policies (Continued)

Cash and Cash Equivalents

   The Company considers all highly liquid investments in debt securities purchased with an original maturity of ninety days or less to be cash equivalents.

Concentration of Credit Risk

   Financial instruments which potentially expose the Company to a concentration of credit risk consist principally of cash investments and accounts receivable. The Company invests primarily in high quality debt securities with original maturities of ninety days or less. Accordingly, these investments are subject to minimal credit and market risk. The Company maintained cash in excess of federally insured deposits at financial institutions on December 31, 1998, 1999 and 2000. The Company does not believe that such deposits are subject to any unusual credit risk beyond the normal credit risk associated with operating its business. A significant portion of the Company's accounts receivable are due from local and national advertising agencies. Such accounts are generally unsecured. The Company has not experienced significant losses related to receivables from individual customers or by geographical area. Additionally, the Company maintains reserves for potential credit losses.

Revenue Recognition

   Advertising revenues are recognized in the period during which the time spots are aired. Revenues from other sources, which may include income from production and other similar activities from time to time, are recognized in the period during which the goods or services are provided.

Trade and Barter Transactions

   The Company trades certain advertising time for various goods and services. These transactions are recorded at the estimated fair value of the goods or services received. Revenue from trade transactions is recognized when advertisements are broadcast and services or merchandise received are charged to expense or capitalized when received or used.

   The Company barters advertising time for certain program material. These transactions are recorded at management's estimate of the value of the advertising time exchanged, which approximates the fair value of the program material received. The value of advertising time exchanged is estimated by applying average historical advertising rates for specific time periods.

Broadcast Rights and Broadcast Rights Payable

   Broadcast rights, primarily in the form of syndicated programs and feature film packages, represent amounts paid or payable to program suppliers for the limited right to broadcast the suppliers' programming and are recorded when available for use. Broadcast rights are stated at the lower of unamortized cost or net realizable value. Amortization is computed using the straight-line method based on the license period or usage, whichever is greater. The current portion of broadcast rights represents those rights available for broadcast which will be amortized in the succeeding year.

Property and Equipment

   Purchased property and equipment is stated at the basis of cost. Purchase business combinations are stated at estimated fair value at the date of acquisition and time trade transactions are stated at estimated fair value at the date they are entered into. Major renewals and betterments are capitalized and ordinary repairs and

                       NEXSTAR FINANCE HOLDINGS, L.L.C.

2. Summary of Significant Accounting Policies (Continued)

maintenance are charged to expense in the period incurred. Depreciation is computed on a straight-line basis over the estimated useful lives of the assets ranging from 5 to 39 years.

Intangible Assets

   Intangible assets represent the estimated fair value of both identifiable intangible assets and goodwill resulting from the acquisitions by the Company (Note 3). Identifiable intangible assets include FCC broadcast licenses, network affiliation agreements and commercial advertising contracts and are being amortized on a straight-line basis over periods ranging from 1 to 15 years. Goodwill is the excess of the purchase price over the fair market value of the net assets acquired and is amortized over 40 years using the straight-line method.

Long-Lived Assets

   The Company evaluates the recoverability of its tangible and intangible assets whenever adverse events or changes in business climate indicate that the expected undiscounted future cash flows from the related assets may be less than previously anticipated. If the net book value of the related asset exceeds the fair value of the asset, the carrying value would be reduced to its fair value, which is measured as the present value of its expected future cash flows and an impairment loss would be recognized. The Company did not recognize any impairment loss for the years ended December 31, 1998, 1999 and 2000.

Debt Financing Costs

   Debt financing costs represent direct costs incurred to obtain long-term financing and are amortized to interest expense over the term of the underlying debt utilizing the effective interest method.

Interest Rate Swap

   The Company uses derivative financial instruments for purposes other than trading, such as hedging for long-term debt or anticipated transactions, and does so to reduce its exposure to fluctuations in interest rates. Interest payments receivable and payable under the terms of the interest rate swap are accrued over the period to which the payments relate. The interest payments accrued on the swap and any swap fees paid at the inception of the interest rate swap are treated as an adjustment to interest expense related to the underlying liabilities. Changes in the underlying market value of the remaining swap payments are not recognized.

Advertising Expense

   The cost of advertising is expensed as incurred. The Company incurred advertising costs in the amount of $835,712, $922,522 and $1,450,191 for the years ended December 31, 1998, 1999 and 2000, respectively.

Financial Instruments

   The carrying amount of cash and cash equivalents, accounts receivable, broadcast rights payable, accounts payable and accrued expenses approximates fair value due to their short-term nature. The fair value of derivative financial instruments is obtained from financial institution quotes. The interest rates on substantially all of the Company's bank borrowings are adjusted regularly to reflect current market rates. Accordingly, the carrying amount of the Company's short-term and long-term borrowings also approximates fair value.

                       NEXSTAR FINANCE HOLDINGS, L.L.C.

2. Summary of Significant Accounting Policies (Continued)

Accounting for Income Taxes

   Nexstar is an LLC that is treated as a partnership for income tax purposes. No provision for income taxes is required by Nexstar as its income and expenses are taxable to or deductible by its members. Bastet, Mission and the wholly-owned corporate subsidiaries of Nexstar are subject to income taxes and account for income taxes under the asset and liability method which requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of temporary differences between the carrying amounts and tax basis of assets and liabilities.

Recently Issued Accounting Standards

   In June 1998, the Financial Accounting Standards Board ("FASB") issued Statement of Accounting Standards No. 133 "Accounting for Derivative Instruments and Hedging Activities" ("SFAS No. 133"), which establishes new guidelines for accounting for such transactions. Subsequently, SFAS No. 133 was amended by the issuance of Statement of Accounting Standards No. 137 and Statement of Accounting Standards No. 138. These amendments modify the provisions and effective date of SFAS No. 133. SFAS No. 133, as amended, is effective for fiscal quarters beginning after January 1, 2001 for the Company and its adoption is not expected to have a material impact on the Company's financial position or results of operations.

   In December 1999, the Securities and Exchange Commission ("SEC") released Staff Accounting Bulletin No. 101 ("SAB 101"), "Revenue Recognition in Financial Statements," as amended by SAB 101B, which is effective no later than the year ended December 31, 2000. The bulletin clarifies the SEC's views regarding recognition of revenue. The Company adopted SAB 101 in the fourth quarter. The application of the guidance in SAB 101 had no material impact on the Company's results of operations.

3. Acquisitions

   During 1998, 1999 and 2000, the Company made the acquisitions set forth below, each of which has been accounted for under the purchase method and, accordingly, the purchase price was allocated to assets acquired and liabilities assumed based on their estimated fair value on the acquisition date. The consolidated financial statements include the operating results of each business from the date of acquisition.

The WBRE-TV Acquisition

   On January 5, 1998, Nexstar acquired substantially all of the assets of WBRE-TV from Northeastern Television Investors, LP for approximately $51.7 million, exclusive of transaction costs. The excess of the consideration paid over the estimated fair market value of the tangible net assets and identifiable intangible assets acquired approximated $6.7 million and is being amortized using the straight-line method over 40 years.

The WJET-TV Acquisition

   On January 5, 1998, Nexstar acquired substantially all of the assets of WJET-TV from The Jet Broadcasting Co., Inc. for approximately $16.0 million, exclusive of transaction costs. The excess of the consideration paid over the estimated fair market value of the tangible net assets and identifiable intangible assets acquired approximated $1.2 million and is being amortized using the straight-line method over 40 years. Additionally, on January 5, 1998, Nexstar acquired the stock of Entertainment Realty Corporation ("ERC"), for approximately $2.0 million. ERC holds the land and buildings for WJET-TV. The excess of the consideration paid over the estimated fair market value of the tangible net assets and identifiable intangible assets acquired approximated $1.1 million and is being amortized using the straight-line method over 40 years.

                       NEXSTAR FINANCE HOLDINGS, L.L.C.

3. Acquisitions (Continued)

The KFDX-TV, KBTV-TV (formerly KJAC-TV) and KSNF-TV Acquisitions

   On January 12, 1998, Nexstar acquired substantially all of the assets of KFDX-TV, KBTV-TV and KSNF-TV from US Broadcast Group, LLC for approximately $64.3 million, exclusive of transaction costs. The excess of the consideration paid over the estimated fair market value of the tangible net assets and identifiable intangible assets acquired approximated $17.0 million and is being amortized using the straight-line method over 40 years.

The WFXP-TV Acquisition

   On July 31, 1998, Nexstar acquired the TBA of WFXP-TV from SJL Communications, LP for $6.5 million, exclusive of transaction costs. The excess of the consideration paid over the estimated fair market value of the tangible net assets and identifiable intangible assets acquired approximated $2.3 million and is being amortized using the straight-line method over 40 years. On November 30, 1998, Bastet acquired the FCC license and other assets of WFXP-TV from NV Acquisition, Inc. for approximately $1.5 million, exclusive of transaction costs.

The WROC-TV Acquisition

   In 1999, Nexstar acquired substantially all of the assets of WROC-TV from STC Broadcasting, Inc. for approximately $46.0 million, exclusive of transaction costs. The excess of the consideration paid over the estimated fair market value of the tangible net assets and identifiable intangible assets acquired approximated $1.2 million and is being amortized using the straight-line method over 40 years.

The KTAB-TV Acquisition

   In 1999, Nexstar acquired substantially all of the assets of KTAB-TV from Shooting Star Broadcasting, LP for approximately $17.3 million, exclusive of transaction costs. The excess of the consideration paid over the estimated fair market value of the tangible net assets and identifiable intangible assets acquired approximated $5.1 million and is being amortized using the straight-line method over 40 years.

The KJTL-TV and KJBO-TV Acquisition

   On June 1, 1999, Mission acquired substantially all of the assets of KJTL-TV and KJBO-TV from Wicks Broadcast Group, LP for approximately $15.5 million, exclusive of transaction costs. The excess of the consideration paid over the estimated fair market value of the tangible net assets and identifiable intangible assets acquired approximated $3.9 million and is being amortized using the straight-line method over 40 years.

The KMID-TV Acquisition

   On September 21, 2000, Nexstar acquired substantially all the assets of KMID-TV from GOCOM Communications for approximately $10.0 million, exclusive of transaction costs. The consideration paid approximated the estimated fair market value of the tangible net assets and identifiable intangible assets acquired. As such, no goodwill has been recorded.

The KTAL-TV Acquisition

   On November 1, 2000, Nexstar acquired substantially all of the assets of KTAL-TV from KCMC, Inc. for approximately $35.3 million, exclusive of transaction costs. The excess of the consideration paid over the

                       NEXSTAR FINANCE HOLDINGS, L.L.C.

3. Acquisitions (Continued)

estimated fair market value of the tangible net assets and identifiable intangible assets approximated $3.2 million and is being amortized using the straight-line method over 40 years.

   The unaudited pro forma consolidated information for the years ended December 31, 1998, 1999 and 2000, determined as if the acquisitions described above occurred on January 1 of the prior year, would have resulted in the following:

                            December 31, 1998     December 31, 1999     December 31, 2000
                          --------------------  --------------------  --------------------
                          As reported Pro forma As reported Pro forma As reported Pro forma
                          ----------- --------- ----------- --------- ----------- ---------
                                               (dollars in thousands)
Revenues (excluding trade
  and barter)............  $ 64,690   $ 87,765   $ 91,059   $110,063   $124,632   $133,240
Total net revenues.......    62,611     82,552     86,960    103,874    117,467    124,743
Income (loss) from
  operations.............       (89)      (405)     5,508      6,542     18,570     19,207
Net loss.................   (14,884)   (21,930)   (17,777)   (22,360)    (6,332)    (8,496)

   This unaudited pro forma information is presented for illustrative purposes only and is not necessarily indicative of results of operations in future periods or results that would have been achieved had the Company and the acquired companies been combined during the specified periods.

4. Bastet and Mission--Special Purpose Entities

   Bastet and Mission are separate entities 100% owned by an independent third party. Collectively, these entities own, operate and program the following television stations: WYOU-TV, WFXP-TV, KJTL-TV, and KJBO-TV. Nexstar does not own or control the television stations, but it has entered into various management and service arrangements with them (Note 1). In addition to providing certain services to the television stations, Nexstar is also guarantor of Bastet's and Mission's combined debt (Note 9). Additionally, the owner has granted to Nexstar a purchase option on each entity to acquire the assets of each entity at a price pursuant to the terms of the option agreement. Pursuant to Emerging Issues Task Force Topic D-14, "Transactions Involving Special Purpose Entities," Bastet and Mission satisfy the definition of special purpose entities and as such Nexstar is considered a sponsor of them. Accordingly, the financial results of operations of these entities have been consolidated with those of Nexstar in these consolidated financial statements. Because the relevant entities have a net asset deficit and there is no binding obligation on the minority party to make good on the deficit, minority interest in the results of operations and share of net assets has not been recognized.

5. Time Brokerage Agreements

   In 1998, 1999 and 2000, the Company had the following arrangements:

The KFDX-TV, KBTV-TV (formerly KJAC-TV) and KSNF-TV Arrangement

   In conjunction with the purchase of three stations on January 12, 1998, Nexstar paid TBA fees of $246,774 to the previous owner relating to the TBA period which commenced in 1997 and ended on the acquisition date.

                       NEXSTAR FINANCE HOLDINGS, L.L.C.

5. Time Brokerage Agreements (Continued)

The WROC-TV Arrangement

   In 1999, Nexstar entered into a TBA with STC Broadcasting, Inc. to program WROC-TV. Under the TBA, Nexstar paid fees to the previous owner until the acquisition was completed. Fees of $174,785 were paid during the TBA period.

The KTAB-TV Arrangement

   In 1999, Nexstar entered into a TBA with Shooting Star Broadcasting, LP to program KTAB-TV. Under the TBA, Nexstar accrued fees to the previous owner until the acquisition was completed. Fees of $202,916 were paid on the acquisition date.

The WCIA-TV/WCFN-TV and WMBD-TV Arrangement

   In 1999, Nexstar entered into a TBA with Midwest Television, Inc. ("Midwest") to program WCIA-TV/WCFN-TV and WMBD-TV. On January 12, 2001, Nexstar purchased the assets of the stations for approximately $108.0 million at which time the TBA terminated (Note 15). A TBA fee of $2.25 million was due at closing. Nexstar accrued the fee over the term of the agreement at a rate of $125,000 per month.

The KMID-TV Arrangement

   In 2000, Nexstar entered into a TBA with GOCOM Communications to program KMID-TV. Under the TBA Nexstar paid fees to the previous owner until the acquisition was completed. Fees of $60,000 were paid during the TBA period.

6. Related Party Transactions

Guaranty--Chief Executive Officer

   Pursuant to a continuing guaranty agreement dated January 5, 1998 with the Company's primary lender, the Company has entered into an agreement to guarantee a $2.0 million nonrevolving line of credit to its President and Chief Executive Officer to enable him to purchase equity units of the Company. The line of credit is full-recourse to the officer and is available until December 31, 2002.

Management Services Agreement

   The Company pays management and consulting fees to ABRY Partners LLC ("ABRY"). For the years ended December 31, 1998, 1999 and 2000, the Company incurred $265,312, $265,354 and $275,887, respectively, of management and consulting fees which are included in selling, general and administrative expenses. Effective December 31, 2000 ABRY terminated its management services agreement with the Company in conjunction with the offering of senior subordinated notes (Note 16).

                       NEXSTAR FINANCE HOLDINGS, L.L.C.

6. Related Party Transactions (Continued)

Bridge Loan

   The Company was issued a bridge loan by one of the ABRY partnerships in conjunction with the Company's acquisition of WROC-TV in 1999. The principal amount of $14.5 million and accrued interest thereon, was due on May 31, 2000. The outstanding amount was paid in full on May 12, 2000. Interest accrued annually at a rate of 9.0%. The Company recorded $784,000 and $454,476 of interest expense for the years ended December 31, 1999 and 2000, respectively.

7. Property and Equipment



                                             Estimated          December 31,
                                            Useful Life  --------------------------
                                              (years)        1999          2000
                                           ------------- ------------  ------------
Buildings and building improvements.......      39       $ 11,087,460  $ 13,297,628
Land and land improvements................   N/A - 39       1,669,346     2,749,546
Leasehold improvements.................... term of lease      982,634     1,211,913
Studio equipment..........................     5 - 7       25,223,661    32,244,527
Transmission equipment....................    5 - 15       17,071,872    20,128,298
Office equipment and furniture............     5 - 7        3,726,127     3,832,869
Vehicles..................................       5          2,265,214     3,281,492
Construction in progress..................      N/A                --       308,169

                                                         ------------  ------------
                                                           62,026,314    77,054,442
Less: accumulated depreciation............                (13,142,059)  (21,710,913)

                                                         ------------  ------------
Property and equipment, net of accumulated
  depreciation............................               $ 48,884,255  $ 55,343,529

                                                         ============  ============

8. Intangible Assets



                                                    Estimated          December 31,
                                                   Useful Life  --------------------------
                                                     (years)        1999          2000
                                                   ------------ ------------  ------------
Goodwill..........................................      40      $ 61,884,138  $ 66,447,765
Network affiliation agreement.....................      15       112,016,292   129,639,292
FCC license.......................................      15        43,990,424    57,019,233
Commercial advertising contracts..................      1            630,848            --
Debt financing costs.............................. term of debt      442,877       593,693
Other intangibles.................................    1 - 15       4,987,505     5,788,233

                                                                ------------  ------------
                                                                 223,952,084   259,488,216
Less: accumulated amortization....................               (24,886,034)  (39,008,580)

                                                                ------------  ------------
Intangible assets, net of accumulated amortization              $199,066,050  $220,479,636

                                                                ============  ============

                       NEXSTAR FINANCE HOLDINGS, L.L.C.

9. Debt

   Long term debt consists of the following:

                                                            December 31,
                                                     --------------------------
                                                         1999          2000
                                                     ------------  ------------
Term loan........................................... $125,000,000  $119,500,000
Revolving credit facility...........................   77,471,850   133,971,850
Note payable less unamortized discount of $68,030 at
  December 31, 1999.................................      931,971            --

                                                     ------------  ------------
                                                      203,403,821   253,471,850
Less: current portion...............................   (6,431,970)  (11,125,000)

                                                     ------------  ------------
                                                     $196,971,851  $242,346,850

                                                     ============  ============

Bank Debt

Description of Bank Debt

   On April 15, 1997, Nexstar entered into a term loan and revolving credit facility (collectively "the credit agreement") with a commercial bank as lead arranger. On January 5, 1998, the credit agreement was amended to include a term loan for an aggregate maximum amount of $90.0 million and a revolving credit facility of $50.0 million as a result of acquisitions and working capital needs. On June 1, 1999, the credit agreement was further amended and restated to include a term loan for an aggregate maximum amount of $125.0 million, a revolving credit facility of $80.0 million and an available incremental revolving credit facility not to exceed $75.0 million. On January 12, 2001, the debt outstanding was repaid pursuant to a new financing arrangement (Note 15).

   All borrowings at December 31, 2000 under the credit agreement bear interest at the base rate, or Eurodollar rate, plus the applicable margin, as defined (ranging from 8.995% to 9.165% at December 31, 2000). Interest is payable in accordance with the credit agreement. The term loan is payable in variable quarterly installments beginning September 2000 through June 2006, with each payment reducing the aggregate maximum amount available. The maximum amount available under the revolving credit facility is reduced quarterly beginning September 2001. The remaining outstanding balance of the revolving credit facility is payable in full on June 30, 2006. There are no voluntary prepayment penalties.

   On January 5, 1998, Bastet entered into a revolving credit facility (the "credit facility") with a commercial bank as lead arranger. The credit facility was for an aggregate maximum amount of $25.0 million. On June 1, 1999, the credit facility was amended to increase the aggregate maximum amount to $45.0 million and to include Mission as a co-borrower. On January 12, 2001, the debt outstanding was repaid pursuant to a new financing arrangement (Note 15).

   All borrowings at December 31, 2000 under the Bastet and Mission credit facility bear interest at the base rate, or Eurodollar rate, plus the applicable margin, as defined (9.015% at December 31, 2000). Interest is payable in accordance with the credit agreement. The maximum available amount under the revolving credit facility is reduced quarterly beginning March 2000. The remaining outstanding balance of the credit facility is payable in full on June 30, 2006. There are no voluntary prepayment penalties.

   Based on borrowing rates currently available to the Company for bank loans with similar terms and average maturities, the fair value of the Company's long-term debt approximates carrying value.

                       NEXSTAR FINANCE HOLDINGS, L.L.C.

9. Debt (Continued)

   At December 31, 2000, scheduled maturities of the Company's bank debt are summarized as follows:

2001...... $ 11,125,000
2002......   19,500,000
2003......   23,517,095
2004......   74,800,000
2005......   52,954,755
Thereafter   71,575,000

           ------------
           $253,471,850

           ============

Interest Rate Swap Agreements

   At December 31, 2000, Nexstar had in effect three interest rate swap agreements, with commercial banks, with notional amounts of $93.3 million, $20.0 million and $15.0 million. Nexstar's interest rate swap agreements require Nexstar to pay a fixed rate and receive a floating rate thereby creating fixed rate debt. The agreements are designated as a hedge of interest rates, and the differential to be paid or received on the swaps is accrued as an adjustment to interest expense. Nexstar is exposed to credit loss in the event of nonperformance by the counterparty. At December 31, 2000, the fair value of the contracts generated unrealized losses of $75,444 and $223,475 and an unrealized gain of $57,684 on the three swap agreements, respectively. The financial instruments expire on December 31, 2002, November 8, 2002 and May 21, 2001, respectively.

Debt Covenants

   The credit agreements contain covenants which require the Company to comply with certain financial ratios, capital expenditure and film cash payment and other limits. Covenants are formally calculated quarterly and are prepared on a consolidated basis. The Company was in compliance with all covenants at December 31, 1998, 1999 and 2000.

Debt Financing Costs

   In conjunction with the amendment and restatement of the credit facility during 1999, the Company expensed $2.8 million related to certain debt financing costs. The amount, net of tax benefit, has been presented as an extraordinary item.

Note Payable

   A note payable for $4.5 million was issued by the Company as part of the consideration for the acquisition of KFDX-TV, KBTV-TV and KSNF-TV from US Broadcast Group, LLC in 1998 (Note 3). The noninterest-bearing note required payments of $1.0 million, $2.5 million and $1.0 million on December 31, 1998, 1999 and 2000, respectively. The unamortized discount was calculated using an interest rate of 7.5%, which approximated the Company's incremental borrowing rate for similar debt at the time of acquisition. The amount remaining outstanding was paid in full on December 31, 2000.

                       NEXSTAR FINANCE HOLDINGS, L.L.C.

10. Members' Equity

   The Company has authorized two classes of equity interests: Class A Interests and Class B Interests (collectively, the "Interests"). Each class of Interests represents a fractional part of the membership interests of the Company and has the rights and obligations specified in the Company's LLC Agreement. Class A Interests are not entitled to voting rights and Class B Interests are entitled to one vote per Interest held. Class A Interests accrue a compounded daily yield at a rate of the higher of the base rate as defined in the Company's credit agreement or 9% per annum. At December 31, 2000, none of the 1,000 Class A Interests authorized and issued were outstanding. All 13,000 Class B Interests authorized and issued were outstanding.

11. Income Taxes

   The provision for income taxes charged to continuing operations was as follows at December 31:

                                  1998       1999        2000
                                ---------  ---------  ----------
Current tax expense:
   Federal..................... $ 746,393  $ 661,852  $1,130,026
   State.......................   124,522    157,982     516,357

                                ---------  ---------  ----------
                                  870,915    819,834   1,646,383

                                ---------  ---------  ----------
Deferred tax expense (benefit):
   Federal.....................  (670,232)  (507,189)   (446,995)
   State.......................  (102,738)   345,133    (101,718)

                                ---------  ---------  ----------
                                 (772,970)  (162,056)   (548,713)

                                ---------  ---------  ----------
       Net tax expense......... $  97,945  $ 657,778  $1,097,670

                                =========  =========  ==========

   The provision for income taxes is different than the amount computed using the applicable statutory federal income tax rate for the year ended December 31 with the differences summarized below:

                                                 1998         1999         2000
                                              -----------  -----------  -----------
Tax benefit at statutory rates............... $(5,175,268) $(4,981,846) $(1,831,883)
Change in valuation allowance................     919,567    1,295,929    1,301,328
Income earned by a partnership not subject to
  corporate income tax.......................   4,348,860    4,011,568    1,375,549
State and local taxes, net of federal benefit    (124,113)     128,482       21,221
Other, net...................................     128,899      203,645      231,455

                                              -----------  -----------  -----------
Net tax expense.............................. $    97,945  $   657,778  $ 1,097,670

                                              ===========  ===========  ===========

   The components of the net deferred tax liability are as follows at December
31:

                                    1998         1999         2000
                                 -----------  -----------  -----------
Net operating loss carryforwards $   863,912  $ 2,306,651  $ 3,817,538
Property and equipment..........  (2,126,555)  (2,327,253)  (2,242,620)
Intangible assets...............  (6,205,987)  (5,650,042)  (5,385,143)
Other...........................     189,261      140,931      130,553
Valuation allowance.............    (919,567)  (2,301,976)  (3,603,304)

                                 -----------  -----------  -----------
Net deferred tax liabilities.... $(8,198,936) $(7,831,689) $(7,282,976)

                                 ===========  ===========  ===========

                       NEXSTAR FINANCE HOLDINGS, L.L.C.

11. Income Taxes (Continued)

   At December 31, 2000, the Company has federal and state net operating loss carryforwards available to reduce future taxable income of approximately $19.9 million which begin to expire in 2008 if not utilized.

   The Company has provided a valuation allowance for certain deferred tax assets. The allowance relates to the generation of net operating losses and other deferred tax assets of certain corporate subsidiaries, the benefit of which may not be realized.

   A corporation that undergoes a "change of ownership" pursuant to section 382 of the Internal Revenue Code is subject to limitations on the amount of its net operating loss carryforwards which may be used in the future. An ownership change occurred with regard to one subsidiary on April 15, 1997. The amount of the net operating loss at December 31, 2000 associated with that subsidiary was approximately $1.6 million. The annual limitation on the use of the net operating loss is approximately $446,000. The Company estimates the limitation on the net operating loss will not have a material adverse impact on the Company's financial position or results of operation. No assurance can be given that an ownership change will not occur as a result of other transactions entered into by the Company, or by certain other parties over which the Company has no control. If a "change in ownership" for income tax purposes occurs, the Company's ability to use "pre-change losses" could be postponed or reduced, possibly resulting in accelerated or additional tax payments which, with respect to tax periods beyond 2000, could have a material adverse impact on the Company's financial position or results of operations.

12. Commitments and Contingencies

Broadcast Rights Commitments

   Broadcast rights acquired for cash and barter under license agreements are recorded as an asset and a corresponding liability at the inception of the license period. Future minimum payments arising from unavailable current and future broadcast license commitments outstanding are as follows at December 31, 2000:

2001......................................................... $ 1,971,222
2002.........................................................   3,782,168
2003.........................................................   2,634,272
2004.........................................................   2,312,010
2005.........................................................   1,453,483
Thereafter...................................................      58,500

                                                              -----------
Future minimum payments for unavailable cash broadcast rights $12,211,655

                                                              ===========

   Unavailable broadcast rights commitments represent obligations to acquire cash and barter program rights for which the license period has not commenced and, accordingly, for which no asset or liability has been recorded.

Operating and Capital Leases

   The Company leases office space, vehicles, antennae sites, studio and other operating equipment under noncancelable capital and operating lease arrangements expiring through 2007. Charges to operations for such

                       NEXSTAR FINANCE HOLDINGS, L.L.C.

12. Commitments and Contingencies (Continued)

leases aggregated $312,680, $503,836 and $643,463 for the years ended December 31, 1998, 1999 and 2000, respectively. Future minimum lease payments under these leases are as follows at December 31, 2000:

                                                        Capital    Operating
                                                         Lease       Lease
                                                      Obligations Obligations
                                                      ----------- -----------
       2001..........................................   $70,204   $  472,224
       2002..........................................    22,699      405,383
       2003..........................................        --      385,591
       2004..........................................        --      312,623
       2005..........................................        --      159,266
       Thereafter....................................        --      495,233

                                                        -------   ----------
                                                        $92,903   $2,230,320

                                                        =======   ==========
       Less: amount representing interest............    (9,365)

                                                        =======
       Present value of minimum lease payments.......   $83,538

                                                        =======

Litigation

   From time to time, the Company is involved with claims that arise out of the normal course of business. In the opinion of management, the ultimate liability with respect to these claims will not have a material adverse effect on the financial statements of the Company.

13. Employee Benefit Plan

   The Company has established a retirement savings plan under Section 401(k) of the Internal Revenue Code (the "Plan"). The Plan covers substantially all employees of the Company who meet minimum age and service requirements, and allows participants to defer a portion of their annual compensation on a pre-tax basis. Contributions to the Plan may be made at the discretion of the Company. Through December 31, 2000, the Company had not elected to make such contributions, except where required to do so under the terms of specific union labor contracts. Mandatory amounts contributed pursuant to labor contracts were $0, $24,820 and $26,360 during the years ended December 31, 1998, 1999 and 2000, respectively.

14. Nexstar Finance Holdings, Inc.

   Nexstar Finance Holdings, Inc. was incorporated on December 5, 2000 in the State of Delaware for the purpose of facilitating future financings. Nexstar Finance Holdings, Inc. was capitalized with an immaterial amount of equity and had no operating activities for the year ended December 31, 2000.

15. Subsequent Events--Acquisition and Financing

The WCIA-TV/WCFN-TV and WMBD-TV Acquisition

   On January 12, 2001, Nexstar acquired substantially all of the assets of WCIA-TV/WCFN-TV and WMBD-TV from Midwest for approximately $108.0 million, exclusive of transaction costs. Included in the purchase price was $500,000 which was paid directly to the owner of Midwest for the building which houses WCIA-TV. The excess of the consideration paid over the estimated fair value of the tangible and identifiable intangible assets acquired will be amortized using the straight-line method over 40 years. TBA fees in the amount of $2.25 million were paid to Midwest at the time of closing (Note 5).

                       NEXSTAR FINANCE HOLDINGS, L.L.C.

15. Subsequent Events--Acquisition and Financing (Continued)

   The unaudited pro forma consolidated information for the years ended December 31, 1999 and 2000, determined as if the Midwest acquisition described above occurred on January 1 of the previous year, would have resulted in the following:

                                              December 31, 1999     December 31, 2000
                                            --------------------  --------------------
                                            As reported Pro forma As reported Pro forma
                                            ----------- --------- ----------- ---------
                                                      (dollars in thousands)
   Revenues (excluding trade and barter)...  $ 91,059   $120,520   $124,632   $133,240
   Total net revenues......................    86,960    113,540    117,467    127,308
   Income (loss) from operations...........     5,508      3,034     18,570     13,044
   Net loss................................   (17,777)   (34,240)    (6,332)   (25,516)

   This unaudited pro forma information is presented for illustrative purposes only and is not necessarily indicative of results of operations in future periods or results that would have been achieved had the Company and the acquired company been combined during the specified periods.

New Debt Facility Agreements

   On January 12, 2001, in conjunction with the WCIA-TV/WCFN-TV and WMBD-TV acquisition, the Company retired all of its previous outstanding bank debt and secured new financing as described below.

The Nexstar Senior Secured Credit Facility

   On January 12, 2001, Nexstar entered into a senior secured credit facility with a group of commercial banks. The terms of the credit agreement provide for a revolving credit facility (the "Nexstar revolver") in the amount of $122.0 million and a term loan facility (the "Nexstar term loan") in the amount of $110.0 million. Interest rates associated with the Nexstar revolver and term loan are based, at the option of the Company, on the prevailing prime rate plus an applicable margin or the LIBOR rate plus an applicable margin. Interest is fixed for a period ranging from one month to 12 months, depending on availability of the interest basis selected, except if the Company selects a prime-based loan, in which case the interest rate will fluctuate during the period as the prime rate fluctuates. Interest is payable periodically based on the type of interest rate selected. In addition, the Company is required to pay quarterly commitment fees based on the Company's leverage ratio for that particular quarter on the unused portion of the Nexstar revolver loan commitment. The Nexstar term loan is subject to scheduled mandatory repayments and the Nexstar revolver is subject to scheduled mandatory reductions commencing in 2002. Any excess amount outstanding at the time of a mandatory reduction is payable at that time.

   The borrowings under the Nexstar senior secured credit facility are guaranteed, jointly and severally, by Nexstar, Bastet and Mission, and by each existing and subsequently acquired or organized subsidiary of the Company.

The Bastet/Mission Senior Secured Credit Facility

   Concurrently with Nexstar, Bastet and Mission entered into a credit agreement (the "Bastet/Mission credit facility") with a group of commercial banks. The terms provide for the banks to make revolving loans to Bastet and Mission, not to exceed the aggregate commitment of $43.0 million. Bastet and Mission are jointly and severally liable for the outstanding amount of the loan. Nexstar has entered into a guarantor agreement, whereby Nexstar guarantees full payment of any obligations outstanding in the event of Bastet and/or Mission's

                       NEXSTAR FINANCE HOLDINGS, L.L.C.

15. Subsequent Events--Acquisition and Financing (Continued)

default. Interest rates associated with the Bastet/Mission credit facility are based, at the option of Bastet and Mission, on the prevailing prime rate plus an applicable margin or the LIBOR rate plus an applicable margin. Interest is fixed for a period ranging from one month to 12 months, depending on availability of the interest basis selected, except if Bastet or Mission selects a prime-based loan, in which case the interest rate will fluctuate during the period as the prime rate fluctuates. Interest is payable periodically based on the type of interest rate selected. In addition, Bastet and Mission are required to pay quarterly commitment fees based on their leverage ratio for that particular quarter on the unused portion of the Bastet/Mission credit facility loan commitment. The Bastet/Mission credit facility is due and payable on the maturity date, January 12, 2007. Any excess amount outstanding at the time of a mandatory reduction is payable at that time.

Debt Covenants

   The credit agreements described above contain covenants which require the Company to comply with certain financial ratios, capital expenditure and film cash payments and other limits.

Debt Financing Costs

   As a result of the refinancing described above, during the first quarter 2001, the Company will write off approximately $263,000 in previously capitalized debt financing costs. This amount will be recorded as an extraordinary item, net of income tax benefit.

Unsecured Interim Loan

   On January 12, 2001, the Company was issued an unsecured interim loan by its primary lender (the "interim loan") in the amount of $40.0 million. The interim loan bears interest at an initial rate of 13.5% per year, which shall automatically increase by 0.5% on each three-month anniversary of the closing date, not to exceed 18.0% per year. Interest becomes payable quarterly in arrears until maturity, commencing on January 12, 2005. The interim loan matures on January 12, 2008. The interim loan is subject to a mandatory prepayment in the event of a direct or indirect public offering or private placement of debt or equity securities of any entity of the Company subject to certain exceptions. The interim loan is generally subordinate to the prior payment in full of all senior debt either outstanding or to be created, incurred, assumed or guaranteed.

Capital Contribution

   On January 12, 2001, the Company received a capital contribution of $15.0 million from its indirect parent, Nexstar Broadcasting. Additionally, on January 12, 2001, the Company received a $50.0 million equity contribution from ABRY in exchange for 1,000 Class A Interests (Note 10).

16. Subsequent Events--Senior Subordinated Notes

   On March 16, 2001, the Company issued $160.0 million of 12% Senior Subordinated Notes (the "Notes") at a price of 96.012%. The Notes mature on April 1, 2008. Interest becomes payable every six months in arrears on April 1 and October 1. The Notes are guaranteed by all of the domestic existing and future restricted subsidiaries of the Company. They are general unsecured senior subordinated obligations subordinated to all of the Company's senior debt. The Notes are redeemable on or after April 1, 2005 and the Company may redeem up to 35% of the aggregate principal amount of the notes before April 1, 2004 with the net cash proceeds from qualified equity offerings.

                       NEXSTAR FINANCE HOLDINGS, L.L.C.

16. Subsequent Events--Senior Subordinated Notes (Continued)

   The Notes contain covenants which require the Company to comply with certain limitations on the incurrence of additional indebtedness, issuance of equity, payment of dividends and on certain other business activities.

   The proceeds of the offering were used to repay $116.2 million of the Nexstar revolver and $30.0 million of the interim loan, both described in Note
15. The remainder will be used to finance its operations and working capital needs.

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Member of Nexstar Finance Holdings, L.L.C.:

   In our opinion, the accompanying balance sheets and the related statements of operations, changes in member's deficit, and cash flows present fairly, in all material respects, the financial position of Gocom Broadcasting of Joplin, L.L.C. (the "Company") at September 30, 2001 and December 31, 2000 and the results of its operations and its cash flows for the nine months ended September 30, 2001 and for the year ended December 31, 2000 in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States of America, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

   The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 2 to the financial statements, the Company is in violation of its senior debt agreement as a result of non-compliance with certain debt covenants, which raises substantial doubt about its ability to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

January 7, 2002

                     GOCOM BROADCASTING OF JOPLIN, L.L.C.

                                BALANCE SHEETS

                                                                      September 30, December 31,
                                                                          2001          2000
                                                                      ------------- ------------
                                                                      (in thousands of dollars)
                               ASSETS
Current assets:
   Cash and cash equivalents.........................................   $     10      $     31
   Accounts receivable, net of allowance for doubtful accounts of
     $85 and $115 for September 30, 2001 and December 31,
     2000, respectively..............................................        910         1,142
   Current portion of broadcast rights...............................        338           459
   Prepaid expenses and other current assets.........................         42            45
                                                                        --------      --------
       Total current assets..........................................      1,300         1,677
Property and equipment, net..........................................      1,431         1,778
Broadcast rights, net of current portion.............................        592           107
Deferred financing costs, net of accumulated amortization of $572 and
   $660 for September 30, 2001 and December 31, 2000, respectively...        416           673
Intangible assets, net...............................................     15,138        16,195
Other assets.........................................................         15            23
                                                                        --------      --------
                                                                        $ 18,892      $ 20,453
                                                                        ========      ========
                  LIABILITIES AND MEMBER'S DEFICIT
Current liabilities:
   Accounts payable and accrued expenses.............................   $    292      $    298
   Senior Notes Payable..............................................     45,152        55,572
   Current portion of broadcast rights payable.......................        279           391
   Current portion of deferred gain..................................         77            77
   Accrued interest payable..........................................      2,024         1,518
   Due to related party..............................................        462           292
                                                                        --------      --------
       Total current liabilities.....................................     48,286        58,148
Broadcast rights payable, net of current portion.....................        673            83
Deferred gain, net of current portion................................      1,769         1,827
Other liabilities....................................................        100            93
                                                                        --------      --------
       Total liabilities.............................................     50,828        60,151
Member's deficit.....................................................    (31,936)      (39,698)
                                                                        --------      --------
                                                                        $ 18,892      $ 20,453
                                                                        ========      ========


  The accompanying notes are an integral part of these financial statements.

                     GOCOM BROADCASTING OF JOPLIN, L.L.C.

                           STATEMENTS OF OPERATIONS


                                                        September 30, December 31,
                                                            2001          2000
                                                        ------------- ------------
                                                        (in thousands of dollars)
                                                        -------------------------
Revenue:
   Broadcast revenue...................................    $ 3,881      $ 6,067
   Barter and trade revenue............................        377          333
                                                           -------      -------
       Gross revenue...................................      4,258        6,400
   Less: Agency commissions............................        437          699
                                                           -------      -------
       Net revenue.....................................      3,821        5,701
                                                           -------      -------
Costs and expenses:
   Operating...........................................      1,181        1,494
   Selling, general and administrative.................      1,003        1,435
   Management fees.....................................        177          266
   Barter and trade expense............................        299          349
   Depreciation and amortization.......................      1,528        2,078
   Amortization of broadcast rights (excluding barter).        344          269
                                                           -------      -------
       Total costs and expenses........................      4,532        5,891
                                                           -------      -------
       Loss from operations............................       (711)        (190)

Other expense:
   Interest expense, net...............................     (3,499)      (6,663)
   Other...............................................         (2)         (27)
                                                           -------      -------
       Net loss........................................    $(4,212)     $(6,880)
                                                           =======      =======






  The accompanying notes are an integral part of these financial statements.

                     GOCOM BROADCASTING OF JOPLIN, L.L.C.

                   STATEMENT OF CHANGES IN MEMBER'S DEFICIT

                                                            (in thousands of dollars)
Balance at December 31, 1999...............................         $(44,545)
Conversion of accrued interest on senior subordinated notes
 payable to equity.........................................            2,192

In-substance contribution to equity (Note 5)...............            9,535
Net loss...................................................           (6,880)
                                                                    --------
Balance at December 31, 2000...............................          (39,698)
In-substance contribution to equity (Note 5)...............           11,974
Net loss...................................................           (4,212)
                                                                    --------
Balance at September 30, 2001..............................         $(31,936)
                                                                    ========



  The accompanying notes are an integral part of these financial statements.

                     GOCOM BROADCASTING OF JOPLIN, L.L.C.

                           STATEMENTS OF CASH FLOWS

                                                                              September 30, December 31,
                                                                                  2001          2000
                                                                              ------------- ------------
                                                                              (in thousands of dollars)
Cash flows from operating activities:
   Net loss..................................................................    $(4,212)     $(6,880)
   Adjustments to reconcile net loss to net cash provided by
     operating activities:
       In-substance contribution to equity...................................      2,682        4,797
       Amortization of deferred financing costs..............................         39           84
       Amortization of deferred gain.........................................        (58)         (27)
       Depreciation..........................................................        432          572
       Amortization of intangibles...........................................      1,057        1,422
       Amortization of broadcast rights (excluding barter)...................        344          269
       (Gain) loss on disposal of property and equipment.....................         (2)          27
       Provision for bad debts...............................................        (30)          58
       Changes in operating assets and liabilities:
          Accounts receivable................................................        262         (267)
          Broadcast rights, net of broadcast rights payable..................       (230)        (275)
          Prepaid expenses and other assets..................................          3          (20)
          Other assets.......................................................          8           (2)
          Accounts payable and accrued expenses..............................         (6)         124
          Amounts due to related parties.....................................        170        1,646
          Accrued interest payable...........................................       (276)         243
          Other liabilities..................................................          7           93
                                                                                 -------      -------
              Net cash provided by operating activities......................
                                                                                     190        1,864
                                                                                 -------      -------
Cash flows from investing activities:
   Purchase of property and equipment........................................        (88)        (192)
   Proceeds from the sale of assets..........................................          5        2,293
                                                                                 -------      -------
              Net cash (used in) provided by investing activities............        (83)       2,101
                                                                                 -------      -------
Cash flows from financing activities:
   Principal payments of long-term debt......................................       (128)      (3,967)
                                                                                 -------      -------
              Net cash used in financing activities..........................       (128)      (3,967)
Net decrease in cash and cash equivalents....................................        (21)          (2)
Cash and cash equivalents, beginning of period...............................         31           33
                                                                                 -------      -------
Cash and cash equivalents, end of period.....................................    $    10      $    31
                                                                                 =======      =======

  The accompanying notes are an integral part of these financial statements.

                     GOCOM BROADCASTING OF JOPLIN, L.L.C.

                         NOTES TO FINANCIAL STATEMENTS
                           (in thousands of dollars)


1. Description of the Business

   Gocom Broadcasting of Joplin, L.L.C (the "Company") owns KODE, an ABC broadcasting affiliate in Joplin, Missouri. The Company has a wholly owned subsidiary, which owns the broadcast license of the station.

   The Company is a wholly owned subsidiary of Gocom Holdings, LLC (the
"Parent").

   Television broadcasting is subject to the jurisdiction of the Federal Communications Commission ("FCC") under the Communications Act of 1934, as amended (the "Communications Act"). The Communications Act prohibits the operation of television and radio broadcasting stations except under licenses issued by the FCC and empowers the FCC, among other things, to issue, revoke and modify broadcasting licenses, determine the location of stations, regulate the equipment used by stations, adopt regulations to carry out the provisions of the Communications Act and impose penalties for violation of such regulations.

2. Summary of Significant Accounting Policies

Basis of Presentation and Going Concern

   The accompanying financial statements present the financial position of the Company as of September 30, 2001 and December 31, 2000 and the results of its operations and its cash flows for the nine months ended September 30, 2001 and for the year ended December 31, 2000.

   As discussed in Note 5, the Company is in violation of its senior debt agreement as a result of noncompliance with certain debt covenants, which raises substantial doubt about its ability to continue as a going concern. As of September 30, 2001, the Company's management continues to negotiate with its lender to resolve the violation. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Cash and Cash Equivalents

   The Company considers all highly liquid investment instruments purchased with an original maturity of three months or less to be cash equivalents. The Company invests its cash in money market funds and in short-term government securities that management believes are subject to minimal market and credit risk.

Property and Equipment

   Property and equipment is stated at cost, less accumulated depreciation. Major renewals and betterments are capitalized and ordinary repairs and maintenance are charged to expense in the period incurred. Depreciation is computed on the straight-line basis over the estimated useful lives of the assets.

   On August 24, 2000, the Company sold their broadcasting towers for approximately $2.3 million. Subsequent to this transaction, the Company entered into an operating lease agreement for the use of space on the towers. This transaction resulted in a deferred gain of approximately $1.9 million, which is being recognized over the life of the operating leases on a straight-line basis. The Company recognized income of $58 and $27 related to the deferred gain for the nine months ended September 30, 2001 and the year ended December 31, 2000, respectively.

                     GOCOM BROADCASTING OF JOPLIN, L.L.C.

                           (in thousands of dollars)


2. Summary of Significant Accounting Policies (Continued)

Intangible Assets

   Identifiable intangible assets include an FCC broadcast license, network affiliation agreement, and goodwill resulting from the original acquisition of the Company by the Parent and are amortized on a straight-line basis over an estimated useful life of 15 years. The Company evaluates the recoverability of its intangible assets by comparing future cash flows that can be generated by intangible assets to their respective carrying values. If the carrying value of the related intangible asset exceeds the undiscounted future cash flows of the intangible asset, the carrying value would be reduced to the fair value of its expected future cash flows and an impairment loss would be recognized. The Company did not recognize any impairment loss during the nine months ended September 30, 2001 or the year ended December 31, 2000.

Broadcast Rights and Broadcast Rights Payable

   Broadcast rights represent amounts paid or payable, either in cash or barter, to program suppliers for the limited right to broadcast the suppliers' programming and are recorded when available for use. Broadcast rights are stated at the lower of unamortized cost or net realizable value.

   Amortization is computed using the sum-of the-months digits for all multi-year, non-first run programs, which correlates with estimated future revenues. Amortization is computed using the straight-line method for programs of a short duration (one year or less), which correlates with estimated future revenues. The current portion of broadcast rights represents those rights available for broadcast, which will be amortized in the succeeding year.

   Broadcast rights payable represents the gross amounts to be paid to program suppliers over the life of the contracts. Broadcast rights payable are classified as current or long-term liabilities in accordance with the payment terms.

Deferred Financing Costs

   The Company capitalizes its costs associated with issuing debt. These costs are amortized over the life of the related debt instrument using the straight-line method, which approximates the effective interest method. Amortization of deferred financing costs were $39 and $84 for the nine months ended September 30, 2001 and the year ended December 31, 2000, respectively.

Advertising

   The Company expenses advertising costs as incurred, which are included in selling, general and administrative expenses.

Concentration of Credit Risk

   Financial instruments which potentially expose the Company to a concentration of credit risk include cash, cash equivalents and accounts receivable. The Company extends credit to customers on an unsecured basis in the normal course of business. Accordingly, the Company maintains reserves for potential credit losses and such losses, in the aggregate, have not historically exceeded management's expectations.

Revenue Recognition

   Advertising revenues are recognized in the period during which the time spots are aired. Revenues from other sources are recognized in the period when the services are provided.

                     GOCOM BROADCASTING OF JOPLIN, L.L.C.

                           (in thousands of dollars)


2. Summary of Significant Accounting Policies (Continued)

Income Taxes

   The Company is organized as a Limited Liability Corporation (LLC). Accordingly, federal and state income taxes are payable by the members of the Parent and therefore are not reflected in the accompanying financial statements.

Trade and Barter Transactions

   The Company trades certain advertising time for various goods and services. These transactions are recorded at the estimated fair value of the goods or services received. The related revenue is recognized when commercials are aired and the related expenses are recognized as the goods or services are received or used.

   The Company barters advertising time for certain program rights. These transactions are recorded at management's estimate of the fair value of the advertising time exchanged, which approximates the fair value of the program material received. Revenue is recognized as the related spots are aired and the program contract rights are amortized on a straight-line basis over the life of the contracts. Net barter and trade revenue was $78 and ($16) for the nine months ended September 30, 2001 and the year ended December 31, 2000, respectively.

Use of Estimates

   The preparation of the financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and use assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements as well as the reported amounts of revenues and expenses during the reporting period. Actual results may vary from estimates used.

Corporate Allocations

   The Company is allocated corporate overhead expenses, which primarily consist of corporate management salaries, group health insurance, legal and audit fees, based on the Company's percentage of the Parent's subsidiaries' combined revenue. The Company was allocated $177 and $266 in overhead expenses for the nine-month period ended September 30, 2001 and for the year ended December 31, 2000, respectively.

Financial Instruments

   The Company has financial instruments, none of which are held for trading purposes. The Company estimates that the fair value of all financial instruments at September 30, 2001 and December 31, 2000 does not differ materially from the aggregate carrying values of its financial instruments recorded in the accompanying balance sheets.

                     GOCOM BROADCASTING OF JOPLIN, L.L.C.

                           (in thousands of dollars)


2. Summary of Significant Accounting Policies (Continued)

   In June 1998, the Financial Accounting Standards Board ("FASB") issued Statement of Accounting Standards No. 133 ("SFAS No. 133"), "Accounting for Derivative Instruments and Hedging Activities." Subsequently, SFAS No. 133 was amended in July 1999 by the issuance of Statement of Accounting Standards Nos. 137 and 138. These statements modify the provisions and effective date of SFAS No. 133. SFAS No. 133, as amended, is effective for fiscal quarters beginning after January 1, 2001 for the Company and its adoption is not expected to have any impact on the Company's financial position or results of operations.

   In December 1999, the Securities and Exchange Commission ("SEC") released Staff Accounting Bulletin No. 101 ("SAB 101"), "Revenue Recognition in Financial Statements," as amended by SAB 101B, which is effective no later than the year ended December 31, 2000. The bulletin clarifies the SEC's views regarding recognition of revenue. The Company adopted SAB 101 during the second quarter of fiscal year 2001. The application of the guidance in SAB 101 had no impact on the Company's results of operations.

   In July 2001, the FASB issued Statement of Financial Accounting Standards No. 141, "Business Combinations" ("SFAS No. 141, ") and Statement of Financial Accounting Standards No. 142, "Goodwill and Other Intangible Assets" ("SFAS No. 142"). SFAS No. 141 requires that all business combinations be accounted for under the purchase method. The statement further requires separate recognition of intangible assets that meet one of two criteria. The statement applies to all business combinations initiated after June 30, 2001.

   SFAS No. 142 requires that an intangible asset that is acquired shall be initially recognized and measured based on its fair value. The statement also provides that goodwill should not be amortized, but should be tested for impairment annually, or more frequently if circumstances indicate potential impairment, through a comparison of fair value to its carrying amount. Goodwill amortization expense for the nine months ended September 30, 2001 and year ended December 31, 2000 was $519 and $385, respectively. The Company is currently evaluating the impact of the new accounting standard on existing goodwill and other intangible assets. SFAS No. 142 is effective for fiscal periods beginning after December 15, 2001.

   In August 2001, the FASB issued Statement of Financial Accounting Standards No. 143, "Accounting for Asset Retirement Obligations" ("SFAS No. 143"). This Statement addresses financial accounting and reporting for obligations associated with the retirement of tangible long-lived assets and the associated legal obligations of such asset retirement costs. The Company does not expect that implementation of this standard will have a significant impact on its financial statements.

   In October 2001, the FASB issued Statement of Financial Accounting Standards No. 144. "Accounting for the Impairment or Disposal of Long-Lived Assets" ("SFAS No. 144"). The Company is evaluating the impact of the adoption of SFAS No 144, but does not expect that implementation of this standard will have a significant financial impact.

                     GOCOM BROADCASTING OF JOPLIN, L.L.C.

                           (in thousands of dollars)


3. Property and Equipment

   Property and equipment consists of the following:

                                          Estimated
                                         useful life September 30, December 31,
                                         (in years)      2001          2000
                                         ----------- ------------- ------------
Broadcast equipment.....................    5-25        $2,673        $2,568
Buildings and improvements..............      40           731           724
Vehicles, office equipment and furniture     3-7           341           376
                                                        ------        ------
                                                         3,745         3,668
Less: accumulated depreciation..........                 2,314         1,890
                                                        ------        ------
                                                        $1,431        $1,778
                                                        ======        ======

4. Intangible Assets

   Intangible assets consist of the following:

                                    Amortization
                                     period(in   September 30, December 31,
                                       years)        2001          2000
                                    ------------ ------------- ------------
     Network affiliation agreement.       15        $10,150      $10,150
     FCC license...................       15          3,101        3,101
     Goodwill......................       15          7,697        7,697
     Other intangibles.............     2-15             57           57
                                                    -------      -------
                                                     21,005       21,005
     Less: accumulated amortization                   5,867        4,810
                                                    -------      -------
                                                    $15,138      $16,195
                                                    =======      =======

5. Senior Notes Payable

   The Company and certain affiliated companies (collectively, the "Affiliates"), each of which are wholly owned subsidiaries of the Parent, are parties to a debt agreement with Finova Capital Corporation ("Finova"). The Senior Notes Payable (the "Notes"), deferred financing costs and associated interest expense are reflected in the Company's financial statements since all of the Affiliates are jointly and severally liable for this debt. Proceeds from or payments on borrowings are reflected as in-substance distributions/contributions in member's equity. The Company has accrued interest on the outstanding balance of the Notes. When one of the other issuers makes an interest payment, the Company will reduce accrued interest payable and record an in-substance contribution to equity. The Notes are payable in quarterly installments beginning January 2002 with interest accruing at LIBOR plus 4%, payable quarterly in arrears. The LIBOR rate was approximately 2.1% and 6.6% at September 30, 2001 and December 31, 2000, respectively.

   The Notes consist of two term loan facilities and a revolving credit facility, all of which have a maturity date of December 31, 2004.

   The Notes agreement includes covenants restricting borrowings, distributions to members, capital expenditures, and the maintenance of certain financial ratios. At September 31, 2001 and December 31, 2000 the Affiliates were not in compliance with certain covenants included in the Notes agreement. Due to this noncompliance, outstanding amounts may become immediately payable to the lender. Accordingly, all of the Notes have been classified as currently payable in the accompanying financial statements.

                     GOCOM BROADCASTING OF JOPLIN, L.L.C.

                           (in thousands of dollars)


5. Senior Notes Payable (Continued)

   The Notes are collateralized by substantially all property of the Affiliates, which includes the accounts receivable, equipment, inventory, intangibles and real estate of the Company.

   The Affiliates are guarantors of a $20,900 loan from FINOVA to Brissette Broadcasting of Savannah, LLC (Brissette) in connection with a Joint Sales Agreement with Brissette.

   The aggregate maturities of long-term debt are as follows:

                                  2002 $   560
                                  2003     664
                                  2004  10,103
                                       -------
                                       $11,327
                                       =======

6. Member's Deficit

   Effective January 1, 2000, accrued interest of approximately $2.2 million relating to the senior subordinated notes payable to the members of the Parent was cancelled and converted to equity as a capital contribution.

7. Cash Flow Information

   Supplemental disclosures of cash flow information and non-cash investing and financing activities are as follows:

                                                                September 30, December 31,
                                                                    2001          2000
-                                                               ------------- ------------
Cash paid for interest.........................................    $1,093        $1,623
Noncash investing and financing activities:
   Conversion of accrued interest on senior subordinated notes.        --         2,192

8. Commitments and Contingencies

Broadcast Rights

   At September 30, 2001, the Company has executed contracts for broadcast rights totaling approximately $414 for which the license period has not yet begun. Accordingly, such broadcast rights have not been recorded in the balance sheet at September 30, 2001.

   Future minimum payments arising from total broadcast license commitments outstanding are as follows:

                                2002...... $306
                                2003......  221
                                2004......  221
                                2005......  141
                                2006......   24
                                Thereafter   --
                                           ----
                                           $913
                                           ====

                     GOCOM BROADCASTING OF JOPLIN, L.L.C.

                           (in thousands of dollars)


8. Commitments and Contingencies (Continued)

Leases

   The Company leases tower space, antenna sites, studio and other operating equipment under noncancellable operating lease arrangements expiring through 2025. Future minimum lease payments under these leases at September 30, 2001 are as follows:


                               2002...... $  207
                               2003......    320
                               2004......    332
                               2005......    330
                               2006......    176
                               Thereafter  5,690
                                          ------
                                          $7,055
                                          ======

   Rental expense was $99 and $44 for the nine months ended September 30, 2001 and the year ended December 31, 2000, respectively.

Litigation

   The Company from time to time is involved in litigation incidental to the conduct of its business. In the opinion of management, after consultation with legal counsel, no existing or contingent claims will have a material adverse effect on the Company's financial position, results of operations or cash flows.

9. Subsequent Events

   On December 31, 2001 the Company entered into an agreement, subject to approval by the FCC to sell all of the operating assets of the station to Mission Broadcasting of Joplin, Inc. for approximately $14 million. Under the terms of the agreement, the Company entered into a time brokerage agreement with the buyer which will be in effect until the consummation of the sale.

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Member of Nexstar Finance Holdings, L.L.C., current owner of
  WCIA-TV/WCFN-TV and WMBD-TV:

   In our opinion, the accompanying balance sheets and the related statements of operations, of stockholders' net investment and of cash flows present fairly, in all material respects, the financial position of WCIA-TV/WCFN-TV and WMBD-TV (a Division of Midwest Television, Inc.) (the "Company") at May 31, 2000 and 1999, and the results of its operations and its cash flows for each of the three years then ended in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States of America, which require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

PricewaterhouseCoopers LLP

Boston, Massachusetts
February 21, 2001

                          WCIA-TV/WCFN-TV AND WMBD-TV
                   (A DIVISION OF MIDWEST TELEVISION, INC.)

                                BALANCE SHEETS


                                                                         May 31,
                                                                  ---------------------- November 30,
                                                                     1999        2000        2000
                                                                  ----------- ---------- ------------
                                                                                         (unaudited)
                             ASSETS
Current assets:
   Cash.......................................................... $     1,985 $      400  $      400
   Accounts receivable net of allowance for doubtful accounts of
     $205,000, $174,000 and $174,000 (unaudited), respectively...   4,211,713     25,956          --
   Due from Nexstar Finance, L.L.C...............................          --  1,509,960   2,115,523
   Prepaid expenses..............................................      87,360     31,537      11,544
   Current portion of broadcast rights...........................   1,250,906    879,300   2,122,714

                                                                  ----------- ----------  ----------
       Total current assets......................................   5,551,964  2,447,153   4,250,181

                                                                  ----------- ----------  ----------
Broadcast rights.................................................     747,191    448,095     102,751
Property and equipment, net......................................   3,682,585  2,535,025   2,165,219
Intangible assets, net...........................................     283,884    283,586     283,437

                                                                  ----------- ----------  ----------
       Total assets.............................................. $10,265,624 $5,713,859  $6,801,588

                                                                  =========== ==========  ==========

          LIABILITIES AND STOCKHOLDERS' NET INVESTMENT
Current liabilities:
   Accounts payable.............................................. $   640,926 $       --  $       --
   Accrued wages and salaries....................................     663,277         --          --
   Accrued profit-sharing and pension............................     704,252     19,406          --
   Current portion of broadcast rights payable...................   1,255,895    938,770   2,123,190
   Other current liabilities.....................................      80,847     28,340          --

                                                                  ----------- ----------  ----------
       Total current liabilities.................................   3,345,197    986,516   2,123,190

                                                                  ----------- ----------  ----------
Commitment and contingencies (Note 6)
Broadcast rights payable.........................................     742,316    412,270     105,750

                                                                  ----------- ----------  ----------
       Total liabilities.........................................   4,087,513  1,398,786   2,228,940
Stockholders' net investment.....................................   6,178,111  4,315,073   4,572,648

                                                                  ----------- ----------  ----------
       Total liabilities and stockholders' net investment........ $10,265,624 $5,713,859  $6,801,588

                                                                  =========== ==========  ==========


  The accompanying notes are an integral part of these financial statements.

                          WCIA-TV/WCFN-TV AND WMBD-TV
                   (A DIVISION OF MIDWEST TELEVISION, INC.)

                           STATEMENTS OF OPERATIONS

                                                                                   Six Months Ended
                                                   Year Ended May 31,                November 30,
                                          ------------------------------------  ----------------------
                                             1998         1999         2000        1999        2000
                                          -----------  -----------  ----------  ----------  ----------
                                                                                     (unaudited)
Revenues (excluding trade and barter).... $22,525,516  $22,978,299  $2,518,278  $2,518,278  $       --
Less: commissions........................  (2,969,092)  (3,043,394)   (320,276)   (320,276)         --

                                          -----------  -----------  ----------  ----------  ----------
Net revenues (excluding trade and barter)  19,556,424   19,934,905   2,198,002   2,198,002          --
Trade and barter revenues................   1,296,463    1,479,251   1,268,059     392,249     232,712
Other revenues...........................          --           --   4,299,151   1,871,917   2,237,980

                                          -----------  -----------  ----------  ----------  ----------
       Total net revenues................  20,852,887   21,414,156   7,765,212   4,462,168   2,470,692

                                          -----------  -----------  ----------  ----------  ----------
Expenses:
   Operating.............................   7,065,569    7,110,393   1,871,035   1,366,550     577,310
   Selling, general and administrative...   5,580,776    5,752,284     763,551     786,127     311,328
   Amortization of broadcast rights......   3,090,716    3,736,800   3,484,371   1,523,159   1,123,113
   Depreciation and amortization.........   1,063,562    1,283,429   1,147,858     573,926     369,955

                                          -----------  -----------  ----------  ----------  ----------
       Total operating expenses..........  16,800,623   17,882,906   7,266,815   4,249,762   2,381,706
Income before provisions for income
   taxes.................................   4,052,264    3,531,250     498,397     212,406      88,986
Provision for income taxes...............      60,783       52,968       7,476       3,186       1,335

                                          -----------  -----------  ----------  ----------  ----------
Net income............................... $ 3,991,481  $ 3,478,282  $  490,921  $  209,220  $   87,651

                                          ===========  ===========  ==========  ==========  ==========




  The accompanying notes are an integral part of these financial statements.

                          WCIA-TV/WCFN-TV AND WMBD-TV
                   (A DIVISION OF MIDWEST TELEVISION, INC.)

                   STATEMENT OF STOCKHOLDERS' NET INVESTMENT

                                                                  Stockholders'
                                                                       Net
                                                                   Investment
                                                                  -------------
Balance at May 31, 1997..........................................    5,618,099
Comprehensive net income:
   Net income....................................................    3,991,481
   Equity adjustment for minimum pension liability...............       24,268

                                                                   -----------
       Total comprehensive net income............................    4,015,749
Net transfers to Midwest Television, Inc.........................   (3,319,526)

                                                                   -----------
Balance at May 31, 1998..........................................    6,314,322
Comprehensive net income:
   Net income....................................................    3,478,282
   Equity adjustment for minimum pension liability...............      (85,784)

                                                                   -----------
       Total comprehensive net income............................    3,392,498
Net transfers to Midwest Television, Inc.........................   (3,528,709)

                                                                   -----------
Balance at May 31, 1999..........................................    6,178,111
Comprehensive net income:
   Net income....................................................      490,921
   Equity adjustment for minimum pension liability...............     (118,150)

                                                                   -----------
       Total comprehensive net income............................      372,771
Net transfers to Midwest Television, Inc.........................   (2,235,809)

                                                                   -----------
Balance at May 31, 2000..........................................    4,315,073
Comprehensive net income (unaudited):
   Net income (unaudited)........................................       87,651
   Equity adjustment for minimum pension liability (unaudited)...      209,371

                                                                   -----------
       Total comprehensive net income (unaudited)................      297,022
Net transfers to Midwest Television, Inc. (unaudited)............      (39,447)

                                                                   -----------
Balance at November 30, 2000 (unaudited).........................  $ 4,572,648

                                                                   ===========


  The accompanying notes are an integral part of these financial statements.

                          WCIA-TV/WCFN-TV AND WMBD-TV
                   (A DIVISION OF MIDWEST TELEVISION, INC.)

                           STATEMENTS OF CASH FLOWS

                                                                                        Six Months Ended
                                                        Year Ended May 31,                November 30,
                                              -------------------------------------  ----------------------
                                                 1998         1999         2000         1999        2000
                                              -----------  -----------  -----------  -----------  ---------
                                                                                           (unaudited)
Cash flows from operating activities:
 Net income.................................. $ 3,991,481  $ 3,478,282  $   490,921  $   209,220  $  87,651
Adjustments to reconcile net income to
  net cash provided by operating
  activities:
   Loss on sale of property and
     equipment...............................       3,258       12,477           --           --         --
   Depreciation..............................   1,063,264    1,283,130    1,147,560      573,777    369,806
   Amortization of intangible assets.........         298          299          298          149        149
   Amortization of broadcasting rights,
     excluding barter........................   1,944,703    2,434,722    2,270,030    1,142,727    890,411
   Payments for broadcasting rights..........  (1,959,982)  (2,273,055)  (2,246,399)  (1,101,441)  (910,581)
   Changes in assets and liabilities:
     Increase in due from Nexstar
       Finance, L.L.C........................          --           --   (1,509,960)  (3,887,253)  (605,563)
     (Increase) decrease in accounts
       receivable............................    (514,268)     129,226    4,185,757    4,070,356     25,956
     Decrease (increase) in prepaid
       expenses..............................      39,130         (240)      55,823       15,836     19,993
     (Increase) decrease in prepaid
       pension benefit.......................          --           --           --       (6,349)   189,965
     Increase (decrease) in accounts
       payable...............................     247,679       66,363     (640,926)    (591,235)        --
     Increase (decrease) in accrued
       wages and salaries....................      52,551       44,846     (663,277)    (302,499)        --
     Decrease (increase) in accrued
       profit sharing and pension............     (77,244)      34,207     (803,096)    (704,252)        --
     Decrease in other current liabilities...     (30,362)     (86,176)     (52,507)     (59,493)   (28,340)
     Increase (decrease) in equipment
       payable...............................     549,529     (549,529)          --           --         --

                                              -----------  -----------  -----------  -----------  ---------
       Net cash provided by (used in)
         operating activities................   5,310,037    4,574,552    2,234,224     (640,457)    39,447

                                              -----------  -----------  -----------  -----------  ---------
Cash flows from investing activities:
   Capital expenditures......................  (1,990,511)  (1,045,358)          --           --         --

                                              -----------  -----------  -----------  -----------  ---------
       Net cash used in investing
         activities..........................  (1,990,511)  (1,045,358)          --           --         --

                                              -----------  -----------  -----------  -----------  ---------
Cash flows from financing activities:
   Net transfers (to) from Midwest
     Television, Inc.........................  (3,319,526)  (3,528,709)  (2,235,809)     641,714    (39,447)

                                              -----------  -----------  -----------  -----------  ---------
       Net cash (used in) provided by
         financing activities................  (3,319,526)  (3,528,709)  (2,235,809)     641,714    (39,447)

                                              -----------  -----------  -----------  -----------  ---------
Net increase (decrease) in cash..............          --          485       (1,585)       1,257         --
Cash at beginning of period..................       1,500        1,500        1,985        1,985        400

                                              -----------  -----------  -----------  -----------  ---------
Cash at end of period........................ $     1,500  $     1,985  $       400  $     3,242  $     400

                                              ===========  ===========  ===========  ===========  =========

  The accompanying notes are an integral part of these financial statements.

                          WCIA-TV/WCFN-TV AND WMBD-TV
                   (A DIVISION OF MIDWEST TELEVISION, INC.)

                         NOTES TO FINANCIAL STATEMENTS

1. Organization and Business Operations

   WCIA-TV/WCFN-TV and WMBD-TV (the "Company"), a division of Midwest Television, Inc. ("Midwest"), currently owns, operates and programs two television stations, WCIA-TV and WMBD-TV, affiliated with Columbia Broadcasting System ("CBS") in the Champaign, Illinois and Peoria, Illinois broadcast areas, respectively. WCFN-TV is currently being used by the Company as a conduit to simulcast, and therefore strengthen, the WCIA-TV signal in the broadcast market. In November 1998, Midwest adopted a plan to sell the Company to Nexstar Broadcasting of Illinois, L.L.C. ("Nexstar"). In connection with the proposed sale, Midwest entered into a Time Brokerage Agreement ("TBA") with Nexstar, effective July 15, 1999, whereby Nexstar effectively became the operator of the Company's television stations. Pursuant to the agreement, the Company was paid a TBA fee of $125,000 per month through closing. Additionally, the Company received reimbursements for certain operating expenses, including program payments. On January 12, 2001 Nexstar purchased the assets of the stations for approximately $108.0 million, at which time the TBA terminated. At closing, Nexstar also paid the full amount of the TBA fee.

   Television broadcasting is subject to the jurisdiction of the Federal Communications Commission ("FCC") under the Communications Act of 1934, as amended (the "Communications Act"). The Communications Act prohibits the operation of television broadcasting stations, except under a license issued by the FCC, and empowers the FCC, among other things, to issue, revoke, and modify broadcasting licenses, determine the location of the stations, regulate the equipment used by the stations, adopt regulations to carry out the provisions of the Communications Act and impose penalties for the violation of such regulations.

2. Summary of Significant Accounting Policies

Basis of Presentation

   The financial statements include the accounts of WCIA-TV/WCFN-TV and WMBD-TV, a division of Midwest. The accounts have been prepared using Midwest's historical bases in the assets and liabilities and the historical results of operations of the Company. Changes in stockholders' net investment represent Midwest's transfer of its net investment in the Company, after giving effect to the net earnings of the Company plus net cash transfers to Midwest and other transfers from Midwest.

   The financial statements include allocations of certain Midwest corporate expenses, including wages, rent, group insurance, profit sharing, audit and tax expenses. The expense allocations have been determined on a basis that the Company and Midwest considered to be a reasonable reflection of the utilization of services provided to or benefit received by the Company. However, the financial information included herein may not reflect the financial position of the Company in the future or what it would have been had the Company been a separate stand-alone entity during the periods presented.

Use of Estimates

   The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and use assumptions that affect the reported amounts of assets and liabilities and disclosures for contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. The more significant estimates made by management include those relating to the allowance for doubtful accounts, the recoverability of broadcast program rights and the useful lives of intangible assets. Actual results could differ from those estimates.

                          WCIA-TV and/WCFN-TV WMBD-TV
                   (A DIVISION OF MIDWEST TELEVISION, INC.)

                   NOTES TO FINANCIAL STATEMENTS (Continued)



2. Summary of Significant Accounting Policies (Continued)

Cash and Cash Equivalents

   The Company considers all highly liquid investments in debt securities purchased with an original maturity of ninety days or less to be cash equivalents. The Company did not have any such investments at May 31, 1998, 1999 and 2000 or at November 30, 1999 and 2000.

Concentration of Credit Risk

   Financial instruments which potentially expose the Company to a concentration of credit risk consist principally of accounts receivable. A significant portion of the Company's accounts receivable are due from local and national advertising agencies as well as direct advertisers. Such accounts are generally unsecured. The Company has not experienced significant losses related to receivables from individual customers or by geographical area. Additionally, the Company maintains reserves for potential credit losses.

Revenue Recognition

   Advertising revenues are recognized in the period during which the time spots are aired. Revenues from other sources which may include income from production and other similar activities from time to time, are recognized in the period during which the goods or services are provided.

   Other revenues consist of income relating to TBA fees and reimbursable expenses recognized during the TBA period with Nexstar. Reimbursable expenses are recognized when incurred.

Trade and Barter Transactions

   The Company trades certain advertising time for various goods and services. These transactions are recorded at the estimated fair value of the goods or services received. Revenue from trade transactions is recognized when advertisements are broadcast and services or merchandise received are charged to expense or capitalized when received or used.

   The Company barters advertising time for certain program material. These transactions are recorded at management's estimate of the value of the advertising time exchanged, which approximates the fair value of the program material received. The value of advertising time exchanged is estimated by applying average historical advertising rates for specific time periods.

Broadcast Rights and Broadcast Rights Payable

   Broadcast rights, primarily in the form of syndicated programs and feature film packages, represent amounts paid or payable to program suppliers for the limited right to broadcast the suppliers' programming and are recorded when available for use. Broadcast rights are stated at the lower of unamortized cost or net realizable value. Amortization is computed using the straight-line method based on the license period or usage, whichever is greater. The current portion of broadcast rights represents those rights available for broadcast which will be amortized in the succeeding year.

Property and Equipment

   Purchased property and equipment is stated on the basis of cost. Time trade transactions are stated at estimated fair value at the date they are entered into. Expenditures for renewals and improvements that

                          WCIA-TV and/WCFN-TV WMBD-TV
                   (A DIVISION OF MIDWEST TELEVISION, INC.)

                   NOTES TO FINANCIAL STATEMENTS (Continued)



2. Summary of Significant Accounting Policies (Continued)

significantly add to productive capacity or extend the useful life of an asset are capitalized. Expenditures for maintenance and repairs are charged to income when incurred.

   Depreciation is calculated by using straight-line and accelerated methods over the estimated useful lives of the assets ranging from 5 to 39 years.

Long-Lived Assets

   The Company evaluates the recoverability of its tangible and intangible assets whenever adverse events or changes in business climate indicate that the expected undiscounted future cash flows from the related intangible assets may be less than previously anticipated. If the net book value of the related intangible asset exceeds the fair value of the intangible asset, the carrying value would be reduced to its fair value, which is measured as the present value of its expected future cash flows and an impairment loss would be recognized. The Company did not recognize any impairment loss for the years ended May 31, 1998, 1999 and 2000.

Intangible Assets

   Intangible assets represent the estimated fair value of both identifiable intangible assets and goodwill resulting primarily from the acquisition of the Company by Midwest. Identifiable intangible assets include FCC broadcast licenses and network affiliation agreements which are being amortized on a straight-line basis over periods ranging from 1 to 15 years.

   Goodwill is the excess of the purchase price over the fair value of the net assets acquired. The Company's goodwill and other intangible assets acquired prior to November 1, 1970 of $275,850 are not currently being amortized, as the Company believes there has been no diminution of value. Generally accepted accounting principles require intangible assets acquired after November 1, 1970 to be amortized over their estimated useful lives not to exceed 40 years. The Company purchased a FCC license after November 1, 1970 for $11,940 which is being amortized on a straight-line basis over a 40-year period.

Pension Plan

   Pension costs recorded as charges to operations include actuarially determined current service costs and an amount equivalent to amortization of prior service costs in accordance with the provisions set forth in SFAS No. 87, "Employer's Accounting for Pensions." This plan was terminated on October 31, 2000.

Advertising Expense

   The cost of advertising is expensed as incurred. The Company incurred advertising costs in the amount of $261,298, $286,083 and $12,016 for the years ended May 31, 1998, 1999 and 2000, respectively.

Financial Instruments

   The carrying amount of cash, accounts receivable, broadcast rights payable, accounts payable and accrued expenses approximates fair value due to their short-term nature.

Unaudited Interim Financial Information

   The balance sheet as of November 30, 2000 and the statements of operations and cash flows for the six months ended November 30, 1999 and 2000 included herein are unaudited. In the opinion of management, all

                          WCIA-TV and/WCFN-TV WMBD-TV
                   (A DIVISION OF MIDWEST TELEVISION, INC.)

                   NOTES TO FINANCIAL STATEMENTS (Continued)



2. Summary of Significant Accounting Policies (Continued)

adjustments necessary for a fair presentation of these financial statements have been included. Such adjustments consisted only of normal recurring items. Interim results are not necessarily indicative of results for a full year.

Income Taxes

   Historically, the results of the Company's operations have been included in the federal and state tax returns of Midwest. The income tax expense included in these financial statements has been calculated as if the operations of the Company were not eligible to be included in Midwest's tax returns but as if the Company were a stand-alone taxpayer.

   Midwest has elected to be treated as a small business corporation under the provisions of section 1371 of the Internal Revenue Code. With the exception of the Illinois replacement tax, all federal and state tax liabilities relating to the Company's taxable income are borne by the individual stockholders of Midwest. Midwest is liable for the Illinois replacement tax. The Illinois replacement tax relating to the operations of the Company have been recorded in the stockholder's net investment account. No amounts relating to deferred taxes have been recorded in the Company's financial statements.

Recently Issued Accounting Standards

   In June 1998, the Financial Accounting Standards Board ("FASB") issued Statement of Accounting Standards No. 133 ("SFAS No. 133"), "Accounting for Derivative Instruments and Hedging Activities." Subsequently, SFAS No. 133 was amended in July 1999 by the issuance of Statement of Accounting Standards Nos. 137 and 138. These statements modify the provisions and effective date of SFAS No. 133. SFAS No. 133, as amended, is effective for fiscal quarters beginning after January 1, 2001 for the Company and its adoption is not expected to have a material impact on the Company's financial position or results of operations.

   In December 1999, the Securities and Exchange Commission ("SEC") released Staff Accounting Bulletin No. 101 ("SAB 101"), "Revenue Recognition in Financial Statements," as amended by SAB 101B, which is effective no later than the year ended December 31, 2000. The bulletin clarifies the Securities and Exchange Commission's views regarding recognition of revenue. The Company adopted SAB 101 during the second quarter of fiscal year 2001. The application of the guidance in SAB 101 had no material impact on the Company's results of operations.

3. Property and Equipment



                                                                      Estimated
                                                                       Useful             May 31,
                                                                        Life    --------------------------
                                                                       (years)      1999          2000
                                                                      --------- ------------  ------------
       Buildings and building improvements...........................   31-39   $  1,982,352  $  1,982,352
       Land and land improvements....................................    --          134,363       134,363
                                                                        term
                                                                         of
       Leasehold improvements........................................   lease        840,189       840,189
       Studio equipment..............................................     5       11,887,638    11,887,638
       Transmission equipment........................................   5-15       5,574,164     5,574,164
       Office equipment and furniture................................    5-7       1,440,557     1,440,557
       Vehicles......................................................     5          782,823       782,823

                                                                                ------------  ------------
                                                                                  22,642,086    22,642,086
       Less: accumulated depreciation................................            (18,959,501)  (20,107,061)

                                                                                ------------  ------------
       Property and equipment, net of accumulated depreciation.......           $  3,682,585  $  2,535,025

                                                                                ============  ============

                          WCIA-TV and/WCFN-TV WMBD-TV
                   (A DIVISION OF MIDWEST TELEVISION, INC.)

                   NOTES TO FINANCIAL STATEMENTS (Continued)



3. Property and Equipment (Continued)

   There was no increase in gross property and equipment after May 31, 1999 due to the fact that Midwest entered into the TBA with Nexstar (Note 1).

4. Intangible Assets



                                                   Estimated
                                                    Useful         May 31,
                                                     Life    ------------------
                                                    (years)    1999      2000
                                                   --------- --------  --------
Network affiliation agreement.....................    40     $226,215  $226,215
FCC license.......................................    40       34,575    34,575
Goodwill..........................................    15       27,000    27,000
                                                             --------  --------
                                                              287,790   287,790
Less: accumulated amortization....................             (3,906)   (4,204)
                                                             --------  --------
Intangible assets, net of accumulated amortization           $283,884  $283,586
                                                             ========  ========

5. Accrued Profit Sharing and Pensions

                           May 31,
                       ----------------
                         1999    2000
                       -------- -------
Accrued profit sharing $578,322 $    --
Accrued pension cost..  125,930  19,406
                       -------- -------
                       $704,252 $19,406
                       ======== =======

6. Commitments and Contingencies

Broadcast Rights Commitments

   Broadcast rights acquired for cash and barter under license agreements are recorded as an asset and a corresponding liability at the inception of the license period. Future minimum payments arising from unavailable current and future broadcast license commitments outstanding are as follows at May 31, 2000:

2001......................................................... $1,437,900
2002.........................................................  1,676,289
2003.........................................................    679,484
2004.........................................................    380,940
2005.........................................................    387,808
Thereafter...................................................     97,331
                                                              ----------
Future minimum payments for unavailable cash broadcast rights $4,659,752
                                                              ==========

   Unavailable broadcast rights commitments represent obligations to acquire cash and barter program rights for which the license period has not commenced and, accordingly, for which no asset or liability has been recorded.

                          WCIA-TV and/WCFN-TV WMBD-TV
                   (A DIVISION OF MIDWEST TELEVISION, INC.)

                   NOTES TO FINANCIAL STATEMENTS (Continued)



6. Commitments and Contingencies (Continued)

Lease Commitments

   The Company leases equipment, vehicles, antennae sites, studio and other operating equipment under noncancelable operating lease arrangements expiring through 2004. Charges to operations for such leases aggregated $253,685, $259,661 and $16,037 for the years ended May 31, 1998, 1999 and 2000, respectively, and $110,100 for the unaudited six months ended November 30, 1999 and 2000.

7. Employee Benefit Plans

   Midwest has adopted a defined contribution plan, which covers substantially all of its employees of WCIA-TV. Midwest had adopted a 401(k) plan for non-union employees of WMBD-TV. On June 11, 1999, Midwest resolved to terminate the defined contribution plan and the 401(k) plan. Contributions by the Company to both the defined contribution plan for WCIA-TV and the 401(k) plan for WMBD-TV are at the discretion of the Midwest's Board of Directors. The Company made no contributions and recognized no contribution expense related to the 401(k) plan or the defined contribution plan for the year ended May 31, 1998, 1999 and 2000 and for the unaudited six months ended November 30, 2000.

   Midwest also sponsors a defined benefit pension plan for non-union employees of WMBD-TV. On June 11, 1999, Midwest resolved to freeze the defined benefit plan. As of October 31, 2000, the plan was terminated and all benefit plan liabilities were settled.

                          WCIA-TV and/WCFN-TV WMBD-TV
                   (A DIVISION OF MIDWEST TELEVISION, INC.)

                   NOTES TO FINANCIAL STATEMENTS (Continued)



7. Employee Benefit Plans (Continued)

   The following tables provide a reconciliation of the pension plan obligations and the value of plan assets:



                                                                        Six Months
                                                 Year Ended May 31,       Ended
                                               ----------------------  November 30,
                                                  1999        2000         2000
                                               ----------  ----------  ------------
                                                                       (unaudited)
Change in Benefit Obligation
Benefit obligation at beginning of year....... $1,327,791  $1,435,692  $ 1,561,438
Service cost..................................     72,302       7,464           --
Interest cost.................................    103,744     102,059       43,030
Benefits paid.................................    (67,908)    (64,488)     (28,214)
Actuarial (gain) loss.........................       (237)    319,388           --
Curtailment...................................         --    (238,677)          --
Settlement....................................         --          --   (1,576,254)
                                               ----------  ----------  -----------
Benefit obligation at end of year............. $1,435,692  $1,561,438  $        --
                                               ==========  ==========  ===========
Change in Plan Assets
Fair value of plan assets at beginning of year $1,152,335  $1,208,654  $ 1,542,032
Employer contributions........................     84,630     175,000       98,626
Plan participants' contributions..............         --          --           --
Actual return on plan assets..................     39,599     222,865       64,266
Benefits paid.................................    (67,908)    (64,487)     (28,214)
Acquisition...................................         --          --   (1,676,710)
                                               ----------  ----------  -----------
Fair value of plan assets at end of year...... $1,208,656  $1,542,032  $        --

                                               ==========  ==========  ===========
Statement of Funded Status
Funded status................................. $ (227,036) $  (19,406) $        --
Unrecognized prior service cost...............    (39,599)         --           --
Unrecognized transition obligation (asset)....    (55,588)         --           --
Unrecognized actuarial (gain) loss............    287,515     209,371           --
                                               ----------  ----------  -----------
Net amount recognized......................... $  (34,708) $  189,965  $        --

                                               ==========  ==========  ===========

   The following table provides the amounts recognized in the balance sheet:



                                                                          Six Months
                                                     Year Ended May 31,     Ended
                                                    -------------------  November 30,
                                                      1999       2000        2000
                                                    ---------  --------  ------------
                                                                         (unaudited)
Amounts recognized in the balance sheet consist of:
   Accrued benefit liability....................... $(125,930) $(19,406)     $--
   Accumulated other comprehensive income..........    91,222   209,371       --
                                                    ---------  --------      ---
   Net amount recognized........................... $ (34,708) $189,965      $--

                                                    =========  ========      ===

                          WCIA-TV and/WCFN-TV WMBD-TV
                   (A DIVISION OF MIDWEST TELEVISION, INC.)

                   NOTES TO FINANCIAL STATEMENTS (Continued)



7. Employee Benefit Plans (Continued)

   The assumptions used in measuring the Company's benefit plan obligations are as follows:



                                                               Six Months
                                           Year Ended May 31,    Ended
                                           -----------------  November 30,
                                             1999      2000       2000
                                             -----     -----  ------------
                                                              (unaudited)
Weighted-average assumptions as of May 31:
   Discount rate..........................  7.50%      6.75%      6.75%
   Expected return on plan assets......... 10.00%     10.00%     10.00%
   Rate of compensation increase..........  5.00%      5.00%      5.00%

   The following table provides the components of net periodic benefit cost for the plan:



                                                                                    Six Months
                                                         Year Ended May 31,           Ended
                                                  -------------------------------  November 30,
                                                    1998       1999       2000         2000
                                                  ---------  ---------  ---------  ------------
                                                                                   (unaudited)
Components of net periodic benefit cost:
   Service cost.................................. $  62,175  $  72,302  $   7,464    $     --
   Interest cost.................................    94,272    103,744    102,059      43,030
   Expected return on plan assets................  (100,166)  (118,026)  (112,849)    (64,266)
   Amortization of prior service cost............    (6,150)    (3,630)       389       1,479
   Amortization of transition obligation (asset).    (3,630)     4,747       (303)         --
   Amortization of unrecognized (gain) loss......     5,888     (6,150)      (511)         --

                                                  ---------  ---------  ---------    --------
   Net periodic benefit cost..................... $  52,389  $  52,987  $  (3,751)   $(19,757)

                                                  =========  =========  =========    ========
   FAS 88 (income) expense....................... $      --  $      --  $ (45,923)   $308,349

                                                  =========  =========  =========    ========

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Member of Nexstar Finance Holdings, L.L.C., current owner of Shooting
  Star
Broadcasting/KTAB-TV, LP:

   In our opinion, the accompanying balance sheet and the related statement of operations, of members' equity and of cash flows present fairly, in all material respects, the financial position of Shooting Star Broadcasting/KTAB-TV, LP (the "Company") at December 31, 1998 and April 30, 1999, and the results of its operations and its cash flows for the year ended December 31, 1998 and the four months ended April 30, 1999 in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States of America, which require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

PricewaterhouseCoopers LLP
Boston, Massachusetts

February 21, 2001

                    SHOOTING STAR BROADCASTING/KTAB-TV, LP

                                BALANCE SHEETS

                                                                               December 31, April 30,
                                                                                   1998       1999
                                                                               ------------ ----------
                                   ASSETS
Current assets:
   Cash and cash equivalents..................................................  $  168,654  $   86,718
   Accounts receivable, net of allowance for doubtful accounts of $13,027 and
     $16,761, respectively....................................................     926,129     821,256
   Current portion of broadcast rights........................................     238,188     156,906
   Prepaid expenses and other current assets..................................      14,761       5,349

                                                                                ----------  ----------
       Total current assets...................................................   1,347,732   1,070,229
Property and equipment, net...................................................   2,972,090   2,865,687
Intangible assets, net........................................................   4,005,472   3,903,423
Broadcast rights..............................................................      31,589      24,863
Other assets..................................................................       7,431       7,431

                                                                                ----------  ----------
       Total assets...........................................................  $8,364,314  $7,871,633

                                                                                ==========  ==========
                       LIABILITIES AND MEMBERS' EQUITY
Current liabilities:
   Current portion of bank debt...............................................  $  400,000  $  450,000
   Current portion of capital lease obligation................................      13,395      13,989
   Current portion of broadcast rights payable................................     232,658     150,653
   Accounts payable...........................................................     120,169     175,879
   Accrued expenses...........................................................      73,094      81,072

                                                                                ----------  ----------
       Total current liabilities..............................................     839,316     871,593
Bank debt.....................................................................   3,000,000   2,850,000
Capital lease obligation......................................................      39,054      34,188
Broadcast rights payable......................................................      19,115      10,375

                                                                                ----------  ----------
       Total liabilities......................................................   3,897,485   3,766,156

                                                                                ----------  ----------
Commitments and contingencies (Note 7)
Members' equity:
   Contributed capital........................................................   4,000,100   3,750,100
   Retained earnings..........................................................     466,729     355,377

                                                                                ----------  ----------
       Total members' equity..................................................   4,466,829   4,105,477

                                                                                ----------  ----------
       Total liabilities and members' equity..................................  $8,364,314  $7,871,633

                                                                                ==========  ==========







  The accompanying notes are an integral part of these financial statements.

                    SHOOTING STAR BROADCASTING/KTAB-TV, LP

                           STATEMENTS OF OPERATIONS

                                                Year Ended    Four Months
                                               December 31, Ended April 30,
                                                   1998          1999
                                               ------------ ---------------
     Revenues (excluding trade and barter)....  $4,729,446    $1,463,951
     Less: commissions........................    (849,249)     (260,846)

                                                ----------    ----------
     Net revenues (excluding trade and barter)   3,880,197     1,203,105
     Trade and barter revenues................     100,140        34,270

                                                ----------    ----------
            Total net revenues................   3,980,337     1,237,375

                                                ----------    ----------
     Expenses:
        Operating.............................     988,836       355,085
        Selling, general and administrative...   1,287,039       560,425
        Amortization of broadcast rights......     300,698       105,768
        Depreciation..........................     413,584       140,654
        Amortization of intangible assets.....     306,151       102,049

                                                ----------    ----------
                                                 3,296,308     1,263,981

                                                ----------    ----------
            Income (loss) from operations.....     684,029       (26,606)
     Interest expense, net....................    (339,946)      (84,746)

                                                ----------    ----------
     Net income (loss)........................  $  344,083    $ (111,352)

                                                ==========    ==========




  The accompanying notes are an integral part of these financial statements.

                    SHOOTING STAR BROADCASTING/KTAB-TV, LP

                    STATEMENT OF CHANGES IN MEMBERS' EQUITY



                                        Class A             Class B          Class C                   Total
                                 --------------------  ----------------  ---------------  Retained    Members
                                  Units      Amount    Units    Amount   Units   Amount   Earnings    Equity
                                 --------  ----------  ------  --------  ------  -------  ---------  ----------
Balance at December 31,
 1997........................... 3,463.78  $3,463,789  526.31  $526,311  10,000  $10,000  $ 122,646  $4,122,746
    Net income..................       --          --      --        --      --       --    344,083     344,083
                                 --------  ----------  ------  --------  ------  -------  ---------  ----------
Balance at December 31,
 1998........................... 3,463.78   3,463,789  526.31   526,311  10,000   10,000    466,729   4,466,829
    Repurchase and retirement
     of equity units............  (173.18)   (216,489) (26.31)  (32,911)   (500)    (600)        --    (250,000)
    Net loss....................       --          --      --        --      --       --   (111,352)   (111,352)
                                 --------  ----------  ------  --------  ------  -------  ---------  ----------
Balance at April 30, 1999....... 3,290.60  $3,247,300  500.00  $493,400   9,500  $ 9,400  $ 355,377  $4,105,477
                                 ========  ==========  ======  ========  ======  =======  =========  ==========






  The accompanying notes are an integral part of these financial statements.

                    SHOOTING STAR BROADCASTING/KTAB-TV, LP

                           STATEMENTS OF CASH FLOWS

                                                                      Year Ended   Four Months
                                                                     December 31,     Ended
                                                                         1998     April 30, 1999
                                                                     ------------ --------------
Cash flows from operating activities:
 Net income (loss).................................................. $   344,083    $(111,352)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:..........................................
   Depreciation of property and equipment...........................     413,584      140,654
   Amortization of intangible assets................................     306,151      102,049
   Amortization of broadcast rights, net of barter..................     224,568       80,125
   Payments for broadcast rights....................................    (240,690)     (82,862)
Changes in assets and liabilities:
   (Increase) decrease in accounts receivable.......................    (150,495)     104,873
   (Increase) decrease in prepaid expenses and other current assets.        (824)       9,412
   Increase in accounts payable.....................................      14,620       55,710
   Increase in accrued expenses.....................................       9,292        7,978

                                                                     -----------    ---------
     Net cash provided by operating activities......................     920,289      306,587

                                                                     -----------    ---------
Cash flows from investing activities:
 Additions to property and equipment................................     (49,724)     (34,251)

                                                                     -----------    ---------
     Net cash used for investing activities.........................     (49,724)     (34,251)

                                                                     -----------    ---------
Cash flows from financing activities:
 Repayment of promissory note to limited partner....................    (698,481)          --
 Repayment of bank debt.............................................    (400,000)    (100,000)
 Cash payment for capital leases....................................     (11,761)      (4,272)
 Repurchase and retirement of equity units..........................          --     (250,000)

                                                                     -----------    ---------
     Net cash used for financing activities.........................  (1,110,242)    (354,272)

                                                                     -----------    ---------
Net decrease in cash................................................    (239,677)     (81,936)
Cash at beginning of period.........................................     408,331      168,654

                                                                     -----------    ---------
Cash at end of period............................................... $   168,654    $  86,718

                                                                     ===========    =========
Supplemental schedule of noncash activities:
 Cash paid for interest............................................. $   347,788    $  67,547

                                                                     ===========    =========


  The accompanying notes are an integral part of these financial statements.

                    SHOOTING STAR BROADCASTING/KTAB-TV, LP

                         NOTES TO FINANCIAL STATEMENTS

1. Organization and Business Operations

   Shooting Star Broadcasting/KTAB-TV, LP (the "Company") was organized as a limited partnership on January 31, 1997, by and among the following entities:
Shooting Star KTAB Inc., a Delaware corporation, as general partner; Shooting Star Inc., a Delaware corporation, and Shamrock Holdings Inc., a Texas corporation, both as limited partners. The Company operates a Columbia Broadcasting System ("CBS") television affiliate for the Abilene, Texas broadcast area. The Company's financial and tax reporting year-end is December 31.

   In 1999, Nexstar Broadcasting of Abilene, LLC, a wholly-owned indirect subsidiary of Nexstar Broadcasting Group, L.L.C., ("Nexstar") acquired substantially all of the assets of the Company from the partners described above for approximately $17.3 million. These financial statements do not give effect to the purchase transaction.

   Television broadcasting is subject to the jurisdiction of the Federal Communications Commission ("FCC") under the Communications Act of 1934, as amended (the "Communications Act"). The Communications Act prohibits the operation of television broadcasting stations, except under a license issued by the FCC, and empowers the FCC, among other things, to issue, revoke, and modify broadcasting licenses, determine the location of the stations, regulate the equipment used by the stations, adopt regulations to carry out the provisions of the Communications Act and impose penalties for the violation of such regulations.

2. Summary of Significant Accounting Policies

Use of Estimates

   The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and use assumptions that affect the reported amounts of assets and liabilities and the disclosure for contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. The more significant estimates made by management include those relating to the allowance for doubtful accounts, the recoverability of broadcast program rights and the useful lives of intangible assets. Actual results may vary from estimates used.

Cash and Cash Equivalents

   The Company considers all highly liquid investments in debt securities purchased with an original maturity of ninety days or less to be cash equivalents.

Concentration of Credit Risk

   Financial instruments which potentially expose the Company to a concentration of credit risk consist principally of cash investments and accounts receivable. The Company invests primarily in high quality debt securities with original maturities of ninety days or less. Accordingly, these investments are subject to minimal credit and market risk. The Company maintained cash in excess of federally insured deposits at a financial institution on December 31, 1998. The Company does not believe that such deposits are subject to any unusual credit risk beyond the normal credit risk associated with operating its business. A significant portion of the Company's accounts receivable are due from local and national advertising agencies. Such accounts are generally unsecured. The Company has not experienced significant losses related to receivables from individual customers or by geographical area. Additionally, the Company maintains reserves for potential credit losses.

                    SHOOTING STAR BROADCASTING/KTAB-TV, LP

2. Summary of Significant Accounting Policies (Continued)

Revenue Recognition

   Advertising revenues are recognized in the period during which the time spots are aired. Revenues from other sources, which may include income from production and other similar activities from time to time, are recognized in the period during which the goods or services are provided.

Trade and Barter Transactions

   The Company trades certain advertising time for various goods and services. These transactions are recorded at the estimated fair value of the goods or services received. Revenue from trade transactions is recognized when advertisements are broadcast and services or merchandise received are charged to expense or capitalized when received or used.

   The Company barters advertising time for certain program material. These transactions are recorded at management's estimate of the value of the advertising time exchanged, which approximates the fair value of the program material received. The value of advertising time exchanged is estimated by applying average historical advertising rates for specific time periods.

Broadcast Rights and Broadcast Rights Payable

   Broadcast rights, primarily in the form of syndicated programs and feature film packages, represent amounts paid or payable to program suppliers for the limited right to broadcast the suppliers' programming and are recorded when available for use. Broadcast rights are stated at the lower of unamortized cost or net realizable value. Amortization is computed using the straight-line method based on the license period or usage, whichever is greater. The current portion of broadcast rights represents those rights available for broadcast which will be amortized in the succeeding year.

Property and Equipment

   Purchased property and equipment is stated at the basis of cost. Time trade transactions are stated at estimated fair value at the date they are entered into. Major renewals and betterments are capitalized and ordinary repairs and maintenance are charged to expense in the period incurred. Depreciation is computed on a straight-line basis over the estimated useful lives of the assets ranging from 5 to 40 years.

Intangible Assets

   Intangible assets represent the estimated fair value of identifiable intangible assets resulting from the acquisition of the Company from Shamrock Holdings, Inc. in September 1996. Identifiable intangible assets include FCC broadcast licenses, and network affiliation agreements and are being amortized on a straight-line basis over a period of 15 years. No goodwill was recorded at the time of the acquisition.

Long-Lived Assets

   The Company evaluates the recoverability of its tangible and intangible assets whenever adverse events or changes in business climate indicate that the expected undiscounted future cash flows from the related assets may be less than previously anticipated. If the net book value of the related asset exceeds the fair value of the asset, the carrying value would be reduced to its fair value, which is measured as the present value of its expected future cash flows and an impairment loss would be recognized. The Company did not recognize any impairment loss for the year ended December 31, 1998 and the four months ended April 30, 1999.

                    SHOOTING STAR BROADCASTING/KTAB-TV, LP

2. Summary of Significant Accounting Policies (Continued)

Advertising Expense

   The cost of advertising is expensed as incurred. The Company incurred advertising costs in the amount of $17,482 and $6,593 for the year ended December 31, 1998 and the four months ended April 30, 1999, respectively.

Financial Instruments

   The carrying amount of cash, accounts receivable, broadcast rights payable, accounts payable and accrued expenses approximates fair value due to their short-term nature. The interest rates on substantially all of the Company's bank borrowings are adjusted regularly to reflect current market rates. Accordingly, the carrying amount of the Company's short-term and long-term borrowings also approximates fair value.

Accounting for Income Taxes

   The Company is organized as a limited partnership that is treated as such for income tax purposes. The financial statements of the partnership do not include any provision for federal or state income taxes. All Company income, losses, tax credits and deductions are allocated among the partners. Each partner is responsible for reporting its distributed share of company results in its federal and state income tax returns.

3. Property and Equipment

                                           Estimated
                                            Useful
                                             Life    December 31, April 30,
                                            (years)      1998       1999
                                           --------- ------------ ----------
Land and land improvements................ N/A - 40   $1,209,772  $1,209,772
Buildings and building improvements.......    40         440,000     440,000
Studio equipment..........................    5          853,944     857,422
Transmission equipment....................  5 - 25       806,070     821,605
Office equipment and furniture............  5 - 7        193,827     209,065
Vehicles..................................    5          101,785     101,785

                                                      ----------  ----------
                                                       3,605,398   3,639,649
Less: accumulated depreciation............              (633,308)   (773,962)

                                                      ----------  ----------
Property and equipment, net of accumulated
  depreciation............................            $2,972,090  $2,865,687

                                                      ==========  ==========

   Property and equipment include $71,171 at December 31, 1998 and April 30, 1999 of office equipment and furniture acquired under capital lease agreements. The related accumulated amortization is $20,509 and $25,259 at December 31, 1998 and April 30, 1999, respectively.

4. Intangible Assets

                                                   Estimated
                                                    Useful
                                                     Life    December 31, April 30,
                                                    (years)      1998       1999
                                                   --------- ------------ ----------
Network affiliation agreement.....................    15      $3,181,554  $3,181,554
FCC license.......................................    15       1,410,707   1,410,707
                                                               4,592,261   4,592,261

                                                              ----------  ----------
Less: accumulated amortization....................              (586,789)   (688,838)

                                                              ----------  ----------
Intangible assets, net of accumulated amortization            $4,005,472  $3,903,423

                                                              ==========  ==========

                    SHOOTING STAR BROADCASTING/KTAB-TV, LP

5. Debt

   Long term debt consists of the following:

                      December 31, April 30,
                          1998       1999
                      ------------ ----------
Note payable to bank.  $3,400,000  $3,300,000
Less: current portion    (400,000)   (450,000)
                       ----------  ----------
                       $3,000,000  $2,850,000
                       ==========  ==========

Bank Debt

   On January 31, 1997, the Company and Shooting Star KTAB, Inc., its general partner, entered into a credit agreement with a bank. The terms of the agreement include provisions for a term loan and a revolving line of credit of $4.0 million and $500,000, respectively. The outstanding balance of the debt was repaid at the time of the sale to Nexstar.

   All borrowings bear interest at the base rate, or Eurodollar rate, plus the applicable margin (approximately 7.8% at April 30, 1999), as defined in the credit agreement. Accrued interest is payable each calendar quarter. The term loan is payable in variable quarterly installments commencing September 1997 and continuing through March 2002, when the remaining outstanding balance plus accrued interest is payable in full. The revolving line of credit is payable in full, plus accrued interest on the maturity date, in March 2002. The revolving line of credit is subject to mandatory reductions. Any amount outstanding above the maximum allowed at the time of a reduction becomes immediately due and payable. The Company did not have any balance outstanding on the line of credit at December 31, 1998 or April 30, 1999.

Promissory Note to Limited Partner

   On January 30, 1998 the Company repaid a promissory note to Shamrock Holdings, Inc., a limited partner, issued pursuant to the terms of an asset purchase agreement, dated September 18, 1996. Total principal of $663,575 and accrued interest of $34,906 was repaid.

   The scheduled maturities of the Company's bank debt are summarized as follows:

Twelve months ending April 30,
2000.......................... $  450,000
2001..........................    650,000
2002..........................  2,200,000
2003..........................         --
2004..........................         --
Thereafter....................         --
                               ----------
                               $3,300,000
                               ==========

Debt Covenants

   The credit agreement contains covenants which require the Company to comply with certain financial ratios, capital expenditure and other limits. Covenants are formally calculated periodically in accordance with the terms of the credit agreement. The Company was in compliance with all covenants at April 30, 1999.

                    SHOOTING STAR BROADCASTING/KTAB-TV, LP

5. Debt (Continued)

Guaranty

   The Company and its general partner unconditionally and irrevocably guaranty the full and punctual payment of principal and interest in the event of default by the Company.

6. Members' Equity

   The Company has authorized three classes of equity units: Class A units ("Class A Units"), Class B units ("Class B Units") and Class C units ("Class C Units") (collectively, the "Units"). Each class of Units represents a fractional part of the membership interests of the Company and has the rights and obligations specified in the Company's limited partnership agreement.

   Profits and losses are allocated in order of priority of each class of Units as outlined in the Company's limited partnership agreement.

   On January 28, 1999, the Company repurchased 173.18, 26.31 and 500 Class A, B and C Units for $250,000 from Shamrock Holdings, Inc., a limited partner.

7. Commitments and Contingencies

Broadcast Rights Commitments

   Broadcast rights acquired for cash and barter under license agreements are recorded as an asset and a corresponding liability at the inception of the license period. Future minimum payments arising from unavailable current and future broadcast license commitments outstanding are as follows:

Twelve months ending April 30,
2000......................................................... $301,420
2001.........................................................  211,377
2002.........................................................  163,147
2003.........................................................  146,084
2004.........................................................  121,131
Thereafter...................................................   40,646
                                                              --------
Future minimum payments for unavailable cash broadcast rights $983,805
                                                              ========

   Unavailable broadcast rights commitments represent obligations to acquire cash and barter program rights for which the license period has not commenced and, accordingly, for which no asset or liability has been recorded.

                    SHOOTING STAR BROADCASTING/KTAB-TV, LP

7. Commitments and Contingencies (Continued)

Operating and Capital Leases

   The Company leases office space, vehicles, antennae sites, studio and other operating equipment under noncancelable capital and operating lease arrangements expiring through 2004. Charges to operations for such leases aggregated $9,579 and $2,925 for the year ended December 31, 1998 and the four months ended April 30, 1999, respectively. Future minimum lease payments under these leases are as follows:

                                          Capital    Operating
                                           Lease       Lease
                                        Obligations Obligations
                                        ----------- -----------
Twelve months ending April 30,
2000...................................  $ 19,476     $ 8,165
2001...................................    19,476       7,586
2002...................................    16,016       3,466
2003...................................     3,728       2,572
2004...................................        --       2,572
                                         --------     -------
                                           58,696     $24,361
                                         ========     =======
Less amount representing interest......   (10,519)
                                         --------
Present value of minimum lease payments  $ 48,177
                                         ========

Litigation

   From time to time, the Company is involved with claims that arise out of the normal course of business. In the opinion of management, the ultimate liability with respect to these claims will not have a material adverse effect on the financial statements of the Company.

8. Employee Benefit Plan

   The Company has established a retirement savings plan under Section 401(k) of the Internal Revenue Code (the "401(k) Plan"). The 401(k) Plan covers substantially all employees of the Company who meet minimum age and service requirements, and allows participants to defer a portion of their annual compensation on a pre-tax basis. Contributions to the 401(k) Plan may be made at the discretion of the Company. Through April 30, 1999, the Company had not elected to make such contributions.

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Member of Nexstar Finance Holdings, L.L.C., current owner of WROC-TV:

   In our opinion, the accompanying balance sheet and the related statement of operations, of changes in stockholder's net investment and of cash flows present fairly, in all material respects, the financial position of WROC-TV (a Division of STC Broadcasting, Inc.) (the "Company") at March 31, 1999, and the results of its operations and its cash flows for the three months then ended in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audit. We conducted our audit of these statements in accordance with auditing standards generally accepted in the United States of America, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

PricewaterhouseCoopers LLP
Boston, Massachusetts

February 21, 2001

                                    WROC-TV
                    (A DIVISION OF STC BROADCASTING, INC.)

                                 BALANCE SHEET

                                                                            March 31,
                                                                              1999
                                                                           -----------
                                 ASSETS
Current assets:
   Cash................................................................... $   226,585
   Accounts receivable, net of allowance for doubtful accounts of $70,000.   2,121,637
   Current portion of broadcast rights....................................     846,474
   Prepaid expenses.......................................................     151,883

                                                                           -----------
       Total current assets...............................................   3,346,579
Property and equipment, net...............................................   5,908,860
Broadcast rights..........................................................      13,001
Intangible assets, net....................................................  34,676,496

                                                                           -----------
       Total assets....................................................... $43,944,936

                                                                           ===========
              LIABILITIES AND STOCKHOLDER'S NET INVESTMENT
Current liabilities:
   Accounts payable....................................................... $   170,385
   Accrued expenses.......................................................     123,149
   Accrued payroll expense................................................     138,209
   Current portion of broadcast rights payable............................   1,112,401
   Deferred revenue.......................................................       8,186

                                                                           -----------
       Total current liabilities..........................................   1,552,330
Broadcast rights payable..................................................      13,001

                                                                           -----------
       Total liabilities..................................................   1,565,331

                                                                           -----------
Commitments and contingencies (Note 6)
Stockholder's net investment..............................................  42,379,605

                                                                           -----------
       Total liabilities and stockholder's net investment................. $43,944,936

                                                                           ===========



  The accompanying notes are an integral part of these financial statements.

                                    WROC-TV
                    (A DIVISION OF STC BROADCASTING, INC.)

                            STATEMENT OF OPERATIONS

                                                       Three Months
                                                          Ended
                                                      March 31, 1999
                                                      --------------
            Revenues (excluding trade and barter)....   $2,780,893
            Less: commissions........................     (283,241)

                                                        ----------
            Net revenues (excluding trade and barter)    2,497,652
            Trade and barter revenues................      301,528

                                                        ----------
                   Total net revenues................    2,799,180

                                                        ----------
            Expenses:
               Operating.............................      773,549
               Selling, general and administrative...      801,404
               Amortization of broadcast rights......      855,613
               Amortization of intangible assets.....      662,682
               Depreciation..........................      284,794

                                                        ----------
                                                         3,378,042

                                                        ----------
            Loss before provision for income taxes...     (578,862)

                                                        ----------
            Income tax expense.......................         (106)

                                                        ----------
            Net loss.................................   $ (578,968)

                                                        ==========




  The accompanying notes are an integral part of these financial statements.

                                    WROC-TV
                    (A DIVISION OF STC BROADCASTING, INC.)

             STATEMENT OF CHANGES IN STOCKHOLDER'S NET INVESTMENT

                 Balance at December 31, 1998.... $43,182,415
                    Net transfers to stockholder.    (223,842)
                    Net loss.....................    (578,968)
                                                  -----------
                 Balance at March 31, 1999....... $42,379,605
                                                  ===========




  The accompanying notes are an integral part of these financial statements.

                                    WROC-TV
                    (A DIVISION OF STC BROADCASTING, INC.)

                            STATEMENT OF CASH FLOWS

                                                                                 Three Months
                                                                                    Ended
                                                                                March 31, 1999
                                                                                --------------
Cash flows from operating activities:
 Net loss......................................................................   $(578,968)
Adjustments to reconcile net loss to net cash provided by operating activities:
   Depreciation of property and equipment......................................     284,794
   Amortization of intangible assets...........................................     662,682
   Amortization of broadcast rights, net of barter.............................     594,859
   Payments for broadcast rights...............................................    (495,340)
Changes in assets and liabilities:
   Decrease in accounts receivable.............................................     222,413
   Decrease in prepaid expenses and other current assets.......................      51,632
   Decrease in accounts payable................................................    (435,088)
   Increase in accrued expenses................................................       6,707
   Increase in accrued payroll expense.........................................      45,658
   Increase in deferred revenue................................................       8,186
                                                                                  ---------
       Net cash provided by operating activities...............................     367,535
                                                                                  ---------
Cash flows from investing activities:
   Additions to property and equipment.........................................     (37,774)
                                                                                  ---------
       Net cash used for investing activities..................................     (37,774)
                                                                                  ---------
Cash flows from financing activities:
   Net transfers to stockholder................................................    (223,842)
                                                                                  ---------
       Net cash used for financing activities..................................    (223,842)
                                                                                  ---------
Net increase in cash...........................................................     105,919
Cash at beginning of period....................................................     120,666
                                                                                  ---------
Cash at end of period..........................................................   $ 226,585
                                                                                  =========


  The accompanying notes are an integral part of these financial statements.

                                    WROC-TV
                    (A DIVISION OF STC BROADCASTING, INC.)

                         NOTES TO FINANCIAL STATEMENTS

1. Organization and Business Operations

   WROC-TV (the "Company") is a division of STC Broadcasting, Inc. ("STC") which was acquired by STC on March 1, 1997. STC is a wholly-owned subsidiary of Sunrise Television Corp., a publicly traded operator of broadcast properties in the United States of America. The Company operates a Columbia Broadcasting System ("CBS") television affiliate for the Rochester, New York broadcast area.

   In 1999, Nexstar Broadcasting of Rochester, L.L.C. acquired substantially all of the assets of WROC-TV from STC Broadcasting, Inc. for approximately $46.0 million. These financial statements do not give effect to the purchase transaction.

   Television broadcasting is subject to the jurisdiction of the Federal Communications Commission ("FCC") under the Communications Act of 1934, as amended (the "Communications Act"). The Communications Act prohibits the operation of television broadcasting stations, except under a license issued by the FCC, and empowers the FCC, among other things, to issue, revoke, and modify broadcasting licenses, determine the location of the stations, regulate the equipment used by the stations, adopt regulations to carry out the provisions of the Communications Act and impose penalties for the violation of such regulations.

2. Summary of Significant Accounting Policies

Basis of Presentation

   The financial statements include the accounts of WROC-TV, a division of STC. The accounts have been prepared using STC's historical bases in the assets and liabilities and the historical results of operations of the Company. Changes in stockholder's net investment represent STC's transfer of its net investment in the Company, after giving effect to the net earnings of the Company plus net cash transfers to STC and other transfers from STC.

   The financial statements include allocations of certain STC corporate expenses, including audit and tax expenses. The expense allocations have been determined on a basis that the Company and STC considered to be a reasonable reflection of the utilization of services provided or benefit received by the Company. However, the financial information included herein may not reflect the financial position of the Company in the future or what it would have been had the Company been a separate stand-alone entity during the period presented.

   The Company's financial and tax reporting year-end is December 31.

Use of Estimates

   The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and use assumptions that affect the reported amounts of assets and liabilities and the disclosure for contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. The more significant estimates made by management include those relating to the allowance for doubtful accounts, the recoverability of broadcast program rights and the useful lives of intangible assets. Actual results may vary from estimates used.

Cash

   The Company considers all highly liquid debt securities purchased with an original maturity of ninety days or less to be cash equivalents. At March 31, 1999, the Company did not have any such investments.

                                    WROC-TV
                    (A DIVISION OF STC BROADCASTING, INC.)

                   NOTES TO FINANCIAL STATEMENTS (Continued)



2. Summary of Significant Accounting Policies (Continued)

Concentration of Credit Risk

   Financial instruments which potentially expose the Company to a concentration of credit risk consist principally of cash maintained in excess of federally insured deposits and accounts receivable. The Company maintained cash in excess of federally insured deposits at a financial institution on March 31, 1999. The Company does not believe that such deposits are subject to any unusual credit risk beyond the normal credit risk associated with operating its business. A significant portion of the Company's accounts receivable are due from local and national advertising agencies. Such accounts are generally unsecured. The Company has not experienced significant losses related to receivables from individual customers or by geographical area. Additionally, the Company maintains reserves for potential credit losses.

Revenue Recognition

   Advertising revenues are recognized in the period during which the time spots are aired. Revenues from other sources, which may include income from production and other similar activities from time to time, are recognized in the period during which the goods or services are provided.

Trade and Barter Transactions

   The Company trades certain advertising time for various goods and services. These transactions are recorded at the estimated fair value of the goods or services received. Revenue from trade transactions is recognized when advertisements are broadcast and services or merchandise received are charged to expense or capitalized when received or used.

   The Company barters advertising time for certain program material. These transactions are recorded at management's estimate of the value of the advertising time exchanged, which approximates the fair value of the program material received. The value of advertising time exchanged is estimated by applying average historical advertising rates for specific time periods.

Broadcast Rights and Broadcast Rights Payable

   Broadcast rights, primarily in the form of syndicated programs and feature film packages, represent amounts paid or payable to program suppliers for the limited right to broadcast the suppliers' programming and are recorded when available for use. Broadcast rights are stated at the lower of unamortized cost or net realizable value. Amortization is computed using the straight-line method based on the license period or usage, whichever is greater. The current portion of broadcast rights represents those rights available for broadcast which will be amortized in the succeeding year.

Property and Equipment

   Purchased property and equipment is stated at the basis of cost. Time trade transactions are stated at estimated fair value at the date they are entered into. Major renewals and betterments are capitalized and ordinary repairs and maintenance are charged to expense in the period incurred. Depreciation is computed on a straight-line basis over the estimated useful lives of the assets ranging from 5 to 20 years.

                                    WROC-TV
                    (A DIVISION OF STC BROADCASTING, INC.)

                   NOTES TO FINANCIAL STATEMENTS (Continued)



2. Summary of Significant Accounting Policies (Continued)

Intangible Assets

   Intangible assets represent the estimated fair value of identifiable intangible assets resulting from the acquisition of the Company by STC (Note
4). Identifiable intangible assets include a network affiliation agreement and an FCC license, both of which are being amortized on a straight-line basis over a period of 15 years. Goodwill is the excess of the purchase price over the estimated fair market value of the tangible and identifiable intangible assets acquired by STC. The amount is being amortized on a straight-line basis over 40 years.

Long-Lived Assets

   The Company evaluates the recoverability of its tangible and intangible assets whenever adverse events or changes in business climate indicate that the expected undiscounted future cash flows from the related assets may be less than previously anticipated. If the net book value of the related asset exceeds the fair value of the asset, the carrying value would be reduced to its fair value, which is measured as the present value of its expected future cash flows and an impairment loss would be recognized. The Company did not recognize any impairment loss for the three months ended March 31, 1999.

Advertising Expense

   The cost of advertising is expensed as incurred. The Company incurred advertising costs in the amount of $2,900 for the three months ended March 31, 1999.

Financial Instruments

   The carrying amount of cash, accounts receivable, broadcast rights payable, accounts payable and accrued expenses approximates fair value due to their short-term nature.

Accounting for Income Taxes

   Historically, the results of the Company's operations have been included in the federal and state tax returns of STC. The income tax expense and other tax related information included in these financial statements have been calculated as if the operations of the Company were not eligible to be included in STC tax returns but was rather a stand-alone taxpayer.

   The Company and STC has historically operated at a loss and as a result, the Company has provided valuation allowances for the deferred tax assets as the benefit of these assets may not be realized. Since the division has operated at a loss and the deferred tax assets have a full valuation allowance against them, no amounts relating to deferred taxes have been included in the intercompany accounts of the division. The current state tax payable has been recorded to the intercompany account of the division.

                                    WROC-TV
                    (A DIVISION OF STC BROADCASTING, INC.)

                   NOTES TO FINANCIAL STATEMENTS (Continued)



3. Property and Equipment

                                                         Estimated
                                                        Useful Life  March 31,
                                                          (years)      1999
                                                        ----------- -----------
Studio equipment.......................................     5       $ 3,728,664
Buildings and building improvements....................     20        1,743,000
Transmission equipment.................................     15          853,467
Office equipment and furniture.........................     5           593,315
Other equipment........................................     5           476,206
Land and land improvements.............................  N/A - 15       584,048
Vehicles...............................................     5           161,629

                                                                    -----------
                                                                      8,140,329
Less: accumulated depreciation.........................              (2,231,469)

                                                                    -----------
Property and equipment, net of accumulated depreciation             $ 5,908,860

                                                                    ===========

4. Intangible Assets

                                                    Estimated
                                                   Useful Life  March 31,
                                                     (years)      1999
                                                   ----------- -----------
Network affiliation agreement.....................     15      $29,820,845
FCC license.......................................     15        9,417,109
Goodwill..........................................     40          698,034
Tower space income agreements.....................     15          261,507

                                                               -----------
                                                                40,197,495
Less: accumulated amortization....................              (5,520,999)

                                                               -----------
Intangible assets, net of accumulated amortization             $34,676,496

                                                               ===========

5. Income Taxes

   The provision for income taxes charged to operations was as follows:

                    Three Months
                       Ended
                     March 31,
                        1999
                    ------------
Current tax expense
   Federal.........     $ --
   State...........      106

                        ----
Net tax expense....     $106

                        ====

   The provision for income taxes is different than the amount computed using the applicable statutory income tax rate for the three months ended March 31, 1999 with the differences summarized below:

Tax benefit at statutory rates............... $(202,602)
Change in valuation allowance................   236,578
State and local taxes, net of federal benefit   (33,870)

                                              ---------
                                              $     106

                                              =========

                                    WROC-TV
                    (A DIVISION OF STC BROADCASTING, INC.)

                   NOTES TO FINANCIAL STATEMENTS (Continued)



5. Income Taxes (Continued)

   The components of the net deferred tax assets at March 31, 1999 are as follows:

Net operating losses........... $ 1,232,579
Allowance for doubtful accounts      17,217
Amortization...................     (24,752)
Vacation accrual...............      25,368
Valuation allowance............  (1,250,412)
                                -----------
Net deferred tax assets........ $        --
                                ===========

6. Commitments and Contingencies

Broadcast Rights Commitments

   Broadcast rights acquired for cash and barter under license agreements are recorded as an asset and a corresponding liability at the inception of the license period. Future minimum payments arising from unavailable current and future broadcast license commitments are as follows:

Twelve months ending March 31,
2000......................................................... $  922,132
2001.........................................................    895,266
2002.........................................................    405,600
2003.........................................................    169,000
2004.........................................................         --
Thereafter...................................................         --
                                                              ----------
Future minimum payments for unavailable cash broadcast rights $2,391,998
                                                              ==========

   Unavailable broadcast rights commitments represent obligations to acquire cash and barter program rights for which the license period has not commenced and, accordingly, for which no asset or liability has been recorded.

Operating Leases

   The Company leases vehicles under noncancelable operating lease arrangements expiring through 2001. Charges to operations for such leases aggregated $3,297 for the period ended March 31, 1999. Future minimum lease payments under these leases are as follows:

                                Operating
                                  Lease
                               Obligations
                               -----------
Twelve months ending March 31,
2000..........................   $ 9,899
2001..........................     9,600
2002..........................        --
2003..........................        --
2004..........................        --
Thereafter....................        --
                                 -------
Total.........................   $19,499
                                 =======

                                    WROC-TV
                    (A DIVISION OF STC BROADCASTING, INC.)

                   NOTES TO FINANCIAL STATEMENTS (Continued)



6. Commitments and Contingencies (Continued)

Litigation

   From time to time, the Company is involved with claims that arise out of the normal course of business. In the opinion of management, the ultimate liability with respect to these claims will not have a material adverse effect on the financial statements of the Company.

7. Employee Benefit Plan

   The Company has established a retirement savings plan under Section 401(k) of the Internal Revenue Code (the "Plan"). The Plan covers substantially all employees of the Company who meet minimum age and service requirements, and allows participants to defer a portion of their annual compensation on a pre-tax basis. Matching contributions to the Plan may be made by the Company in accordance with the terms of the Plan. For the three months ended March 31, 1999, the Company made matching contributions of $17,858.

                        REPORT OF INDEPENDENT AUDITORS

To the Member of Nexstar Finance Holdings, L.L.C., current owner of KTAL-TV,
  Inc.

   We have audited the accompanying balance sheets of KTAL-TV, Inc. as of October 31, 2000, December 31, 1999 and 1998, and the related statements of income, retained earnings, and cash flows for the ten months ended October 31, 2000 and the years ended December 31, 1999 and 1998. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

   We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

   In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of KTAL-TV, Inc. at October 31, 2000, December 31, 1999 and 1998, and the results of its operations and its cash flows for the ten months ended October 31, 2000 and the years ended December 31, 1999 and 1998 in conformity with accounting principles generally accepted in the United States.

Ernst & Young LLP
Little Rock, Arkansas

December 1, 2000

                                 KTAL-TV, INC.

                                BALANCE SHEETS


                                                                          December 31,
                                                                      --------------------- October 31,
                                                                         1998       1999       2000
                                                                      ---------- ---------- -----------
                               ASSETS
Current assets:
   Cash.............................................................. $  661,901 $  592,275 $  823,791
   Accounts receivable, less allowance for uncollectible accounts of
     $217,405 in 2000 and $68,677 in 1999 and 1998, respectively.....  1,627,630  1,858,200  1,253,908
   Due from affiliates--income taxes.................................    849,883    309,976         --
                 --other.............................................     92,257    154,009         47
   State income tax receivable.......................................         --         --        174
   Current portion of program rights (Note 2)........................    438,768    546,331    569,988
   Prepaid expenses..................................................     43,427     39,001     40,055
                                                                      ---------- ---------- ----------
       Total current assets..........................................  3,713,866  3,499,792  2,687,963
Property and equipment, at cost:
   Land..............................................................     70,419     70,419     70,419
   Buildings and improvements........................................    389,675    346,570    352,400
   Communication equipment...........................................  4,943,618  2,925,831  2,945,895
   Transportation equipment..........................................    177,378    177,378    177,378
   Furniture and fixtures............................................    303,345    291,242    295,187
                                                                      ---------- ---------- ----------
                                                                       5,884,435  3,811,440  3,841,279
   Less accumulated depreciation.....................................  4,871,058  2,953,922  3,139,187
                                                                      ---------- ---------- ----------
Net property and equipment...........................................  1,013,377    857,518    702,092
Other assets:
   Program rights (Note 2)...........................................     10,975     59,224     19,425
   Deposits and other................................................      8,240      8,240      8,240
                                                                      ---------- ---------- ----------
       Total other assets............................................     19,215     67,464     27,665
                                                                      ---------- ---------- ----------
                                                                      $4,746,458 $4,424,774 $3,417,720
                                                                      ========== ========== ==========

                LIABILITIES AND STOCKHOLDER'S EQUITY
Current liabilities:
   Accounts payable.................................................. $   63,470 $   45,341 $   35,616
   Current maturities of obligations for program rights..............    499,641    612,238    619,542
   Accrued liabilities...............................................    133,555    149,943     86,579
   Due to affiliates--income taxes...................................         --         --     86,973
               --other (Note 5)......................................         --     56,489    149,540
   State income taxes payable........................................      9,123     10,488         --
                                                                      ---------- ---------- ----------
       Total current liabilities.....................................    705,789    874,499    978,250
Obligations for program rights (Note 2)..............................      3,764     15,474     18,100
Commitments and contingencies (Note 3)...............................         --         --         --
   Common stock, $1,000 stated value; authorized 2,000 shares, issued and outstanding 1,310 shares.............................  1,310,000  1,310,000  1,310,000
   Additional paid-in capital........................................        785        785        785
   Retained earnings.................................................  2,726,120  2,224,016  1,110,585
                                                                      ---------- ---------- ----------
       Total stockholder's equity....................................  4,036,905  3,534,801  2,421,370
                                                                      ---------- ---------- ----------
       Total liabilities and stockholder's equity.................... $4,746,458 $4,424,774 $3,417,720
                                                                      ========== ========== ==========

                            See accompanying notes.

                                 KTAL-TV, INC.

                             STATEMENTS OF INCOME



                                                                   Ten Months
                                           Year Ended December 31,    Ended
                                           ----------------------  October 31,
                                              1998       1999         2000
                                           ---------- -----------  -----------
 Operating revenue........................ $9,619,502 $10,282,012  $8,329,503
 Operating expenses (Notes 2 and 5):
    Technical expenses....................    375,313     357,699     303,108
    Program expenses......................  3,485,278   3,989,626   3,216,793
    Selling expenses......................  2,069,817   2,165,602   1,848,750
    General and administrative expenses...  1,181,644   1,290,154   1,193,590
    Corporate expenses....................    529,811     522,134     100,316
    Depreciation..........................    276,525     274,488     185,265

                                           ---------- -----------  ----------
        Total operating expenses..........  7,918,388   8,599,703   6,847,822

                                           ---------- -----------  ----------
 Operating income.........................  1,701,114   1,682,309   1,481,681
 Other income (expenses):
    Interest income.......................     12,694      12,532      13,660
    Other.................................      1,567      (7,673)         --

                                           ---------- -----------  ----------
        Total other income................     14,261       4,859      13,660

                                           ---------- -----------  ----------
 Income before income taxes...............  1,715,375   1,687,168   1,495,341
 Income taxes (benefit) (Notes 4 and 5):
    Current:
        Federal...........................    561,534     565,987     552,545
        State.............................     74,721     124,364     108,785
    Deferred..............................        529     (26,079)    (85,558)

                                           ---------- -----------  ----------
 Provision for income taxes...............    636,784     664,272     575,772

                                           ---------- -----------  ----------
 Net income............................... $1,078,591 $ 1,022,896  $  919,569

                                           ========== ===========  ==========




                            See accompanying notes.

                                 KTAL-TV, INC.

                        STATEMENT OF RETAINED EARNINGS

                   Balance at January 1, 1998.. $ 2,292,529
                      Net income...............   1,078,591
                      Cash dividends...........    (645,000)

                                                -----------
                   Balance at December 31, 1998   2,726,120
                      Net income...............   1,022,896
                      Cash dividends...........  (1,525,000)

                                                -----------
                   Balance at December 31, 1999   2,224,016
                      Net income...............     919,569
                      Cash dividends...........  (2,033,000)

                                                -----------
                   Balance at October 31, 2000. $ 1,110,585

                                                ===========






                            See accompanying notes.

                                 KTAL-TV, INC.

                           STATEMENTS OF CASH FLOWS



                                                                                      Ten Months
                                                             Year Ended December 31,     Ended
                                                            ------------------------  October 31,
                                                               1998         1999         2000
                                                            -----------  -----------  -----------
Operating activities
Net income................................................. $ 1,078,591  $ 1,022,896  $   919,569
Adjustments to reconcile net income to net cash provided by
  operating activities:....................................
   Provision for bad debts.................................      47,427       66,692      142,375
   Depreciation............................................     276,525      274,488      185,265
   Amortization of program rights..........................     466,826      678,291      649,538
   Loss on disposal of property and equipment..............          --        7,680           --
   Changes in operating assets and liabilities:
       Accounts receivable.................................    (161,645)    (297,262)     461,917
       Due to/from affiliates..............................    (255,256)     534,644      643,962
       Prepaid expenses....................................      (1,793)       4,426       (1,054)
       State income taxes refundable/payable...............      60,664        1,365      (10,662)
       Accounts payable....................................       5,860      (18,129)      (9,725)
       Accrued liabilities.................................      12,068       16,388      (63,364)

                                                            -----------  -----------  -----------
Net cash provided by operating activities..................   1,529,267    2,291,479    2,917,821

Investing activities
Purchases of property and equipment........................    (165,994)    (126,309)     (29,839)

                                                            -----------  -----------  -----------
Net cash used in investing activities......................    (165,994)    (126,309)     (29,839)

Financing activities
Payments of obligations for program rights.................    (581,734)    (709,796)    (623,466)
Dividends paid.............................................    (645,000)  (1,525,000)  (2,033,000)

                                                            -----------  -----------  -----------
Net cash used in financing activities......................  (1,226,734)  (2,234,796)  (2,656,466)

                                                            -----------  -----------  -----------
Net increase (decrease) in cash............................     136,539      (69,626)     231,516
Cash at beginning of year..................................     525,362      661,901      592,275

                                                            -----------  -----------  -----------
Cash at end of year........................................ $   661,901  $   592,275  $   823,791

                                                            ===========  ===========  ===========



                            See accompanying notes.

                                 KTAL-TV, INC.

                         NOTES TO FINANCIAL STATEMENTS

                               October 31, 2000

1. Accounting Policies

Organization

   KTAL-TV, Inc. (the "Company") is a wholly owned subsidiary of KCMC, Inc. KCMC, Inc. is a wholly owned subsidiary of Camden News Publishing Company.

Description of Business

   The Company operates the National Broadcasting Company television affiliate for the Shreveport and Texarkana broadcast area. Accounts receivable are comprised of a diversified customer base that results in a lack of concentration of credit risk. In addition, the Company employs credit-monitoring policies that, in management's opinion, effectively reduce any potential credit risk to an acceptable level.

Use of Estimates

   The preparation of financial statements in conformity with generally accepted accounting principles in the United States requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

Property and Equipment

   Depreciation is provided using the declining-balance and straight-line methods over the following estimated useful lives:

                           Years
                           -----
Buildings and improvements 5-25
Communication equipment... 4-12
Transportation equipment..    3
Furniture and fixtures.... 5-10

Program Rights

   Program rights represent amounts capitalized for syndicated television programming. The Company follows the gross payment method in recording program license agreements with capitalized program costs being amortized based on usage. The capitalized costs of program rights are included in the accompanying balance sheets at the lower of unamortized cost or estimated net realizable value. Program rights are classified as current or noncurrent assets in the accompanying balance sheets based on estimated time of usage. The related liabilities are segregated between current and noncurrent based upon the payment terms.

Advertising Expenses

   Advertising expenses are charged to operations in the period incurred. Advertising expenses for the ten months ended October 31, 2000 and the years ended December 31, 1999 and 1998, including advertising expenses associated with barter transactions, were $79,803, $105,278, and $155,157, respectively.

Revenue Recognition

   The Company's primary source of revenue is the sale of television time to advertisers. Revenue is recorded when the advertisements are broadcast.

                                 KTAL-TV, INC.

1. Accounting Policies (Continued)

Barter

   Revenue and expense associated with the barter of syndicated programs are recorded at the estimated fair value of advertising time given in the exchange. Certain program contracts provide for the exchange of advertising airtime in lieu of cash payments for the rights to such programming. Barter revenue and expense totaled $1,047,460 for the ten months ended October 31, 2000 and $1,484,813 and $1,309,359 for the years ended December 31, 1999 and 1998, respectively. Revenue and expense associated with barter of nonprogramming services totaled $14,799 in 2000 and $24,626 and $63,571 in 1999 and 1998,
respectively.

Impairment of Assets

   The Company accounts for any impairment of its long-lived assets using SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of". Under SFAS No. 121, impairment losses are recognized when information indicates the carrying amount of long-lived assets, identifiable intangibles and goodwill related to those assets will not be recovered through future operations or sale.

2. Obligations for Program Rights

   The Company has contracts with various companies under which the Company has obtained the right to air certain syndicated television programs. The amortization included in program expenses in the accompanying statements of income related to these contracts total $616,792 for the ten months ended October 31, 2000, $678,291 and $466,826 in 1999 and 1998, respectively. Program rights contracts totaling $615,980, $751,180, and $493,235 were entered into during the ten months ended October 31, 2000, and the year ended December 31, 1999, and 1998, respectively.

   Obligations for program rights of $18,100 are payable in 2002.

   At October 31, 2000, the Company had commitments totaling $1,022,410 for rights to air programs for which the contracts did not become effective until 2001 and beyond.

3. Commitments and Contingencies

   The Company is one of the multiple guarantors of the $185,000,000 Credit Agreement, which expires December 31, 2004, between Camden News Publishing Company and a group of eight banks led by the Bank of New York as administrative agent.

   The Company has commitments under various operating leases, all of which expire within five years. Future minimum lease commitments under operating leases at October 31, 2000 total $71,860, composed of $33,541 for 2001, $25,909 for 2002, and $12,410 for 2003.

4. Income Taxes

   The Company and its parent are included in the consolidated federal income tax returns of Camden News Publishing Company. In accordance with the provisions of a tax allocation agreement, income taxes are allocated as if separate returns were filed by the Company. Federal income taxes, both current and deferred, are reflected in the accompanying financial statements as due to or due from affiliates. State income tax returns are filed separately by the Company.

                                 KTAL-TV, INC.

4. Income Taxes (Continued)

   The reasons for the difference between the actual income taxes and the expected income taxes computed at the statutory federal income tax rate are as follows:


                                                         Year Ended December 31,
                                   Ten Months Ended --------------------------------
                                   October 31, 2000       1999             1998
                                   ---------------  ---------------  ---------------
                                    Amount  Percent  Amount  Percent  Amount  Percent
                                   -------- ------- -------- ------- -------- -------
Tax at statutory rate............. $508,416  34.0%  $573,637  34.0%  $583,228  34.0%
State income taxes, net of federal
  income tax benefit..............   63,289   4.2     86,420   5.1     47,742   2.8
Other, net........................    4,067    .3      4,215    .3      5,814    .3

                                   --------  ----   --------  ----   --------  ----
                                   $575,772  38.5%  $664,272  39.4%  $636,784  37.1%

                                   ========  ====   ========  ====   ========  ====

   Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. The Company's significant temporary differences result in deferred tax liabilities and assets being recorded by Camden News Publishing Company under the tax allocation agreement. As of October 31, 2000, December 31, 1999 and 1998, these deferred tax liabilities amount to $125,437, $169,886 and $193,938, respectively, and result primarily from tax over book depreciation and accrued expenses. As of October 31, 2000, December 31, 1999 and 1998, the deferred tax assets amount to $85,397, $44,288 and $42,261, respectively, and result primarily from the allowance for uncollectible accounts.

   Cash paid for state income taxes, net of refunds, was $119,446, $120,744, and $25,000 for the ten months ended October 31, 2000, and the year ended December 31, 1999, and 1998, respectively.

5. Related Party Transactions

   Significant transactions with affiliates include the following expenses:



                                                           Ten Months     Year Ended
                                                              Ended      December 31,
                                                           October 31, -----------------
                                                              2000       1999     1998
                                                           ----------- -------- --------
Administrative, accounting, management and data processing
  services................................................  $ 65,304   $471,354 $486,159
Income taxes..............................................   552,545    565,987  561,534

   Current amounts due from and due to affiliates, all of which are owned directly or indirectly by Camden News Publishing Company, are noninterest bearing.

   The $400,000 management fee, which has been charged to the Company annually in both 1999 and 1998 by Camden News Publishing Company, has not been allocated to the Company in 2000 due to the sale of certain assets of the Company on November 1, 2000.

6. Subsequent Events

   On November 1, 2000, Nexstar Broadcasting of Louisiana, LLC, purchased all of the Company's tangible and intangible assets used or useful in connection with the Company's business for $35,250,000. This purchase of assets includes licenses and assumed contracts but excludes cash, cash equivalents, contracts of insurance, employee benefit plans, fringe benefits, accounts receivable, and all claims for copyright royalties for broadcasts prior to the closing date. The Company recorded a gain of approximately $33.5 million.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

   Through and including April 17, 2002, (the 90th day after the date of this prospectus) all dealers that effect transactions in these securities, whether or not participating in this exchange offer, may be required to deliver a prospectus. This is in addition to the dealers' obligation to deliver a prospectus when acting as underwriters and with respect to unsold allotments or subscriptions.





                       NEXSTAR FINANCE HOLDINGS, L.L.C.
                        NEXSTAR FINANCE HOLDINGS, INC.

                  16% Series B Senior Discount Notes due 2009

                    --------------------------------------

                                  PROSPECTUS

                               January 17, 2002
                    --------------------------------------

                        Banc of America Securities LLC

                               Barclays Capital

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------